Exhibit 10.8

EXECUTION VERSION

This document and the contents herein are confidential and shall not be revealed to any party without a need to know the contents for the purpose of negotiating and approving a potential financing from FFB and DOE.

LOAN GUARANTEE AGREEMENT

dated as of July 31, 2024

between

Holtec Palisades, LLC,

as Borrower,

and

U.S. DEPARTMENT OF ENERGY,

as Guarantor and Loan Servicer

HOLTEC-PALISADES PROJECT

Covert Township, Michigan

Loan No. EIR0007

ANNEXES, SCHEDULES AND EXHIBITS

Annex A	Definitions

Schedule 2.04(d)	Permitted Costs
Schedule 3.02	Amortization Schedule
Schedule 3.05	Target Balance Schedule
Schedule 5.01(j)	Original Financial Projections
Schedule 5.03	Technical Definitions
Schedule 6.03	Capitalization
Schedule 6.07	Required Approvals Schedule
Schedule 6.08	Disclosed Adverse Proceedings
Schedule 6.13	Affiliate Transactions
Schedule 6.13(j)	Other Borrower Party Documents
Schedule 6.15	Project Site
Schedule 6.16-A	Summary Project Milestone Schedule – Working Plan
Schedule 6.16-B	Summary Project Milestone Schedule – Threshold Plan
Schedule 6.25	Labor Agreements
Schedule 6.26(b)	Davis-Bacon Act Covered Contracts
Schedule 7.03	Insurance
Schedule 7.29	Key Persons Schedule
Schedule 7.35	Major Project Documents
Schedule 11.04	Notices

Exhibit A	Form of Advance Request
Exhibit B	Form of Drawstop Notice
Exhibit C	Form of Officer’s Certificate
Exhibit D	Form of Closing Certificate
Exhibit E	Form of Tax Certificate
Exhibit F	Form of Restart Budget
Exhibit G	Davis-Bacon Act Contract Provisions
Exhibit H	Form of Secured Party Advisor Report Bring-Down Certificate
Exhibit I	Form of Compliance Certificate
Exhibit J	[Reserved]
Exhibit K	Form of Quarterly Certificate
Exhibit L	Form of Restart Workforce Report
Exhibit M	Form of Operations and Maintenance Workforce Report
Exhibit N	Form of Community Benefits and Justice40 Annual Report
Exhibit O	Form of Monthly Certificate
Exhibit P	Form of Restricted Payment Certificate
Exhibit Q	Form of O&M Budget
Exhibit R	Form of Project Execution Plan
Exhibit S	Form of Letter of Credit

This LOAN GUARANTEE AGREEMENT, dated as of July 31, 2024 (this “Agreement”), is entered into between the UNITED STATES DEPARTMENT OF ENERGY, an agency of the United States of America, acting in its capacity as guarantor and loan servicer of the Guaranteed Loan (“DOE”) and Holtec Palisades, LLC, a limited liability company organized and existing under the laws of the State of Delaware and registered to do business in the State of Michigan (the “Borrower”).

PRELIMINARY STATEMENTS

(A)

DOE has been authorized to issue a guarantee for Federal Financing Bank (“FFB”), an instrumentality of the United States government created by the Federal Financing Bank Act of 1973, to make loans for the restart of the Palisades Nuclear Generating Station in Covert Township, Michigan (the “Plant”) pursuant to Title XVII of the Energy Policy Act of 2005, Pub. L. 109 58, as amended by Section 406 of Div. A of Title IV of Pub. L. 111 5, and as further amended from time to time (“Title XVII”);

(B)	The Borrower has undertaken the financing, licensing, permitting, development, design, engineering, procurement, restart, testing, startup and commissioning of the Plant (the “Project”);

(C)

The Borrower submitted an application for the issuance by DOE of a guarantee of a multi-draw term loan facility to be authorized and approved by DOE under Title XVII, subject to the requirements of Section 1706 and the Applicable Regulations (the “Application”);

(D)

The Borrower and DOE entered into a Conditional Commitment Letter dated March 4, 2024 pursuant to which DOE agreed to arrange for FFB to purchase the FFB Notes from the Borrower and to make Advances from time to time thereunder, in each case, upon the terms and subject to the conditions of this Agreement and the other Financing Documents;

(E)

Subject to the terms and conditions hereof, DOE will, in connection with arranging financing for the Borrower from FFB, issue and deliver to FFB the DOE Guarantee pursuant to which DOE will guarantee the Borrower’s repayment of principal and interest on the Advances as and when required pursuant to the FFB Notes and any other liabilities, losses, costs or expenses incurred by FFB from time to time with respect to the FFB Notes or the related FFB Note Purchase Agreement;

(F)

The execution of this Agreement is a condition precedent to DOE’s issuance of the DOE Guarantee, and FFB’s receipt of the DOE Guarantee is a condition precedent to FFB’s execution of the FFB Documents;

(G)	The Borrower’s obligations to DOE and FFB will be secured by the Liens granted under the Security Documents, to the extent provided therein; and

(H)

The parties hereto desire: (a) to specify, among other things, the terms and conditions for: (i) the delivery by DOE of the DOE Guarantee and other FFB Secretary’s Instruments required for FFB to purchase the FFB Notes pursuant to the FFB Note Purchase Agreement; (ii) the delivery by DOE of Advance Request Approval Notices; and (iii) certain indemnity and reimbursement obligations of the Borrower to DOE; and (b) to provide for certain other matters related thereto.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND OTHER RULES OF CONSTRUCTION

Section 1.01 Terms Generally. Capitalized terms used herein, including in the preliminary statements, without definition shall have the respective meanings assigned to such terms in Annex A (Definitions) hereto.

Section 1.02 Other Rules of Construction. Unless the contrary is expressly stated herein:

(a) words in this Agreement denoting one gender only shall be construed to include all genders;

(b) when used in this Agreement, the words “including,” “includes” and “include” shall be deemed to be followed in each instance by the words “without limitation”;

(c) when used in this Agreement, the word “or” is not exclusive;

(d) when used in this Agreement, the words “herein,” “hereby,” “hereunder,” “hereof,” “hereto,” “hereinbefore,” and “hereinafter,” and words of similar import, unless otherwise specified, shall refer to this Agreement in its entirety and not to any particular section, subsection, paragraph, clause or other subdivision, exhibit, schedule or appendix of this Agreement;

(e) each reference in this Agreement to any article, section, subsection, paragraph, clause or other subdivision, exhibit, schedule or appendix shall mean, unless otherwise specified, the respective article, section, subsection, paragraph, clause or other subdivision, exhibit, schedule or appendix of this Agreement;

(f) capitalized terms in this Agreement referring to any Person or party to any Financing Document or to any other agreement, instrument, deed or other document shall refer to such Person or party together with its successors and permitted assigns, and in the case of any Governmental Authority, any Person succeeding to its functions and capacities;

(g) each reference in this Agreement to any Financing Document or to any other agreement, instrument, deed or other document, shall be deemed to be a reference to such Financing Document or such other agreement, instrument, deed or document, as the case may be, as the same may be amended, supplemented, novated or otherwise modified from time to time in accordance with the terms hereof and thereof;

(h) each reference in this Agreement to any Applicable Law or Environmental Law shall be construed as a reference to such Applicable Law or Environmental Law, as applied, amended, modified, extended or re-enacted from time to time, and includes any rules or regulations promulgated thereunder;

(i) each reference in this Agreement to any provision of any other Financing Document will include reference to any definition or provision incorporated by reference within that provision;

(j) except where expressly provided otherwise, whenever any matter is required to be satisfactory to, or determined or approved by, DOE or FFB, or DOE or FFB is required or permitted to exercise any discretion (including any discretion to waive, select, require, deem appropriate, deem necessary, permit, determine or approve any matter), the satisfaction, determination or approval of DOE or FFB, or the exercise by DOE or FFB of such discretion, shall be in its respective sole and absolute discretion, as applicable, and further DOE shall be entitled to consult with the Independent Engineer or any of its other Secured Party Advisors in making such determination or exercising such discretion;

(k) except where expressly provided otherwise, the words “days”, “weeks”, “months” and “years” shall mean calendar days, weeks, months and years, respectively, and each reference to a time of day shall mean such time in Washington, D.C.;

(l) the table of contents and article and section headings and other captions have been inserted as a matter of convenience for the purpose of reference only and do not limit or affect the meaning of the terms and provisions thereof;

(m) the expression “reasonable efforts” and expressions of like import, when used in connection with an obligation, means taking in good faith and with due diligence all commercially reasonable steps to achieve the objective and to perform the obligation, including doing all that can reasonably be done in the circumstances taking into account each party’s obligations hereunder to mitigate delays and additional costs to the other party, and in any event taking no fewer steps and efforts than those that would be taken by a commercially reasonable and prudent person in comparable circumstances, where the whole of the benefit of the obligation and where all the results of taking such steps and efforts accrue solely to that person’s own benefit;

(n) the words “asset” and “property,” unless otherwise defined herein, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests, Intellectual Property and contract rights;

(o) the word “will” shall be construed as having the same meaning and effect as the word “shall;”

(p) the definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined; and

(q) any determination of the outstanding Initial Base Equity Commitment, the outstanding Supplemental Base Equity Commitment, the amount of the Initial Base Equity Commitment previously contributed or the amount of the Supplemental Base Equity Commitment previously contributed will be determined in accordance with the Sponsor Support Agreement, and in no event will the amount of any Restricted Payment made pursuant to a First Advance Debt-to-Equity True Up or a Final Debt-to-Equity True Up be treated as Base Equity Contributions made in any Debt to Equity Ratio calculation or any other calculation.

Section 1.03 Definitions in Other Written Communications. Unless the contrary intention appears, any capitalized term used without definition in any notice or other written communication given under or pursuant to this Agreement shall have the same meaning in that notice or other written communication as in this Agreement.

Section 1.04 Conflict with FFB Documents. In the case of any conflict between the terms of this Agreement and the terms of any FFB Document, (a) as between the Borrower and DOE, the terms of this Agreement shall control, unless expressly stated to the contrary herein, and (b) as (i) between the Borrower and FFB or (ii) between DOE and FFB, the terms of such FFB Document shall control.

Section 1.05 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms used herein and in the other Financing Documents, and in any certificate or other document made or delivered pursuant hereto or thereto, but not otherwise defined in Annex A (Definitions) hereto shall have the respective meanings assigned to them in conformity with GAAP.

ARTICLE II

FUNDING

Section 2.01 Guaranteed Loan Purchase of the FFB Notes.

(a) Purchase of the FFB Notes. Subject to the terms and conditions hereof and of the

FFB Documents, on the Execution Date, DOE shall deliver to FFB the FFB Secretary’s Instruments required, in accordance with Section 3.3 (Secretary’s Instruments) of the FFB Note Purchase Agreement, in connection with the offer to FFB to purchase, on the Execution Date, the FFB Notes contemplated thereunder in an aggregate maximum principal amount not to exceed (i) for Note 1, one billion, fifty-seven million, two hundred twenty-seven thousand, four hundred twenty-four Dollars ($1,057,227,424) (the “Note 1 Maximum Principal Amount”) and an aggregate maximum amount of capitalized interest in accordance with Section 3.04(a) (Interest Amount and Interest Computations) not to exceed one hundred thirty-one million, nine hundred forty-four thousand, five hundred seventy-six Dollars ($131,944,576) (the “Note 1 Maximum Capitalized Interest Amount” and together with the Note 1 Maximum Principal Amount, the “Note 1 Maximum Guaranteed Loan Amount”) and (ii) for Note 2, two hundred ninety-four million, one hundred twenty thousand, nine hundred eighty Dollars ($294,120,980) (the “Note 2 Maximum Principal Amount”) and an aggregate maximum amount of capitalized interest in accordance with Section 3.04(a) (Interest Amount and Interest Computations) not to exceed thirty-six million, seven hundred seven thousand, twenty Dollars ($36,707,020) (the “Note 2 Maximum Capitalized Interest Amount” and together with the Note 2 Maximum Principal Amount, the “Note 2 Maximum Guaranteed Loan Amount”). The loans extended under the FFB Notes (including Note 1 and Note 2) are referred to herein as the “Guaranteed Loan”.

(b) Loans.

(i) The Guaranteed Loan shall be disbursed, and corresponding FFB Notes shall be issued, in a series of two FFB Notes (Note 1 and Note 2). The aggregate total amount of the FFB Notes (including capitalized interest) shall not exceed the lesser of: (x) one billion five hundred twenty million Dollars ($1,520,000,000); and (y) eighty percent (80%) of the Eligible Project Costs.

(ii) The Note 1 Maximum Guaranteed Loan Amount may not exceed one billion, one hundred eighty-nine million, one hundred seventy-two thousand Dollars ($1,189,172,000).

(iii) The Note 2 Maximum Guaranteed Loan Amount may not exceed three hundred thirty million, eight hundred twenty-eight thousand Dollars ($330,828,000).

(iv) In no event may (A) the aggregate outstanding principal amount of Advances under Note 1 and Note 2, taken together, exceed the Aggregate Maximum Principal Amount or (B) the aggregate amount of capitalized interest under Note 1 and Note 2, taken together, exceed the Aggregate Maximum Capitalized Interest Amount.

(v) Advances may be requested in an aggregate amount not to exceed the Initial Loan Amount following funding in accordance with Section 2.01(b) (Base Equity Commitment) of the Sponsor Support Agreement of at least one hundred and fifty million Dollars ($150,000,000) of the Initial Base Equity Commitment and funding in full of the Michigan Grant (as further detailed in Section 5.03(c)(ii) (Base Equity Commitment; Michigan Grant Funding; Adequate Project Funding)), in each case, subject to ongoing satisfaction of the Maximum Debt to Equity Ratio. After Advances have been made up to the full Initial Loan Amount, Advances of the Supplemental Loan Amount may be requested in an aggregate amount not to exceed the Supplemental Loan Amount subject to funding of the Supplemental Base Equity Commitment in the amount necessary to ensure compliance (after giving effect to the requested Advance) with Section 2.01 (Base Equity Commitment) of the Sponsor Support Agreement and the Maximum Debt to Equity Ratio.

Section 2.02 Availability and Reductions.

(a) Guaranteed Loan Commitment Amount; Availability Period. Subject to the terms and conditions hereof and of the FFB Documents, DOE shall, during the Availability Period, deliver to FFB an Advance Request Approval Notice for each FFB Note authorizing FFB to make Advances under the FFB Notes in accordance with Section 2.04(a)(ii) (Advance Request Approval Notice); provided, that after giving effect to any Advances and the use of proceeds thereof: (A) the aggregate amount of all Advances made to the Borrower under the relevant FFB Note shall not exceed the applicable Maximum Note Commitment Amount and (B) the aggregate amount of all Advances made to the Borrower under all FFB Notes then-outstanding shall not exceed the Guaranteed Loan Commitment Amount and shall otherwise comply with the Debt Sizing Parameters.

(b) Guaranteed Loan Commitment Amount Reductions. The Borrower may, on not less than thirty (30) days’ prior written notice to DOE and upon the satisfaction of any consent requirement or other applicable provisions of this Agreement and each other Financing Document, permanently reduce the Guaranteed Loan Commitment Amount in whole or in part, but only if:

(i) the Borrower demonstrates to DOE’s satisfaction that the total funding committed and available to the Project is sufficient to pay all remaining Project Costs in accordance with the Restart Budget, Summary Project Milestone Schedule – Working Plan and Base Case Financial Model, and to achieve COD before the COD Long-stop Date and the Project Completion Date before the Project Completion Long-stop Date;

(ii) DOE is satisfied that the proposed reduction or cancellation would not reasonably be expected to cause a Default or an Event of Default;

(iii) the Borrower shall have delivered to DOE by an Acceptable Delivery Method, a certificate, in form and substance satisfactory to DOE, with respect to the matters set forth in clauses (i) and (ii) above; and

(iv) upon such cancellation or reduction, the Borrower shall pay all expenses and other amounts then due with respect to, or as a result of, such cancellation or reduction under this Agreement.

Any partial reduction of the Guaranteed Loan Commitment Amount shall be applied pro rata between the remaining Note 1 Maximum Principal Amount and the remaining Note 2 Maximum Principal Amount. Any partial reduction of the Guaranteed Loan Commitment Amount shall also be applied first to reduce the unutilized Supplemental Loan Amount and, after the unutilized Supplemental Loan Amount has been reduced to zero Dollars ($0), to reduce the Initial Loan Amount. Once reduced or canceled, the Guaranteed Loan Commitment Amount may not be reinstated or increased.

(c) DOE Termination. If the First Advance Date has not occurred by the First Advance Long-stop Date, DOE may terminate this Agreement upon no less than ten (10) Business Days’ prior written notice to the Borrower. Once terminated pursuant to this Section 2.02(c) (DOE Termination), this Agreement may not be reinstated.

Section 2.03 Mechanics for Requesting Advances.

(a) Advance Requests. Subject to the FFB Documents and clause (b) below, from time to time during the Availability Period, the Borrower may request Advances for each FFB Note under the FFB Documents by delivering, by an Acceptable Delivery Method, to DOE an appropriately completed request with respect to such Advance or Advances for each FFB Note (each, an “Advance Request”), in the form of Exhibit A (Form of Advance Request) (as such form may be amended, supplemented or modified from time to time by DOE, the “Form of Advance Request”), and otherwise in form and substance satisfactory to DOE, at least twenty (20) Business Days prior to the Requested Advance Date. All Advance Requests shall request Advances in accordance with the Advance Ratio.

(b) Frequency. The Borrower may request Advances for each FFB Note in accordance with clause (a) above no earlier than thirty (30) days from the date of the immediately preceding Advance Request; provided, that: (i) the Borrower shall not deliver Advance Requests for the FFB Notes more frequently than once (1) per calendar month during the Availability Period without the prior written consent of DOE; and (ii) in no event shall any Requested Advance Date be: (A) the last three (3) Business Days of any calendar month; (B) the last seven (7) Business Days of March, June, September or December; or (C) during the period from September 15 through and including the third (3rd) Business Day of October.

Section 2.04 Mechanics for Funding Advances.

(a) Advance Funding.

(i) Satisfaction of Conditions. Promptly after receipt of an Advance Request complying with Section 2.03(a) (Advance Requests), DOE shall review such Advance Request to determine whether all certificates and documentation required to be attached thereto have been delivered to it.

(ii) Advance Request Approval Notice. With respect to any Advance under the FFB Documents, if DOE determines that: (x) the Advance Request has been satisfactorily completed and delivered pursuant to Section 2.03 (Mechanics for Requesting Advances) and this Section 2.04 (Mechanics for Funding Advances); and (y) all conditions precedent set forth in Section 5.04 (Advance Approval Conditions Precedent) and, in the case of the First Advance, Section 5.03 (Conditions Precedent to First Advance Date), in respect of the requested Advance have been satisfied (or waived in writing), then DOE shall issue to FFB an Advance Request Approval Notice for each FFB Note no later than three (3) Business Days prior to the Requested Advance Date.

(iii) Funding. For any requested Advance for which an Advance Request Approval Notice has been issued pursuant to this Section 2.04 (Mechanics for Funding Advances) and for which no Drawstop Notice has been issued pursuant to Section 2.04(b) (Drawstop Notices), FFB shall fund such Advance on the Requested Advance Date in accordance with the FFB Note Purchase Agreement and the relevant FFB Note. Such funds shall be applied as specified in the

FFB Documents and in accordance with Section 2.04(d) (Disbursement of Proceeds); provided, that if a Drawstop Notice has been issued and is in effect on the Requested Advance Date with respect to any funds received by the Borrower, such funds (together with any additional amounts due thereon or arising therefrom) shall be returned by the Borrower to FFB pursuant to Section 2.04(b) (Drawstop Notices).

(b) Drawstop Notices.

(i) Issuance. Following the issuance of any Advance Request Approval Notice by DOE pursuant to Section 2.03(a) (Advance Funding) and on or prior to the Requested Advance Date, DOE or FFB may, from time to time, issue a notice substantially in the form of Exhibit B (Form of Drawstop Notice) (a “Drawstop Notice”) to the Borrower and to DOE or FFB, as the case may be, if and only if DOE or FFB, as the case may be, determines that:

(A) any condition set forth in Section 5.04 (Advance Approval Conditions Precedent), Section 5.03 (Conditions Precedent to First Advance Date) (in the case of the First Advance), and Section 5.05 (Conditions Precedent to FFB Advance), as applicable, with respect to such Advance is not met or, having been met, is no longer met; or

(B) to the extent the Advance Request Approval Notice has been issued for any Advance under any FFB Note and the FFB Note Purchase Agreement, the conditions precedent to such Advance contained in the relevant FFB Note and the FFB Note Purchase Agreement are not met or, having been met, are no longer met.

(ii) Consequences. If a Drawstop Notice is issued, FFB shall not be obligated to make the requested Advance set forth on such Drawstop Notice; provided, that if FFB makes any such Advance to the Borrower following the issuance of a Drawstop Notice, the Borrower shall return such Advance to FFB within one (1) Business Day following receipt thereof; and, provided further, that any amount required to be returned by the Borrower pursuant to this clause (ii) shall accrue interest at the Late Charge Rate from the date such Advance is made until and including the date such Advance is returned and be subject to payment of a make-whole amount in accordance with the relevant FFB Note. Following the return of such Advance, FFB shall deliver an invoice to the Borrower setting forth the interest and other applicable make-whole amount due and payable with respect to such returned amount. The Borrower shall pay promptly, but in no event later than five (5) Business Days following delivery of such invoice, such interest and other applicable make-whole amounts as directed by FFB, and the Borrower shall pay all costs and expenses incurred by DOE, FFB, and the Collateral Agent (as applicable) as a result of such Advance made following the issuance of a Drawstop Notice.No Liability.

(i) The Borrower acknowledges and agrees that DOE shall only be required to use its reasonable efforts to provide FFB with the necessary Advance Request Approval Notices within the time frames specified in Section 2.04(a)(ii) (Advance Request Approval Notice), but DOE shall in any event ensure that FFB receives all such Advance Requests and Advance Request Approval Notices as soon as reasonably practicable following receipt from the Borrower of the applicable Advance Requests and certificates and other documentation specified above (subject to the Borrower satisfying all conditions precedent specified in this Agreement, including Section 5.04 (Advance Approval Conditions Precedent), Section 5.03 (Conditions Precedent to First Advance Date) (in the case of the First Advance), and Section 5.05 (Conditions Precedent to FFB Advance), as applicable and, prior to the Execution Date, Section 5.01 (Conditions Precedent to the Execution Date) and Section 5.02 (Conditions Precedent to FFB Purchase of the FFB Notes), respectively).

(ii) Neither DOE nor FFB shall have any liability for any action taken (including the delivery of a Drawstop Notice) or omitted to be taken (including the refusal to fund any Advance or Advances following the issuance of a Drawstop Notice) or for any loss or injury resulting from its actions or inaction or its performance or lack of performance of any of its other obligations hereunder unless and solely to the extent such liability arises from the gross negligence or willful misconduct of DOE or FFB as determined by a court of competent jurisdiction in a final, non-appealable judgment. In no event shall DOE, FFB or any subsequent holder of any FFB Note be liable, and each such Person shall be exempt from liability in accordance with Section 11.08 (Limitation on Liability), in each case: (A) for acting in accordance with, or relying upon, any entitlement order, instruction, notice, demand, certificate or document from the Borrower or any entity acting on behalf of the Borrower; or (B) in the case of FFB or any subsequent holder of any FFB Note, for acting in accordance with, or relying upon, any Drawstop Notice issued by DOE.

(iii) Notwithstanding anything contained in this Agreement to the contrary, neither DOE nor FFB shall incur any liability to the Borrower, any Affiliate thereof or to any other Secured Party for not performing any act or fulfilling any duty, obligation or responsibility hereunder or under any other Financing Document by reason of any Lender Force Majeure Event; it being understood that DOE or FFB, as the case may be, shall resume performance hereunder as soon as reasonably practicable after the effects of such Lender Force Majeure Event cease to prevent or otherwise hinder DOE or FFB, as applicable, from performing hereunder or thereunder.

(d) Disbursement of Proceeds.

(i) The Borrower shall apply the proceeds of any Advance solely to:

(A) with respect to the First Advance, reimburse the Borrower for Eligible Project Costs previously incurred and paid in an amount equal to the amount of the First Advance Debt-to-Equity True Up (if any);

(B) pay for Eligible Project Costs that have been invoiced and are then due and payable, as evidenced by acceptable invoices and other documentation as requested, verified by the Independent Engineer, and in accordance with the Account Agreement;

(C) with respect to the final Advance, pay for Eligible Project Costs reasonably expected to be due and payable by the Borrower in the next one hundred and twenty (120) day period following such Advance Date or such other period acceptable to DOE (it being understood that at the time of submission of the relevant Advance Request the Borrower shall be in possession of all the invoices, or other documentation reasonably acceptable to DOE, necessary to evidence the incurrence of such Eligible Project Costs);

(D) fund the Base DSRA Amount in accordance with the Accounts Agreement; and

(E) with respect to the final Advance, reimburse the Borrower for Eligible Project Costs previously incurred and paid in the amount equal to the amount of the Final Debt-to-Equity True Up (if any).

(ii) In no event shall the proceeds of the Advances be:

(A) applied towards any portion of Project Costs incurred prior to the Eligibility Effective Date;

(B) used to pay interest payments on the Guaranteed Loan or programmatic fees charged by or paid to DOE relating to the Guaranteed Loan;

(C) disbursed to fund or reimburse the Borrower or any other Borrower Entity for any contribution made under the Base Equity Commitment (other than any amounts in respect of the First Advance Debt-to-Equity True Up and the Final Debt-to-Equity True Up), the Sponsor Debt Guarantee, the DFS Funding Commitment or otherwise under the Sponsor Support Agreement;

(D) used to pay any portion of the Project Costs that are not Permitted Costs at the time of the Advance Request; or

(E) used to pay any portion of the Project Costs that are not Eligible Project Costs.

Section 2.05 Advance Requirements under the FFB Documents. Notwithstanding anything to the contrary contained in this Article II (Funding), the Borrower shall comply with each disbursement requirement set forth in the FFB Documents. Unless otherwise specified in the FFB Documents, all determinations to be made with respect to the FFB Documents shall be made by DOE.

Section 2.06 No Approval of Work. The making of any Advance or Advances under the Financing Documents shall not be deemed an approval or acceptance by any Secured Party of any work, labor, supplies, materials or equipment furnished or supplied with respect to the Project.

Section 2.07 Determination of Advance Amounts. As of any date of any requested Advance, after giving effect to the Advance:

(a) the Debt to Eligible Project Costs Ratio continues to be satisfied;

(b) the outstanding principal amount of the Guaranteed Loan (excluding any capitalized interest) shall not exceed the Aggregate Maximum Principal Amount;

(c) the aggregate amount of capitalized interest shall not exceed the Aggregate Maximum Capitalized Interest Amount;

(d) the outstanding principal amount under each of Note 1 and Note 2 shall not exceed the Maximum Note Commitment Amount for such FFB Note;

(e) the Debt to Equity Ratio shall not exceed 80:20;

(f) the minimum Projected Debt Service Coverage Ratio, calculated as of each Calculation Date from the First Principal Payment Date through the end of the PTC Proceeds Period is projected to not be less than 1.20:1.00;

(g) the Average Debt Service Coverage Ratio after the PTC Proceeds Period through the Maturity Date is projected to not be less than 2.20:1.00;

(h) the outstanding balance of the Guaranteed Loan at the end of the PTC Proceeds Period is projected to be not greater than ten percent (10%) of the outstanding balance of the Guaranteed Loan as of the First Principal Payment Date; and

(i) the Loan Life Coverage Ratio is not less than 1.25:1.00,

all clauses of this Section 2.07 (Determination of Advance Amounts), collectively, the “Debt Sizing Parameters”.

ARTICLE III

PAYMENTS; PREPAYMENTS

Section 3.01 Place and Manner of Payments.

(a) All payments due under the FFB Notes shall be made by the Borrower to FFB pursuant to the terms of the FFB Documents.

(b) All payments to be made to DOE under this Agreement shall be sent by the Borrower in Dollars in immediately available funds before 1:00 p.m. (District of Columbia time) on the date when due to the account specified pursuant to Section 4.01(i) (Reimbursement and Other Payment Obligations).

(c) In the event that the date of any payment to DOE or the expiration of any time period hereunder occurs on a day that is not a Business Day, then such payment or expiration of time period shall be made or occur on the next succeeding Business Day, and such extension of time shall in such cases be included in computing interest or fees, if any, in connection with such payment.

(d) The Borrower understands and agrees that DOE and FFB are agencies or instrumentalities of the United States and that all payments hereunder or under the Financing Documents are payable, and shall in all cases be paid, free and clear of all Taxes.

Section 3.02 Maturity and Amortization.

(a) Maturity Date. The Borrower shall repay the outstanding Guaranteed Loan in full on the Maturity Date.

(b) Payments. Each FFB Note shall: (i) be stated to mature in consecutive semi-annual installments of principal (each, an “FFB Note Installment”) payable on each Payment Date, commencing on the First Principal Payment Date (or, if not a Business Day, the next Business Day), in the amounts set forth in the Amortization Schedule; and (ii) provide for the capitalization and payment of interest in accordance with Section 3.04 (Interest Provisions Relating to All Advances) and the FFB Documents.

Section 3.03 Evidence of Debt. The entries made in the internal records maintained by or on behalf of DOE evidencing the amounts from time to time: (i) advanced by FFB under the FFB Note Purchase Agreement and the FFB Notes; or (ii) paid by or on behalf of the Borrower from time to time in respect thereof, shall constitute, absent manifest error, evidence of the existence and amount of the FFB Notes Obligations of the Borrower as therein recorded.

Section 3.04 Interest Provisions Relating to All Advances.

(a) Interest Amount and Interest Computations.

(i) Interest shall accrue on the outstanding principal amount of each Advance from the date such Advance is disbursed to the Borrower pursuant to the FFB Note Purchase Agreement and the relevant FFB Notes, to the date such Advance is due, in each case, at a rate per annum as specified in the FFB Note Purchase Agreement. Except as provided in clause (ii) below, interest accrued on the outstanding principal balance of each Advance shall be due and payable to FFB on each Payment Date beginning on the First Interest Payment Date through and including the Maturity Date.

(ii) For each Advance made prior to the First Principal Payment Date, the amount of accrued interest on any FFB Note that would otherwise be due and payable on each Payment Date to occur before the First Principal Payment Date shall be capitalized in arrears on the respective Payment Date and be added to the principal amount due under the relevant FFB Note, and interest shall accrue on the sum of the outstanding principal (including such capitalized interest) at the rate established for such Advance in accordance with paragraph 6 of the relevant FFB Note; provided, that the aggregate amount of accrued interest that may be capitalized for either of Note 1 or Note 2 shall not exceed the Note 1 Maximum Capitalized Interest Amount or Note 2 Maximum Capitalized Interest Amount, as applicable, and shall not cause the total outstanding amount (including capitalized interest) under the relevant FFB Note to exceed the Note 1 Maximum Guaranteed Loan Amount or Note 2 Maximum Guaranteed Loan Amount, as applicable, or the outstanding aggregate (including capitalized interest) amount under all FFB Notes to exceed the Aggregate Maximum Guaranteed Loan Amount. The amount of interest that shall be capitalized on each Advance shall be determined as set forth in the relevant FFB Note.

(iii) Any interest accrued on any FFB Note that exceeds the Note 1 Maximum Capitalized Interest Amount or Note 2 Maximum Capitalized Interest Amount, as applicable, shall be payable by the Borrower in cash in arrears on each Payment Date as provided in such FFB Note.

(iv) Without limiting the foregoing, all Overdue Amounts on the Guaranteed Loan shall: (A) accrue interest at the Late Charge Rate; and (B) be payable by the Borrower in accordance with the FFB Documents.

(v) The Borrower hereby authorizes FFB to record in an account or accounts maintained by FFB on its books: (A) the interest rates applicable to all Advances; (B) the date and amount of each principal and interest payment on each Advance outstanding; and (C) such other information as FFB may determine is necessary for the computation of interest and the Prepayment Price payable by the Borrower under the FFB Notes. The Borrower acknowledges and agrees that all computations of interest and the Prepayment Price by FFB pursuant to this Section 3.04 (Interest Provisions Relating to All Advances) and the FFB Notes shall, in the absence of manifest error, be evidence of the amount thereof. All computations of interest shall be made as set forth in the relevant FFB Document.

(b) Interest Payment Dates. Subject to the terms of the FFB Note Purchase Agreement and the FFB Notes, the Borrower shall pay accrued interest on the outstanding principal amount of each Advance: (i) on each Payment Date, as and to the extent specified in Section 3.04(a) (Interest Amount and Interest Computations); (ii) on each prepayment date (to the extent thereof); and (iii) at maturity (whether by acceleration or otherwise).

Section 3.05 Prepayments.

(a) Terms of All Prepayments.

(i) With respect to any prepayment of any Advance, whether such prepayment is voluntary or mandatory, including a prepayment upon acceleration, the Borrower shall comply with all applicable terms and provisions of this Agreement and the FFB Documents.

(ii) All prepayments of any FFB Note shall be: (A) with the exception of the Mandatory Prepayment Event described in Section 3.05(c)(i)(G) (Mandatory Prepayments – Debt Sizing Parameters) and Section 3.05(c)(i)(I) (Mandatory Prepayments – Subsequent License Renewal) (which will be applied as specified in each such clause, respectively), applied first to Note 1 until Note 1 has been repaid in full and thereafter applied to Note 2, (B) applied to Advances as specified by the Borrower in the relevant Prepayment Election Notice(s) submitted by the Borrower to DOE and FFB (with a copy to the Collateral Agent) not less than ten (10) Business Days prior to the Intended Prepayment Date in accordance with the terms hereof and the FFB Notes; (C) due in an amount equal to the Prepayment Price (and its components) determined in accordance with the terms of such FFB Note and on the Intended Prepayment Date specified in the relevant Prepayment Election Notice (it being understood that FFB’s calculation of the Prepayment Price of such FFB Note and/or any components thereof shall, in the absence of manifest error, be determinative and binding); and (D) applied in the inverse order of maturity for a particular Advance among the outstanding principal amounts of such Advances.

(iii) The Borrower may not re-borrow the principal amount of any Advance that is prepaid, nor shall any such prepayment create availability for further borrowings during the Availability Period.

(iv) Simultaneously with all prepayments of the Advances under the Guaranteed Loan, whether voluntary or mandatory, the Borrower shall pay all accrued interest and other fees, costs, expenses and other Secured Obligations then outstanding under the Financing Documents. Any prepayments of the Advances under the Guaranteed Loan in full shall require payment in full of all other Secured Obligations.

(v) If the Borrower shall fail to make a prepayment to FFB on any Intended Prepayment Date in accordance with this Agreement and the relevant FFB Notes, the Borrower shall pay FFB a Late Charge on any Overdue Amount from such Intended Prepayment Date to the date on which payment is made, computed in accordance with the provisions of the FFB Notes.

(vi) In the event of any prepayment in full of all outstanding Advances under the Guaranteed Loan pursuant to this Section 3.05 (Prepayments), the remaining Guaranteed Loan Commitment Amount shall be deemed to be reduced to zero Dollars ($0), unless otherwise agreed to by DOE.

(vii) The Borrower must submit a Prepayment Election Notice for each FFB Note being prepaid. Each Prepayment Election Notice submitted must state if the prepayment is voluntary or mandatory.

(b) Voluntary Prepayments.

(i) Subject to clause (ii) below, the Borrower may at any time and from time to time prepay all or any portion of the outstanding principal amount of any Advance under any FFB Note.The Advances may only be prepaid under clause (i) above if either such prepayment includes prepayment in full of all outstanding Advances and all other Secured Obligations, or if in part as follows:

(A) to the extent that such prepayment is made prior to the expiration of the Availability Period, DOE has provided its prior written consent and the remaining Guaranteed Loan Commitment Amount is reduced to zero Dollars ($0); or

(B) to the extent such prepayment is made after the expiration of the Availability Period, the Borrower has demonstrated to the satisfaction of DOE that, immediately following such prepayment:

(1) each Reserve Account and the Operating Account has been fully funded to its required balance in accordance with the Accounts Agreement;

(2) the Minimum Cash Balance Requirement is funded except that this condition shall not apply to any voluntary prepayments made prior to the First Principal Payment Date;

(3) if COD has not yet occurred, COD is expected to occur on or before the COD Long-stop Date, and the total funding committed and available to the Borrower is sufficient to pay all remaining Project Costs in accordance with the then-applicable Project Budgets and Plans and Base Case Financial Model; and

(4) if the Project Completion Date has not yet occurred, the Project Completion Date is expected to occur on or before the Project Completion Long-stop Date, and the total funding committed and available to the Borrower is sufficient to pay all remaining Project Costs in accordance with the then-applicable Project Budgets and Plans and Base Case Financial Model; and

(5) in each case, no Default or Event of Default has occurred, is continuing or could reasonably be expected to occur as a result of such prepayment.

Any voluntary prepayments will be applied first to Note 1 (until it is repaid in full) and, thereafter any remaining portion of such voluntary prepayment amount, to Note 2.

(c) Mandatory Prepayments.

(i) The Borrower shall prepay the Advances upon the occurrence of any of the following events (each, a “Mandatory Prepayment Event”) and in the prepayment amounts set forth below (such amounts, the “Mandatory Prepayment Amounts”):

(A) upon receipt by the Borrower of any payment in respect of performance liquidated damages paid under any Project Document that exceed the amount required, as reasonably determined by DOE, to pay to restart, repair or restore the Project, or otherwise achieve the Project Completion Date but solely to the extent such excess amount is greater than five million Dollars ($5,000,000);

(B) [Reserved]

(C) upon receipt by the Borrower of any amount constituting Loss Proceeds, to the extent (and promptly following determination that) prepayment is required in accordance with Section 7.04 (Event of Loss), such required amount;

(D) upon receipt by the Borrower of any amount as a result of breach, termination or repudiation of any Major Project Document (other than the PPAs) that exceeds the reasonable documented out-of-pocket costs incurred by the Borrower to cause performance of the obligations of the Major Project Participant that were required to be performed under such Major Project Document and subject to prior receipt and approval by DOE of a satisfactory plan to complete such performance and evidence of full funding to complete such plan to replace such Major Project Document or to cause such performance to be completed without replacing such Major Project Document, but solely to the extent such excess amount is greater than five million Dollars ($5,000,000);

(E) upon receipt by the Borrower in respect of any sale of equipment or property as contemplated by paragraph (d) of the definition of Permitted Disposition, in a single transaction or a series of related transactions, that portion of the Net Amount of the proceeds of such Permitted Disposition that is not applied (or reasonably expected to be applied) to the acquisition of replacement assets, but solely to the extent such excess amount is greater than five million Dollars ($5,000,000) in the aggregate in any Fiscal Year;

(F) after Project Completion, on any Payment Date when required by DOE (acting in its discretion), all amounts in excess of those required to satisfy the Minimum Cash Balance Requirement that have remained on deposit in the Restricted Payment Suspense Account for four (4) consecutive Payment Dates;

(G) as of the Project Completion Date, in the event that the Base Case Financial Model delivered in connection with Project Completion demonstrates that a portion of the Guaranteed Loan must be prepaid in order to satisfy the Debt Sizing Parameters, an amount equal to the Prepayment Price(s) (calculated under and as defined in the FFB Notes) on Note 1 and/or Note 2 (as determined by the Borrower) necessary to reduce the outstanding principal amount of the Guaranteed Loan to satisfy the Debt Sizing Parameters; provided, that the Project Completion Date shall not occur until the Borrower has made this prepayment in full;

(H) with respect to any Reserve Account funded, in part or full, with the proceeds of any Advance, an amount equal to any Acceptable Letter of Credit that is credited to such account (up to the aggregate total amount of such initial Advance proceeds funding) to the extent the aggregate amount credited to and on deposit in such Reserve Account then exceeds the applicable requirement;

(I) within sixty (60) days following the Borrower’s receipt of the Subsequent License Renewal (whether or not funds have been released, or received, from either PPA Escrow Account by such date), in an amount equal to one hundred fifty million Dollars ($150,000,000) to be applied first to Note 2 (until it is repaid in full) and, thereafter any remaining portion of such amount, to Note 1, unless such amounts are deposited into the Note 2 Sinking Fund and applied in accordance with the Accounts Agreement;

(J) for so long as Note 1 remains outstanding, on each Note 1 Prepayment Date pursuant to Section 2.08(b) (Transfers from the Debt Service Payment Account) of the Accounts Agreement (which shall be the Intended Prepayment Date), an amount equal to the Note 1 Prepayment Price;

(K) on any Quarterly Reporting Date, the Prepayment Price (calculated under and as defined in the FFB Notes) necessary to reduce the outstanding principal amount of the Guaranteed Loan by an amount equal to any Excess Advance Amount as of such Quarterly Reporting Date;

(L) on any date during the Availability Period, the Prepayment Price (calculated under and as defined in the FFB Notes) necessary to reduce the outstanding principal amount of the Guaranteed Loan by an amount equal to any Excess Guaranteed Loan Amount as of any such date;

(M) upon receipt by the Borrower of Issuance Proceeds, a sum equal to such Issuance Proceeds;

(N) [Reserved]

(O) upon the determination by DOE that any Applicable Law has made it unlawful or impossible for FFB to make Advances or maintain the Guaranteed Loan or any portion thereof, or DOE to guarantee or commit to guarantee the amount of any Advance or to reimburse FFB pursuant to the FFB Documents, or otherwise renders unlawful the performance by DOE or FFB of their respective obligations under the Financing Documents, a sum equal to all outstanding Advances and all other Secured Obligations under the Financing Documents;

(P) if, from and after the Project Completion Date, (1) any amount remains on deposit in the DBA Holdback Account after application of Sections 2.12(b)(i) and 2.12(b)(ii) (DBA Holdback Account) of the Accounts Agreement and no DBA Compliance Matter remains outstanding; and (2) such amounts were funded, in part or full, with the proceeds of any Advance, an amount equal to the aggregate total amount of such Advance proceeds funded;

(Q) upon release of any Account Surplus (under and as defined in the Accounts Agreement) from the Debt Service Reserve Account, the amount of such released Account Surplus that was funded with the proceeds of any Advance, in accordance with Section 2.13(b)(ii) (Transfers from Debt Service Reserve Account) of the Accounts Agreement; and

(R) if, after one hundred and twenty (120) days following the final Advance Date (or such other period acceptable to DOE), any Advance proceeds remain on deposit in the Restart Account, an amount equal to those Advance proceeds.

(ii) Upon the occurrence of a Mandatory Prepayment Event, the Borrower shall promptly, and in no event later than five (5) Business Days after the occurrence thereof, provide a Prepayment Election Notice to DOE and FFB (with a copy to the Collateral Agent) not less than ten (10) Business Days prior to the Intended Prepayment Date in accordance with the terms hereof and the FFB Notes; provided, however, that for any Mandatory Prepayment required to be made on a specified date pursuant to Section 3.05(c)(i) (Mandatory Prepayments), a Prepayment Election Notice shall be provided to DOE and FFB (with a copy to the Collateral Agent) not less than ten (10) Business Days prior to such specified date, and the Intended

Prepayment Date for such Mandatory Prepayment shall be such specified date. Any Mandatory Prepayment shall be made on the Intended Prepayment Date set forth in the relevant Prepayment Election Notice delivered pursuant to this Section 3.05(c) (Mandatory Prepayments), which the Intended Prepayment Date shall be the date required for such Mandatory Prepayment pursuant to this Section 3.05(c) (Mandatory Prepayments) but if no required date is specified in this Section 3.05(c) (Mandatory Prepayments), then the Intended Prepayment Date shall be no later than fifteen (15) Business Days after the occurrence of such Mandatory Prepayment Event (unless DOE otherwise consents in writing).

ARTICLE IV

PAYMENT OBLIGATIONS; REIMBURSEMENT

Section 4.01 Reimbursement and Other Payment Obligations.

(a) The Borrower shall pay to DOE the Facility Fee on or before the Execution Date.

(b) The Borrower shall pay to DOE the Maintenance Fee, with payments to occur as described below:

(i) the Borrower shall pay the initial Maintenance Fee before the Execution Date, which fee shall be pro-rated on a daily basis for the number of days starting with the Execution Date and ending on December 31 of the same calendar year; and

(ii) the Borrower shall pay each subsequent Maintenance Fee on or before the first Business Day immediately following January 1 of each calendar year after the Execution Date until the date on which the Guaranteed Loan is paid in full.

(c) The Borrower shall pay to DOE (or, to the extent applicable, reimburse DOE) or such other Person as DOE shall direct in writing, as follows:

(i) a sum, in Dollars, equal to the total of all amounts payable by DOE to FFB pursuant to the DOE Guarantee (a “DOE Guarantee Payment”) which relate to, or arise out of, the FFB Documents or FFB providing or having provided financing under the FFB Notes (such amounts, “Reimbursement Amounts”), which Reimbursement Amounts shall be due and payable to DOE by the Borrower as of the date on which DOE makes the DOE Guarantee Payment to which they relate;

(ii) all documented Secured Party Expenses, without duplication of the Facility Fee and the Maintenance Fee, paid or incurred in connection with:

(A) whether or not the transactions contemplated by this Agreement or the Financing Documents are consummated, the due diligence of the Borrower, the Sponsor, the other Borrower Entities, Big Rock Point and the Project, and the preparation, negotiation, execution and recording of this Agreement, the other Transaction Documents and any other documents and instruments related thereto (including legal opinions);

(B) any amendment or modification to, or the protection or preservation of any right or claim under, or consent or waiver in connection with, this Agreement, any other Transaction Document, or any other document or instrument related to this Agreement, any other Transaction Document or any Collateral;

(C) the administration, preservation in full force and effect and enforcement of this Agreement, the other Transaction Documents and any other documents and instruments referred to herein or therein (including the fees and disbursements of counsel for DOE and travel costs) and of the Secured Parties’ rights under this Agreement, the other Transaction Documents and any other documents and instruments referred to herein or therein;

(D) the servicing, administration and monitoring of the Project and the Financing Documents throughout the term of the Guaranteed Loan, including in connection with any difficulty experienced by the Project relating to technical, commercial, financial, environmental or legal matters or other events (including engineering failure or financial workouts); and

(E) any foreclosure against, sale or other disposition of any Collateral securing the Secured Obligations from time to time, or pursuit of any other remedies under any of the Financing Documents, to the extent such costs and expenses are not recovered from such foreclosure, sale or other disposition; and

(iii) to the extent permitted by Applicable Law, interest on any and all amounts described in this Article IV (Payment Obligations; Reimbursement) (other than Financing Document Amounts), interest on which shall accrue and be payable to the extent, at the times, in the manner and in the amounts provided for in the Financing Documents (excluding this Section 4.01 (Reimbursement and Other Payment Obligations)) from the date payable by DOE under the FFB Program Financing Agreement until payment thereof in full by the Borrower, which amount shall accrue and be payable at the Late Charge Rate.

(d) Upon any Event of Default, to the extent determined by DOE in its reasonable discretion, the Borrower shall pay to DOE an amount up to two percent (2%) per annum on the outstanding principal amount of the Guaranteed Loan (such amount being in addition to any interest payable pursuant to the FFB Notes, including at the Late Charge Rate) (the “DOE Default Interest Rate”), payable on each Payment Date during the period commencing on the date of such Event of Default until the date such Event of Default is cured or waived in writing and is no longer continuing. Upon written notice by DOE demanding payment of the DOE Default Interest Rate, and subject to Section 4.05 (Payment of Financing Document Amounts), the Borrower shall pay the DOE Default Interest Rate upon each immediately succeeding Payment Date following such written demand.

(e) If an amendment, modification, consent, waiver or change to or in respect of any provision of this Agreement or any other Financing Document constitutes a “modification” (as defined in Section 502(9) of FCRA) that increases the amount of the Credit Subsidy Cost (as calculated in accordance with FCRA and OMB Circular A-11, and as determined by OMB in its sole discretion), shall be subject to the availability to DOE of funds appropriated by Congress, or, to the extent permitted by Applicable Law, payment by the Borrower, to meet any increase in the Credit Subsidy Cost prior to such amendment or waiver to the extent required pursuant to Section 11.01 (Waiver and Amendment).

(f) In accordance with Section 609.10(d) of the Title XVII Regulations, the Borrower shall not: (i) request that any Guaranteed Loan or any portion or proceeds derived thereof be used; or (ii) use any other funds obtained from the U.S. federal government or from a loan or other instrument guaranteed by the U.S. federal government, in either case for the payment of any costs, fees or expenses payable under this Section 4.01 (Reimbursement and Other Payment Obligations), except to the extent explicitly authorized by the U.S. Congress.

(g) The Borrower shall pay to DOE any fees that DOE may assess or incur from time to time in connection with any amendment, consent or waiver in connection with this Agreement or any other Financing Document.

(h) All fees payable to DOE hereunder shall be paid on the dates due, in immediately available funds in Dollars to DOE and shall be non-refundable upon payment.

(i) All amounts payable to DOE hereunder, including Reimbursement Amounts, shall be paid without counterclaim or set-off by wire transfer to the following account, or to such other account as may be specified by DOE from time to time:

U.S. Treasury Department

ABA No. 0210-3000-4 TREASNYC/CTR/BNF = 89000001

OBI = LPO Loan Number EIR0007

Section 4.02 Subrogation. In furtherance of and not in limitation of DOE’s right of subrogation, the Borrower acknowledges that, to the extent of any payment made by DOE of Reimbursement Amounts, DOE shall be fully subrogated to the extent of any such payment, and any additional interest due on any late payment, to the rights of FFB under the FFB Notes, the FFB Note Purchase Agreement and any other Financing Documents. The Borrower acknowledges and agrees to such subrogation and shall execute such instruments and take such actions as DOE may reasonably request to evidence such subrogation and to perfect the right of DOE to receive any amounts paid or payable thereunder. If and to the extent that DOE shall be fully and indefeasibly reimbursed in cash or immediately available funds by the Borrower pursuant to Section 4.01 (Reimbursement and Other Payment Obligations) in respect of any payment made by DOE of Reimbursement Amounts, such reimbursement shall be deemed to constitute an equal and corresponding payment in respect of DOE’s rights of subrogation hereunder in respect of such payment of Reimbursement Amounts.

Section 4.03 Obligations Absolute.

(a) The obligations of the Borrower under this Article IV (Payment Obligations; Reimbursement) shall be absolute and unconditional, and shall be paid or performed strictly in accordance with this Agreement under all circumstances irrespective of:

(i) any lack of validity or enforceability of, or any amendment or other modifications of, or waiver with respect to the FFB Notes, this Agreement or any other Financing Document;

(ii) any exchange or release of any other obligations hereunder;

(iii) the existence of any claim, setoff, defense (other than a defense of payment or performance), reduction, abatement or other right that the Borrower or any Affiliate thereof may have at any time against DOE or any other Person;

(iv) any document presented in connection with any Financing Document proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) any payment by DOE pursuant to the terms of the FFB Program Financing Agreement against presentation of a certificate or other document that does not strictly comply with the terms of the FFB Program Financing Agreement;

(vi) any breach by the Borrower or any Affiliate thereof of any representation, warranty or covenant contained in any of the Financing Documents;

(vii) except to the extent prohibited by mandatory provisions of Applicable Law, status as, and any other rights of, a “debtor” under the UCC as in effect from time to time in the State of New York or under the Applicable Law of any other relevant jurisdiction;

(viii) any duty on the part of DOE to disclose any matter, fact or thing relating to the business, operations or financial or other condition of the Borrower or any Affiliate thereof now known or hereafter known by DOE;

(ix) any disability or other defense (other than a defense of payment or performance) of the Borrower or any Affiliate thereof or any other Person;

(x) any act or omission by DOE that directly or indirectly results in or aids the discharge of the Borrower or any Affiliate thereof or any other Person, by operation of law or otherwise;

(xi) any change in the time, manner or place of payment of, or in any other term of, all or any of its obligations or liabilities hereunder or any compromise, renewal, extension, acceleration or release (other than a release of such obligations of the Borrower under this Article IV (Payment Obligations; Reimbursement)) with respect thereto, any change in the collateral securing its obligations or liabilities hereunder or any other Financing Document or any amendment or waiver of or any consent to departure from any other guarantee for all or any of its obligations or liabilities hereunder or any other Financing Document;

(xii) any change in the corporate structure or existence of the Borrower or any Affiliate thereof;

(xiii) any exchange, taking or release of Collateral;

(xiv) any application of Collateral to the Secured Obligations; or

(xv) any other circumstances or conditions, foreseen or unforeseen, now existing or hereafter occurring, that might otherwise constitute a defense available to, or discharge of, the Borrower or any Affiliate thereof or any other Person in respect of any Financing Document (other than a defense of payment or performance).

(b) The Borrower and all others who may become liable for all or part of the obligations of the Borrower under this Agreement agree to be bound by this Article IV (Payment Obligations; Reimbursement) and, to the extent permitted by Applicable Law:

(i) waive and renounce any and all redemption and exemption rights and the benefit of all valuation and appraisement privileges against the indebtedness and obligations evidenced by any Financing Documents or by any extension or renewal thereof;

(ii) waive presentment and demand for payment, notices of non-payment and of dishonor, protest of dishonor and notice of protest, except as expressly provided otherwise in this Agreement;

(iii) waive all notices in connection with the delivery and acceptance hereof and all other notices in connection with the performance, default or enforcement of any payment hereunder except as required hereby or by the other Financing Documents;

(iv) waive all rights of abatement, diminution, postponement or deduction, and any defense (other than a defense of payment or performance), that any party to any Financing Document or any beneficiary thereof may have at any time against DOE or any other Person, or out of any obligation at any time owing to any Secured Party;

(v) agree that its liabilities hereunder shall be unconditional and without regard to any setoff, counterclaim or the liability of any other Person for the payment hereof;

(vi) agree that any consent, waiver or forbearance hereunder with respect to an event shall operate only for such event and not for any subsequent event;

(vii) consent to any and all extensions of time that may be granted by any Secured Party with respect to any payment hereunder or other provisions hereof or of any other Financing Document and to the release of any security at any time given for any payment hereunder, or any part thereof, with or without substitution, and to the release of any Person or entity liable for any such payment;

(viii) waive all defenses and allegations based on or arising out of any contradiction or incompatibility among its obligations or liabilities hereunder and any of its other obligations;

(ix) waive, unless and until its obligations or liabilities hereunder have been performed, paid, satisfied or discharged in full, any right to enforce any remedy that any Secured Party now has or may in the future have against the Borrower or any Affiliate thereof or any other Person;

(x) waive any benefit of, or any right to participate in, any guarantee or insurance whatsoever now or in the future held by any Secured Party;

(xi) waive the benefit of any statute of limitations affecting its liability hereunder; and

(xii) consent to the addition or release of any and all other makers, endorsers, guarantors and other obligors for any payment hereunder, and to the acceptance or release of any and all other security for any payment hereunder, and agree that the addition or release of any such obligors or security shall not affect the liability of the parties hereto for any payment hereunder.

(c) The Borrower shall remain liable for its reimbursement and other payment obligations under this Agreement and the other Financing Documents until such obligations have been irrevocably paid or otherwise satisfied and discharged in full in accordance with this Agreement and the other Financing Documents, and nothing except irrevocable payment, satisfaction or discharge in full thereof in accordance with this Agreement and the other Financing Documents shall release the Borrower from such obligations.

(d) Except as expressly provided herein, the obligations and liabilities of the Borrower under this Agreement or the other Financing Documents shall not be conditioned or contingent upon the pursuit or exercise by DOE, FFB or any other Person at any time of any right or remedy (nor shall such obligations and liabilities be affected, released or modified by any action, failure, delay or omission by DOE, FFB or any other Person in the enforcement or exercise of any right or remedy under Applicable Law) against any Person that may be or become liable in respect of all or any part of the obligations and liabilities of the Borrower under this Agreement or the other Financing Documents.

Section 4.04 Evidence of Payment. In the event of any payment by DOE that is required to be reimbursed or indemnified by the Borrower, the Borrower shall accept written evidence of billing and payment by DOE as evidence, absent manifest error, of the existence and amount thereof.

Section 4.05 Payment of Financing Document Amounts.

(a) Anything in this Article IV (Payment Obligations; Reimbursement) to the contrary notwithstanding, including Section 4.04 (Evidence of Payment):

(i) amounts payable by the Borrower pursuant to Section 4.01 (Reimbursement and Other Payment Obligations) in respect of payments made or required to be made by DOE to FFB on account of Financing Document Amounts shall be payable by the Borrower at the times, in the manner and in the amounts that such Financing Document Amounts would otherwise have been payable by the Borrower under the Financing Documents (including, for the avoidance of doubt, on an accelerated basis following the occurrence of an Event of Default);

(ii) amounts payable by the Borrower under Section 4.01 (Reimbursement and Other Payment Obligations) shall be without duplication of any amounts payable by the Borrower pursuant to: (A) this Agreement; (B) the FFB Notes; (C) the FFB Note Purchase Agreement; (D) the subrogation rights referred to in Section 4.02 (Subrogation); or (E) the provisions of Section 11.07 (Indemnification); and

(iii) no amount shall be payable by the Borrower under Section 4.01 (Reimbursement and Other Payment Obligations) in respect of payments made or required to be made by DOE to FFB in respect of any liability, loss, cost or expense relating to or arising out of any sale, assignment or other transfer of the FFB Notes or portion thereof by FFB to DOE, except during the continuance of an Event of Default.

(b) If an event permitting the acceleration of any Advance and/or the FFB Notes shall at any time have occurred and be continuing, and such acceleration of any Advance and/or the FFB Notes shall at such time be prevented by reason of the pendency against the Borrower or any Affiliate thereof or any other Person of a case or proceeding under a bankruptcy or insolvency law, the Borrower acknowledges and agrees that, for purposes of this Agreement and its obligations hereunder, in respect of any payment made by DOE to FFB, such Advance and/or the FFB Notes shall be deemed to have been accelerated with the same effect as if such Advance and/or the FFB Notes had been accelerated in accordance with the terms of the FFB Documents.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.01 Conditions Precedent to the Execution Date. The obligation of DOE to execute this Agreement and deliver to FFB the FFB Secretary’s Instruments in accordance with Section 3.3 (Secretary’s Instruments) of the FFB Note Purchase Agreement required for FFB to purchase the FFB Notes on the Execution Date, and the obligation of FFB to thereupon deliver an acceptance notice pursuant to Section 5.1 (Acceptance or Rejection of Principal Instruments) of the FFB Note Purchase Agreement shall be subject to the prior satisfaction (or waiver in writing) of each of the following conditions precedent as of the Execution Date (the “Execution Date Conditions Precedent”) as determined by: (x) in all cases, DOE, which shall be entitled (but not required) to consult with the Independent Engineer and the other Secured Party Advisors; and (y) with respect to any documents or instruments addressed to FFB or to which FFB is a party, FFB:

(a) Due Diligence Review. Completion by DOE of its due diligence review of the Project, the Borrower Entities and Big Rock Point (or any Affiliate thereof), and all other matters related thereto.

(b) KYC Requirements. Receipt by DOE of:

(i) evidence that the Borrower Entities have established proper operating and credit policies and procedures (including, “know your customer” and anti-money laundering policies) to ensure, inter alia, proper credit, risk and conflicts of interest management;

(ii) all documentation (including taxpayer identification documents) and other information in respect of: (A) any Borrower Entity; (B) any Person holding, directly or indirectly, ten percent (10%) or more of the Equity Interests of the Borrower (other than a Qualified Public Company Shareholder or any person holding Equity Interests through a Qualified Investment Fund); or (C) any other Major Project Participant (the “KYC Parties”) to the extent required by any Secured Party to enable it to be satisfied with the results of all “know your customer” and other requirements (including, the Anti-Money Laundering Laws); and

(iii) confirmation by each Secured Party of the completion of its respective “know your customer” diligence in respect of each KYC Party.

(c) Consultant Reports. Receipt by DOE of a report addressed to DOE (the date of which has been brought forward to the Execution Date, as applicable) from each of:

(i) the Independent Engineer;

(ii) the Insurance Consultant;

(iii) the Market Consultant;

(iv) the Financial Advisor; and

(v) any other Secured Party Advisor required by DOE.

(d) Transaction Documents. Receipt by DOE of:

(i) fully executed originals (in sufficient counterparts for each of DOE, FFB and the Collateral Agent), or copies thereof if permitted by DOE, of each Financing Document (other than the Direct Agreements with Affiliates of the Borrower, Siemens Energy, Inc. and Westinghouse Electric Company LLC, which will be delivered pursuant to Section 5.03(g) (Major Project Documents));

(ii) a certificate of a Responsible Officer of the Borrower, certifying with respect to each Michigan Grant Agreement that:

(A) the copies submitted are true, correct and complete (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters, waivers or consents thereunder);

(B) no term or condition thereof has been amended from that delivered pursuant to this clause (ii);

(C) each Michigan Grant Agreement is in full force and effect; and

(D) all conditions precedent to the effectiveness of each Michigan Grant Agreement (if any) have been satisfied;

(iii) fully executed copies of each Major Project Document (including each purchase order delivered pursuant to any Major Project Document) that is in effect at such time, together with a certificate of a Responsible Officer of the Borrower, certifying that:

(A) the copies submitted are true, correct and complete (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters, waivers or consents thereunder);

(B) no term or condition thereof has been amended from that delivered pursuant to this clause (iii);

(C) each such Major Project Document is in full force and effect; and

(D) all conditions precedent to the effectiveness of each such Project Document (if any) have been satisfied; and

(iv) a certificate of a Responsible Officer of the Borrower identifying each Project Document that is not a Major Project Document (or purchase order delivered pursuant to a Major Project Document) and certifying that:

(A) such list is true, correct and complete (and includes all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters, waivers or consents thereunder);

(B) such list correctly identifies as a Restart Contract each such Project Document that is a Restart Contract;

(C) each such Project Document is in full force and effect;

(D) all conditions precedent to the effectiveness of each such Project Document (if any) have been satisfied; and

(E) if a copy of any such Project Document has been requested by DOE, the Borrower has delivered to DOE a true, correct and complete copy of each such requested Project Document.

(e) Major Project Documents Schedule. Receipt by DOE of a certificate of a Responsible Officer of the Borrower, certifying that each Major Project Document identified on the Major Project Documents Schedule that has not been executed and delivered as of the Execution Date is reasonably expected to be executed and delivered (together with a corresponding Direct Agreement if requested by DOE) on or before the date specified in the Major Project Documents Schedule.

(f) Borrower FFB Documents. Receipt by DOE of each of the documents, including the Borrower Instruments (as defined in the FFB Note Purchase Agreement), the Certificate Specifying Authorized Borrower Signatories and the Opinion of Borrower’s Counsel re: Borrower Instruments that are required to be delivered by the Borrower to FFB pursuant to Section 3.2 (Borrower Instruments) of the FFB Note Purchase Agreement, each of which shall be in full force and effect in accordance with its terms.

(g) Organizational Documents. Receipt by DOE of the Organizational Documents of each Borrower Entity, accompanied in each case by an Officer’s Certificate of such Borrower Entity (substantially in the form of Exhibit C (Form of Officer’s Certificate)), certified by a Responsible Officer thereof, attaching:

(i) true, correct and complete copies of good standing certificates, incumbency certificates, resolutions and any other documents as DOE shall reasonably request, with respect to, inter alia, approval of:

(A) each such Borrower Entity’s participation in the Project;

(B) the financing therefor (including the Guaranteed Loan and this Agreement) and the granting of Liens to secure the Secured Obligations; and

(C) the execution, delivery and performance by such Borrower Entity of the Transaction Documents to which it is party;

(ii) a current corporate chart, including the Borrower Entities and each of their Subsidiaries;

(iii) a capitalization table of the Borrower setting out each direct and indirect beneficial owner of the Borrower of more than ten percent (10%); and

(iv) an organizational chart demonstrating the management and governance structure of the Borrower Entities and identifying key persons of each Borrower Entity.

(h) Closing Certificates. Receipt by DOE of:

(i) a closing certificate from a Responsible Officer of each Borrower Entity, dated as of the Execution Date, substantially in the form of Exhibit D (Form of Closing Certificate) (the “Closing Certificate”); and

(ii) a certificate from a Responsible Officer of the Borrower, dated as of Execution Date, substantially in the form of Exhibit E (Form of Tax Certificate) (the “Tax Certificate”).

(i) Regulatory Matters. Receipt by DOE of:

(i) a certificate from a Responsible Officer of each applicable Borrower Entity certifying that (i) such entity is in compliance with 10 CFR 609.8(b)(15), (ii) confirmation that no funds obtained by the U.S. government, or from a loan or other instrument guaranteed by the U.S. government (including the Guaranteed Loan), have been used to pay for any fees paid to DOE, except as provided as any portion of the Credit Subsidy Cost, and (iii) such entity is acting within the bounds of the existing Licensing Basis for the Plant and Big Rock Point, as applicable, except for items that are nonmaterial; and

(ii) confirmation that each applicable Borrower Entity shall have filed all NRC Required Approvals, as specified in Schedule 6.07 (Required Approvals Schedule), which are required under the Project Execution Plan to be filed as of the Execution Date.

(j) Eligible Project Costs. Receipt by DOE of all information (including an explanation of costs, invoices and other relevant supporting documentation) with respect to all Eligible Project Costs, including such breakdowns or other information as DOE may request, all certified by a Responsible Officer of the Borrower as being true, correct and complete and verified by the Independent Engineer.

(k) Base Case Financial Model. Receipt by DOE of a certified Base Case Financial Model (the “Execution Date Base Case Financial Model”), demonstrating compliance with the Debt Sizing Parameters and financial ratios not less than ten (10) basis points lower than those in the ‘Base Case’ scenario of the Original Financial Projections, accompanied by:

(i) a certificate from the chief financial officer or similar officer of the Borrower that includes a written explanation from the Borrower of all variances from the Original Financial Projections; and

(ii) a report from the Financial Advisor and Independent Engineer (the date of each which has been brought forward to the Execution Date), as applicable, confirming:

(A) the mathematical accuracy of the computations therein;

(B) the consistency in all material respects of the Execution Date Base Case Financial Model with the Restart Budget and Project Execution Plan;

(C) the underlying assumptions are reasonable and are consistent in all material respects with the applicable provisions of the Transaction Documents and Applicable Law; and

(D) that such Execution Date Base Case Financial Model demonstrates compliance with the required Debt Sizing Parameters and financial ratios required to be maintained pursuant to Section 7.21 (Financial Ratios).

(l) Restart Budget. Receipt by DOE of the Restart Budget and the Maximum Case Budget, each in the form of Exhibit F (Form of Restart Budget).

(m) Business Continuity Plan. Receipt by DOE of the Business Continuity Plan.

(n) Insurance; Insurance Consultant Report. Receipt by DOE of:

(i) true, correct and complete copies of each policy of Required Insurance then required to be in effect from the Borrower Parties in accordance with Section 7.03 (Insurance) and Schedule 7.03 (Insurance), each in full force and effect and endorsed with the form of Secured Parties’ endorsement and applicable loss payee and additional insured clauses specified in Schedule 7.03 (Insurance) and compliant with such other requirements regarding Acceptable Insurers, coverage, deductibles, exceptions and premiums as set out in Schedule 7.03 (Insurance) and each designating the Collateral Agent as loss payee and DOE and the Collateral Agent as additional insureds to the extent provided in Schedule 7.03 (Insurance);

(ii) a Broker’s Letter of Undertaking acceptable to DOE in respect of the Required Insurance; and

(iii) a report from the Insurance Consultant (the date of which has been brought forward to the Execution Date, as applicable) in respect of the Project and the Required Insurance, the adequacy of insurance coverage to be maintained and such other insurance related matters as DOE may request.

(o) Real Estate. Receipt by DOE of:

(i) evidence of title to or leasehold interest in any Real Property or fixture interests (including easements) constituting part of the Collateral, including (A) the Mortgage; (B) UCC-1 fixture filing; (C) lender’s title insurance policy together with customary endorsements, for the Project; and (D) a related ALTA real property survey with respect to the Project, certified to each Secured Party in each case;

(ii) evidence that all easements, rights-of-way, zoning compliances, and other land rights necessary for the Project shall have been obtained and are not subject to any pending or threatened contest or dispute (including, if required by DOE, zoning reports or zoning letters from applicable Governmental Authorities);

(iii) evidence that the Borrower: (A) has in place all power, water, wastewater, transportation, communications and other utilities and infrastructure necessary for restart and operation of the Project and other facilities that are adjacent or co-located to the Project and are operated by the Borrower or any Affiliate thereof, to the extent those facilities are required for the restart and operation of the Project or are sharing resources with the Project, in each case in accordance with the applicable Project Documents and Required Approvals; and (B) has secured for each utility the capacity necessary to sustain operations for the Project;

(iv) evidence that: (A) no part of the improvements shall have suffered any significant damage by fire or other casualty that has not yet been repaired; and (B) no condemnation or adverse zoning or usage change proceeding shall have occurred or shall have been threatened against any of the Real Property; and

(v) true and correct copies of any related material documents requested by DOE.

(p) Intellectual Property. Receipt by DOE of:

(i) a fully executed original (to the extent required) or copy of each Project IP Agreement and confirmation that the licenses included therein remain in full force and effect; and

(ii) evidence that:

(A) the Borrower exclusively owns all Project IP, or has been granted a fully paid up license in form and substance satisfactory to DOE to use all Project IP pursuant to the Project IP Agreements; and

(B) the Borrower and, to the extent applicable, each other Borrower Party has caused each licensor of rights to Project IP under a Project IP Agreement existing at such time to grant, or otherwise permit to grant to, Secured Parties a Secured Parties’ License and confirmation that such license remains in full force and effect.

(q) Litigation. Receipt by DOE of (x) an Officer’s Certificate of each Borrower Entity certifying that, except for Disclosed Adverse Proceedings, there is no pending or, to the Knowledge of such Borrower Entity, threatened (in writing) Adverse Proceeding, that relates to: (i) the legality, validity or enforceability of any of the Transaction Documents or the ability of any Secured Party to exercise any of its rights under any of the Financing Documents or the remedies in respect of the Collateral pursuant to the Security Documents; (ii) any transaction contemplated by any Transaction Document; (iii) the Project (except for routine Project matters that would not reasonably be expected to result in liability or additional costs to the Borrower Parties in excess of one million Dollars ($1,000,000) in the aggregate at any one time outstanding); (iv) Big Rock Point; or (v) any Borrower Entity to the extent reasonably expected to materially and adversely affect the Project or the Borrower Entity’s financial condition in a manner that would be material under the Financing Documents; and (y) (i) a written report from the Borrower summarizing the then-current status of all Disclosed Adverse Proceedings; and (ii) a memorandum from the Borrower’s internal legal counsel providing an assessment of the risk to the Borrower and Project as a result of such Disclosed Adverse Proceedings and any questions raised by DOE relating thereto.

(r) Legal Opinions. Receipt by DOE and the other Secured Parties of executed versions of the following legal opinions (including originals thereof, as required) in respect of each Borrower Entity party to a Transaction Document and certain Major Project Participants, to the extent required by the Direct Agreement with such Major Project Participant, dated as of the Execution Date and addressed to the Secured Parties:

(i) the legal opinion of Balch & Bingham LLP, as project counsel to the applicable Borrower Entities;

(ii) the legal opinion of Varnum LLP, as Michigan counsel to the applicable Borrower Entities;

(iii) the legal opinion of K&L Gates LLP, as tax counsel to the applicable Borrower Entities;

(iv) the legal memorandum of Balch & Bingham LLP, as counsel to the Borrower Entities, regarding the NRC regulatory process to restore power operations authority at the Plant (the “Balch Regulatory Memo”); and

(v) the legal opinions of certain Major Project Participants, to the extent required by such Major Project Participants’ applicable Direct Agreement regarding the due authorization, execution and delivery and valid, binding and enforceable nature of the Transaction Documents to which each such Person in a party.

(s) Financial Statements. Receipt by DOE of the Historical Financial Statements and certified by a Responsible Officer thereof that such Historical Financial Statements fairly present, in all material respects, the financial condition of such Person as at the dates indicated and the results of its operations and cash flows for the relevant periods, in each case, in accordance with the Designated Standard applied on a basis consistent with prior years, subject, in the case of unaudited Financial Statements, to changes resulting from the absence of notes and normal audit and year-end adjustments, as applicable.

(t) Required Approvals. Receipt by DOE of:

(i) Schedule 6.07 (Required Approvals Schedule), (A) setting out in Part A all Required Approvals, including NRC Required Approvals, required for the ownership, commencement, development, and restart of the Project that have been obtained prior to the Execution Date and (B) setting out in Part B a schedule specifying the timing of obtaining all Required Approvals not yet obtained as of the Execution Date, and indicating whether such Required Approvals are needed for Phase I or Phase II work or are required to achieve Subsequent License Renewal and, specifying the timing by which such Required Approvals are expected to become final and non-appealable; together with a certificate of a Responsible Officer of the Borrower with respect thereto; and

(ii) fully executed copies of each Required Approval listed on Part A of Schedule 6.07 (Required Approvals Schedule), together with a certificate of a Responsible Officer of the Borrower, certifying that:

(A) the copies submitted are true, correct and complete (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters, waivers or consents thereunder);

(B) no term or condition thereof has been amended from that delivered pursuant to this clause (t);

(C) each such Required Approval has been validly issued, is in full force and effect and shall have become a Final Order free and clear of any unduly burdensome conditions; and

(D) all conditions precedent to the effectiveness of each such Required Approval has been satisfied, to the extent required to be satisfied as of the Execution Date.

(u) Fees and Expenses. Receipt by DOE of:

(i) payment of the Facility Fee and Maintenance Fee due and owing as of the Execution Date;

(ii) payment in full or reimbursement of all fees required to be paid on or prior to the Execution Date and all Secured Party Expenses and other fees or expenses (if any) then due and payable in accordance with Section 4.01 (Reimbursement and Other Payment Obligations); and

(iii) (A) reimbursement of all fees and Secured Party Expenses of any Secured Party Advisors incurred in connection with the Project and invoiced prior to the Execution Date; or (B) confirmation that such fees and Secured Party Expenses have been paid directly, in each case from funds other than the proceeds of the Guaranteed Loan.

(v) Authorization to Independent Auditor. Receipt by DOE of evidence that:

(i) the Borrower has appointed the Independent Auditor; and

(ii) the Borrower has irrevocably instructed the Independent Auditor to communicate directly with DOE, FFB and the U.S. Comptroller General regarding the accounts, operations and all other matters set forth in Section 7.10 (Books, Records and Inspections).

(w) Appointment of Process Agent. Receipt by DOE of evidence that:

(i) each Borrower Entity party to any Transaction Document and each counterparty to each Major Project Document that has executed a Direct Agreement shall have irrevocably appointed an agent for service of process as required pursuant to the relevant Financing Documents to which it is a party;

(ii) such agent has been duly appointed and holds such appointment until six (6) months after the Maturity Date (or such earlier date as may be agreed by DOE); and

(iii) all fees of such agent have been paid in full through the term of the engagement.

(x) Representations and Warranties. Each of the representations and warranties made (or deemed made) by any Borrower Entity or Major Project Participant in any Transaction Document (other than this Agreement and any other Financing Document executed on the Execution Date) are true and correct as of such date, except to the extent such representation or warranty is made only as of a specific date or time (in which event such representation or warranty is true and correct as of such date or time). Each of the representations and warranties made (or deemed made) by any Borrower Entity in this Agreement and any other Financing Document executed on the Execution Date are true and correct in all respects.

(y) Material Adverse Effect. No event (including a change in law) shall have occurred that has or could reasonably be expected to have a Material Adverse Effect.

(z) Certain Events. No Default, Event of Default, Event of Force Majeure or Event of Loss has occurred and is continuing or would reasonably be expected to occur as of the Execution Date.

(aa) SAM Registration. Receipt by DOE of evidence of the registration by the Borrower in SAM.

(bb) Davis-Bacon Act. Receipt by DOE of a certificate from the Borrower certifying that (i) any laborers and mechanics at the Project site who have performed “construction, alteration, repair, or modification” work (within the meaning of Davis-Bacon Act) prior to the Execution Date have been paid wages at or above the appropriate wage determination(s) of the Secretary of Labor existing as of the Execution Date, and as such wage determination(s) are set forth in Exhibit G (Davis-Bacon Act Contract Provisions); and (ii) the Borrower Entities and each DBA Contract Party under each Davis-Bacon Act Covered Contract have taken and are taking all necessary steps to promptly comply (including retroactive compliance) with the Davis-Bacon Act Requirements.

(cc) Credit Rating Requirement. DOE shall have received a final credit rating for the Project based upon the most recent annual and quarterly financial data and projections, at least equal to the initial credit rating for the Project in connection with the Application (or equivalent rating), issued by a nationally recognized statistical rating organization (“NSRO”).

(dd) Lobbying Certification. Receipt by DOE of each Borrower Entity’s completed “Disclosure Form to Report Lobbying” (Standard Form LLL).

(ee) Compliance with NEPA; Environmental Reports. DOE shall have:

(i) completed its review under NEPA and the regulations and any publicly available rulings promulgated thereunder, related to the refurbishment, maintenance, and repair activities for the Plant prior to commencement of refueling and repowering (“Phase I”), and the results thereof shall have been satisfactory to DOE;

(ii) issued a DOE/EIS-0562: Final Environmental Impact Statement review of the Project pursuant to 40 C.F.R. 1501.4 with respect to DOE’s issuance of the Guaranteed Loan; and

(iii) received evidence of satisfaction of any mitigations, Governmental Approvals issued under Environmental Law, and environmental consultations required pursuant to NEPA or as otherwise required.

(ff) Program Requirements. Receipt by DOE of evidence that all Program Requirements required to have been satisfied as of the Execution Date have been satisfied.

(gg) OMB Certification. Receipt by DOE of a certification from the Director of OMB that the DOE Guarantee and the Project comply with the provisions of Section 50141(d) of the Inflation Reduction Act of 2022, Public Law No. 117-169.

(hh) Action Memoranda. Receipt by DOE of one or more action memoranda executed by the Secretary of Energy approving and authorizing:

(i) the execution by DOE of the Financing Documents to which it is a party and the transactions contemplated thereby;

(ii) any provisions in the Transaction Documents that constitute material changes to the terms and conditions set forth in the Term Sheet; and

(iii) the apportionment of the Credit Subsidy Cost.

(ii) Credit Subsidy Cost. Receipt by DOE of evidence that:

(i)	OMB has reviewed and approved DOE’s calculation of the Credit Subsidy Cost;

(ii) OMB has approved the Apportionment and Reapportionment Schedule (Standard Form 132) with respect to the Credit Subsidy Cost; and

(iii) the apportionment of the Credit Subsidy Cost has occurred.

(jj) Inter-Agency Consultations and Approvals. DOE shall have engaged in all required consultations, obtained all required approvals, and satisfied all applicable legal requirements in connection with the execution and performance by DOE of the Transaction Documents to which it is a party.

(kk) Employment Projections. Receipt by DOE of projections for temporary and permanent jobs created or maintained in the U.S. as a result of the Project for each Fiscal Year occurring during the term of the Guaranteed Loan.

(ll) Justice40 Implementation Plan. Receipt by DOE from the Borrower of a plan that considers each of the elements set forth in Section (V)(B) of the Justice40 Initiative Guidance and contemplates a stakeholder engagement process satisfying the terms described in Section (VI) of the Justice40 Initiative Guidance (the “Justice40 Implementation Plan”).

(mm) Community Benefits Plan. Receipt by DOE of a Community Benefits Plan and Justice40 Annual Report in respect of the Project.

(nn) Permitted Indebtedness. Receipt by DOE of evidence that all existing Indebtedness and other obligations of the Borrower, other than Permitted Indebtedness, has been repaid.

(oo) Security Interests. Receipt by DOE of evidence that:

(i) all Security Documents, including UCC-1 financing statements and fixture filings, are in full force and effect and shall have been duly filed and registered or recorded in any jurisdiction and with any Governmental Authority in which such filing and registration or recording is necessary or advisable to make valid and effective the Liens intended to be created thereby and the rights of the Secured Parties thereunder;

(ii) such Liens constitute First Priority Liens over the Collateral, in each case in favor of the Secured Parties, subject only to Permitted Liens;

(iii) all Liens encumbering the Collateral have been finally and unconditionally waived and released, subject only to Permitted Liens, and such waivers and releases have been recorded with the relevant Governmental Authorities, as necessary or appropriate, with Lien waivers in form and substance prescribed by Applicable Law; and

(iv) all fees and duties in connection with such filing, registration or recording have been paid in full.

(pp) Project Accounts. Receipt by DOE of evidence that each Project Account (including each Reserve Account) has been established and funded in full to the then-applicable funding requirement as of the Execution Date in accordance with the provisions of the Accounts Agreement and the other Financing Documents.

(qq) PTC Qualification. Receipt by DOE of:

(i) an “80/20 Report” performed by BDO or other evidence acceptable to DOE confirming that the value of the used property in the Project is not more than fifteen percent (15%) of the Project’s total value (the cost of the new property plus the value of the used property) and that the Project qualifies for a new placed in service date for purposes of Code Section 45Y;

(ii) a tax opinion of counsel to the Borrower addressed to DOE and the Collateral Agent confirming that the Project is entitled to Code Section 45Y tax credits and has taken necessary steps to meet the prevailing wage and apprenticeship requirements under Code Section 45Y and that the owner of the Project is permitted to transfer those tax credits to a buyer under Section 6418 of the Code; and

(iii) a Tax Credit Transfer Plan acceptable to DOE, which shall include details for the monetization, for the Borrower’s benefit, of 100% of the Code Section 45Y clean energy production credits generated by the Project and the commitments in the PTC Sales Undertaking Agreement to implement the Tax Credit Transfer Plan.

(rr) Project Execution Plan. Receipt by DOE of a project execution plan (the “Project Execution Plan”), which shall be deemed the initial Project Execution Plan, satisfactory to the Independent Engineer and DOE in the form of Exhibit R (Form of Project Execution Plan). The Project Execution Plan shall:

(i) include a detailed plan for executing the restart of the Plant in accordance with nuclear industry standard practices for project execution plans, with the understanding that the Project Execution Plan will be updated as part of an iterative process based on the status of work as of the revision date of the Project Execution Plan;

(ii) address all major aspects of the Restart Budget and actual costs, restart maintenance, including any associated engineering, associated contracts, level 2 project schedule, refueling, licensed and non-licensed operator re-qualifications program, maintenance and technical training reconstitution, PNP re-staffing plans, licensing and regulatory actions required for restart (including the activities of NRC), capital and major equipment spares, system return to service plans, integrated restart testing plans, performance testing, post maintenance/mod testing (PMT) and/or new equipment commissioning sufficiently in advance of testing and commissioning to afford meaningful Independent Engineer review (the Independent Engineer must be provided with, at minimum, performance test plans for the following major equipment: refuel equipment, turbine/generator, RPV (including RPVCH), main steam system, feed pump turbines, PCPs, CRDM seals, SGs, feedwater heaters, and main condenser), overall industrial and radiological safety plans and plans for achieving Subsequent License Renewal and identification of punch list items and their expected cost; and

(iii) include other items requested by the Independent Engineer or DOE.

(ss) Monthly Restart Progress Report. Receipt by DOE of the Monthly Restart Progress Report, covering the period through June 30, 2024 and satisfactory to the Independent Engineer and DOE (it being understood that the form and substance of the Monthly Restart Progress Report is subject to further improvements to be made by the Borrower after the Execution Date and, as such, the satisfaction of this condition precedent to the Execution Date is without prejudice to Section 5.03(h) (Project Execution Plan and Monthly Restart Progress Report), Section 5.04(h)(iii) (Independent Engineers Certificate) and Section 5.04(q) (Project Execution Plan and Monthly Restart Progress Report)).

(tt) Big Rock Point. Receipt by DOE of evidence that Big Rock Point is in compliance with all NRC requirements (including financial requirements), requirements of insurance, and all other Applicable Laws except for items that are nonmaterial.

(uu) Applicable Law. Receipt by DOE of evidence of compliance with Applicable Law, including the Cargo Preference Act and Davis-Bacon Act Requirements.

(vv) Project Management Organization.

(i) The project management organization (the “PMO”) shall have been (or evidence satisfactory to DOE shall have been provided that the PMO is in the process of being) hired, onboarded and provided with all tools, software, and other materials necessary and appropriate for the PMO to perform its scope of work. The PMO shall be comprised of a team of highly experienced and qualified project managers, project coordinators, project controls personnel, schedulers and planners responsible for executing its scope of work.

(ii) The Independent Engineer shall have reviewed the PMO staffing organization and personnel.

(ww) Suspension of Withdrawal. The Borrower shall have suspended its withdrawals from the Decommissioning Trust for the Plant that would result in the Borrower being unable to comply with NRC decommissioning funding regulations following the restart of the Plant.

(xx) Regulatory Requirements. DOE shall have determined that the Borrower Entities are in compliance with 10 CFR 609.8(b)(15).

(yy) Purchase Orders. Receipt by DOE of a list of all purchase orders (with the relevant ‘WBS’ number associated for each purchase order, if applicable) in relation to the Project that have been entered into by the Borrower Parties prior to the Execution Date and, if requested by DOE, copies of such purchase orders.

(zz) Additional Items. Receipt by DOE of such other documents, certifications, or consents relating to the Project, any Borrower Entity, any Major Project Participant, or the matters contemplated by the Transaction Documents as it may reasonably request.

Section 5.02 Conditions Precedent to FFB Purchase of the FFB Notes. The obligation of FFB to deliver an acceptance notice pursuant to Section 5.1 (Acceptance or Rejection of Principal Instruments) of the FFB Note Purchase Agreement to purchase the FFB Notes is subject to the prior satisfaction (or waiver in writing) as determined by FFB of each of the following conditions precedent as of the Execution Date and as of each First Advance Date:

(a) Conditions Precedent in the FFB Documents. Each condition precedent under the FFB Documents to the purchase of the FFB Notes by FFB shall have been satisfied in the sole determination of FFB.

(b) Receipt of Instruments. FFB shall have received from DOE each of the FFB Secretary’s Instruments and FFB Borrower’s Instruments.

(c) Representations and Warranties. Each of the representations and warranties made by the Borrower in or pursuant to the Financing Documents shall be true and correct in all respects on and as of such date as if made on and as of such date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date).

Section 5.03 Conditions Precedent to First Advance. The obligation of DOE to deliver an Advance Request Approval Notice pursuant to Section 2.04(a)(ii) (Advance Request Approval Notice) directing FFB to make the First Advance in accordance with the FFB Note Purchase Agreement and the FFB Notes shall be subject to the prior satisfaction (or waiver in writing) of each of the following conditions precedent as of the date of the Advance Request and to their continued satisfaction on the Requested Advance Date for such Advance, in each case, as determined by: (a) in all cases, DOE which shall be entitled, but not required, to consult with the Independent Engineer and other Secured Party Advisors; and (b) with respect to any documents or instruments addressed to FFB or to which FFB is party, FFB:

(a) Execution Date Conditions Precedent. The Execution Date shall have occurred, and each of the Execution Date Conditions Precedent shall have been satisfied as of the First Advance Date.

(b) First Advance Long-stop Date. The First Advance Date shall occur no later than the First Advance Long-stop Date.

(c) Base Equity Commitment; Michigan Grant Funding; Adequate Project Funding. Receipt by DOE of:

(i) evidence that at least one hundred fifty million Dollars ($150,000,000) of the Initial Base Equity Commitment has been contributed to the Borrower in immediately available funds by deposit into the Restart Account or by direct payment of Project Costs in accordance with the Restart Budget and Project Execution Plan as verified by the Independent Engineer and evidenced by invoices and payment confirmation thereof;

(ii) evidence that the full amount of the Michigan Grant has been received by the Borrower in immediately available funds and has been applied towards (or paid to the Borrower in reimbursement of) Project Costs in accordance with the Restart Budget and Project Execution Plan as verified by the Independent Engineer, and any such reimbursement amounts not applied to Project Costs are on deposit in the Restart Account;

(iii) evidence that at least sixty-five million Dollars ($65,000,000) of the Supplemental Base Equity Commitment has been funded by cash deposits to the Base Equity Account or secured by an Acceptable Credit Support (as defined in the Sponsor Support Agreement), in each case in accordance with Section 2.01(c) (Base Equity Commitment) of the Sponsor Support Agreement; and

(iv) certification and supporting information by each of the Borrower and the Independent Engineer that the Guaranteed Loan plus the outstanding Initial Base Equity Commitment plus the outstanding Supplemental Base Equity Commitment plus any Michigan Grant proceeds paid to the Borrower in reimbursement of Project Costs and on deposit in the Restart Account plus the outstanding DFS Funding Commitment is sufficient to pay all remaining Project Costs in accordance with the Base Case Financial Model and to achieve Project Completion by the Project Completion Long-stop Date.

(d) Consultant Reports. Receipt by DOE of a certificate from the following Secured Party Advisors, dated no earlier than the date of the Advance Request, substantially in the form of Exhibit H (Form of Secured Party Advisor Report Bring-Down Certificate) and addressing such other matters as DOE may request and, to the extent required, an updated copy of the report delivered as of the Execution Date:

(i) the Independent Engineer;

(ii) the Market Consultant (at the discretion of DOE);

(iii) the Financial Advisor;

(iv) the Insurance Consultant (at the discretion of DOE); and

(v) any other Secured Party Advisor required by DOE.

(e) NEPA Completion of the review process pursuant to NEPA related to Phase I.

(f) Regulatory Matters. Receipt by DOE of:

(i) a certificate from a Responsible Officer of each applicable Borrower Entity certifying that (i) such entity is in compliance with 10 CFR 609.8(b)(15), (ii) no funds obtained by the U.S. government, or from a loan or other instrument guaranteed by the U.S. government (including the Guaranteed Loan), have been used to pay for any fees paid to DOE, except as provided as any portion of the Credit Subsidy Cost or use of Advances to pay Transaction Costs as that term is defined in 10 CFR 609.2, and (iii) such entity is acting within the bounds of the existing Licensing Basis for the Plant and Big Rock Point, as applicable, except for items that are nonmaterial;

(ii) confirmation that each applicable Borrower Entity shall have filed all NRC Required Approvals, as specified in the Required Approvals Schedule, which are required under the Project Execution Plan to be filed as of the First Advance Date, and such applications shall have been accepted for docketing by NRC unless such NRC Required Approval is of a type that, as a procedural matter, is not docketed by the NRC (or, if not accepted, shall be subject only to routine requests for additional information from the NRC, as determined by DOE); and

(g) Major Project Documents. Receipt by DOE of the Major Project Documents required to be in effect in accordance with the Major Project Documents Schedule, and the Direct Agreements related thereto (to the extent such documents have not already been provided, and including a Direct Agreement for each such Major Project Document with an Affiliate of the Borrower, Siemens Energy, Inc. and Westinghouse Electric Company LLC), each of which have been duly executed and delivered and remain in full force and effect, and certified by a Responsible Officer of the Borrower as true, complete and correct copies (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters, waivers or consents thereunder). Each Borrower Entity and other counterparty to each Major Project Document that has executed a Direct Agreement shall have irrevocably appointed an agent for service of process to the extent required pursuant to the Direct Agreement to which it is a party.

(h) Project Execution Plan and Monthly Restart Progress Report. The Project Execution Plan shall have been updated (and approved in writing by DOE), with any such updates identified and explained, and a Monthly Restart Progress Report, in form and substance satisfactory to DOE, shall have been delivered, and each certified by the Independent Engineer.

(i) Required Approvals. Receipt by DOE of:

(i) an updated Required Approvals Schedule, approved in writing by DOE, certified as true, correct and complete by the Borrower (or a certification by the Borrower that no updates are required), reflecting all Required Approvals then necessary for the Project and their status;

(ii) to the extent reasonably requested by DOE, receipt by DOE of copies of any Required Approvals then necessary for the Project in accordance with the Required Approvals Schedule, together with a certificate of a Responsible Officer of the Borrower, certifying that:

(A) the copies submitted are true, correct and complete (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters, waivers or consents thereunder);

(B) no term or condition thereof has been amended from that delivered pursuant to this Section 5.03(i) (Required Approvals);

(C) each such Required Approval has been validly issued, is in full force and effect and shall have become a Final Order free and clear of any unduly burdensome conditions; and

(D) all conditions precedent to the effectiveness of each such Required Approval required to be satisfied as of such date has been satisfied;

(iii) evidence that each such Required Approval shall be in full force and effect, and such approvals shall have become a Final Order and free of any unduly burdensome conditions; and

(iv) evidence that the Borrower has completed all the necessary Borrower actions regarding Required Approvals (including NRC Required Approvals) on a schedule that supports the achievement of COD by the Scheduled COD Date.

(j) Big Rock Point. Receipt by DOE of evidence that Big Rock Point is in compliance with all NRC requirements (including financial requirements), requirements of insurance and all other Applicable Laws except for items that are nonmaterial.

(k) PPA. Receipt by DOE of:

(i) written confirmation from each counterparty to each PPA that all “Buyer Conditions Precedent” under and as defined in such PPA have been satisfied or waived;

(ii) any “Buyer Security” required to be delivered under (and as defined in) each PPA as of such date is in form and substance satisfactory to DOE; and

(iii) satisfactory evidence that all “Seller’s Conditions Precedent” (under and as defined in each PPA), other than items 1.a-d on Exhibit 3 of each PPA, which are included as “Seller Conditions Precedent” under Section 3.1(a) of each PPA, have been satisfied or waived, other than those conditions that require funding of the First Advance.

(l) Legal Opinions. Receipt by DOE and the other Secured Parties of executed versions of the following legal opinions (including originals thereof, as required) in respect of each Borrower Entity and each Major Project Participant, dated as of the Advance Date and addressed to the Secured Parties:

(i) bring-downs of the legal opinions delivered on the Execution Date addressing matters relating to the Required Approvals for the Project and Big Rock Point and 10 CFR 609.8(b)(15);

(ii) to the extent requested by DOE, such other satisfactory legal opinions, subject to customary qualifications and limitations, including any other bring-downs of (or supplements to any tax opinion) previously provided legal opinions; and

(iii) to the extent not previously delivered and required by the applicable Direct Agreement, legal opinions of certain Major Project Participants regarding the due authorization, execution and delivery and valid, binding and enforceable nature of the Transaction Documents to which each such Person in a party.

(m) Regulatory Requirements. DOE shall have determined that the Borrower Entities are in compliance with 10 CFR 609.8(b)(15).

(n) Additional Items. Receipt by DOE of such other documents, certifications, or consents relating to the Project, any Borrower Entity, any Major Project Participant, or the matters contemplated by the Transaction Documents as it may reasonably request.

Section 5.04 Advance Approval Conditions Precedent. The obligation of DOE to deliver an Advance Request Approval Notice pursuant to Section 2.04(a)(ii) (Advance Request Approval Notice) directing FFB to make each Advance (including the First Advance) in accordance with the FFB Note Purchase Agreement and the FFB Notes shall be subject to the prior satisfaction (or waiver in writing) of each of the following conditions precedent as of the date of the Advance Request (or, in the case of Section 5.04(h) (Independent Engineer’s Certificate), as specified in such clause) and to their continued satisfaction on the Requested Advance Date for such Advance, in each case, as determined by (a) in all cases, DOE, which shall be entitled (but not required) to consult with the Independent Engineer and other Secured Party Advisors; and (b) with respect to any documents or instruments addressed to FFB or to which FFB is party, FFB:

(a) Advance Request. Receipt by DOE from the Borrower of an Advance Request and a Borrower Advance Date Certificate pursuant to Section 2.03(a) (Advance Requests).

(b) Conditions Precedent in the FFB Documents. Each of the conditions precedent (other than delivery of the Advance Request Approval Notice by DOE) to such Advance under the FFB Notes in accordance with the FFB Note Purchase Agreement and each applicable FFB Note have been satisfied.

(c) Representations and Warranties. Each of the representations and warranties made by any Borrower Entity or Major Project Participant in or pursuant to any Transaction Document shall be true and correct in all material respects (except to the extent that any such representation and warranty itself is qualified by “materiality”, “material adverse effect” or a similar qualifier, in which case it shall be true and correct in all respects) on and as of such date as if made on and as of such date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date), before and after giving effect to the extensions of credit requested to be made on such date.

(d) Base Equity Commitment; Adequate Project Funding. Receipt by DOE of:

(i) a certification and supporting information from the Borrower that the following funds available to the Borrower are sufficient to pay all remaining Project Costs in accordance with the Base Case Financial Model (including any Cost Overruns) and to achieve COD by the COD Long-stop Date and Project Completion by the Project Completion Long-stop Date: (A) the amount of the requested Advance; (B) the undisbursed amount of the Guaranteed Loan available after giving effect to the requested Advance, subject to the Debt Sizing Parameters; (C) the remaining Base Equity Commitment; (D) the remaining DFS Funding Commitment, (E) amounts on deposit in the Restart Account; and (F) if any Cost Overruns have been identified, adequate funds are (1) funded by cash deposits in the Restart Account from sources other than Base Equity Commitments, the DFS Funding Commitment (unless such Cost Overruns are DFS Campaign Costs), Advances, Michigan Grant proceeds, Operating Revenues or amounts deposited into the Extraordinary Proceeds Account that are required to be applied for purposes other than such Cost Overruns and/or (2) backstopped by an Acceptable Letter of Credit, in an aggregate amount sufficient to cover the full amount of such Cost Overruns;

(ii) evidence that all Base Equity Contributions required pursuant to Section 2.01(b)(v) (Loans) shall have been made and evidence that the Base Equity Account has been funded in accordance with Section 2.01 (Base Equity Commitment) of the Sponsor Support Agreement;

(iii) with respect to any Cost Overruns that are:

(A) not DFS Campaign Costs, evidence that the Borrower shall have adequate funds available in the Restart Account, in cash (from sources other than Advance proceeds, Michigan Grant proceeds, Base Equity Contributions, the DFS Funding Commitment, Operating Revenues or amounts deposited into the Extraordinary Proceeds Account that are required to be applied for purposes other than such Cost Overruns) and/or backstopped by an Acceptable Letter of Credit in an aggregate amount sufficient to pay all Cost Overruns unrelated to DFS Campaign Costs that have been incurred or are reasonably be expected to be incurred as of the Requested Advance Date; and

(B) DFS Campaign Costs, evidence acceptable to DOE that the Borrower shall have adequate funds available pursuant to Section 5.01(k) (Affirmative Covenants) of the Sponsor Support Agreement;

(e) Debt Sizing Parameters. Receipt by DOE of evidence that the Borrower shall be in compliance with the Debt Sizing Parameters, both before and after giving effect to such Advance.

(f) Debt to Equity Ratio. Both before and after giving effect to such Advance, the Debt to Equity Ratio shall not exceed 80:20 (the “Maximum Debt to Equity Ratio”).

(g) Use of Proceeds. Receipt by DOE of evidence that the proceeds of the requested Advance will be applied in accordance with Section 2.04(d) (Disbursement of Proceeds), including invoices or other documentation as requested, evidencing the incurrence of Eligible Project Costs payable or reimbursable with such Advance proceeds, as verified by the Independent Engineer.

(h) Independent Engineers Certificate. Receipt by DOE of certifications from the Independent Engineer, at least ten (10) Business Days prior to the Requested Advance Date, that:

(i) the following funds available to the Borrower are projected to be sufficient to pay all remaining Project Costs in accordance with the Base Case Financial Model: (A) the amount of the requested Advance; (B) the undisbursed amount of the Guaranteed Loan after giving effect to such Advance, subject to the Debt Sizing Parameters; (C) the remaining Base Equity Commitment; (D) the remaining DFS Funding Commitment, (E) amounts on deposit in the Restart Account; and (F) if any Cost Overruns have been identified, adequate funds are on deposit in the Restart Account that have been (1) funded by cash deposits from sources other than Base Equity Commitments, the DFS Funding Commitment (unless such Cost Overruns are DFS Campaign Costs), Advances, Michigan Grant proceeds, Operating Revenues or amounts deposited into the Extraordinary Proceeds Account that are required to be applied for purposes other than such Cost Overruns and/or (2) backstopped by an Acceptable Letter of Credit, in an aggregate amount sufficient to cover the full amount of such Cost Overruns; and

(ii) the Project is on schedule to achieve (A) COD by the COD Long-stop Date and (B) Project Completion by the Project Completion Long-stop Date;

(iii) each of the Project Execution Plan, the most recent Monthly Restart Progress Report and the Restart Budget is in satisfactory form and substance;

(iv) the Independent Engineer concurs with the Borrower’s certification pursuant to Section 5.04(p) (Restart Budget); and

(v) such other matters as DOE may reasonably request.

(i) Base Case Financial Model. Receipt by DOE of either:

(i) a certificate from the chief financial officer or similar officer of the Borrower (with, at DOE’s discretion, written concurrence of the Financial Advisor) that (i) there are no material changes to the Execution Date Base Case Financial Model (or the then-current Base Case Financial Model, if applicable); and (ii) there are no material changes to the assumptions therein; or

(ii) a certified updated Base Case Financial Model demonstrating compliance with the Debt Sizing Parameters and the financial ratios required to be maintained pursuant to Section 7.21 (Financial Ratios) for each consecutive twelve (12) month period ending on each Calculation Date set out therein, accompanied by:

(A) a certificate from the chief financial officer or similar officer of the Borrower that includes a written explanation from the Borrower of all variances from the Execution Date Base Case Financial Model (or the most recent Base Case Financial Model, if applicable); and

(B) a report from the Financial Advisor, the Independent Engineer (in each case, only for the First Advance) and, at DOE’s discretion, the Market Consultant confirming:

(1) the mathematical accuracy of the computations therein;

(2) the consistency in all material respects of the updated Base Case Financial Model with the Restart Budget (consistent with Section 5.04(p) (Restart Budget)) and the Project Execution Plan (consistent with Section 5.04(q) (Project Execution Plan));

(3) that the underlying assumptions are reasonable and are consistent in all material respects with the applicable provisions of the Transaction Documents and Applicable Law; and

(4) that such updated Base Case Financial Model demonstrates compliance with the Debt Sizing Parameters and the financial ratios required to be maintained pursuant to Section 7.21 (Financial Ratios).

(j) Lien Waivers. Receipt by DOE of evidence that:

(i) any unpaid balances then due or unsettled claims with any contractor or supplier under any Restart Contract, or their subcontractors, have been paid in full (unless otherwise provided by the relevant Restart Contract), except for balances or claims that the Borrower is actively contesting in accordance with the Permitted Contest Conditions; and

(ii) each contractor or supplier under any Major Project Document (including all purchase orders issued under each Major Project Document) or any other Restart Contract (including all purchase orders issued under each Restart Contract) that is not a Major Project Document (or purchase order issued under a Major Project Document), or their respective subcontractors, to be paid with the proceeds of such Advance (or such proceeds reimburse the Borrower or the Sponsor for such payments) and the parallel contribution of the Base Equity Commitment or funds of the Borrower on deposit in the Restart Account, to the extent such contractor, supplier, or subcontractor is expected to receive payments for restart work giving rise to the right to file a Lien on the Collateral or the Project under Applicable Law in the State of Michigan in an aggregate amount that is greater than five hundred thousand Dollars ($500,000), has conditionally (or if applicable, finally and unconditionally) waived on terms satisfactory to DOE and released all Liens (other than Permitted Liens), statutory or otherwise, that it or any of its subcontractors may have or acquire on the Collateral or the Project with respect to work completed prior to its last submission for payment, such Lien waivers to be in form and substance prescribed by Applicable Law in the State of Michigan.

(k) Judgment Liens. Receipt by DOE of evidence that no judgment Lien exists against any property of any Borrower Entity for Indebtedness owed to the United States of America or any delinquent federal, state or local Indebtedness, including tax liabilities, except for balances or claims in the normal course of business that such Borrower Entity is actively contesting in accordance with the Permitted Contest Conditions.

(l) Real Estate. Receipt by DOE of:

(i) evidence of continued title to or leasehold interest in any Real Property or fixture interests (including easements) constituting part of the Collateral and continued right to all easements, rights of way, zoning compliance and other land rights necessary for the Project;

(ii) an endorsement to the lender’s title policy bringing forward the effective date of such policy to the Requested Advance Date; and

(iii) evidence that: (A) no part of the Project Site or improvements shall have suffered any significant damage by fire or other casualty which has not been repaired; and (B) no condemnation or adverse zoning or usage change proceeding shall have occurred or shall have been threatened against any of the Real Property that could materially impair or delay the development, restart, operation, access to or use by (or for the benefit of) the Borrower of the Project Site for the Project.

(m) Program Requirements. Receipt by DOE of evidence that the Borrower is in compliance with or shall have satisfied, as applicable, all requirements and approvals pursuant to the Program Requirements.

(n) Required Approvals. Receipt by DOE of:

(i) an updated Required Approvals Schedule, approved in writing by DOE, certified as true, correct and complete by the Borrower (or a certification by the Borrower that no updates are required), reflecting all Required Approvals then necessary for the Project and their status;

(ii) to the extent reasonably requested by DOE, receipt by DOE of copies of any Required Approvals then necessary for the Project in accordance with the Required Approvals Schedule, together with a certificate of a Responsible Officer of the Borrower, certifying that:

(A) the copies submitted are true, correct and complete (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters, waivers or consents thereunder);

(B) no term or condition thereof has been amended from that delivered pursuant to this clause (n);

(C) each such Required Approval has been validly issued, is in full force and effect and shall have become a Final Order free and clear of any unduly burdensome conditions; and

(D) all conditions precedent to the effectiveness of each such Required Approval required to be satisfied as of such date has been satisfied;

(iii) evidence that each such Required Approval shall be in full force and effect, and such approvals shall have become a Final Order and free of any unduly burdensome conditions; and

(iv) evidence that the Borrower has completed all the necessary Borrower actions regarding Required Approvals (including NRC Required Approvals) on a schedule that supports the achievement of COD by the Scheduled COD Date.

(o) Davis-Bacon Act. Receipt by DOE of a certificate from the Borrower certifying that (i) the clauses substantially in the form of Exhibit G (Davis-Bacon Act Contract Provisions) and the appropriate wage determination(s) of the Secretary of Labor have been included in each Davis-Bacon Act Covered Contract existing as of such Advance Date; and (ii) the Borrower Entities and each DBA Contract Party under each Davis-Bacon Act Covered Contract existing on or prior to such Advance Date have taken all necessary steps to comply with and are in compliance (including retroactive compliance) with the Davis-Bacon Act Requirements, and any back wages determined by DOL to be due under each Davis-Bacon Act review have been either paid in full or the applicable DBA Holdback Amount is on deposit in the DBA Holdback Account.

(p) Restart Budget. Receipt by DOE of a certification from the Borrower that:

(i) there have been no changes to the Restart Budget with respect to amounts reflected therein or the timing of the payments thereunder that result in the use or allocation (i.e. earmarking for costs not yet incurred) of the Budgeted Contingency for any Dollar amount in excess of seventy-five million Dollars ($75,000,000) in the aggregate (except for those changes previously approved by DOE, such approval not to be unreasonably withheld, conditioned or delayed); for clarity, any such use or allocation of Budgeted Contingency in excess of seventy-five million Dollars ($75,000,000) will be reflected in an updated Restart Budget with the allocated contingency applied toward the applicable line items in the Restart Budget and, following DOE’s review and approval of such Restart Budget (such approval not to be unreasonably withheld, conditioned or delayed), up to seventy-five million Dollars ($75,000,000) of the Budgeted Contingency thus approved and applied to Restart Budget line items is not considered when determining if the next seventy-five million Dollars ($75,000,000) threshold has been met;

(ii) the Project has not incurred, and is not reasonably expected to incur, any Cost Overruns (except for Cost Overruns previously identified, approved by DOE, and reflected in the then-current Restart Budget or Cost Overruns that are sufficiently covered by funds on deposit in the Restart Account that have been (A) funded by cash deposits from sources other than Base Equity Commitments, the DFS Funding Commitment (unless such Cost Overruns are DFS Campaign Costs), Advances, Michigan Grant proceeds, Operating Revenues or amounts deposited into the Extraordinary Proceeds Account that are required to be applied for purposes other than such Cost Overruns and/or (B) backstopped by an Acceptable Letter of Credit, in an aggregate amount sufficient to cover the full amount of such Cost Overruns); and

(iii) the proceeds of such Advance shall be used solely for funding the Debt Service Reserve Account, the DBA Holdback Account or payment of other Eligible Project Costs then due and payable by the Borrower or reimbursement of Eligible Project Costs previously incurred and paid by the Borrower (as evidenced by invoices or other requested documentation provided to DOE), in each case which are Permitted Costs.

(q) Project Execution Plan and Monthly Restart Progress Report. Receipt by DOE of (i) an updated Project Execution Plan approved in writing by DOE, with any changes since the last Advance highlighted and explained (or, in connection with the First Advance, with any changes since the Execution Date highlighted and explained) and (ii) a Monthly Restart Progress Report in form and substance satisfactory to DOE.

(r) Payment of Fees. Receipt by DOE of:

(i) payment in full of all fees required under the Financing Documents to be paid on or prior to the Requested Advance Date, and all Secured Party Expenses and reimbursement of all fees and Secured Party Expenses of any Secured Party Advisors, incurred and invoiced prior to the Requested Advance Date; or

(ii) confirmation that all such fees and Secured Party Expenses have been paid directly to the relevant Secured Party Advisors.

(s) Environmental Compliance. Receipt by DOE of a written certification by the Borrower that the Borrower is, in all material respects, in compliance with all applicable Environmental Laws and all Required Approvals thereunder, and has and maintains in full force and effect all Required Approvals applicable to the restart and operation of the Project as of the date of such Advance under any applicable Environmental Law.

(t) Legal Opinions. To the extent requested by DOE, receipt by DOE of:

(i) legal opinions in respect of any amendment, modification, termination or entry into any new Transaction Document that has been executed and delivered after the prior Advance Date, in each case, dated as of the Requested Advance Date, addressed to each Secured Party and from legal counsel satisfactory to DOE;

(ii) to the extent that, since the date of any legal opinion furnished pursuant to Section 5.04(t) (Legal Opinions), there has been a material change in circumstances on any matter covered by such legal opinion, supplemental legal opinions dated as of the Requested Advance Date, addressed to each Secured Party, and from legal counsel satisfactory to DOE; and

(iii) to the extent that, since the date of the Balch Regulatory Memo, there has been a material change in circumstances (including any unanticipated additional approvals required by NRC) on any matter covered by such Balch Regulatory Memo, or as otherwise requested by DOE, an updated Balch Regulatory Memo.

(u) Security. Receipt by DOE of:

(i) satisfactory evidence that all Security Documents continue to be in full force and effect, properly perfected, filed and registered or recorded in any jurisdiction and with any Governmental Authority where perfection, filing and registration or recordation is required, as applicable, and all liens or pledges in favor of the Secured Parties continue to be properly registered or recorded in favor of such Secured Parties; and

(ii) in the event of any changes of Applicable Law, Transaction Document or other circumstances affecting the Secured Parties’ security interest in the Collateral, all such documentation, certificates and other information as DOE has requested.

(v) Cargo Preference Act. To the extent requested by DOE, receipt by DOE of evidence of the Borrower’s delivery of each of the documents listed in Section 7.18 (Cargo Preference Act) with respect to CPA Goods the cost of which has been or is to be paid or reimbursed with proceeds of the Advances made on or prior to the Requested Advance Date and that have been delivered to a carrier and loaded for shipment to any Borrower Party or any of its contractors or their subcontractors.

(w) No Violation. The making of the requested Advance shall not result in a violation of any Applicable Law, Transaction Document, Governmental Approval, or any other agreement or consent to which any Borrower Entity is a party, or any judgment or approval to which any Borrower Entity is subject, and the Borrower shall have certified to DOE as to such compliance.

(x) Transaction Documents. Receipt by DOE on or prior to the date of such Advance of (i) fully executed originals (to the extent required) or copies of all Financing Documents and Major Project Documents (including each purchase order delivered pursuant to a Major Project Document) that have been executed, or are required to be executed, as of the date of such Advance (to the extent such documents have not already been provided), in each case in the name of the Borrower as counterparty thereto, and (ii) a certificate from a Responsible Officer of the Borrower certifying that (A) all Financing Documents and Major Project Documents and purchase orders delivered thereunder remain in full force and effect and no default or event that with the passage of time, the giving of notice or both would constitute a default shall have occurred and is continuing thereunder and (B) copies of each Major Project Document and purchase order submitted pursuant to clause (i) above are true, correct and complete (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters, waivers or consents thereunder).

(y) Litigation. Receipt by DOE of (x) an Officer’s Certificate of the Borrower certifying that, other than Disclosed Adverse Proceedings, there is no pending or to the Borrower’s Knowledge, threatened (in writing), Adverse Proceeding, that relates to: (i) the legality, validity or enforceability of any of the Transaction Documents or the ability of any Secured Party to exercise any of its rights under any of the Financing Documents or the remedies in respect of the Collateral pursuant to the Security Documents; (ii) any transaction contemplated by any Transaction Document; (iii) the Project

(except for routine Project matters that would not reasonably be expected to result in liability or additional costs to the Borrower Parties in excess of one million Dollars ($1,000,000) in the aggregate at any one time outstanding); (iv) Big Rock Point; or (v) any Borrower Entity to the extent reasonably expected to materially and adversely affect the Project or the Borrower Entity’s financial condition in a manner that would be material under the Financing Documents; and (y) (i) an updated written report from the Borrower summarizing the then-current status of all Disclosed Adverse Proceedings; and (ii) a memorandum from the Borrower’s internal legal counsel providing an assessment of the risk to the Borrower and Project as a result of such Disclosed Adverse Proceedings and any questions raised by DOE relating thereto.

(z) Project Accounts. All Project Accounts (including all Reserve Accounts) shall have been funded in full to the then-applicable funding requirement as of the date of such Advance pursuant to the Accounts Agreement.

(aa) Certain Events. No Default, Event of Default, Event of Force Majeure or Event of Loss has occurred and is continuing as of the Advance Date or is reasonably expected to occur after the Advance Date.

(bb) No Material Adverse Effect. No event (including any legal, arbitral or other dispute review proceeding or any change in law) has occurred and is continuing, or could reasonably be expected to occur, that shall have had, or could reasonably be expected to have, a Material Adverse Effect.

(cc) Big Rock Point. DOE shall have received evidence that Big Rock Point is in compliance with all NRC requirements (including financial requirements), requirements of insurance and all other Applicable Laws except for items that are nonmaterial.

(dd) Regulatory Matters. Receipt by DOE of a certificate from a Responsible Officer of each applicable Borrower Entity certifying that (i) such entity is in compliance with 10 CFR 609.8(b)(15), (ii) no funds obtained by the U.S. government, or from a loan or other instrument guaranteed by the U.S. government (including the Guaranteed Loan), have been used to pay for any fees paid to DOE, except as provided as any portion of the Credit Subsidy Cost or use of Advances to pay Transaction Costs as that term is defined in 10 CFR 609.2, and (iii) such entity is acting within the bounds of the existing Licensing Basis for the Plant and Big Rock Point, as applicable, except for items that are nonmaterial.

(ee) NEPA. Prior to any Advance request for refuelling and repowering (“Phase II”) Permitted Costs, the environmental review process pursuant to NEPA shall have been completed to the satisfaction of DOE related to Phase II.

(ff) PPA. Receipt of evidence of a validly created and duly perfected security interest in favor of the Collateral Agent in any “Buyer Security” required to be delivered as of such date under (and as defined in) any PPA, together with copies of each such “Buyer Security”, all in form and substance satisfactory to DOE.

(gg) Purchase Orders. Receipt by DOE of a list of all purchase orders (with the relevant ‘WBS’ number associated for each purchase order, if applicable) in relation to the Project that have been entered into by the Borrower Parties since the most recent Monthly Restart Progress Report (or, if applicable, the most recent Annual Omnibus Report) and, if requested by DOE, copies of such purchase orders.

(hh) Qualified PTC Transfer Agreements. For any Advance requested to be made on or after the date that is ninety (90) days prior to the achievement of COD, receipt by DOE of fully executed copies of each agreement for the transfer or sale of PTCs (each in form and substance satisfactory to DOE) that is in effect at such time (to the extent not previously delivered to DOE pursuant to this Section 5.04(hh)), together with a certificate of a Responsible Officer of Holtec Power, Inc., certifying that:

(i) the copies submitted are true, correct and complete (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters, waivers or consents thereunder);

(ii) no term or condition thereof has been amended from that delivered pursuant to this clause (hh);

(iii) each such agreement is in full force and effect;

(iv) each such agreement is in compliance with the Tax Credit Transfer Plan; and

(v) all conditions precedent to the effectiveness of each such PTC transfer agreement (if any) have been satisfied.

(ii) Applicable Law. Receipt by DOE of evidence of compliance with Applicable Law, including the Cargo Preference Act and Davis-Bacon Act Requirements.

(jj) Additional Items. Receipt by DOE of such other documents, certifications, or consents relating to the Project, any Borrower Entity, any Major Project Participant, or the matters contemplated by the Transaction Documents as it may reasonably request.

Section 5.05 Conditions Precedent to FFB Advance. The obligation of FFB to make each Advance (including the First Advance) under the FFB Note Purchase Agreement and each FFB Note is subject to the prior satisfaction (or waiver in writing) as determined by FFB of each of the following conditions precedent as of the date of the relevant Advance Request and as of the Advance Date:

(a) Receipt of Advance Request Approval Notice. FFB shall have received from DOE an Advance Request Approval Notice.

(b) Absence of Drawstop Notice. No Drawstop Notice shall have been delivered to DOE or FFB.

Section 5.06 Advance Deductions. Unless the Borrower shall have prepaid the applicable Advance in the amount of any excess as provided in Section 3.05(c)(i)(G) (Mandatory Prepayments) prior to each Requested Advance Date immediately following the parties’ determination of the existence of an Excess Advance Amount (whether pursuant to the Quarterly Certificate or otherwise), the Borrower shall:

(a) in the relevant Advance Request, deduct from the total amount of the Advance or

Advances to be made on such Requested Advance Date an amount equal to the amount that would otherwise have been prepayable by the Borrower pursuant to Section 3.05(c)(i)(G) (Mandatory Prepayments); and

(b) in the relevant Advance Request, include a certification by a Responsible Officer, substantially in the form set forth in the Form of Advance Request, certifying as to the amount of such deduction;

provided, that if the amount of the Advance requested to be made on such Requested Advance Date is less than the total amount to be deducted on such Requested Advance Date, the Borrower shall deduct an amount equal to the total amount of the Advance requested to be made on such date, and the remaining shortfall shall be deducted by the Borrower from Advances requested in future Advance Requests made on future Requested Advance Dates until such amount has been deducted in full.

Section 5.07 Satisfaction of Conditions Precedent. Each of the Borrower and DOE hereby acknowledges and agrees that:

(a) by delivering the FFB Secretary’s Instruments on the Execution Date, DOE shall be deemed to have approved of or consented to, or to be satisfied with, each of the Execution Date Conditions Precedent that must be approved or consented to by, or be satisfactory to, DOE; and

(b) FFB, by delivering an acceptance notice under Section 5.1 (Acceptance or Rejection of Principal Instruments) of the FFB Note Purchase Agreement or making any Advance under the FFB Notes, shall be deemed to have approved of or consented to, or to be satisfied with, each of the matters set forth in Section 5.01 (Conditions Precedent to the Execution Date) and Section 5.02 (Conditions Precedent to FFB Purchase of the FFB Notes) that must be approved or consented to by, or satisfactory to, FFB.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

To induce DOE to enter into this Agreement and to arrange for FFB to purchase the FFB Notes and offer extensions of credit thereunder, the Borrower, on behalf of itself and each other Borrower Entity, makes each of the following representations and warranties to and in favor of DOE and FFB as of: (a) the Execution Date; (b) each Advance Date (both immediately before and immediately after giving effect to the Advances, if any, being made on such date); (c) the COD Date; and (d) the Project Completion Date, except as such representations and warranties are expressly made as to an earlier date, in which case such representations and warranties will be true as of such earlier date:

Section 6.01 Organization and Existence. Each Borrower Entity:

(a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;

(b) is duly qualified to do business in, and in good standing in, the State of Michigan (in the case of each Borrower Party) and each other jurisdiction where the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect; and

(c) has all requisite power and authority to:

(i) own or hold under lease and operate the property it purports to own or hold under lease;

(ii) carry on its business as now being conducted and as proposed to be conducted in respect of the Project;

(iii) incur Indebtedness and create Liens on all and any of its properties; and

(iv) execute, deliver, perform and observe the terms and conditions of each of the Transaction Documents to which it is a party.

Section 6.02 Authorization; No Conflict. Each Borrower Entity has duly authorized, executed and delivered the Transaction Documents to which it is a party, and none of: (a) its execution and delivery thereof; (b) its consummation of the transactions contemplated hereby or thereby nor its compliance with the terms of this Agreement or thereof; and (c) the issuance of the FFB Notes, the borrowings under the Financing Documents, the use of the proceeds thereof and Reimbursement Obligations hereunder, in each case, do or will: (i) contravene its Organizational Documents or any Applicable Laws; (ii) contravene or result in any breach or constitute any default under any Governmental Judgment; (iii) contravene or result in any breach or constitute any default, or result in or require the creation of any Lien upon any of its properties, in each case, under any agreement or instrument to which it is a party or by which it or any of its properties may be bound, except for any Permitted Liens; or (iv) require the consent or approval of any Person other than the Required Approvals and any other consents or approvals that have been obtained and are in full force and effect.

Section 6.03 Capitalization. All of the Equity Interests of each Borrower Entity have been duly authorized, validly issued, are fully paid and non-assessable, and are owned by the Persons set out in Schedule 6.03 (Capitalization), free and clear of all Liens other than Liens created under the Security Documents. No options or rights for conversion into or acquisition, purchase or transfer of Equity Interests of the Borrower Entities or any agreements or arrangements for the issuance by the Borrower Parties of additional Equity Interests are outstanding. No Borrower Entity has outstanding: (a) any securities convertible into or exchangeable for its Equity Interests; or (b) any rights to subscribe for or to purchase, or any option for the purchase of, or any agreement, arrangement or understanding providing for the issuance (contingent or otherwise) of, or any call, loan commitment or claims of any character relating to its Equity Interests.

Section 6.04 Solvency.

(a) The value of the assets (at fair value and present fair saleable value or at book value) of the Borrower is, on the date of determination, greater than the amount of liabilities at book value (including contingent and unliquidated liabilities) of the Borrower as of such date. As of the date of determination, each Borrower Entity is able to pay all of its liabilities as such liabilities mature and does not have an unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(b) None of the Borrower Entities is the subject of any pending or, to the Borrower’s Knowledge, threatened Insolvency Proceedings.

(c) No corporate action, legal proceedings or other procedure or step is being considered or prepared by any Borrower Entity that could trigger the occurrence of any event or circumstance described in Section 10.01(j) (Bankruptcy; Insolvency; Dissolution).

Section 6.05 Eligibility of Borrower; Project. The Borrower has satisfied each of the conditions contained in the Program Requirements for (a) the Borrower to be classified as an Eligible Applicant and (b) the Project to qualify as an “Eligible Project” thereunder.

Section 6.06 Transaction Documents. Each Transaction Document to which any Borrower Entity is (or will be when executed) a party is a legal, valid and binding obligation of such Borrower Entity, enforceable against such Borrower Entity in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 6.07 Required Approvals.

(a) The Required Approvals Schedule sets forth all Required Approvals other than Governmental Approvals and other consents and approvals that, in each case, are of a routine nature and can be obtained in the Ordinary Course of Business.

(b) Part A of the Required Approvals Schedule sets forth all of the Required Approvals that are necessary or required to be obtained by the Execution Date under Applicable Law or any agreement applicable to, or binding on, any Borrower Party or any of its properties. As of the Execution Date, and as of each date thereafter that this representation is to be made, each Required Approval set forth in Part A of the Required Approvals Schedule has been duly and validly issued, is in full force and effect and has become a Final Order free of any unduly burdensome conditions, and the Borrower has no reason to believe that any such Required Approvals already obtained will be revoked, suspended, withheld or adversely modified.

(c) Part B of the Required Approvals Schedule includes all of the Required Approvals that are not required to be obtained until after the Execution Date under Applicable Law or any agreement applicable to, or binding on, any Borrower Party or any of its properties

(d) Any Required Approval listed on Part B of the Required Approvals Schedule that is required to be obtained, as of any date on which this representation is made, pursuant to and in accordance with the terms of the Transaction Documents, Applicable Law or any agreement applicable to, or binding on, any Borrower Party or any of its properties, has been duly and validly issued, is in full force and effect and has become a Final Order free of any unduly burdensome conditions, and the Borrower has no reason to believe that any such Required Approvals already obtained will be revoked, suspended, withheld or adversely modified.

(e) The Borrower Parties do not have any reason to believe that they will be unable to obtain the Required Approvals set forth in Part B of the Required Approvals Schedule applicable to it in the Ordinary Course of Business free from unduly burdensome conditions or requirements and at such time or times specified in the Required Approvals Schedule and as may otherwise be necessary to avoid any material delay in, or impairment to the transactions contemplated by, the Transaction Documents.

(f) To each Borrower Party’s Knowledge, the Borrower Parties do not have any reason to believe that any Major Project Participant will be unable to obtain any Required Approvals applicable to it in the Ordinary Course of Business free from unduly burdensome conditions or requirements and at such time or times as may otherwise be necessary to avoid any material delay in, or impairment to the transactions contemplated by, the Transaction Documents.

(g) The Borrower Parties are in compliance in all material respects with all Required Approvals that have been obtained by, or are otherwise applicable to, such Person.

(h) The Borrower Parties have completed all Borrower Party actions necessary as of the time this representation and warranty is made or repeated regarding Required Approvals, including NRC Required Approvals, on a schedule that supports the achievement of COD by the Scheduled COD Date.

Section 6.08 Litigation. Except for Disclosed Adverse Proceedings, there are no Adverse Proceedings pending or, to the Borrower’s Knowledge, threatened in writing that relate to:

(a) the legality, validity or enforceability of any of the Transaction Documents or the ability of any Secured Party to exercise any of its rights under any of the Financing Documents or the remedies in respect of the Collateral pursuant to the Security Documents;

(b) any transaction contemplated by any such Transaction Document;

(c) the Project (except for routine Project matters that would not reasonably be expected to result in liability or additional costs to the Borrower Parties in excess of one million Dollars ($1,000,000) in the aggregate at any one time outstanding);

(d) Big Rock Point; or

(e) any Borrower Entity to the extent reasonably expected to materially and adversely affect the Project or the Borrower Entity’s financial condition in a manner that would be material under the Financing Documents.

Section 6.09 Indebtedness. No Borrower Party has any outstanding Indebtedness other than Permitted Indebtedness.

Section 6.10 Security Interests; Liens.

(a) Pursuant to the Security Documents, the Collateral Agent has a First Priority Lien in the Collateral subject only to Permitted Liens.

(b) Such security interest in the Collateral is and, with respect to any after-acquired property, when so subsequently acquired, will be superior and prior to the rights of all third Persons now existing or hereafter arising, whether by way of deed of trust, mortgage, Lien, security interests, encumbrance, assignment or otherwise, other than Permitted Liens.

(c) All documents and instruments, including the Real Property Documents, as required, have been recorded or filed for record in such manner and in such places as are required and all other action as is necessary or desirable have been taken to establish and perfect the Collateral Agent’s Lien in and to the Collateral (for the benefit of the Secured Parties) to the extent contemplated by the Security Documents.

(d) All Taxes (including stamp taxes) and filing fees and Secured Party Expenses that are due and payable in connection with the execution, delivery or recordation of the Mortgage or any other Transaction Document, or the mortgaging of the mortgaged property under the Mortgage, have been paid.

(e) Except for Permitted Liens, neither any Borrower Party, the Direct Parent, nor any other owner of any of the Collateral has created or is under any obligation to create or has entered into any transaction or agreement that would result in the imposition of, any Lien upon any of the Collateral.

(f) There are no Liens on the Equity Interests of the Borrower except for Liens in favor of the Secured Parties.

Section 6.11 Taxes.

(a) Each Borrower Party has filed all tax returns required by Applicable Laws to be filed by it and has paid: (i) all income Taxes that have become due pursuant to such tax returns; and (ii) all other material Taxes and assessments payable by it that have become due (other than those Taxes that it is contesting in accordance with the Permitted Contest Conditions).

(b) Assuming that each Secured Party, to the extent applicable, provides a properly completed IRS Form W-9 to establish its status as a United States Person and to certify that such Secured Party is exempt from U.S. federal backup withholding tax (or, in the case of any Secured Party that is not a United States Person, a properly completed applicable Form W-8 or other certificate, form or documentation establishing an exemption from U.S. federal withholding Taxes), no withholding Taxes are payable by any Borrower Party to any Governmental Authority in connection with any amounts payable by such Borrower Party under or in respect of the Financing Documents.

(c) DOE’s execution and delivery of this Agreement and issuance of the Guaranteed Loan, and any determination by DOE that any Project Costs are Eligible Project Costs, in each case, (x) does not prejudice or otherwise have any binding effect with respect to any determination by the Internal Revenue Service, the U.S. Department of Treasury or a court of law as to the tax basis of the Project or any part thereof under the Code, (y) does not constitute a determination regarding, and is unrelated to whether the Borrower, any other Borrower Entity or the Project has complied or will comply with, Federal tax law and (z) will not be used to demonstrate or prove that the Borrower, any other Borrower Entity or the Project complied with the requirements to claim a tax credit or other amount under the Code in an administrative or judicial proceeding.

(d) The Project qualifies for Code Section 45Y tax credits and satisfies the requirements of Code Section 45Y(g)(9)-(10).

(e) The Project will be placed in service for U.S. federal income tax purposes after December 31, 2024.

(f) Each Borrower Party is and has been since its formation a “disregarded entity” within the meaning of Treasury Regulation Section 301.7701-3 for U.S. federal income tax purposes. Neither the execution and delivery of the Transaction Documents nor the consummation of any of the transactions contemplated by the Transaction Documents will affect such status of each Borrower Party. No affirmative elections have been filed with the IRS or any state or local taxing authority to treat any Borrower Party as an association taxable as a corporation for U.S. federal, state or local income tax purposes. No Borrower Party has any obligation to withhold under Section 1445 or Section 1446 of the Code with respect to any direct or indirect beneficial owner that is not a “United States person” as defined in the Code.

Section 6.12 Financial Statements.

(a) Each of the Historical Financial Statements and each Financial Statement of the Borrower and each other applicable Borrower Entity delivered to DOE pursuant to Section 8.01 (Financial Statements) is complete and correct, has been prepared in accordance with the Designated Standard and presents fairly, in all material respects, the financial condition of the Borrower or such Borrower Entity, as applicable, as of the respective dates of the Financial Statements for the respective periods covered therein.

(b) Such Financial Statements reflect all liabilities or obligations of the Borrower or such other Borrower Entity of any nature whatsoever for the period to which such Financial Statements relate that are required to be disclosed in accordance with the Designated Standard.

(c) As of the Execution Date or the date of delivery of such Financial Statements pursuant to Section 8.01 (Financial Statements), as applicable, or the respective date of such Financial Statements, whichever is earlier, no Borrower Entity has incurred or assumed any liabilities or obligations that would be required to be disclosed in accordance with the Designated Standard and which are not reflected in such Financial Statements or the notes thereto.

Section 6.13 Business; Other Transactions.

(a) No Borrower Party, other than HDI, has conducted any business other than the business contemplated by the Transaction Documents and such other business as may be related to (i) the Project; (ii) Big Rock Point; (iii) compliance with any ongoing decommissioning requirements applicable to the Plant; and (iv) early site development work, but not construction, for a small modular reactor adjacent to the Project Site provided that in the case of this clause (iv) (x) there will be no adverse impact on the Project in any material respect (including impacts that could arise from litigation related thereto), and (y) the Borrower will not be exposed to any material liability as a result therefrom.

(b) No Borrower Party, other than HDI, is a party to, or bound by, any contract other than those contracts permitted under the Financing Documents.

(c) Except as provided in the Financing Documents, no Borrower Party has executed and delivered any powers of attorney or similar documents.

(d) No Borrower Party has paid or become obligated to pay: (i) any fee or commission to any broker, finder or intermediary for or on account of arranging the financing of the transactions contemplated by the Transaction Documents; or (ii) any contingency fee (computed as a percentage of any amount of the Guaranteed Loan) to any financial or other professional advisors of the Borrower.

(e) Except as set forth on Schedule 6.13 (Affiliate Transactions), no Borrower Party is a party to any contract or agreement with, nor has any other loan commitment to, any Affiliate, other than HDI with respect to contracts or agreements that are unrelated to the Project and Big Rock Point.

(f) No Borrower Party has entered into: (i) any transaction or series of related transactions with any Person (including any Affiliate) other than in the Ordinary Course of Business and on an arm’s length basis; or (ii) any transaction whereby such Borrower Party might pay more than the fair market value for products of others.

(g) No Borrower Party has made any Investments other than Permitted Investments.

(h) No Borrower Party has any Subsidiaries or legally or beneficially owns any Equity Interests of any other Person.

(i) Each Borrower Party has instituted and maintained adequate internal controls, reporting systems and cost control systems that are designed to ensure that it satisfies its obligations under the Financing Documents.

(j) No Borrower Party (in the case of HDI, only to the extent related to the Project) is a party to any contracts or other agreements other than (i) the Transaction Documents, (ii) the agreements identified on Schedule 6.13 (Affiliate Transactions), Schedule 6.25 (Labor Agreements), and Schedule 6.26(b) (Davis-Bacon Act Covered Contracts), (iii) the Decommissioning Trust Agreements, the NRC Support Agreements, the Emergency Operating Facility Lease, (iv) the Restart Contracts identified in the certificate delivered by the Borrower pursuant to Section 5.01(d)(iv) (Transaction Documents) or any

Monthly Restart Progress Report; (v) the purchase orders identified pursuant to Section 5.01(yy) (Purchase Orders), Section 5.04(gg) (Purchase Orders) or pursuant to any Monthly Restart Progress Report or Annual Omnibus Report, (vi) as of the date hereof, those agreements identified on Schedule 6.13(j) (Other Borrower Party Documents) or agreements whose value is less than one million Dollars ($1,000,000), and (vii) after the date hereof, any other agreement permitted to be entered into in accordance with the Financing Documents.

Section 6.14 Accounts. The Borrower does not own or maintain any accounts with a bank or financial institution other than the Project Accounts, accounts held in the Decommissioning Trusts and the NRC Operating Funds.

Section 6.15 Property.

(a) Title to Collateral.

(i) Schedule 6.15 (Project Site) identifies the Borrower’s Real Property interests in the Project Site.

(ii) The Borrower owns and has valid legal and beneficial title to, or has a valid leasehold interest in, such Real Property interests in the Project Site and the Emergency Operating Facility Lease free and clear of any Lien of any kind, except for Permitted Liens, and no contracts or arrangements, conditional or unconditional, exist for the creation by the Borrower of any Lien (other than Permitted Liens) on any Real Property, other than the Security Documents; and none of the Permitted Liens, individually or in the aggregate, would materially impair or delay the development, restart, operation, or use by (or for the benefit of) the Borrower of the Project Site for the Project.

(iii) All easements, leasehold and other Real Property interests and utility and other services, means of transportation, facilities, other materials and rights that can reasonably be expected to be necessary for the restart, completion and operation of the Project in accordance with Applicable Laws and the Transaction Documents have been procured under the Major Project Documents or are commercially available to the Project at the Project Site, and as needed for continuing of operations at the site under the Emergency Operating Facility Lease, on terms consistent with the Restart Budget, the Base Case Financial Model and the Project Execution Plan, and, to the extent appropriate, arrangements have been made on terms consistent with the Restart Budget, the Base Case Financial Model and the Project Execution Plan for such easements, interests, services, means of transportation, facilities, materials and rights.

(b) Leases. Any Leases material to the Project in existence on the date of this representation and under which the Borrower is a lessee, sublessee or licensee are valid and subsisting, the Borrower is not in default under any of such Leases, the Borrower enjoys peaceful and undisturbed possession of the Real Property subject to such Leases, and the Borrower has the right to continue to enjoy such possession during the time when such Real Property is necessary for the Project.

(c) Project Site. The Project Site, together with the Emergency Operating Facility Lease, is sufficient and appropriate in all respects for the development, siting, design, engineering, restart, ownership, operation, maintenance and use of the Project as contemplated by the Transaction Documents.

(d) Boundaries. Except as shown on the ALTA survey delivered prior to the First Advance Date pursuant to Section 5.01(o)(i) (Real Estate), all of the improvements on the Project Site lie wholly within the boundaries of the area subject to the environmental review completed for the Project under NEPA, and no improvements on adjoining properties encroach upon the Project Site, and no improvements on the Project Site encroach upon or violate any easements or other encumbrances upon the Project Site, in each case, so as to materially impair or delay the development, restart, operation, or use by (or for the benefit of) the Borrower of the Project Site for the Project, except those which are insured against by title insurance. To Borrower’s Knowledge, the ALTA survey delivered prior to the First Advance Date pursuant to Section 5.01(o)(i) (Real Estate) does not fail to reflect any material matter affecting the Project Site or the title thereto.

(e) Condemnation. No condemnation or adverse zoning or usage change proceeding has occurred been threatened against any of the Real Property that could materially impair or delay the development, restart, operation, access to or use by (or for the benefit of) the Borrower of the Project Site, or the property under the Emergency Operating Facility Lease, for the Project.

Section 6.16 Summary Project Milestone Schedule, Project Budgets and Plans.

(a) The Project Budgets and Plans:

(i) are complete and based on reasonable assumptions;

(ii) are consistent with the provisions of the Project Documents;

(iii) have been prepared in good faith and with due care; and

(iv) fairly represent the Borrower’s expectation as to the matters covered thereby as of any date on which this representation is made or deemed made.

(b) The Summary Project Milestone Schedule – Working Plan accurately specifies in summary form the work that each applicable Borrower Entity proposes to complete on or before the deadlines specified therein.

(c) The Restart Budget represents the actual Project Costs to-date and Borrower’s best estimate of Project Costs anticipated to be incurred to achieve COD no later than the COD Long-stop Date and the Project Completion Date no later than the Project Completion Long-stop Date. The Restart Budget has not been amended or changed in any material respect other than to reflect Approved Restart Changes.

(d) No material changes have been made to the Base Case Financial Model most recently approved by DOE, nor to the assumptions or projections set forth therein (including with respect to the Subsequent License Renewal and expected retirement date).

(e) The Borrower’s good faith estimate and belief is that COD will occur no later than the Scheduled COD Date and the Project Completion Date will occur no later than the Scheduled Project Completion Date.

(f) The Borrower believes that it is technically feasible for the Project to be restarted, completed, operated and maintained so as to fulfill in all material respects the design specifications and requirements contained in the Major Project Documents.

Section 6.17 Intellectual Property.

(a) The Borrower exclusively owns or has a valid and enforceable license or right to use, all Project IP.

(b) Neither the Borrower nor any other Borrower Party is in breach of or default under any Project IP Agreement then in effect. There are no facts or circumstances that would be reasonably expected (after the giving of notice, the lapse of time, or both) to give rise to any revocation or termination of any Project IP Agreement, or the Borrower’s or any other Borrower Party’s rights or licenses to Project IP thereunder.

(c) Each Borrower Party’s right, title and interest in and to the Project IP owned by Borrower is free and clear of all Liens, except for Permitted Liens.

(d) The Security Documents ensure the availability of all relevant intellectual property rights, technical data including software, and technology necessary for DOE or any Person selected by DOE, to complete, operate, convey, and dispose of the Plant and the Project.

Section 6.18 Infringement; No Adverse Proceedings.

(a) No Borrower Party, nor its respective businesses, nor the development, design, engineering, procurement, restart, starting up, commissioning, ownership, operation, use or maintenance of the Project infringe upon, misappropriate or otherwise violate the Intellectual Property of any Person.

(b) There is no objection to, challenge to the validity of, or any Adverse Proceeding past, present, pending or to the Borrower’s Knowledge, threatened, to which any Borrower Party is a party, and no written objection (including any demand to take a license to Intellectual Property) against any Borrower Party: (i) alleging any infringement, misappropriation or other violation of the Intellectual Property of any Person: (A) by any Borrower Party; or (B) with respect to the development, design, engineering, procurement, restart, commissioning, ownership, use or maintenance of the Project; or (ii) challenging the validity, enforceability, ownership or use of any Project IP owned by any Borrower Party. There are no facts or circumstances that would be reasonably expected to give rise to any such Adverse Proceeding.

(c) To Borrower’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Project IP owned by any Borrower Party. There is no Adverse Proceeding pending to which any Borrower Party is a party or, to the Borrower’s Knowledge, threatened, alleging any of the foregoing.

Section 6.19 No Amendments to Transaction Documents. None of the Transaction Documents has been amended, modified or terminated, except in accordance with or as permitted by this Agreement or as disclosed to DOE and consented to in writing by DOE.

Section 6.20 Compliance with Laws; Program Requirements. Each Borrower Party is in compliance with, and has conducted and is conducting its business in compliance in all material respects with, all Applicable Law (including all Program Requirements with respect to the Project), Required Approvals and its Organizational Documents and internal controls, including for both the Project and Big Rock Point; and further including (i) all applicable orders, rules, regulations or decisions of NRC and FERC, (ii) that Borrower has not received any written notification by NRC which remains unresolved that Borrower is in material violation of the Project Operating License, (iii) any such permit, license or any order, rule, regulation or decision of the NRC related to the Plant, (iv) the technical specifications included in the Project Operating License in accordance with the requirements of 10 C.F.R. § 50.36 and the Final Safety Analysis Report, as updated, that is required to be maintained for the Plant in accordance with the requirements of 10 C.F.R. § 50.71(e), and (v) that the Project and Big Rock Point are in all material respects in conformance with all material applicable requirements under the Atomic Energy Act, the Energy Reorganization Act, the Federal Power Act, the Public Utility Holding Company Act of 1935, and the rules, regulations, orders and a licenses issued thereunder.

Section 6.21 Investment Company Act. No Borrower Entity is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act, or subject to regulation thereunder.

Section 6.22 Margin Stock. No part of the proceeds of any Advance, and no other extensions of credit under the FFB Documents, will be used, directly or indirectly, to purchase or carry any margin stock within the meaning of Regulation T, U or X of the Board, or any regulations, interpretations or rulings thereunder, or for any purpose that violates any regulation of the Board.

Section 6.23 Anti-Corruption Laws.

(a) Each Borrower Entity and its directors, officers, employees and, to such Borrower Entity’s Knowledge, agents, are, and have been, in compliance with all Anti-Corruption Laws.

(b) There are no Adverse Proceedings pending or, to the Borrower’s Knowledge, threatened against or affecting any Borrower Entity or their respective directors, officers or employees regarding any actual or alleged non-compliance with any Anti-Corruption Laws.

(c) No Borrower Entity, nor its directors, officers, employees nor, to such Borrower Entity’s Knowledge, agents, has made, offered or promised to make, provided or paid any unlawful contributions, entertainment or anything of value to any local or foreign official, foreign political party or party official or any candidate for foreign political office:

(i) in order to influence any act or decision of any foreign official, foreign political party, party official or candidate for foreign political office in his or her official capacity, including a decision to fail to perform his or her official functions;

(ii) to secure an unlawful or improper advantage; or

(iii) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to any Borrower Entity or any of its Affiliates or to any other Person, in violation of any applicable Anti-Corruption Law.

Section 6.24 Environmental Laws.

(a) All Required Approvals for the Project and Big Rock Point relating to: (i) air emissions; (ii) discharges to land, surface water or ground water; (iii) noise emissions; (iv) solid or liquid waste disposal; (v) the use, generation, storage, transportation or disposal of toxic or Hazardous Substances or wastes; or (vi) otherwise required under applicable Environmental Law have been obtained and are maintained, and are in full force and effect and have become a Final Order

(b) Except for Disclosed Adverse Proceedings, no Borrower Entity has received, and the Borrower does not have Knowledge of any facts, circumstances, conditions, actions, activities or events that have resulted or could reasonably be expected to result in any Environmental Claim against or affecting the Project or the Project Site or Big Rock Point that is, or could be reasonably expected to become, material.

(c) There is not and has not been within the applicable statute of limitations any condition, circumstance, action, activity or event with respect to the Project or Big Rock Point, the Borrower Parties or the Project Site that could reasonably form the basis of any violation in any material respect of any Environmental Law or that could otherwise reasonably be expected to have a Material Adverse Effect or result in material harm to environmental, health or safety matters (including worker safety). Each of the Borrower Parties is and has been in compliance in all material respects with all applicable Environmental Law.

(d) None of the Borrower, any Borrower Entity nor, to the Borrower’s Knowledge, any other Person, has, within the applicable statute of limitations, used, generated, manufactured, produced, stored, transported or Released, on, from, under or about the Project Site or Big Rock Point or transported thereto or therefrom, any Hazardous Substances in any manner that violates Applicable Law or violates the terms and conditions of a Required Approval, that has not been resolved and that could reasonably be expected to: (i) have a Material Adverse Effect; or (ii) result in material harm to the environment, health or safety (including worker safety).

Section 6.25 Employment and Labor Contracts.

(a) As of the Execution Date, with respect to the Project, no Borrower Party: (A) is a party to or bound by any collective bargaining or similar agreement with any union, labor organization or other bargaining agent, except as identified on Schedule 6.25 (Labor Agreements); (B) is subject to any labor disputes, requests for arbitration, or grievance proceedings except as identified on Schedule 6.25 (Labor Agreements); or (C) is or has been within the past two (2) years subject to any strikes or work stoppages except as identified on Schedule 6.25 (Labor Agreements).

(b) There are no strikes, slowdowns or work stoppages ongoing or threatened in writing by the employees of any Borrower Party or, to the Borrower’s Knowledge, any Major Project Participant that have caused or could reasonably be expected to cause a Material Adverse Effect.

Section 6.26 Davis-Bacon Act.

(a) As of the First Advance Date, the Borrower and each DBA Contract Party under each Davis-Bacon Act Covered Contract have taken all necessary steps to comply with and are in compliance (including retroactive compliance) with the Davis-Bacon Act Requirements.

(b) As of the First Advance Date, there are no Davis-Bacon Act Covered Contracts except for those listed in Schedule 6.26(b) (Davis-Bacon Act Covered Contracts).

(c) If and to the extent construction, alteration or repair (within the meaning of 29 C.F.R. §5.5(a)) of the Project began prior to the First Advance Date, the Borrower Entities have prior to the First Advance Date, retroactively adjusted, and caused each DBA Contract Party to retroactively adjust, the wages of each affected laborer and mechanic employed in the construction, alteration or repair of the Project prior to the First Advance Date, and paid or caused to be paid to each such laborer or mechanic such additional wages, if any, as were necessary for such laborers and mechanics to have been paid at rates not less than those prevailing on similar work in the relevant locality during the period such work was performed, as determined by the Secretary of Labor in accordance with the Davis-Bacon Act wage determinations attached to Schedule 6.26(b) (Davis-Bacon Act Covered Contracts).

Section 6.27 ERISA.

(a) The Borrower and each of its ERISA Affiliates have operated the Employee Benefit Plans in compliance with their terms and with all applicable provisions and requirements of the Code, ERISA and all other Applicable Laws and have performed all their respective obligations under such plan.

(b) Each Employee Benefit Plan has been determined by the IRS to be so qualified or is in the process of being submitted to the IRS for approval or will be so submitted during the applicable remedial amendment period, and, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of an Employee Benefit Plan with no determination, nothing has occurred that would materially adversely affect such qualification).

(c) There exists no Unfunded Pension Liabilities with respect to Employee Benefit Plans in the aggregate, taking into account only Employee Benefit Plans with positive Unfunded Pension Liabilities.

(d) There are no Adverse Proceedings pending against or threatened involving an Employee Benefit Plan (other than routine claims for benefits) or, any Borrower Party or any ERISA Affiliate, which would reasonably be expected to be asserted successfully against any Employee Benefit Plan and, if so asserted successfully, would reasonably be expected, either singly or in the aggregate, to have a Material Adverse Effect.

(e) No ERISA Event has occurred or is reasonably expected to occur.

(f) Except to the extent required under Section 4980B of the Code or comparable state law, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrower or any ERISA Affiliate.

(g) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder (or the exercise by DOE of its rights under this Agreement) will not involve any non-exempt transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which taxes could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code.

(h) (i) The assets of the Borrower do not and will not constitute: (A) “plan assets” within the meaning of Section 3(42) of ERISA and DOL Regulations set forth in 29 C.F.R. 2510.3-101; or (B) the assets of any governmental, church, non-U.S. or other plan (“Similar Law Plan”); and (ii) transactions by or with the Borrower are not and will not be subject to state statutes applicable to the Borrower regulating investments of fiduciaries with respect to any Similar Law Plan.

(i) Neither any Borrower Party nor any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Employee Benefit Plan subject to Section 4064(a) of ERISA to which it made contributions.

(j) Neither any Borrower Party nor any ERISA Affiliate has incurred or reasonably expects to incur any liability to PBGC save for any liability for premiums due in the ordinary course or other liability which would not reasonably be expected to have, either singly or in the aggregate, a Material Adverse Effect.

Section 6.28 Powers of Attorney. No Borrower Party has granted any power of attorney or similar power to any Person except in connection with Permitted Liens to the Secured Parties.

Section 6.29 Sanctions and Anti-Money Laundering Laws.

(a) No (i) Borrower Entity or any of their Affiliates is or is Controlled by or (ii) to each Borrower Entity’s Knowledge, Major Project Participant is or is Controlled by, in each case, a Prohibited Person, and each Borrower Entity and their respective directors, officers, employees and, to each Borrower Entity’s Knowledge, agents, are and have been in compliance with all Sanctions.

(b) No Borrower Entity or any of their respective members, directors, officers, employees or, to each Borrower Entity’s Knowledge, agents, is a Prohibited Person.

(c) None of the Collateral is owned, traded or used, directly or, to each Borrower Entity’s Knowledge, indirectly by a Prohibited Person or is located or organized in a Prohibited Jurisdiction.

(d) Each Borrower Entity, and their respective directors, officers, employees and, to the Borrower Entity’s Knowledge, agents, are and have been in compliance with all applicable Anti-Money Laundering Laws.

(e) There are no Adverse Proceedings pending or, to each Borrower Entity’s Knowledge, threatened, against or affecting any Borrower Entity or their respective directors, officers, or employees regarding any actual or alleged non-compliance with any Sanctions or Anti-Money Laundering Laws.

(f) The Borrower Entities have implemented, maintained, and at all times complied with policies and procedures reasonably designed to ensure compliance with all applicable International Compliance Directives and Anti-Money Laundering Laws.

Section 6.30 Cargo Preference Act. Each of the Borrower Parties is in compliance with the Cargo Preference Act of 1954, as amended, and all related implementing regulations with respect to all CPA Goods or has otherwise reached an agreement with the United States Maritime Administration with respect to such compliance.

Section 6.31 Lobbying Restriction. Each Borrower Party is in compliance with all requirements of 31 U.S.C. § 1352, as amended, including the requirement that no proceeds of the Advances be expended by the Borrower or any of its Affiliates to pay any Person for influencing or attempting to influence an officer or employee of any federal agency, a member of the U.S. Congress, an officer or employee of the U.S. Congress, or an employee of a member of Congress in connection with the making of the Guaranteed Loan or any other action described in 31 U.S.C. § 1352(a)(2).

Section 6.32 Federal Funding. No application has been delivered by the Borrower to, and no application is pending review or approval by, any Governmental Authority for allocation of Federal Funding to the Project.

Section 6.33 Federal Funding. No Federal Debt Delinquency. No Borrower Entity has:

(a) any judgment Lien against any of its Property for a debt owed to the United States or any other creditor, or

(b) any Indebtedness (other than a debt under the Code) owed to the United States or any Governmental Authority thereof that is in delinquent status, as the term “delinquent status” is defined in 31 C.F.R. 285.13(d), including any Tax liabilities (other than those Tax liabilities contested in accordance with the Permitted Contest Conditions), except to the extent such delinquency has been resolved with the appropriate Governmental Authority in accordance with Applicable Law.

Section 6.34 No Tax-Exempt Indebtedness. Neither the Guaranteed Loan nor the Reimbursement Obligations finance, either directly or indirectly, tax-exempt debt obligations, consistent with the requirements of Section 149(b) of the Code.

Section 6.35 Sufficient Funds. The (i) remaining Guaranteed Loan Commitment Amount, (ii) the remaining Base Equity Commitment, (iii) the DFS Funding Commitment, (iv) in respect of any Cost Overruns, funds on deposit in the Restart Account that have been (A) funded by cash deposits from sources other than Base Equity Commitments, the DFS Funding Commitment (unless such Cost Overruns are DFS Campaign Costs), Advances, Michigan Grant proceeds, Operating Revenues or amounts deposited into the Extraordinary Proceeds Account that are required to be applied for purposes other than such Cost Overruns and/or (B) backstopped by an Acceptable Letter of Credit, in an aggregate amount sufficient to cover the full amount of such Cost Overruns, and (v) with respect to any date on which this representation is made which is an Advance Date, the amount of the requested Advance are, collectively, sufficient to pay all remaining Project Costs (including any Cost Overruns) and to achieve COD by the COD Long-stop Date and Project Completion by the Project Completion Long-stop Date in accordance with the then-applicable Project Budgets and Plans and the Base Case Financial Model.

Section 6.36 Use of Proceeds. The Borrower has used the proceeds of each Advance in accordance with Section 2.04(d) (Disbursement of Proceeds) and the other terms and conditions of all applicable Financing Documents and not in contravention of any Applicable Law, Transaction Document or Governmental Approval.

Section 6.37 No Immunity. No Borrower Entity nor any of its assets is entitled to immunity in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Transaction Document.

Section 6.38 No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Transaction Documents nor the performance of any actions required hereunder or thereunder is being undertaken by any Borrower Entity with or as a result of any actual intent by any Borrower Entity to hinder, delay or defraud any entity to which any Borrower Entity is now or will hereafter become indebted.

Section 6.39 Disclosure.

(a) The statements and information contained in the Financing Documents, taken together with all documents, reports or other written information pertaining to the Project that have been furnished by or on behalf of the Borrower or any other Borrower Entity to DOE or any Secured Party Advisor from time to time, are true and correct in all material respects and do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading at the time they were made.

(b) There are no facts, documents or agreements that have not been disclosed to DOE in writing that could reasonably be expected to be material to DOE’s decision to enter into this Agreement or the transactions contemplated hereby or authorize any Advance or that could otherwise reasonably be expected to materially and adversely alter or affect the Project.

Section 6.40 Insurance. From and after the Execution Date with respect to each of the Plant and Big Rock Point, all Required Insurance is in full force and effect.

Section 6.41 Information Technology; Cyber Security.

(a) The information technology (including data communications systems, equipment and devices) used in the business of the Borrower Parties (“IT Systems”) operates and performs in all material respects as necessary: (i) for the development, design, engineering, procurement, restart, commissioning, ownership, operation or maintenance of the Project; (ii) to complete the activities designated to be completed, or to achieve Project Completion, as applicable; or (iii) to exercise the Borrower Parties’ rights and perform their obligations under the Major Project Documents, as applicable at the relevant time.

(b) Each Borrower Party has implemented and maintains commercially reasonable privacy, information security, cyber security, disaster recovery, business continuity, data backup and incident response plans, policies and procedures consistent with industry standards (including administrative, technical and physical safeguards) designed to protect: (i) Sensitive Information from any unauthorized, accidental, or unlawful Processing or loss; (ii) each IT System from any unauthorized or unlawful access, acquisition, use, control, disruption, destruction, or modification; and (iii) the integrity, security and availability of the Sensitive Information and IT Systems.

(c) No Borrower Party, nor to the Borrower’s Knowledge, any Person that Processes Sensitive Information on behalf of any Borrower Party, has suffered any data breaches or other incidents that have resulted in: (i) any unauthorized Processing of any Sensitive Information; or (ii) any unauthorized access to or acquisition, use, control or disruption of or any corruption of any of the IT Systems owned or controlled by Borrower in any material respect, in each case, other than as disclosed in writing to DOE.

(d) Each Borrower Party is and has been in compliance in all material respects with: (i) all applicable Data Protection Laws; and (ii) all Contractual Obligations, and all privacy notices and policies, binding on such Borrower Party and related to the Processing of Personal Information.

(e) No Borrower Party has received: (i) any written claims related to any unauthorized Processing (including any ransomware incident), or any loss, theft, corruption, or other misuse of any Personal Information Processed by such Borrower Party; or (ii) any written notice (including by any Governmental Authority) of any claims, investigations, or alleged violations relating to any Personal Information Processed by such Borrower Party, other than as disclosed in writing to DOE.

Section 6.42 Certain Events.

(a) No Default or Event of Default has occurred and is continuing or is reasonably expected to occur.

(b) No Event of Force Majeure or Event of Loss has occurred and is continuing or is reasonably expected to occur that, in any such case, has or is reasonably expected to have an adverse impact on the schedule to complete, cost to complete, or ability to fully fund the Project.

(c) No material breach or default has occurred and is continuing under any Major Project Document, and no breach or default has occurred and is continuing under any other Project Document that could reasonably be expected to result in a Material Adverse Effect.

Section 6.43 No Material Adverse Effect. No event (including any legal, arbitral or other dispute review proceeding or any change in law) has occurred since March 4, 2024 and is continuing that has or could reasonably be expected to have or result in a Material Adverse Effect.

Section 6.44 Regulatory Matters. Each Borrower Entity, with respect to the Plant and Big Rock Point, is:

(a) in compliance with 10 CFR 609.8(b)(15); and

(b) within the bounds of the existing Licensing Basis for each of the Plant and Big Rock Point, as applicable, except for items that are nonmaterial.

Section 6.45 Decommissioning Trusts

(a) The Borrower is in compliance in all material respects with the Decommissioning Trust Agreement for each of the Project and Big Rock Point.

(b) Other than Disclosed Adverse Proceedings, there are no Adverse Proceedings pending or, to the Borrower’s Knowledge, threatened, against or affecting any Borrower Entity or their respective directors, officers, or employees that would render invalid the funding strategy for the Decommissioning Trust for the Project or Big Rock Point.

Section 6.46 Major Project Document Purchase Orders. Each purchase order associated with a Major Project Document states or provides sufficient written evidence to indicate that such purchase order is subject to the terms of its corresponding Major Project Document (including any underlying general terms and conditions set forth in the Major Project Document).

ARTICLE VII

AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, until the Release Date:

Section 7.01 Maintenance of Existence; Property; Etc.

(a) Each Borrower Party shall preserve and maintain: (i) its legal existence; (ii) all of its licenses, rights, privileges and franchise materials to the conduct of its business and the Project, and (iii) except to the extent otherwise permitted pursuant to Section 9.03 (Merger; Disposition; Transfer; Abandonment), all of its licenses, rights, privileges and franchise materials to Big Rock Point.

(b) Each Borrower Party shall keep (or cause to be kept) all its Properties and IT Systems in good working order and condition to the extent necessary to ensure that its business can be conducted properly and continuously and in compliance, in all material respects, with all Applicable Laws, Required Approvals and its Organizational Documents at all times.

(c) Except as otherwise permitted hereunder, each Borrower Party shall preserve and maintain good and marketable title to or leasehold interest in or rights to all relevant Collateral and such rights to use the Project Site as are necessary to restart, operate and maintain the Project in accordance with the requirements of the Transaction Documents and the then-applicable Summary Project Milestone Schedule – Working Plan and shall, at such Borrower Party’s own expense, as applicable, take all actions to ensure that it has sufficient rights to the Project Site as are necessary for the development, restart and operation of the Project as contemplated by the Transaction Documents.

Section 7.02 Intellectual Property.

(a) Maintenance of Project IP. The Borrower shall at all times: (i) acquire and maintain ownership of all Project IP then required; or (ii) obtain and maintain its licenses or rights to use all Intellectual Property owned by any other Person necessary: (A) to achieve Project Completion; (B) to successfully operate the Project; and (C) to exercise its rights and perform its obligations under the Major Project Documents, in each case, as applicable at the relevant time.

(b) Protection of Project IP. Each Borrower Party shall take all commercially reasonable steps to: (i) protect, enforce, preserve and maintain its rights, title or interests in and to the Project IP; (ii) protect the secrecy and confidentiality of all confidential information and Trade Secrets included in the Project IP, or with respect to which the Borrower, has any confidentiality obligation; and (iii) comply in all material respects with the terms and conditions of the Project IP Agreements and any other agreement granting a license to the Project IP. If (A) any Project IP owned by the Borrower or licensed under any Project IP Agreement to the Borrower becomes, as applicable: (I) abandoned, lapsed, dedicated to the public or placed in the public domain; (II) invalid or unenforceable; or (III) subject to any adverse action or proceeding before any intellectual property office or registrar; and (B) the foregoing, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, then, after the Borrower obtains Knowledge thereof, the Borrower shall notify DOE thereof in accordance with Section 8.03 (Notices).

(c) Continued Security Interest in Project IP. The Borrower shall, promptly upon the reasonable request of DOE, execute (or procure the execution of) and deliver to DOE any document and take all actions necessary to acknowledge, confirm, register, record or perfect DOE’s security interest in any part of the Project IP that is owned by a Borrower Entity (including the filing of the IP Security Agreement with the United States Patent and Trademark Office, the United States Copyright Office, or the corresponding entities in any applicable jurisdiction), whether such interest is now owned or hereafter acquired (whether by application, registration, purchase or otherwise).

(d) Protection Against Infringement. In the event that the Borrower has Knowledge of any breach or violation of any of the terms or conditions of any Project IP Agreement or that any material Project IP owned by any Borrower Party is infringed, misappropriated or otherwise violated by any Person, the Borrower shall: (i) take, or cause to be taken, actions or inactions that are, in the Borrower’s reasonable judgment, appropriate under the circumstances (taking into account Applicable Law with respect to such infringement, misappropriation or other violation), and protect its rights in such Project IP; and (ii) after the Borrower obtains Knowledge of such infringement, misappropriation or other violation, notify DOE in accordance with Section 8.03 (Notices).

(e) Notice of Borrower’s Alleged Infringement. In the event that the Borrower has Knowledge of any Adverse Proceeding alleging that any Borrower Party, its respective businesses, or the development, design, engineering, procurement, restart, commissioning, ownership, operation, use or maintenance of the Project, is infringing, misappropriating or otherwise violating any Intellectual Property of any Person, the Borrower shall: (i) take, or cause to be taken, such actions that are, in the Borrower’s reasonable business judgment, appropriate under the circumstances to avoid or avert a Material Adverse Effect; and (ii) after the Borrower obtains Knowledge thereof, report such notice or communication relating thereto to DOE in accordance with Section 8.03 (Notices).

(f) License Grant. The Borrower hereby grants and shall cause each applicable Borrower Party and each licensor of Project IP under a Project IP Agreement to grant or otherwise permit to grant to the Secured Parties a Secured Parties’ License.

(g) Project IP Agreement Terms. The Borrower shall ensure that each license agreement that constitutes a Project IP Agreement grants to the Borrower: (x) (i) a direct, and transferable or sublicensable license; or (ii) an irrevocable, perpetual, and transferable or sublicensable sublicense, to Project IP which is owned by any other Borrower Party, or (y) a license in form and substance satisfactory to DOE and, if the Collateral Agent is a party thereto, the Collateral Agent, with a corresponding Secured Parties’ License, to the extent reasonably requested by DOE for Project IP which is either critical to (or otherwise inextricably embedded in) the Project or not readily replaceable; provided, that with each license and sublicense is fully paid-up and royalty-free.

Section 7.03 Insurance.

(a) Each Borrower Party shall obtain, maintain and comply with (or cause to be obtained, maintained and complied with) the Required Insurance at all times and in all respects, and shall keep its present and future properties insured as required by, and in accordance with the requirements of Schedule 7.03 (Insurance).

(b) Each Borrower Party shall pursue any contractual rights and remedies to cause the Major Project Participants to obtain and maintain insurance as required in the Major Project Documents.

Section 7.04 Event of Loss.

(a) If any Event of Loss shall occur with respect to the Project or any part thereof, the Borrower shall promptly deliver notice thereof to DOE and:

(i) diligently pursue all of its rights to compensation against all relevant insurers, reinsurers and Governmental Authorities, as applicable, in respect of such event;

(ii) compromise or settle any claim with respect to any Event of Loss involving an amount in excess of ten million Dollars ($10,000,000) (such Event of Loss, a “Threshold Event of Loss”) per claim or any series of related claims only upon prior written consent of DOE; and

(iii) pay or apply the Net Amount of all Loss Proceeds stemming from such event in accordance with this Section 7.04 (Event of Loss) including, to the extent required in this Section 7.04 (Event of Loss), for prepayments in accordance with Section 3.05(c)(i)(C) (Mandatory Prepayments).

(b) Upon the occurrence of any Event of Loss, Loss Proceeds shall be promptly deposited into, or credited to the Extraordinary Proceeds Account. Each Borrower Party shall, in advance, direct the relevant insurers, reinsurers and Governmental Authorities, as applicable, to pay Loss Proceeds directly to the Collateral Agent as loss payee for deposit to the Extraordinary Proceeds Account (and subject to the use of such proceeds by the Borrower in accordance with this Section 7.04 (Event of Loss)). If Loss Proceeds are paid to any Borrower Party, such Loss Proceeds shall be received in trust, for the benefit of the Collateral Agent, shall be segregated from other funds of the Borrower, and shall be forthwith paid over to the Collateral Agent in the same form as received (with any necessary endorsement) for deposit to the Extraordinary Proceeds Account.

(c) Upon the occurrence of any Event of Loss, the Borrower shall promptly repair or remediate such loss and cause Loss Proceeds associated with the loss to be applied to the payment of the costs of repair or restoration of the portion of the Project lost or damaged if and to the extent required in parts (d), (e) or (f), as applicable of this Section 7.04 (Event of Loss); provided, that in each case, DOE shall have: (i) received from the Borrower a summary of the relevant Event of Loss, the basis for the Borrower’s decision to repair or remediate and a plan to accomplish such repair or remediation; and (ii) approved such plan.

(d) With respect to the Net Amount of any Loss Proceeds not from a Threshold Event of Loss, the Borrower shall apply such amounts within one hundred and twenty (120) days (or, if agreed between the Borrower and DOE (in consultation with the Independent Engineer) at a later date during a scheduled refueling outage) toward the repair or replacement of the affected assets except to the extent that (i) the failure to use all or a portion of such proceeds toward repair or replacement would not reasonably be expected to: (A) reduce the annualized production capacity of the Project; (B) reduce net revenues of the Project; (C) to increase the O&M Expenses with respect to the Project, or (D) result in a breach or violation of, or default under, any Applicable Law (including any Governmental Approvals) or any Major Project Document, and (ii) DOE has received evidence, in form and substance satisfactory to it, of the foregoing, then such amounts may be transferred to the Revenue Account on the next Payment Date for application in accordance with the Accounts Agreement.

(e) With respect to the Net Amount of any Loss Proceeds from a Threshold Event of Loss, the Borrower shall apply the amounts on deposit in the Extraordinary Proceeds Account to pay the costs of the relevant repairs and restoration if, and only if, DOE determines, after consultation with the Independent Engineer, that:

(i) repair or replacement of the relevant portion of the Project is technically and economically feasible; and

(ii) each Borrower Party is in compliance with such other conditions and requirements as DOE shall consider appropriate in the circumstances.

(f) In respect of any Event of Loss that: (i) is not a Threshold Event of Loss; or (ii) is a Threshold Event of Loss for which DOE has consented to the use of the Loss Proceeds in accordance with clause (e) above, the Borrower shall, on the tenth (10th) Business Day of each month until such restoration and repair has been completed and the contractors performing such restoration or repair work have been paid in full, deliver to the Collateral Agent and DOE the following:

(i) a detailed summary of the work performed in connection with any such restoration or repair during the preceding month and the itemized expenses that are then due and payable, together with copies of all invoices, other documentation as requested, conditional (upon payment only) lien waivers from the contractors performing such restoration or repair work and other information and documents reasonably requested by DOE with respect to such restoration or repair work; and

(ii) proposed Funds Withdrawal/Transfer Certificate directing the Collateral Agent to disburse to the contractors performing such restoration or repair work amounts constituting Loss Proceeds on deposit in the Extraordinary Proceeds Account in the respective amounts then due and payable to such contractors.

(g) Upon the completion of any such restoration and repair work (as validated in writing by the Independent Engineer), or if restoration and repair work is not undertaken pursuant to this Section 7.04 (Event of Loss), and to the extent that the Borrower has not delivered a Prepayment Election Notice in accordance with Section 3.05(c) (Mandatory Prepayments), DOE shall be entitled to instruct the Collateral Agent to apply any amounts on deposit in the Extraordinary Proceeds Account to the prepayment of the Advances on the second (2nd) Business Day following receipt of such instructions, in accordance with Section 3.05(c) (Mandatory Prepayments).

(h) Nothing in this Section 7.04 (Event of Loss) shall prevent the Borrower Parties from making repairs to the Plant or taking other remedial actions following an Event of Loss using funds in the Restricted Payment Account, funds provided under the Palisades NRC Support Agreement, or other voluntary commitment of funds to the Borrower in order to (i) comply with Applicable Law and NRC regulations; (ii) protect public health and safety; or (iii) fund any other repairs to the Plant or remedial action to address an Event of Loss; provided, that in each such case DOE has received, prior to (or in the case of an Emergency, promptly after) taking such actions, a Self-Funded Costs Notice, setting out in reasonable detail the relevant repairs or remedial actions, the total funding committed and available to the Borrower to complete such repairs or remedial actions, and that consummation of and payment for such repairs and remedial actions will not result in or constitute a breach or default under any Transaction Document.

Section 7.05 Further Assurances; Creation and Perfection of Security Interests.

(a) Each Borrower Party shall execute and deliver, from time to time, as reasonably requested by DOE or the Collateral Agent, at the Borrower’s expense, such other documents as shall be necessary or advisable or that DOE and the Collateral Agent may reasonably request in connection with the rights and remedies of DOE and the Collateral Agent granted or provided for by the Transaction Documents and to consummate the transactions contemplated therein.

(b) Each Borrower Party shall, at its own expense, take all actions (x) that have been or shall be requested by DOE or the Collateral Agent or (y) that the Borrower knows are necessary or advisable, in either case, to establish, maintain, protect, perfect and continue the perfection of the First Priority Liens of the Secured Parties created or intended to be created by the Security Documents in the Collateral and shall furnish timely notice of the necessity of any such action, together with such instruments, in execution form, and such other information as may be required or reasonably requested to enable any appropriate Secured Party to effect any such action.

Section 7.06 Diligent Restart of Project; Approved Restart Changes.

(a) The Borrower shall use reasonable efforts to cause: (i) COD to occur by no later than the Scheduled COD Date; and (ii) the Project Completion Date to occur on or prior to the Scheduled Project Completion Date, in each case, in compliance with the Project Execution Plan, Restart Budget, Project Documents and Required Approvals.

(b) The Borrower shall restart and complete, or cause to be restarted and completed, the Project diligently in accordance with the Major Project Documents and the other Transaction Documents, all Required Approvals, the Project Execution Plan and the Restart Budget.

(c) The Borrower shall cause all Approved Restart Changes to be described in a Monthly Restart Progress Report and, where applicable, reflected in revised versions of the Project Budgets and Plans, as applicable, and delivered to DOE in accordance with the terms hereof.

Section 7.07 Taxes, Duties, Expenses and Liabilities.

(a) The Borrower shall pay or cause to be paid on or before the date payment is due: (i) all Taxes (including stamp taxes), Secured Party Expenses, or other fees payable on or in connection with the execution, issue, delivery, registration, or notarization, or for the legality, validity, or enforceability, of the Transaction Documents (other than those Taxes that it is contesting in accordance with the Permitted Contest Conditions and Taxes imposed with respect to an assignment by FFB); provided, that the Borrower shall promptly pay or cause to be paid any valid, final judgment rendered upon the conclusion of any relevant Adverse Proceeding enforcing any Tax and cause it to be satisfied of record; and (ii) all claims, levies or liabilities (including claims for labor, services, materials and supplies) for sums that have become due and payable and that have or, if unpaid, could reasonably be expected to become a Lien (other than a Permitted Lien) upon the property of the Borrower (or any part thereof).

(b) The Borrower shall file all tax returns required by Applicable Laws to be filed by it or any Borrower Party and shall pay or cause to be paid on or before the date payment is due: (i) all income Taxes required to be paid by any Borrower Party; and (ii) all other material Taxes and assessments required to be paid by any Borrower Party (other than those Taxes that it contests in accordance with the Permitted Contest Conditions).

(c) The Borrower acknowledges and agrees, and shall cause each of the Sponsor and the Direct Parent to acknowledge and agree, that DOE’s execution and delivery of this Agreement, including the determination by DOE as to whether Project Costs are Eligible Project Costs, (i) does not prejudice or otherwise have any binding effect with regard to any determination by the Internal Revenue Service, the U.S. Department of the Treasury, or a court of law as to the tax basis of the Project or any part thereof under the Code and (ii) does not constitute a determination regarding, and is unrelated to whether such Person or the Project has complied or will comply with, Federal tax law. The Borrower acknowledges and agrees, and shall cause the Sponsor and the Direct Parent to agree, that such Person shall not use the DOE’s execution and delivery of this Agreement, or documents generated by the DOE during its consideration of the Application, to demonstrate or prove it complied with the requirements to claim a tax credit or other amount under the Internal Revenue Code in an administrative or judicial proceeding.

(d) Each Borrower Party shall maintain its status as a “disregarded entity” for U.S. federal income tax purposes.

Section 7.08 Performance of Obligations.

(a) Each Borrower Party shall perform and observe in all material respects its covenants and obligations contained in any Financing Document, any Required Approval or any Major Project Document. Each Borrower Party shall perform and observe all of its covenants in any Project Document that is not a Major Project Document, except to the extent that the failure to do so could not reasonably be expected to have Material Adverse Effect.

(b) Each Borrower Party shall take all reasonable and necessary action to prevent the termination, suspension or cancellation of any Financing Document, any Required Approval or any Project Document (except with respect to any Project Document that is not a Major Project Document, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect), except for: (i) the expiration of any Financing Document, any Required Approval or any Project Document in accordance with its terms and not as a result of a breach or default thereunder by any Person; and (ii) the termination or cancellation of any Project Document that such Borrower Party replaces as permitted under this Agreement.

(c) Each Borrower Party shall enforce against the relevant Project Participant in accordance with its terms each material covenant or obligation under each Project Document to which such Project Participant is a party (except with respect to any Project Document that is not a Major Project Document, to the extent that the failure to do so could not reasonably be expected to have Material Adverse Effect).

(d) Each Borrower Party shall diligently pursue all contractual remedies available to it to cause each Major Project Participant to comply with and conduct its property, business and operations in compliance in all material respects with all Applicable Laws that are applicable to the activities that such Person carries out with respect to the Project.

(e) The Borrower shall comply in all material respects with the terms and conditions of all Required Approvals, to the extent applicable, that are required for each Major Project Participant to perform its obligations under the Major Project Documents to which it is a party.

Section 7.09 Use of Proceeds. The Borrower shall use the proceeds of each Advance in accordance with Section 2.04(d) (Disbursement of Proceeds) and the other terms and conditions of all applicable Financing Documents and not in contravention of any Applicable Law, Transaction Document or Governmental Approval. Neither DOE nor FFB shall have any responsibility as to the use of any proceeds of any Advance.

Section 7.10 Books, Records and Inspections.

(a) Each Borrower Party shall:

(i) keep proper records and books of account in which full, true and correct entries in accordance with the Designated Standard and all Applicable Laws are made in respect of all dealings and transactions relating to the business and activities of each Borrower Party (or, in the case of HDI, the business and activities of HDI related to the Project and Big Rock Point);

(ii) maintain adequate internal controls, reporting systems, IT Systems and cost control systems that are designed to ensure that each Borrower Party satisfies its obligations under the Financing Documents and:

(A) for overseeing the financial operations of each Borrower Party, including its cash management, accounting and financial reporting;

(B) for overseeing the Borrower’s relationship with DOE and the Independent Auditor;

(C) for promptly identifying any Cost Overruns;

(D) for maintaining such records as are necessary to facilitate an effective and accurate audit and performance evaluation of the Project as required by the Program Requirements; and

(E) for compliance with securities, corporate and other Applicable Law regarding adoption of a code of ethics and auditor independence; and

(iii) record, store, maintain, and operate its records, systems, controls, data and information using means (including any electronic, mechanical or photographic process, whether computerized or not) that are under its exclusive ownership and direct control (including all means of access thereto and therefrom).

(b) The Borrower Parties shall:

(i) consult and cooperate with Secured Parties and the Secured Party Advisors regarding the Project upon DOE’s request;

(ii) permit officers and designated representatives of the Secured Parties, any agent of any of the foregoing, and the Secured Party Advisors to visit and inspect the Project and any other facilities and properties of the Borrower Parties;

(iii) provide to officers and designated representatives of the Secured Parties, any agent of any of the foregoing, the Comptroller General and the Secured Party Advisors: (A) access to any pertinent books, documents, papers and records of any Borrower Party for the purpose of audit, examination, inspection and monitoring upon reasonable notice and at reasonable times during normal business hours, to examine and discuss the affairs, finances and accounts of the Borrower Parties with representatives of the Borrower Parties; and (B) such access rights as required by the Program Requirements, including, subject to compliance with ordinary site access rules related to safety and consistent with Prudent Industry Practices, access to the Project and ancillary facilities (and allowing the officers and designated representatives of the Secured Parties and the Comptroller General to discuss each Borrower Party’s and each of its subsidiaries’ (if any) affairs, finances and accounts with the Borrower Party’s officers) for the purpose of monitoring the performance of the Project;

(iv) afford proper facilities for such inspections, and make copies (at the Borrower’s expense) of any records that are subject to such inspection; and

(v) subject to the Borrower’s protection of confidential information and Trade Secrets described in Section 7.02(b) (Protection of Project IP), make available all information related to the Project, including all patents, technology and proprietary rights owned or controlled by, or licensed to, the Borrower Parties and utilized in the development, design, engineering, procurement, restart, commissioning, operation or maintenance of the Project, as may be reasonably necessary in order to determine the technical progress, soundness of financial condition, management stability, adequacy of staffing levels, compliance with Environmental Law, adequacy of health and safety conditions and all other matters with respect to the Project.

(c) Each Borrower Party shall:

(i) authorize the Independent Auditor to communicate directly with DOE, FFB and the Comptroller General at any time regarding any Agreed-Upon Procedures Report and the Borrower Party’s accounts and operations relating thereto; and

(ii) in the event that the Independent Auditor should cease to be the accountants of any Borrower Party for any reason, promptly, but in any event no later than five (5) Business Days after the occurrence thereof, notify DOE of such change in the Independent Auditor and the reason therefor, and the Borrower shall appoint and maintain another firm of independent public accountants that satisfy the conditions set forth herein to qualify as the Independent Auditor.

(d) Each Borrower Party shall disclose in writing to its outside auditors and audit committee and shall promptly, but in any event no later than five (5) Business Days, provide copies thereof to DOE of:

(i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial information; and

(ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(e) Each Borrower Party shall promptly provide copies to DOE of any management letter or other material communication sent by the Independent Auditor (or any other accountants retained by the Borrower) to any Borrower Party in relation to the financial, accounting, management information or other systems, policies, management or accounts of any Borrower Party.

(f) Each Borrower Party shall retain all records relating to expenditures incurred with respect to the Project with respect to which Advances were made until the latter of: (i) the date that is five (5) years after the Advance was made with respect to such expenditure; and (ii) the Project Completion Date.

Section 7.11 Compliance with Applicable Law.

(a) Except where a higher standard is set forth in a separate provision of this Agreement, each Borrower Party shall comply in all material respects, and conduct the Project, Big Rock Point, and its business, operations, assets, equipment, property, leaseholds, and other facilities in compliance in all material respects, with all Applicable Laws.

(b) Each Borrower Party shall comply in all material respects with, and conduct the Project, Big Rock Point, and its business, operations, assets, equipment, property, leaseholds, and other facilities in compliance with all Environmental Laws, and shall ensure that the Project is operated, and Big Rock Point is maintained, in a manner that would not pose a hazard to public health or safety or to the environment.

(c) Each Borrower Party shall comply with all applicable requirements of all Anti- Money Laundering Laws and maintain proper operating and credit policies and procedures (including “know your customer” and anti-money laundering policies) to ensure, inter alia, proper credit, risk and conflicts of interest management in connection therewith.

(d) Each Borrower Party shall procure all relevant Required Approvals at or prior to such time as they are required or necessary, maintain such Required Approvals, and comply in all material respects with all Required Approvals.

(e) Each Borrower Party shall procure, maintain and comply in all material respects with all Required Approvals that are required for it to perform its obligations under the Project Documents to which it is a party, and to operate, maintain and decommission the Project.

Section 7.12 Compliance with Program Requirements. The Borrower shall comply with all Program Requirements in connection with the Project.

Section 7.13 Tax Credit Requirements. The Borrower shall comply and cause each other Borrower Entity and Major Project Participant, as applicable, to take all necessary actions to comply with the requirements set out in Section 45Y of the Code and to optimize the availability of PTCs thereunder with respect to the Project and to comply with Code Section 6418 and the regulations thereunder to cause the transfer of such tax credits. For the avoidance of doubt, the Borrower shall comply with prevailing wage and apprentice rules of Code Section 45Y(g)(9)-(10) during the construction period and for the 10-year credit period. The Borrower shall comply with the Tax Credit Transfer Plan and the terms of any agreement, contract or commitment for the sale of PTCs.

Section 7.14 Accounts; Cash Deposits.

(a) The Borrower shall maintain, or cause to be maintained, in full force and effect, each of the Project Accounts and amounts on deposit therein in accordance with the terms of the Accounts Agreement and relevant Financing Documents, including the funding of the Reserve Accounts to the Account Funding Requirement applicable from time-to-time.

(b) The Borrower shall instruct each Person remitting cash to or for the account of the Borrower to deposit such cash in accordance with the terms of the Accounts Agreement.

(c) The Borrower shall remit any amounts it receives or any amounts received by third parties on its behalf to the Collateral Agent for deposit in accordance with the terms of the Accounts Agreement.

Section 7.15 Know Your Customer Information. Each Borrower Entity shall provide DOE any information reasonably requested by DOE under or in connection with International Compliance Directives and Anti-Money Laundering Laws, including in connection with entry into any Additional Project Documents that would constitute a Major Project Document after the Execution Date.

Section 7.16 Davis-Bacon Act.

(a) By a date that is no later than the First Advance Date, each Borrower Party shall comply, and ensure that each DBA Contract Party complies, with the Davis-Bacon Act Requirements.

(b) Promptly after the Execution Date, each Borrower Party shall maintain an Electronic Certified Payroll System accessible to DOE and each Borrower Party shall systematically review the certified weekly payroll records that it maintains for its own laborers and mechanics and those that it receives for the laborers and mechanics of any DBA Contract Party.

(c) Promptly after the Execution Date, each Borrower Party shall designate and identify to DOE a point of contact who will be responsible for ensuring compliance with the Davis-Bacon Act Requirements. This person will provide to DOE any information reasonably requested in support of DOE’s Davis-Bacon Act compliance monitoring efforts. Each Borrower Party shall notify DOE in writing regarding a change to this contact person.

(d) Each Borrower Party shall promptly notify DOE in writing when it receives any complaint related to non-compliance with the Davis-Bacon Act, or discovers in the course of its systematic review of the certified payroll records an incident that it reasonably believes to be a case of such non-compliance and which, in each case, it cannot resolve on its own, and shall forward to DOE (i) the complaint or a written summary of the non-compliant incident; (ii) a summary of its investigation into such complaint or such incident; and (iii) the relevant certified payroll records.

(e) Certified payroll records maintained by each Borrower Party shall be preserved for three years after completion of work. Each Borrower Party shall make such records available to DOE and DOL when necessary, and upon request, for purposes of an investigation or audit of compliance with prevailing wage requirements. Certified payroll records maintained by each Borrower Party shall be considered federal government records for the purposes of the Freedom of Information Act, 42 U.S.C. § 552. Each Borrower Party shall provide such records to DOE within five (5) Business Days of receipt of any request for such records from DOE.

(f) Each Borrower Party shall use commercially reasonable efforts to cause each DBA Compliance Matter Contractor to cure each applicable DBA Compliance Matter. Such efforts may be suspended while a DBA Compliance Matter Contractor is, in good faith, appealing a DOL determination of non-compliance.

(g) Within fifteen (15) Business Days after the end of each month prior to the resolution of any DBA Compliance Matter that has been fully cured to the satisfaction of DOL or otherwise finally resolved favorably to the applicable Borrower Party or DBA Contract Party, the Borrower shall either:

(i) notify DOE of the specific details of each DBA Compliance Matter that has not been so cured or finally resolved, and describe the commercially reasonable efforts that it and the applicable DBA Compliance Matter Contractor have taken to cause the DBA Compliance Matter Contractor to comply with the Davis-Bacon Act Requirements that are the subject of such dispute; or

(ii) notify DOE that the applicable DBA Compliance Matter Contractor has appealed in good faith, and is diligently prosecuting such appeal, DOL’s determination that the DBA Compliance Matter Contractor has failed to comply with the Davis-Bacon Act Requirements giving rise to such DBA Compliance Matter.

Section 7.17 Lobbying Restriction. The Borrower shall comply with all requirements of 31 U.S.C. § 1352, as amended, including the requirement that no proceeds of any Advance be expended by the Borrower or any of its Affiliates to pay any Person for influencing or attempting to influence an officer or employee of any federal agency, a member of the U.S. Congress, an officer or employee of the U.S. Congress, or an employee of a member of Congress in connection with the making of the Guaranteed Loan or any other action described in 31 U.S.C. § 1352(a)(2).

Section 7.18 Cargo Preference Act.

(a) Each Borrower Party shall comply, and shall cause each applicable Major Project Participant to comply, with the Cargo Preference Act of 1954, as amended, and all related implementing regulations with respect to the Project, unless it has reached an agreement with the United States Maritime Administration with respect to such compliance, in which case it shall comply with such agreement.

(b) Without limiting the generality of the foregoing, and unless the Borrower has reached an agreement with the United States Maritime Administration excusing it from the following obligations or otherwise providing for its compliance with the Cargo Preference of 1954, as amended, the Borrower shall:

(i) deliver to the Division of National Cargo, Office of Market Development, Maritime Administration, Washington, D.C. 20590 (A) in the case of shipments originating outside of the United States, within thirty (30) working days (as such term is used in 46 C.F.R. 381.7) or (B) in the case of shipments originating within the United States, within twenty (20) days, in each case, following the date of loading any CPA Goods, a legible copy of a rated, ‘on-board’ commercial ocean bill-of-lading in English for each shipment of CPA Goods; and

(ii) ensure all agreements whereby the Borrower procures, contracts for, or otherwise obtains CPA Goods provide for (A) compliance with the Cargo Preference Act of 1954, as amended, and all related implementing regulations with respect to CPA Goods/the utilization of privately owned United States-flag commercial vessels to ship at least fifty percent (50%) of the gross tonnage (computed separately for dry bulk carriers, dry cargo liners, and tankers) involved to the extent such vessels are available at fair and reasonable rates for United States-flag commercial vessels and (B) delivery of the necessary shipment information as set forth in Section 7.18(b)(i) (Cargo Preference Act).

Section 7.19 SAM Registration. The Borrower shall maintain its SAM database registration at all times.

Section 7.20 ERISA.

(a) The Borrower shall, and shall cause its ERISA Affiliates to, maintain all Employee Benefit Plans that are presently in existence or may, from time to time, come into existence, in compliance with terms of any such Employee Benefit Plan, ERISA, the Code and all other Applicable Laws; and

(b) The Borrower shall, and shall cause its ERISA Affiliates to, make or cause to be made contributions to all Employee Benefit Plans in a timely manner and, with respect to Pension Plans and Multiemployer Plans, in a sufficient amount to comply with the requirements of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Code.

Section 7.21 Financial Covenants. The Borrower shall maintain:

(a) from the third Calculation Date following the First Principal Payment Date through the Maturity Date, calculated as of each Calculation Date, an Actual Covenant Coverage Ratio of at least 1.00:1.00; and

(b) from the first Calculation Date following the First Principal Payment Date through the Maturity Date, calculated as of each Calculation Date, a Projected Covenant Coverage Ratio of at least 1.00:1.00; provided, that failure to maintain the Projected Covenant Coverage Ratio shall not constitute an Event of Default so long as the Borrower delivers a remediation plan pursuant to, and otherwise complies with, Section 8.06 (Remediation Plan).

Section 7.22 Public Announcements. The Borrower shall coordinate with DOE in advance with respect to:

(a) any subsequent public announcements by any Borrower Party or any of its Affiliates in connection with material developments in respect of the Project (including commencement of restart activities, the Project restarting operations, etc.);

(b) the public announcement of satisfaction of any Project Milestones;

(c) any public announcement regarding development of any advanced nuclear reactor (including any small modular reactor or micro modular reactor) on or adjacent to the Project Site (including as addressed in Section 9.20 (Advanced Nuclear Reactor)); provided, that this covenant shall not restrict announcements by any Borrower Party or its Affiliates that are required by Applicable Law or national stock exchange rules or are routinely made to Governmental Authorities, including NRC.

Section 7.23 Bankruptcy Remoteness. Each Borrower Party shall ensure that it remains a bankruptcy-remote, single-purpose entity at all times, and shall do all things necessary to maintain its corporate existence separate and apart from any other Borrower Entity.

Section 7.24 Prohibited Persons. If any Principal Person of any Borrower Entity becomes (whether through a Transfer or otherwise) a Prohibited Person, such Borrower Entity shall remove or replace such Principal Person with a person or entity reasonably acceptable to DOE within thirty (30) days from the date that such Borrower Entity knew or should have known that such Principal Person became a Prohibited Person.

(a) If any Major Project Participant or any of their respective Principal Persons becomes (whether through a transfer or otherwise) a Prohibited Person, within thirty (30) days of obtaining actual knowledge that such Person has become a Prohibited Person, the Borrower shall engage and continue to engage in good faith discussions with DOE regarding the removal or replacement of such Person or, if such removal or replacement is not reasonably feasible, the implementation of other mitigation measures acceptable to DOE.

(b) The internal management and accounting practices and controls of each Borrower Entity shall at all times be adequate to ensure that such Borrower Entity and each Principal Person thereof (i) does not become a Prohibited Person; and (ii) complies with all applicable International Compliance Directives.

Section 7.25 International Compliance Directives.

(a) Each Borrower Entity shall comply with all International Compliance Directives.

(b) If any Principal Person of any Borrower Entity fails to comply with any International Compliance Directive, such Borrower Entity shall remove or replace such Principal Person with a person or entity reasonably acceptable to DOE within thirty (30) days from the date that such Borrower Entity knew or should have known of such violation; provided, that, in the case where a Principal Person fails to comply with any International Compliance Directive, such removal or replacement by such Borrower Party pursuant to this Section 7.25(b) (International Compliance Directives) shall occur only to the extent permitted by applicable Sanctions or otherwise authorized by OFAC.

(c) If any Major Project Participant or any of their respective Principal Persons fails to comply with any applicable International Compliance Directive, the Borrower shall, within thirty (30) days of obtaining actual knowledge that such Person has so failed to comply, engage and continue to engage in good faith discussions with DOE regarding the removal or replacement of such Person or, if such removal or replacement is not reasonably feasible, the implementation of other mitigation measures acceptable to DOE.

Section 7.26 Operating Plan; Operations.

(a) No later than the date falling sixty (60) days prior to COD and, thereafter no later than the date falling sixty (60) days prior to the end of each Fiscal Year, the Borrower shall prepare and submit to DOE, with a copy to the Independent Engineer, an Operating Plan addressing the three (3) Fiscal Years after COD (or in the case of the first Operating Plan, addressing the stub period between COD and the end of the then-current Fiscal Year, plus the three (3) Fiscal Years thereafter). The substance of the Operating Plan shall be presented in a reasonable level of detail consistent with standard nuclear industry practices and consistent with the O&M Budget and the Operating Forecast. DOE may review and request revisions to the Operating Plan to (i) request reasonable additional detail that is not otherwise available to DOE and that is relevant to DOE’s review rights under this Section 7.26(a), and (ii) to address any portion of the Operating Plan that is (x) inconsistent with the Base Case Financial Model, (y) would result in Borrower being unable to satisfy the Debt Service Coverage Ratios and the financial ratios required to be maintained pursuant to Section 7.21 (Financial Ratios), or (z) would result in a Default or an Event of Default. If DOE requests such revisions the Borrower will use reasonable efforts to promptly revise the Operating Plan to address DOE’s requests and DOE will promptly confirm to the extent they reasonably address DOE’s requests.

(b) The Borrower Parties shall cause the Project to operate in all material respects pursuant to the Operating Plan then in effect. The Borrower shall conduct the operations of the Project in accordance, in all material respects, with the Financing Documents and the Major Project Documents, the Operating Plan, the Business Continuity Plan, the O&M Budget, Applicable Law, the Required Approvals, and Prudent Industry Practice.

(c) The Borrower Parties shall own, maintain, repair and replace (or cause to be owned, maintained, repaired and replaced) all equipment, spare parts, fuel and inventory reasonably necessary for the operation and maintenance of the Project in all material respects in accordance with the Financing Documents and the Major Project Documents, the Operating Plan, the Business Continuity Plan, Applicable Law, the Required Approvals and Prudent Industry Practice.

(d) The Borrower Parties shall maintain, or cause to be maintained, at the Project Site a complete set of plans and specifications for the Project as required by NRC regulation.

(e) The Borrower shall conduct the operations of Big Rock Point in accordance, in all material respects, with Applicable Law and Prudent Industry Practice.

Section 7.27 O&M Budget.

(a) Submission of O&M Budget.

(i) No later than (A) sixty (60) days prior to the achievement of COD, the Borrower shall prepare and submit to DOE, with a copy to the Independent Engineer, the O&M Budget for the remainder of the Fiscal Year in which COD will occur; (B) five (5) Business Days after the date the Borrower delivers any Self-Funding Costs Notice, the Borrower shall prepare and submit to DOE, with a copy to the Independent Engineer, an updated O&M Budget for the applicable Fiscal Year; and (C) sixty (60) days prior to the beginning of each Fiscal Year of the Borrower thereafter, the Borrower shall prepare and submit to DOE, with a copy to the Independent Engineer, the O&M Budget for the succeeding Fiscal Year. Each such O&M Budget shall be consistent with the Base Case Financial Model being submitted concurrently to DOE for approval in accordance with Section 8.02(a) (Annual Omnibus Reports) and shall be accompanied by a certification of a Responsible Officer of the Borrower that, to the best of such Responsible Officer’s Knowledge, such proposed O&M Budget is a reasonable estimate for the period covered thereby and is in compliance with the requirements of this Section 7.27 (O&M Budget). DOE may reject in writing any portion of the O&M Budget that (x) is inconsistent with the most recently approved Base Case Financial Model, (y) would result in Borrower being unable to satisfy the Debt Service Coverage Ratios and the financial ratios required to be maintained pursuant to Section 7.21 (Financial Ratios), or (z) would result in a Default or an Event of Default. If DOE rejects any such portion of an O&M Budget, DOE shall advise the Borrower of the items that are rejected and the reason(s) for the rejection and the Borrower will use reasonable efforts to promptly revise the O&M Budget to address DOE’s bases for rejection and DOE will reasonably promptly approve such revisions to the extent they reasonably address DOE’s bases for rejection. Notwithstanding the foregoing, any O&M Budget updates submitted pursuant to clause (B) of this Section 7.27(a)(i), reflecting only the changes in the corresponding Self-Funded Costs Notice, shall be automatically deemed approved.

(ii) Each proposed O&M Budget not rejected by DOE (other than the initial O&M Budget delivered pursuant to clause (i)(A) above) shall become effective on the later of (A) the first (1st) day of the relevant Fiscal Year (or, in the case of the O&M Budget delivered prior to COD, upon COD); and (B) the date DOE advises the Borrower that DOE has no further rejections of such O&M Budget.

(iii) If any part of a proposed O&M Budget is rejected, the Borrower shall comply with all accepted items of such O&M Budget. With respect to those items of any O&M Budget that are rejected, the Borrower and DOE shall continue to consult regarding such items in good faith, during which time the O&M Budget expenses for the applicable Fiscal Year reflected in the most recently approved Base Case Financial Model related to such unapproved items shall be applicable and shall for all purposes of this Agreement be deemed to be part of the approved O&M Budget for the applicable Fiscal Year until such time as revisions to such items have been approved in writing by DOE.

(iv) Each proposed O&M Budget submitted pursuant to this Section 7.27 (O&M Budget) shall:

(A) be prepared in good faith on the basis of all facts and circumstances then existing and known to the Borrower, and assumptions that the Borrower believes to be reasonable as to all factual and legal matters material to such estimates (which shall be set forth in reasonable detail in the O&M Budget), and reflect the Borrower’s best estimate of the future revenues and expenditures to be received or incurred by the Borrower;

(B) be based on the same format and maintained substantially on the same basis as, and provide sufficient detail to permit a meaningful comparison to, the O&M Budgets for the previous Fiscal Years; and

(C) include the following:

(1) fair and good faith reasonable estimates of Operating Revenues, O&M Expenses, Debt Service and Capital Expenditures for each period covered by such O&M Budget;

(2) a summary of the Project’s major maintenance and refueling schedule to the end of the then-current refueling cycle and long-term major maintenance cycle (and related scheduled outages), and the Borrower’s fair and good faith reasonable estimates of any Capital Expenditures (including Major Maintenance Costs) during such refueling and maintenance cycles, or that are otherwise expected to be incurred in the succeeding five (5) years, and the envisioned effect of any contemplated refueling or major maintenance activities or Capital Expenditures (including Major Maintenance Costs) on the Project’s operations, which shall be consistent with the Base Case Financial Model being submitted concurrently to DOE for approval in accordance with Section 8.02(a) (Annual Omnibus Reports); and

(3) such other information as may be reasonably requested by DOE.

(b) Amendments to O&M Budget. If at any time during any Fiscal Year, O&M Expenses to be paid during the balance of such Fiscal Year exceed or could reasonably be expected to exceed one hundred ten percent (110%) of the aggregate budgeted expenditures for such Fiscal Year (including contingency), the Borrower shall deliver a proposed amendment to the then-current O&M

Budget (together with delivery of the proposed revisions to the Base Case Financial Model pursuant to Section 8.03(e) (Notices)) to DOE and the Independent Engineer describing the purpose of such amendment and certifying that such amendment is reasonably necessary or advisable for the operation and maintenance of the Project. DOE may reject in writing any portion of such proposed amended O&M Budget that (x) following DOE’s approval of the concurrently delivered Base Case Financial Model, is inconsistent with such approved Base Case Financial Model, (y) would result in Borrower being unable to satisfy the Debt Service Coverage Ratios and the financial ratios required to be maintained pursuant to Section 7.21 (Financial Ratios), or (z) would result in a Default or an Event of Default. Unless rejected by DOE as specified above, such proposed amendment shall become effective on the date that the corresponding revisions to the Base Case Financial Model are approved by DOE and, until such approval, the Borrower shall comply with the approved O&M Budget until the proposed amendment is approved by DOE. If DOE rejects any such portion of an O&M Budget amendment, DOE shall advise the Borrower of the items that are rejected and the reason(s) for the rejection and the Borrower will use reasonable efforts to promptly revise the O&M Budget amendment to address DOE’s bases for rejection and DOE will reasonably promptly approve such revisions to the extent they reasonably address DOE’s bases for rejection.

(c) Except as otherwise permitted pursuant to Section 7.27(d) (O&M Budget), the Borrower shall not incur or pay O&M Expenses that exceed one hundred ten percent (110%) of the aggregate budgeted expenditures for such Fiscal Year (including contingency), as reflected in the then-current O&M Budget.

(d) Nothing in this Section 7.27 (O&M Budget) shall prevent the Borrower Parties from making expenditures for O&M Expenses using funds in the Restricted Payment Account, funds provided under the Palisades NRC Support Agreement, or other voluntary commitment of funds to the Borrower in order to (i) comply with Applicable Law and NRC regulations; or (ii) protect public health and safety; provided, that in each such case DOE has received, prior to (or in the case of an Emergency, promptly after) making such expenditures for O&M Expenses, a Self-Funded Costs Notice setting out in reasonable detail the O&M Expenses, the total funding committed and available to the Borrower, and that consummation of and payment for such activities will not result in or constitute a breach or default under any Transaction Document.

Section 7.28Acceptance and Start-up Testing.

(a) The Borrower shall consult with and provide, or cause to be provided, reasonable notice to DOE and the Independent Engineer regarding provisions related to restart and testing of equipment pursuant to the Restart Contracts.

(b) The Borrower shall provide the Independent Engineer with the opportunity to observe the restart and testing of the Project.

(c) The Borrower shall at the request of DOE, promptly provide DOE and the Independent Engineer with any data or reports received by the Borrower in connection with completion of the defined restart testing milestones set forth in the then-applicable Summary Project Milestone Schedule – Working Plan.

Section 7.29 Key Persons Schedule. Each Borrower Entity shall retain the personnel identified on the Key Persons Schedule, subject to permitted replacement of such personnel upon satisfaction of the Key Persons Replacement Standards.

Section 7.30 PPC Technology. Each Borrower Entity shall comply, and ensure that the Project complies, with current standards for Plant Process Computer technology, including standards issued by NRC.

Section 7.31 Regulatory Matters. Each Borrower Entity shall (a) comply at all times with 10 CFR 609.8(b)(15) and (b) act within the bounds of the existing Licensing Basis for the Project and Big Rock Point, as applicable, except (in the case of this clause (b) for items that are nonmaterial).

Section 7.32 NRC License Renewal and Required Approvals. The Borrower shall (a) file the Project’s NRC license renewal application, which shall have been accepted for docketing by NRC staff, on or before March 24, 2026, and (b) make efforts to obtain the transfer, issuance, extension, renewal, reissuance, modification or amendment to the extent necessary of all applicable Required Approvals, including NRC Required Approvals, by relevant Governmental Authorities (including, as applicable, any regional transmission organization or independent system operator) and other Persons, consistent with Prudent Industry Practices.

Section 7.33 PPA Change in Law. If “Change in Law Costs” (as defined in each PPA) exceed $1.25/MWh, Borrower will be required to provide and implement a plan satisfactory to DOE to address any risk of termination of either PPA.

Section 7.34 OPCO Contract. No later than eight (8) months following the Execution Date (or such later date reasonably agreed by DOE, in consultation with the Independent Engineer), the appropriate Borrower Party shall have entered into a contract, (sub)contract or a partnership arrangement or other similar arrangements, in any such case satisfactory to DOE, with an Experienced Nuclear Operator with respect to the Plant. The Borrower or HDI or Opco (as Operator of the Project) shall maintain at all times an Experienced Nuclear Operator with respect to the Plant pursuant to a contract, (sub)contract or a partnership arrangement or other similar arrangements, in any such case satisfactory to DOE, for so long as the Guaranteed Loan remains outstanding. In the unlikely event of an early termination of any of the foregoing arrangements, the Borrower or Opco will undertake diligent efforts to find a replacement in an expeditious manner and a Default shall be deemed not to have occurred so long as (x) DOE receives written updates together with each monthly report delivered pursuant to Section 8.02(d) (Monthly Certificate) of the Borrower’s or Opco’s replacement efforts and DOE is satisfied with such efforts and (y) the Borrower or OpCo are acting diligently to remedy any adverse effects of such early termination to the satisfaction of DOE.

Section 7.35 Major Project Documents.

(a) The Borrower shall enter into each Major Project Document that is not in effect on the Execution Date on or before the date specified for such Major Project Document in the Major Project Document Schedule and in form and substance satisfactory to DOE, in each such case, deliver to DOE (to the extent requested by DOE), within five (5) Business Days after the execution thereof, a Direct Agreement and, to the extent reasonably requested by DOE, a legal opinion of counsel to the Borrower and to the counterparty thereto each in form and substance satisfactory to DOE.

(b) The Borrower shall deliver to DOE a draft scope description, estimated award value and any other key terms for each Major Project Document that is not in effect on the Execution Date on or before the date specified therefor in the Major Project Document Schedule and in form and substance satisfactory to DOE.

(c) Each Borrower Party shall ensure that each purchase order associated with a Major Project Document states or provides sufficient written evidence to indicate that such purchase order is subject to the terms of its corresponding Major Project Document (including any underlying general terms and conditions set forth in the Major Project Document)

Section 7.36 Investment Earnings. The Borrower shall remit, or cause to be remitted, to FFB all interest earned on any investment of proceeds of Advances in the Restart Account and any applicable Reserve Account in excess of the interest accrued on such proceeds of Advances pursuant to the FFB Documents.

Section 7.37 Project Operating License. On the date of transfer of the operational authority under the Project Operating License from HDI to OpCo, the Borrower shall deliver to DOE:

(a) a legal opinion of counsel to the Borrower Entities with respect to certain federal, state and local permitting and regulatory matters in relation to the Project and in form and substance satisfactory to DOE; and

(b) evidence satisfactory to DOE that all Major Project Documents to which HDI is a party and all assets constituting Collateral held by HDI immediately prior giving effect to such transfer have been assigned or otherwise transferred to the Borrower or OpCo (as applicable), or other arrangements have been made that are satisfactory to DOE.

ARTICLE VIII

INFORMATION COVENANTS

The Borrower hereby agrees that until the Release Date:

Section 8.01 Financial Statements. At its own expense, the Borrower shall furnish or cause to be furnished to DOE by an Acceptable Delivery Method (unless otherwise noted), and if requested by FFB or DOE on behalf of FFB, to FFB, with a reproduction of the signatures where required, the following items:

(a) Annual Financial Statements.

(i) As soon as available, but in any event within ninety (90) days following the applicable Borrower Entity’s Fiscal Year end:

(A) unaudited Financial Statements of each Borrower Entity (other than Holtec Power, Inc. and the Direct Parent) for such Fiscal Year;

(B) each Compliance Certificate required by Section 8.01(c) (Compliance Certificates); and

(C) such other evidence as may be required by DOE to demonstrate Borrower’s compliance with Section 7.21 (Financial Covenants).

(ii) As soon as available, but in any event within one hundred eighty (180) days following the Borrower’s first Fiscal Year end after the Execution Date and, thereafter, one hundred twenty (120) days following the Borrower’s Fiscal Year end:

(A) audited Financial Statements of the Borrower for such Fiscal Year;

(B) each Compliance Certificate required by Section 8.01(c) (Compliance Certificates); and

(C) a report on such Financial Statements of the Independent Auditor which report shall:

(1) be unqualified as to going concern and scope of audit;

(2) subject to changes in professional auditing standards from time to time, contain a statement to the effect that such Financial Statements fairly present, in all material respects, the financial condition of the Borrower as at the dates indicated and the results of their operations and their cash flows for the period indicated in conformity with the Designated Standard applied on a basis consistent with prior years (except as otherwise disclosed in such Financial Statements); and

(3) state that the examination by the Independent Auditor in connection with such Financial Statements has been made in accordance with generally accepted auditing standards.

(iii) As soon as available, but in any event within one hundred eighty (180) days following the Sponsor’s Fiscal Year end:

(A) audited Financial Statements of the Sponsor for such Fiscal Year;

(B) each Compliance Certificate required by Section 8.01(c) (Compliance Certificates); and

(C) a report on such Financial Statements of the Independent Auditor which report shall:

(1) be unqualified as to going concern and scope of audit;

(2) subject to changes in professional auditing standards from time to time, contain a statement to the effect that such Financial Statements fairly present, in all material respects, the financial condition of the Sponsor (and, where applicable, on a consolidated and unconsolidated basis), as at the dates indicated and the results of their operations and their cash flows for the period indicated in conformity with the Designated Standard applied on a basis consistent with prior years (except as otherwise disclosed in such Financial Statements); and

(3) state that the examination by the Independent Auditor in connection with such Financial Statements has been made in accordance with generally accepted auditing standards.

(b) Quarterly Financial Statements. As soon as available, but in any event within sixty (60) days following the end of each Fiscal Quarter of the Borrower’s and the Sponsor’s Fiscal Year:

(i) unaudited Financial Statements of each of the Borrower Entities (other than Holtec Power, Inc. and the Direct Parent) for such Fiscal Quarter;

(ii) each Compliance Certificate required by Section 8.01(c) (Compliance Certificates); and

(iii) such other evidence as may be required by DOE to demonstrate Borrower’s compliance with Section 7.21 (Financial Covenants).

(c) Compliance Certificates. Concurrently with any delivery of Financial Statements or other information pursuant to any of Section 8.01(a) (Annual Financial Statements) and (b) (Quarterly Financial Statements), a certificate (a “Compliance Certificate”) of a Financial Officer of the Borrower (on behalf of itself and each applicable Borrower Entity) substantially in the form of Exhibit I (Form of Compliance Certificate), which certificate shall:

(i) certify that no Default or Event of Default has occurred, or, if such certification cannot be made, the nature and period of existence of such Default or Event of Default and what corrective action the Borrower has taken or proposes to take with respect thereto;

(ii) set forth the ratios required to be maintained pursuant to Section 7.21 (Financial Covenants), with any assumptions in such ratio calculations consistent with the most recently approved Base Case Financial Model, demonstrating whether or not the Borrower is in compliance with Section 7.21(Financial Covenants); and

(iii) in the case of each Compliance Certificate delivered concurrently with annual Financial Statements pursuant to Section 8.01(a) (Annual Financial Statements):

(A) certify that such Financial Statements fairly present, in all material respects, the financial condition of the applicable Borrower Entities as at the dates indicated and the results of its operations and its cash flows for the periods indicated, in each case in conformity with the Designated Standard applied on a basis consistent with prior years;

(B) either confirm that there has been no material change in the information set forth in the Schedules hereto since the date thereof or the date of the most recent certificate delivered pursuant to this Section 8.01 (Financial Statements) or, if such confirmation cannot be made, identify such changes; and

(C) contain a written statement stating any material changes, if any, within the Designated Standard used to prepare the applicable Financial Statements or in the application thereof since the date of the previous certification and describing the effect of any such changes on such Financial Statements accompanying such certificate.

Section 8.02 Reports. At its own expense, the Borrower shall furnish or cause to be furnished to DOE by an Acceptable Delivery Method, and, if requested by FFB or DOE on behalf of FFB, to FFB, with a reproduction of the signatures where required, the following items, in each case, in form and substance satisfactory to DOE:

(a) Annual Omnibus Reports. With respect to each Fiscal Year of the Borrower:

(i) no later than the date falling sixty (60) days prior to COD and, thereafter no later than to the date falling sixty (60) days prior to the end of each Fiscal Year (such date, an “Annual Reporting Date”), an annual report (each, an “Annual Omnibus Report”) of a Responsible Officer of the Borrower, in form and substance satisfactory to DOE, setting forth the following and including all material calculations and assumptions used to generate the information provided therein for the upcoming Fiscal Year:

(A) (I) O&M Budget, (II) Operating Plan, (III) Major Maintenance Plan (or confirmation that no major maintenance is foreseeable), and (IV) a summary of any changes or updates to the PPAs;

(B) (I) a certificate from the chief financial officer or similar officer of the Borrower that there have been no changes to the Base Case Financial Model or the assumptions therein from the Base Case Financial Model then in effect; or (II) a proposed update to the Base Case Financial Model, together with a certificate from the chief financial officer or similar officer of the Borrower that includes a written explanation from the Borrower of all variances from the Base Case Financial Model then in effect;

(C) the Safety Report for such Fiscal Year;

(D) as applicable, an updated Business Continuity Plan, in each case, together with a report setting out changes as compared to the contents of the then-approved plans, each of which will be in form and substance reasonably satisfactory to DOE;

(E) a list of all purchase orders (with the relevant ‘WBS’ number associated for each purchase order, if applicable) in relation to the Project that have been entered into by the Borrower Parties since the most recent Annual Omnibus Report and, if requested by DOE copies of such purchase orders; and

(F) such other reasonably available information as DOE may request.

(ii) Each Annual Omnibus Report shall be marked with explanations by the Borrower so as to compare against the contents of the Annual Omnibus Report delivered to DOE for the immediately preceding Fiscal Year or, in the case of the first Annual Omnibus Report delivered to DOE following COD, marked so as to compare against the contents of the Omnibus Report delivered to DOE at COD.

(iii) Each Annual Omnibus Report shall include a mutually agreed level of material assumptions and calculations used to generate the contents of such Annual Omnibus Report.

(b) Quarterly Certificate. With respect to each Fiscal Quarter of the Borrower, no later than the date on which the quarterly unaudited Financial Statements are delivered pursuant to Section 8.01(b) (Quarterly Financial Statements) (such date, a “Quarterly Reporting Date”), a quarterly certificate (each, a “Quarterly Certificate”) of a Responsible Officer of the Borrower, substantially in the form of Exhibit K (Form of Quarterly Certificate) and in form and substance satisfactory to DOE, setting forth the following and including a mutually agreed level of material calculations and assumptions used to generate the information provided therein:

(i) the financial performance of the Project for the immediately preceding Fiscal Quarter and for the Fiscal Year to date, together with a comparison of:

(A) for any Quarterly Certificate in respect of any Fiscal Quarter beginning prior to the Project Completion Date, Project Costs actually incurred during such Fiscal Quarter against the amounts set forth for such period in the then-applicable Restart Budget and an analysis of the restart cost variances, if any, relating to the Project and the Borrower’s suggested approach and solution to manage any Cost Overruns; and

(B) for any Quarterly Certificate in respect of any Fiscal Quarter beginning on or following the COD Date, O&M Expenses actually incurred during such Fiscal Quarter against the amounts set forth for such period in the then-applicable O&M Budget and an analysis of cost variances at the subaccount level of detail (such subaccount in accordance with the FERC accounting structure), if any, compared to the then-applicable O&M Budget relating to the Project and the Borrower’s suggested approach and solution to manage any (1) decrease of Operating Revenues by ten percent (10%) or more; (2) increase of O&M Expenses by ten percent (10%) or more; and (3) increase of Capital Expenditures by ten percent (10%) or more;

(ii) with respect to any Quarterly Certificate required to be delivered in respect of any Fiscal Quarter beginning prior to the Project Completion Date, each:

(A) certification by the Borrower of the achievement of any Project Milestones identified in the then-applicable Summary Project Milestone Schedule – Working Plan with respect to the Project during the immediately preceding Fiscal Quarter, together with evidence, satisfactory to DOE, that such Project Milestones have been achieved; it being understood that, in the event that the Borrower anticipates, for whatever reason, the failure to achieve any such Project Milestones projected to have been achieved pursuant to the then-applicable Summary Project Milestone Schedule – Working Plan, a description of the reasons for such anticipated failure shall also be disclosed; and

(B) certification that the proceeds of the Advances for such Fiscal Quarter were used to reimburse the Borrower for Eligible Project Costs incurred and paid or were used by the Borrower to pay for such Eligible Project Costs incurred and invoiced; and

(C) certification of a calculation of the Excess Guaranteed Loan Amount (if any) as of such date;

(iii) after COD, operating and maintenance reports, in form and substance satisfactory to DOE, regarding the operating performance and maintenance of the Project generally (including description of operating performance and maintenance of the Project and updates to key personnel), governmental and environmental compliance reports, and the Plant performance package (including all indicators such as: safety, plant systems status, maintenance rule status, online schedule performance, maintenance backlogs, safety system performance indicators, forced outage rate, Institute of Nuclear Power Operations Index with projections, and the date of any upcoming (or initial) scheduled refueling outage (whether or not it is scheduled to occur within the relevant Fiscal Quarter)); and

(iv) for any DFS Campaign Costs actually incurred and funded in accordance with Section 5.01(k) (Affirmative Covenants) of the Sponsor Support Agreement during such Fiscal Quarter, details of such costs and the sources of funds used to pay such costs (including, if reasonably requested by DOE, copies of any related invoices and payment confirmations).

(c) Labor Reporting and Justice40 Initiative Reporting Requirements. The Borrower shall deliver to DOE:

(i) no later than fifteen (15) Business Days after the end of each month occurring prior to and on the Project Completion Date, a restart workforce report in the form of Exhibit L (Form of Restart Workforce Report);

(ii) no later than: (A) prior to the Project Completion Date, on each of: (1) the COD Date; and (2) fifteen (15) Business Days after the end of each month occurring on or after COD; and (B) after the Project Completion Date, not later than ninety (90) days after the end of each Fiscal Year of the Borrower, an operations and maintenance workforce report in the form of Exhibit M (Form of Operations and Maintenance Workforce Report); and

(iii) no later than ninety (90) days after the end of each Fiscal Year of the Borrower, a Community Benefits Plan and Justice40 Annual Report in the form of Exhibit N (Form of Community Benefits and Justice40 Annual Report) (each, a “Community Benefits Plan and Justice40 Annual Report”); and

(iv)such other reasonably available information as DOE may request.

(d) Monthly Reports. No later than the last Business Day of each month:

(i) prior to the Project Completion Date, a Monthly Restart Progress Report in form and substance satisfactory to DOE, accompanied by (A) an Officer’s Certificate of the Borrower substantially in the form of Exhibit O (Form of Monthly Certificate) and (B) a risk register shared with DOE, and such Monthly Restart Progress Report shall set forth updates to the Project Execution Plan (provided that any changes to the Project Execution Plan are made in compliance with Section 9.07 (Budgets; Plans)), Summary Project Milestone Schedule – Working Plan, key personnel, and compliance with governmental, regulatory and environment requirements (including submissions to the NRC, receipt of and responses to requests for additional information and any actions or responses pertaining to intervenor-related matters), and including a list of all purchase orders (with the relevant ‘WBS’ number associated for each purchase order, if applicable) in relation to the Project that have been entered into by the Borrower Parties since the most recent Monthly Restart Progress Report (and, if requested by DOE, copies of such purchase orders) and a list of all Restart Contracts that have been entered into by the Borrower Parties since the most recent Monthly Restart Progress Report (and, if requested by DOE, copies of such Restart Contracts);

(ii) from and after the Project Completion Date, a monthly operating and maintenance report, accompanied by an Officer’s Certificate of the Borrower substantially in the form of Exhibit O (Form of Monthly Certificate), which report shall include reporting on the operating performance and maintenance of the Project, a reconciliation statement (which may be presented via a management ledger) that sets forth an analysis of cost variances at the subaccount level of detail (such subaccount in accordance with the FERC accounting structure), and governmental, regulatory and environmental compliance reports (including submissions to the NRC), receipt of and response to requests for additional information and any actions or response pertaining to intervenor-related matters, documentation acceptable to DOE of PTC spot market sales (if any) since the last monthly report and, until Project Completion, updates to the Project Execution Plan (provided that any changes to the Project Execution Plan are made in compliance with Section 9.07 (Budgets; Plans));

(iii) any Self-Funded Costs Notice for amounts identified pursuant to Section 7.04(h) (Event of Loss), Section 7.27(d) (O&M Budget), Section 9.01(d)(ii) (Commissions), and paragraph (c) of the definition of Permitted Capital Expenditures, that have yet to be incurred or, in the case of an Emergency, that were incurred since the last monthly report; and

(iv) addressing such other matters as DOE may request.

(e) Environmental Report.

(i) Prior to the Project Completion Date, within sixty (60) days after each Fiscal Quarter; and from and after the Project Completion Date, within sixty (60) days after each of June 30 and December 31 of each Fiscal Year, the Borrower shall deliver to DOE a report on the Project’s compliance with all applicable Environmental Laws during the applicable reporting period in form and substance satisfactory to DOE acting reasonably, which report shall:

(A) summarize the Project’s and, if requested by DOE, Big Rock Point’s compliance with applicable Environmental Laws and the environmental requirements set forth in this Agreement during such Fiscal Quarter or Fiscal Year (as applicable) including, for the avoidance of doubt, a document that (I) lists all Required Approvals required under applicable Environmental Laws, identifies any material changes to such Required Approvals, and tracks the associated reporting requirements under applicable Environmental Laws for restart and operation of the Project, and any changes to such Required Approvals, (II) identifies any material changes to the status of the information confirmed by the Borrower pursuant to the representations set forth in Section 6.24 (Environmental Laws), (III) identifies any Project changes that are beyond the scope of the NEPA-related assessments set forth in Section 5.01(ee) (Compliance with NEPA; Environmental Reports) and Section 5.03(e) (NEPA), and (IV) identifies any Environmental Claims or notices delivered to DOE by Borrower during the applicable reporting period; and (B) contain, or be supplemented with, any information reasonably requested by DOE. The reports completed for the reporting period ending on December 31 of each Fiscal Year shall include a section specific to the reporting period, including an annual summary of all the reports completed for the Fiscal Year; and

(B) address (I) any formal or informal environmental notices, orders, decisions, directives or determinations submitted by a federal, state, or local regulatory agency to the Borrower; (II) any release or threatened release reportable under applicable federal or state environmental laws of, or discovery of the presence of, any Hazardous Substances on, under, at, or through the Project Site; and (III) any violations of environmental laws identified in writing by any environmental Governmental Authority and any remedial action taken with respect thereto.

(ii) Not less frequently than once each Fiscal Year, the Borrower shall conduct, or cause the Operator to conduct, a Safety Audit based on information routinely compiled and reported to the NRC. Each such Safety Audit shall result in the preparation of a Safety Report with respect thereto which shall be delivered to DOE within twenty (20) Business Days following December 31 of each Fiscal Year following the Execution Date. The Borrower shall provide for the prompt correction of any deficiencies identified in such Safety Audit and for the operation and maintenance of the Project in accordance with any recommendations set forth therein.

(iii) Any and all Environmental Site Assessments relating to the Real Property within the Project Site when prepared for the Borrower or any third party (so long as the Borrower has the right to obtain any such Environmental Site Assessment prepared for a third party) shall be delivered to DOE, accompanied by a reliance letter issued to DOE that is acceptable in scope and content to DOE.

Section 8.03 Notices. Promptly, but in any event within five (5) Business Days, after any Borrower Entity obtains Knowledge thereof or information pertaining thereto, the Borrower shall furnish or cause to be furnished to DOE, at the Borrower’s expense, by an Acceptable Delivery Method, and if requested by FFB or DOE on behalf of FFB, to FFB by facsimile and email to FFB_Admin@treasury.gov, with a reproduction of the signatures where required, written notice of the following items:

(a) any event that constitutes a Default or Event of Default, specifying the nature thereof, together with a certificate of a Responsible Officer of the Borrower indicating the steps the Borrower has taken or proposes to take to remedy the same;

(b) the occurrence of any Mandatory Prepayment Event;

(c) any management letter or other material communications received by any Borrower Party from the Independent Auditor in relation to its financial, accounting and other systems, management or accounts or the Project;

(d) any notices or other material communication (including those delivered via email) permitted or required to be delivered under or in connection with the Michigan Grant, the Project IP or any other Major Project Document, except, in each case, as are purely administrative in nature;

(e) any event or change in circumstance that impacts, or reasonably could impact, in any material respect the then-current Base Case Financial Model, including any material calculation or assumption set out therein (provided, for avoidance of doubt, a change to the Scheduled COD Date is a material change to the Base Case Financial Model), together with a proposed update to such Base Case Financial Model; provided, that such proposed update shall be agreed and approved by DOE;

(f) any change to the managing member(s) or equivalent of any Borrower Party;

(g) any change in the information provided prior to the Execution Date that would result in a change to the list of KYC Parties;

(h) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including to the extent that it could result in a Material Adverse Effect:

(i) breach or non-performance of, or any default under, a Contractual Obligation of any Borrower Party;

(ii) any dispute, litigation, investigation, proceeding or suspension between any Borrower Party and any Governmental Authority; or

(iii) the commencement of, or any material development in, any litigation or proceeding affecting any Borrower Party;

(i) the commencement of, and any material development in, any material dispute, litigation, investigation or proceeding relating to the Project, including pursuant to any applicable Environmental Laws or

(j) any actual or proposed termination, rescission, discharge (otherwise than by performance), or any material amendment, supplement, modification, waiver or indulgence, or breach in any material respect of any Major Project Document, Governmental Approval or Required Approval;

(k) the occurrence of any ERISA Event;

(l) any written formal environmental notices, orders, decisions, directives or determinations submitted by any Governmental Authority to any Borrower Party (provided, however, in the case of HDI, only to the extent such writing is related to the Project), including any violations of Environmental Law identified in writing by such Governmental Authority, which shall be promptly followed by a report setting out remedial action or proposed remedial action taken with respect thereto;

(m) any accident related to the Project having a material and adverse impact on the environment or on human health (including any such accident resulting in serious injury or the loss of life), including any discovery of the presence of Hazardous Substances at the Project Site, or Release or threatened Release or threatened Release on, under, at or through the Project Site required to be reported to any federal, state or local Governmental Authority under any applicable Environmental Law;

(n) any Adverse Proceeding pending or threatened in writing against or affecting any Borrower Entity, any of their respective property or any other third party that could reasonably be expected to impact the Project:

(i) that could be expected to have a Material Adverse Effect;

(ii) that seeks damages in excess of ten million Dollars ($10,000,000) in the aggregate for all pending or threatened Adverse Proceedings against the same Borrower Entity over any rolling twelve (12) month period;

(iii) that seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

(iv) that arises in respect of any Indebtedness that, in each case, has an aggregate principal amount of at least ten million Dollars ($10,000,000) in the aggregate for all pending or threatened Adverse Proceedings against the same Borrower Entity over any rolling twelve (12) month period;

(v) where any Governmental Authority alleges substantial criminal misconduct by any Borrower Entity or its Affiliates; or

(vi) if related to the Project, where any Governmental Authority alleges any criminal misconduct by any of them, and any material developments with respect to any of the foregoing;

(o) any actual or proposed termination, revocation, rescission, cancellation, withdrawal, suspension, discharge (otherwise than by performance), amendment, supplement, modification, waiver or breach of:

(i) either Michigan Grant Agreement, any Major Project Document or Required Approval (including NRC Required Approvals); or

(ii) any other Project Document or other Governmental Approval if such action in respect of such other Project Document or other Governmental Approval could reasonably be expected to materially and adversely affect the Borrower or the Project;

(p) any information that representations made with respect to Debarment Regulations were erroneous when made or have become erroneous by reason of changed circumstances;

(q) the occurrence of any Emergency; and

(r) any “Change in Law Costs” (as defined in each PPA) are identified under either PPA in excess of $1.00/MWh.

Section 8.04 Other Information. At its own expense, the Borrower shall furnish or cause to be furnished to DOE by an Acceptable Delivery Method, and, if requested by FFB or DOE on behalf of FFB, to FFB, with a reproduction of the signatures where required, the following items:

(a) Project Documents. Without limiting Article IX (Negative Covenants), as soon as available, but in no event later than fifteen (15) Business Days after the execution thereof the Borrower shall furnish copies of any Major Project Document obtained or entered into by the Borrower after the Execution Date, and with respect to any Major Project Document, unless otherwise instructed by DOE, the Borrower shall deliver to DOE, concurrently with delivery of such copy:

(i) if required by the Direct Agreement, a customary legal opinion (addressed to the Secured Parties) from external counsel qualified in the jurisdiction of organization of each counterparty thereto, and, if different, in the jurisdiction whose law governs such Major Project Document, in form and substance satisfactory to DOE; and

(ii) a fully executed Direct Agreement with the Major Project Participant thereunder, in form and substance satisfactory to DOE and the Collateral Agent, and subject only to countersignature by the Collateral Agent.

(b) Additional Audit Reports.

(i) As soon as available, but, in any event, within thirty (30) Business Days after the receipt thereof by any Borrower Party, copies of all other material annual or interim reports submitted to such Borrower Party by the Independent Auditor.

(ii) As soon as available, but, in any event, no later than December 31, 2024, evidence that the Independent Auditor has certified the adequacy of the Borrower’s accounting and information systems.

(c) Information Pertaining to Banks Providing Acceptable Letters of Credit. As soon as available, but, in any event, no later than one (1) Business Day after the Borrower obtains Knowledge of any adverse change in the credit rating of any bank issuing any Acceptable Letter of Credit delivered pursuant to any Financing Document.

(d) Other Information. Promptly upon request, such other information or documents as DOE reasonably requests.

Section 8.05 Adverse Proceedings; Defense of Claims. The Borrower shall provide DOE with rights to review, with appropriate restrictions to protect waiver of any relevant privileges, including any attorney-client privilege, controlled by the Borrower, drafts of any submissions that any Borrower Party has prepared for filing in any court or with any regulatory body in connection with adjudicatory proceedings to which any Borrower Party is or is seeking to become a party and that are related to the Project or any Transaction Documents.

Section 8.06 Remediation Plan. In the event of:

(a) a Default arising from failure to maintain the Debt Service Reserve Account up to its then-applicable Account Funding Requirement;

(b) a Default arising from failure to comply with the Project Execution Plan;

(c) a Default arising from failure of the Project to satisfy certain mechanical, technical and operational specifications resulting in material, chronic underperformance of the Project as against production assumptions set out in the Base Case Financial Model;

(d) failure to obtain the necessary Required Approvals, including NRC Required Approvals, necessary to achieve COD by the Threshold COD Date or to achieve the Subsequent License Renewal by the date specified in the Required Approvals Schedule;

(e) failure to achieve COD by the Threshold COD Date;

(f) any Default or Event of Default under Section 10.01(w) (Michigan Grant); or

(g) a failure to maintain the Projected Covenant Coverage Ratio as required pursuant to Section 7.21(b) (Financial Covenants);

then, in each case, the Borrower shall:

(i) deliver a remediation plan within thirty (30) days from the occurrence of such event, in form and substance satisfactory to DOE, setting forth proposed steps to be taken by the Borrower Parties;

(ii) address such event in a manner acceptable to DOE and periodically thereafter, deliver reports setting out the Borrower’s execution of the remediation plan and compliance with the terms thereof;

(iii) make relevant representatives and outside advisors available to meet and confer with DOE, the Independent Engineer, and its other outside advisors (including legal and financial advisors) on the contents of the remediation plan; and

(iv) with respect to Section 8.06(g) (Remediation Plan), deliver an updated Restart Budget to DOE evidencing adequate sources (outside of the Guaranteed Loan), including voluntary commitments of funds by the Sponsor (if any), to cover the shortfall resulting from such event.

The delivery, and/or DOE’s acceptance, of any remediation plan or other plan submitted pursuant to this Section 8.06 (Remediation Plan) or Section 10.01(l) (Restart and Operation) shall not constitute a waiver of any Default or Event of Default

ARTICLE IX

NEGATIVE COVENANTS

The Borrower hereby agrees that until the Release Date, it shall cause that:

Section 9.01 Restrictions on Operations.

(a) Ordinary Course of Conduct; No Other Business. No Borrower Party shall:

(i) solely in the case of Borrower and OpCo, engage in any business other than (A) the acquisition, ownership, design, development, restart, financing, implementation, completion, operation and maintenance of the Project, Big Rock Point, compliance with any ongoing decommissioning requirements applicable to the Plant, and (B) early site development work, but not construction, for a small modular reactor adjacent to the Project Site and activities directly related thereto, provided that, in the case of this clause (B), (x) there will be no adverse impact on the Project in any material respect (including impacts that could arise from litigation related thereto), and (y) the Borrower will not be exposed to any material liability as a result therefrom;

(ii) undertake any action that could reasonably be expected to lead to a material alteration of the nature of its business or the nature or scope of the Project (including any expansion thereof), other than a disposition of Big Rock Point in compliance with Section 9.03 (Merger; Disposition; Transfer or Abandonment);

(iii) change its name or take any other action that might adversely affect the Liens created by the Security Documents; or

(iv) fail to maintain its existence and its right to carry on its business.

(b) Other Transactions. No Borrower Party shall, directly or indirectly:

(i) enter into any contracts or other agreements providing it with material rights against, or material obligations toward, any Person other than rights and obligations under the Financing Documents and Project Documents permitted hereunder and any transactions expressly contemplated hereby and thereby or, in the case only of HDI, to the extent unrelated to the Project;

(ii) enter into or be a party to any Project Document that includes a limitation on the Borrower’s ability to assign its right and obligations thereunder as Collateral or that would result in, or give the counterparty the right to cause, such Project Document to be terminated or materially impaired or delayed as a result, directly or indirectly, of any Event of Default or exercise of remedies under the Financing Documents;

(iii) enter into any Additional Project Document that would constitute a Major Project Document without the prior written consent of DOE;

(iv) enter into any transaction or series of related transactions with any Person other than in the Ordinary Course of Business and on an arm’s-length basis other than, in the case only of HDI, to the extent unrelated to the Project or Big Rock Point; or

(v) establish any sole and exclusive purchasing or sales agency, or enter into any transaction, whereby a Borrower Party agrees to pay more than the fair market value for products or services of others.

(c) Amendment of and Notices under Transaction Documents. No Borrower Party shall, except with the prior written consent of DOE:

(i) agree, directly or indirectly, to any amendment, modification, termination, revocation, suspension, supplement, consent or waiver, or waive any right to consent to any amendment, modification, termination, revocation, suspension, supplement or waiver of any right with respect to, or take or fail to take any action that could reasonably be expected to result in any termination, revocation or suspension, or assign any of the respective duties or obligations under:

(A) the Michigan Grant Agreements;

(B) any Major Project Document (except for, (i) in the case of any Restart Contract, any change orders or other modifications that reflect or implement Approved Restart Changes and (ii) the execution of any purchase orders thereunder that are consistent with the Restart Budget or the O&M Budget, as applicable);

(C) any Project Document (other than any Major Project Document) unless such amendment, modification, termination, supplement or waiver is an Approved Restart Change or such amendment, modification, termination, supplement or waiver could not reasonably be expected to:

(1) delay the occurrence of COD beyond the Threshold COD Date;

(2) delay the occurrence of the Project Completion Date beyond the Scheduled Project Completion Date; or

(3) otherwise have a Material Adverse Effect;

(D) any Required Approval, except to the extent that it is immaterial; or

(E) any Financing Document;

(ii) certify, consent to or otherwise permit through a Change Order or otherwise, “Final Completion” (as defined in the Restart Contracts), or any equivalent term, to occur under the Restart Contracts;

(iii) enter into any agreement other than any Financing Document that would restrict its ability to amend or otherwise modify any of the Transaction Documents; or

(iv) appoint any Person as the Operator other than OpCo.

(d) Commissions. No Borrower Party shall pay:

(i) any commission or fee to any other Borrower Entity for furnishing guarantees, counter-guarantees or other credit support for any Contractual Obligations undertaken by such Borrower Party in connection with the Project or Big Rock Point (other than as set forth in the following clause (ii)); or

(ii) any fee to any other Borrower Party with respect to or in connection with the development, restart, financing or operation of the Project, including salaries, bonuses, commissions, management fees, consulting fees, and technical assistance fees; provided, that this provision shall not preclude such Borrower Party from: (A) paying salaries and bonuses to its employees; (B) making payments to other Borrower Entities in accordance with Major Project Documents existing on the Execution Date or entered into with the consent of DOE in accordance with the terms of this Agreement, in each case consistent with the then-applicable Project Budgets and Plans, as the case may be, or (C) paying any Borrower Entity or Affiliate thereof in connection with performance of any decommissioning activities or other costs that do not constitute Project Costs under the terms hereof and that are paid in full with funds in the Restricted Payment Account, funds provided under the NRC Support Agreements, or other voluntary commitment of funds to the Borrower; provided further, that in the case of clause (C), DOE has received, prior to (or in the case of an Emergency, promptly after) the consummation and payment of such activities, a Self-Funded Costs Notice setting out in reasonable detail the relevant decommissioning activities or activities related to such other costs that do not constitute Project Costs under the terms hereof, the total funding committed and available to the Borrower, and that consummation of and payment of such activities will not result in or constitute a breach or default under any Transaction Document.

(e) Compromise or Settlement of Disputes. The Borrower Parties shall not agree or otherwise consent to settle or compromise:

(i) any Adverse Proceeding that if, taken together with all other Adverse Proceedings against the same Borrower Party that have been settled or compromised in during any rolling twelve (12) month period, would exceed a value of twenty million Dollars ($20,000,000);

(ii) any material dispute under any Major Project Document;

(iii) any dispute under any Project Document (other than a Major Project Document) that, if taken together with all other disputes with the same counterparty (or such counterparty’s Affiliates) would exceed a value of ten million Dollars ($10,000,000) in any rolling twelve (12) month period; or

(iv)	any dispute related to the Michigan Grant;

in	each case without the prior written consent of DOE.

(f) Accounts. The Borrower shall not establish or maintain any bank accounts other than the Project Accounts, accounts held in the Decommissioning Trusts, the NRC Operating Funds, or as otherwise with prior written consent of DOE.

(g) Assignment. Other than the assignment of the Project Documents, the Michigan Grant Agreements, and Governmental Approvals to the Collateral Agent as security for the benefit of the Secured Parties, no Borrower Party shall assign or otherwise transfer its rights under any of the Transaction Documents or Required Approvals applicable to any Person, other than in connection with the transfer of operational authority under the Project Operating License from HDI to OpCo.

(h) Powers of Attorney. No Borrower Party shall grant any power of attorney or similar power to any Person, except:

(i) to its officers, directors or employees in the Ordinary Course of Business; or

(ii) in connection with Permitted Liens granted to the Secured Parties.

Section 9.02 Liens. No Borrower Party shall, nor shall it agree to, create, assume or otherwise permit to exist any Lien upon any of the Collateral or any of its other property, whether now owned or hereafter acquired, or in any proceeds or income therefrom, other than Permitted Liens.

Section 9.03 Merger; Disposition; Transfer or Abandonment. No Borrower Party shall, nor shall it agree to:

(a) enter into any transaction of merger, consolidation, liquidation, winding up or dissolution;

(b) carry out any Disposition of all or any part of its ownership interests in the Project, Big Rock Point or any other part of its business or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now or hereafter acquired other than a Permitted Disposition;

(c) acquire by purchase or otherwise the business, property or fixed assets of any Person, other than purchases or other acquisitions of inventory, property or materials or spare parts or Capital Expenditures, either: (i) in the Ordinary Course of Business (ii) that constitute Permitted Capital Expenditures; (iii) in accordance with the Restart Budget or O&M Budget; (iv) constituting Emergency O&M Expenses; or (v) acquired by HDI for purposes unrelated to the Project.

(d) transfer or release (other than as permitted by clause (b) above) the Collateral, or other similar actions; and

(e) abandon, or suspend, or agree (directly or indirectly) to abandon or suspend or make any public statements regarding its intention to abandon or suspend the development, restart or operation of the Project, or take any action that could be deemed an “abandonment,” or “suspension,” or transfer of the Project to any Person or notify any Major Project Participant of its intent to terminate, or agree (directly or indirectly) to the termination of, any Major Project Document or the restart or operation of the Project, including suspension of any restart activities or operation of the Project.

Section 9.04 Restricted Payments.

(a) Restricted Payments. The Borrower shall not, and shall not agree to, directly or indirectly make any Restricted Payment except for (x) Permitted Restricted Payments (which, for the avoidance of doubt, means that Permitted Restricted Payments are not required to meet the conditions (i) through (xi) set forth below, but any transfers of Permitted Restricted Payment must be made in accordance with the Accounts Agreement) or (y) if such Restricted Payment is made solely with available funds standing to the credit of the Restricted Payment Account after transfer thereto from the Restricted Payment Suspense Account following satisfaction of each of the following conditions to such transfer (the “Restricted Payment Conditions”):

(i) the Project Completion Date shall have occurred;

(ii) the Subsequent License Renewal application shall have been docketed by NRC;

(iii) (A) such transfer shall be made not more than thirty (30) days after a Payment Date; and (B) no other such transfer shall have been made during the same Fiscal Quarter;

(iv) no Default or Event of Default shall exist or would exist prior to or after giving effect to any such Restricted Payment;

(v) no Material Adverse Effect shall exist or would exist after giving effect to any such Restricted Payment;

(vi) (A) all amounts standing to the credit of each Reserve Account shall be equal to or exceed the amount, if any, then required in accordance with the Accounts Agreement, both before and after given effect to such transfer; and (B) after giving effect to the Restricted Payment, the aggregate amounts on deposit in the Operating Account and Restricted Payment Suspense Account, taken together, are at least one hundred million Dollars ($100,000,000) (the “Minimum Cash Balance Requirement”);

(vii) (A) the Historical Debt Service Coverage Ratio for the twelve (12) month period ending on (and including) the most recent Calculation Date shall be at least 1.35:1.0; and (B) the Projected Debt Service Coverage Ratio for the twelve (12) month period commencing on the day after the most recent Calculation Date shall be at least ;

(viii) such transfer is made in accordance with the Accounts Agreement;

(ix) in connection with such transfer, no later than fifteen (15) Business Days prior to the proposed Restricted Payment date, a Responsible Officer of the Borrower shall have delivered a certificate to DOE in the form set out as Exhibit P (Form of Restricted Payment Certificate) either (A) certifying that: (1) there are no material changes to the Base Case Financial Model most recently approved by DOE; and (2) there are no material changes to the assumptions therein; or (B) attaching a certified updated Base Case Financial Model, in form and substance satisfactory to DOE;

(x) both before and after giving effect to such transfer, the Operating Account has been fully funded to its then-applicable Account Funding Requirement; and

(xi) no earlier than ten (10) Business Days and no later than seven (7) Business Days prior to the proposed Restricted Payment date a Responsible Officer of the Borrower shall have delivered a certificate to DOE in the form set out as Exhibit P (Form of Restricted Payment Certificate) (A) certifying satisfaction of the foregoing conditions; and (B) setting out in reasonable detail (and certifying the accuracy of) the calculations for computing the ratios in clause (vi) and stating that such calculations were made in good faith and were based on assumptions believed to be reasonable.

(b) Return of Funds. If any Borrower Entity receives a Restricted Payment from the Borrower to which it is not entitled because such Restricted Payment was not made in accordance with clause (a) above, then such Borrower Entity shall hold such Restricted Payment (or an amount equal to such Restricted Payment) as depository for the benefit of the Secured Parties and deliver the same to DOE (or otherwise as DOE may direct) upon written demand therefor by DOE or the Collateral Agent acting at the instruction of DOE.

Section 9.05 Use of Proceeds. The Borrower shall not use the proceeds of any Advance for any purpose other than as specified in Section 2.04(d) (Disbursement of Proceeds).

Section 9.06 Organizational Documents; Fiscal Year; Account Policies; Reporting Practices. Each Borrower Party shall not, except with the prior written consent of DOE, amend or modify or permit to be amended or modified:

(a) its Organizational Documents, except such amendments that would not have any adverse effect on the rights of the Secured Parties;

(b) its Fiscal Year;

(c) accounting policies or reporting practices other than as required by the Designated Standard; or

(d) its legal form or its capital structure (including to provide for the issuance of any equity, options, warrants or other rights with respect thereto).

Section 9.07 Budgets; Plans. The Borrower Parties shall not:

(a) without the prior written consent of DOE, make any modification to the then- applicable Restart Budget other than Approved Restart Changes (including any Approved Restart Changes described in Section 5.04(p) (Restart Budget));

(b) without the prior written consent of DOE, including any approval granted by DOE pursuant to Section 5.03(h) (Project Execution Plan and Monthly Restart Progress Report) or Section 5.04(q) (Project Execution Plan and Monthly Restart Progress Report), make any updates or modifications to the Project Execution Plan in effect; provided, that any updates or modifications to the Project Execution Plan in effect shall be identified and accompanied with a written explanation from the Borrower of all changes from the most recently updated or modified Project Execution Plan;

(c) without the prior written consent of DOE (in consultation with the Independent Engineer), adopt the initial Major Maintenance Plan or make any modification to the then-applicable Major Maintenance Plan;

(d) without the prior written consent of DOE, including any approval by DOE of proposed revisions to the Base Case Model delivered pursuant to Section 5.04(i) (Base Case Financial Model), Section 7.27(b) (Amendments to O&M Budget), Section 8.02(a) (Annual Omnibus Report), Section 8.03(e) (Notices), Section 9.04(a)(ix)(B) (Restricted Payments), make any modification in any material respect to the then-applicable Base Case Financial Model;

(e) without the prior written consent of DOE, make any modification to the then- applicable O&M Budget except as permitted in Section 7.27 (O&M Budget); or

(f) without the prior written consent of DOE, make any modification to the then- applicable Operating Plan except as permitted in Section 7.26 (Operating Plan; Operations).

Notwithstanding anything to the contrary contained in any iteration of the Project Execution Plan, the Monthly Restart Progress Report, or any other document delivered by the Borrower hereunder, any modification of any document referred to in Section 7.27 (O&M Budget), Section 8.02(d) (Monthly Certificate) and this Section 9.07 (Budgets; Plans) shall be governed by the applicable provisions of this Agreement.

Section 9.08 Hedging Agreements. No Borrower Party shall enter into any Hedging Agreements.

Section 9.09 Margin Regulations. The Borrower shall directly or indirectly apply any part of the proceeds of any Advance or other revenues to the purchasing or carrying of any margin stock within the meaning of Regulation T, U or X of the Board, or any regulations, interpretations or rulings thereunder, or for any purpose that violates any regulation of the Board.

Section 9.10 ERISA. The Borrower shall not, and shall cause its ERISA Affiliates not to:

(a) take any action that would result in the occurrence of an ERISA Event to the extent that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, the occurrence of such ERISA Event could reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect;

(b) allow, or permit any of its ERISA Affiliates to allow, the aggregate amount of Unfunded Pension Liabilities among all Employee Benefit Plans (taking into account only Employee Benefit Plans with positive Unfunded Pension Liabilities) at any time to exist where such amount could have a Material Adverse Effect; or

(c) fail, or permit any of its ERISA Affiliates to fail, to comply with ERISA or the related provisions of the Code, if any such non-compliance, singly or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

Section 9.11 Investment Company Act. Each Borrower Entity that is party to any Transaction Document shall not take any action that would result in it being required to register as an “investment company” under the Investment Company Act or that would result in it being controlled by any Person that is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 9.12 OFAC. No Borrower Entity shall:

(a) (i) become a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001)); (ii) engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such person in any manner violative of Section 2; or (iii) otherwise become the subject or target of any Sanctions;

(b) directly or indirectly use the proceeds of any Advance, or lend, contribute or otherwise make available such proceeds to any Person: (i) to fund any activities, dealings, or business of or with any Prohibited Person or in any Prohibited Jurisdiction; or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Guaranteed Loan); or

(c) repay any portion of the Guaranteed Loan with any funds: (i) obtained or derived, directly or knowingly indirectly, from any business or dealings with any Prohibited Person; or (ii) constituting the proceeds of a violation of any International Compliance Directive.

Section 9.13 Debarment Regulations.

(a) Unless authorized by DOE, no Borrower Party shall knowingly enter into any transactions in connection with the restart, operation or maintenance of the Project with any Person who is then currently debarred, suspended, declared ineligible or voluntarily excluded from participation in procurement or non-procurement transactions with any United States federal government department or agency pursuant to any of the Debarment Regulations.

(b) No Borrower Party shall fail to comply with any and all Debarment Regulations in a manner that results in the Borrower being debarred, suspended, declared ineligible or voluntarily excluded from participation in procurement or non-procurement transactions with any United States federal government department or agency pursuant to any of such Debarment Regulations.

Section 9.14 Prohibited Person. No Borrower Entity shall become (whether through a transfer or otherwise) a Prohibited Person.

Section 9.15 Restrictions on Indebtedness and Certain Capital Transactions.

(a) Indebtedness. No Borrower Party shall, or shall agree to, directly or indirectly incur, create, guarantee, assume, permit to exist or otherwise become liable for any Indebtedness, except for Permitted Indebtedness.

(b) Capital Expenditures. No Borrower Party shall make any Capital Expenditure in any year except for (i) Permitted Capital Expenditures and (ii) any Capital Expenditures by HDI that are unrelated to the Project.

(c) Investments. No Borrower Party shall make any Investments except for Permitted Investments.

(d) Leases. No Borrower Party shall enter into any Lease of any property or equipment of any kind (including by sale-leaseback or otherwise), except for (i) Permitted Leases, (ii) Leases contemplated by the Restart Budget or the O&M Budget, in an amount not in excess of the amount budgeted therefor in the Restart Budget or the O&M Budget, as applicable, or as permitted pursuant to Section 9.15(a) (Indebtedness) and (iii) any Leases entered into by HDI that are unrelated to the Project.

(e) Redemption or Issuance of Stock. No Borrower Party shall, without DOE written consent:

(i) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of its outstanding Equity Interests (or any options or warrants issued by such Borrower Party with respect to its Equity Interests) or set aside any funds for any of the foregoing;

(ii) issue any Equity Interests to any other Person other than Direct Parent or;

(iii) take, or omit to take, any act that would permit or result in a Change of Control.

(f) Subsidiaries. No Borrower Party shall:

(i) form or have any Subsidiaries;

(ii) enter into any partnership or a joint venture;

(iii) acquire any Equity Interests in or make any capital contribution to any other Person;

(iv) enter into any partnership, profit-sharing or royalty agreement or other similar arrangement whereby such Borrower Party’s income or profits are, or might be, shared with any other Person; or

(v) enter into any management contract or similar arrangement whereby its business or operations are managed by any other Person, other than the O&M Agreements and related subcontracts permitted hereunder.

Section 9.16 No Other Federal Funding. The Borrower shall not use any other Federal Funding to pay any Project Costs or to repay the Guaranteed Loan after the Execution Date; provided that the Borrower’s receipt of PTCs and application of such PTCs or any monetization thereof to repay the Guaranteed Loan or pay any other expenses of the Borrower in accordance with the terms of the Financing Documents shall not be deemed to violate this Section 9.16 (No Other Federal Funding). The Borrower shall not use any other funds guaranteed by the Federal Government.

Section 9.17 Intellectual Property.

(a) The Borrower shall not (and shall cause each Borrower Entity to not) assign or otherwise transfer any right, title or interest in any Project IP:

(i) to any Prohibited Person, or any “foreign entity of concern” (as defined in the Inflation Reduction Act of 2022 (P.L. 117-169));

(ii) without providing advance written notice of such assignment or transfer to the Secured Parties;

(iii) except as permitted under Section 9.03(b) (Merger; Disposition; Transfer or Abandonment); and

(iv) without requiring such assignee or transferee to:

(A) as applicable: (1) for all Project IP licensed to the Borrower under a Project IP Agreement, comply with the terms and conditions of such Project IP Agreement; and (2) for all Project IP owned by the Borrower, grant to the Borrower the right to freely use and sublicense, for no additional consideration, rights in the Project IP to: (x) develop, design, engineer, procure, restart, commission, operate and maintain the Project; (y) complete the activities designated to be completed to achieve Project Completion; or (z) exercise the Borrower’s rights and perform its obligations under the Major Project Documents, as applicable at the relevant time;

(B) demonstrate the technical experience and financial ability to maintain and develop the Project IP as required for the Project; and

(C) grant to the Secured Parties the Secured Parties’ License.

(b) The Borrower shall not (and shall cause each Borrower Party not to) abandon, or fail to maintain without replacing, or create, assume or otherwise permit to exist any Lien upon any Project IP, whether now owned or hereafter acquired, or in any proceeds or income therefrom, other than Permitted Liens.

Section 9.18 Program Requirements. The Borrower Parties shall not take any action, or fail to take any action, that would:

(a) change the scope of the Project in any manner that would require any additional review under NEPA beyond the reviews contemplated herein; or

(b) cause the Project not to be an Eligible Project.

Section 9.19 PPAs. The Borrower shall not accept any “Buyer Security” required to be delivered under (and as defined in) each PPA in a form other than cash or a Letter of Credit (as defined in each PPA) without consent of DOE; provided, that the drawdown provision for any such Letters of Credit are satisfactory to DOE.

Section 9.20 Advanced Nuclear Reactor. No Borrower Entity shall develop or install any advanced nuclear reactor (including any small modular reactor or micro modular reactor) on the Project Site without consent of DOE; provided that if DOE receives satisfactory evidence that (x) there will be no adverse impact on the Project in any material respect (including impacts that could arise from litigation related thereto), (y) the Borrower will not be exposed to any material liability as a result therefrom, and (z) all Liens on the Collateral continue to be First Priority Liens, such consent shall not be unreasonably withheld, conditioned or delayed.

Section 9.21 PTCs. No Borrower Entity shall take or omit to take any actions that do not comply with the Code, Treasury Regulations, or other guidance issued thereunder that would prevent the Project from qualifying for Code Section 45Y tax credits or that would prevent the transfer of PTCs pursuant to Code Section 6418.

Section 9.22 Tax Status. No Borrower Party shall take any affirmative action (including the filing of an IRS Form 8832 electing to be classified as an association taxable as a corporation) to be treated as other than a disregarded entity for U.S. federal, state or local income tax purposes.

ARTICLE X

EVENTS OF DEFAULT AND REMEDIES

Section 10.01 Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:

(a) Failure to Make Payment Under Financing Documents. Any Borrower Entity shall fail to pay, in accordance with the terms of this Agreement, the FFB Documents, the Sponsor Support Agreement or any other Financing Documents (whether at scheduled maturity, as a required prepayment, by acceleration or otherwise):

(i) any principal amount of the Advances or any interest otherwise due and payable in respect of the Guaranteed Loan or any Reimbursement Obligation on or before the date such amount is due; or

(ii) any fee, charge or other amount due under any Financing Document on or before the date such amount is due; and, in each case other than any amount due and payable in respect of the Guaranteed Loan at scheduled maturity, such failure to pay shall continue unremedied for a period of three (3) Business Days after the date on which such amount was due.

(b) Misstatements; Omissions. Any representation or warranty confirmed or made in any Transaction Document by or on behalf of any Borrower Entity or any Major Project Participant or in any certificate, Financial Statement or other document provided by or on behalf of any such Person to any Secured Party or any Secured Party Advisor in connection with the transactions contemplated by the Transaction Documents shall be found to have been incorrect, false or misleading in any material respect when confirmed, made or deemed to have been made.

(c) Borrower Entity Breaches Under the Financing Documents Without Cure Period.

(i) Any Borrower Entity fails, as of any relevant date of determination, to perform or observe any of its obligations under any term, covenant or agreement set forth in Section 7.01 (Maintenance of Existence; Property; Etc.); Section 7.03 (Insurance); Section 7.05 (Further Assurances; Creation and Perfection of Security Interests); Section 7.09 (Use of Proceeds); Section 7.12 (Compliance with Program Requirements); Section 7.14 (Accounts; Cash Deposits); Section 7.15 (Know Your Customer Information); Section 7.16 (Davis-Bacon Act); Section 7.17 (Lobbying Restriction); Section 7.18 (Cargo Preference Act); Section 7.21 (Financial Covenants); Section 7.23 (Bankruptcy Remoteness); Section 7.24 (Prohibited Persons); Section 7.25 (International Compliance Directives); or ARTICLE IX (Negative Covenants); provided, that Borrower’s failure to comply with Section 7.21 (Financial Covenants) shall not constitute an Event of Default unless the Borrower (x) fails to provide the remediation plan required pursuant to Section 8.06 (Remediation Plan); or (y) fails at any time to comply with such remediation plan as required pursuant thereto.

(ii) Any Borrower Entity fails, as of any relevant date of determination, to perform or observe any of its obligations under any term, covenant or agreement set forth in any Security Document, subject to cure periods (if any) set forth therein.

(d) Other Breaches Under Financing Documents. Any Borrower Entity or any Major Project Participant shall fail to perform or observe any covenant, or any other term or obligation under this Agreement or any other Financing Document (other than those described in clauses (a)-(c) above), in each case, where such failure to perform or observe has not been remedied within the relevant cure period, if any, specified for such covenant, term or obligation in such Financing Document, or if no cure period is specified, thirty (30) days following such failure.

(e) Breach or Default Under Major Project Documents

(i) Any Borrower Entity shall fail to perform or observe any covenant or any other term or obligation in any material respect under any Major Project Document to which it is a party, except for claims that the Borrower is actively contesting in accordance with the Permitted Contest Conditions, and such breach or default shall continue unremedied beyond any applicable cure period set forth therein, or if no cure period is specified, thirty (30) days following such failure.

(ii) Any Major Project Participant shall fail to perform or observe any covenant or any other term or obligation in any material respect under any Major Project Document to which it is a party, and such breach or default shall continue unremedied beyond any applicable cure period set forth therein, or if no cure period is specified, thirty (30) days following such failure.

(f) Borrower Entity Default Under Other Indebtedness. Any Borrower Entity shall default in the payment of any principal, interest or other amount due under any agreement or instrument evidencing, or under which such Borrower Entity has outstanding at any time, any Indebtedness for Borrowed Money in an amount in excess of five million Dollars ($5,000,000) (or, in the case of Sponsor, twenty five million Dollars ($25,000,000)) and for a period beyond any applicable grace period, or any other default occurs under any such agreement or instrument, if the effect of such default is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness for Borrowed Money.

(g) Unenforceability, Termination, Repudiation or Transfer of Any Transaction Documents. Any Financing Document, any Major Project Document or any Project Documents (to the extent it is not a Major Project Document, solely to the extent that such event results in a Material Adverse Effect) at any time and for any reason:

(i) is or becomes invalid, illegal, void or unenforceable or any party thereto has repudiated or disavowed or taken any action to challenge the validity or enforceability of such agreement;

(ii) except as otherwise expressly permitted hereunder, ceases to be in full force and effect except at the stated termination date thereof, or shall be assigned or otherwise transferred or terminated by any party thereto prior to the repayment in full of all Secured Obligations (other than with the prior written consent of DOE); or

(iii) is suspended, revoked or terminated (other than upon expiration in accordance with its terms when fully performed);

provided, that, in the case of clauses (i), (ii) or (iii) above applying to a Major Project Document or a Project Document, the applicable Borrower Entity shall be allowed forty-five (45) days to replace its counterparty to any such Major Project Document or Project Document in a manner satisfactory to DOE.

(h) Security Interests. Any of the Security Documents shall fail in any respect to provide the Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby (including the priority intended to be created thereby) or such Lien shall fail to have the priority contemplated therefor in such Security Documents, or any such Security Document or Lien shall cease to be in full force and effect, or the validity thereof or the applicability thereof to the Advances, the Secured Obligations or any other obligations purported to be secured or guaranteed thereby or any part thereof, shall be disaffirmed by or on behalf of any Borrower Entity or any other Person party thereto (other than the Secured Parties).

(i) Governmental Approvals and Required Approvals.

(i) Any Borrower Entity shall fail to obtain, renew, maintain or comply (other than immaterial non-compliance) with any Required Approval (including NRC Required Approvals).

(ii) Any Required Approval (including any NRC Required Approval) shall be rescinded, terminated, suspended, modified (solely to the extent that such modification has or could reasonably be expected to have a Material Adverse Effect), withdrawn or withheld or shall be determined to be invalid or shall cease to be in full force and effect.

(iii) DOE has given written notice to Borrower of DOE’s determination that (A) Borrower has not obtained or has not completed the necessary Borrower actions to obtain the necessary Required Approvals (including NRC Required Approvals) to achieve COD by the COD Long-stop Date or to achieve the Subsequent License Renewal by the applicable required dates in the Required Approvals Schedule or (B) any such Required Approvals are too onerous or would result in Cost Overruns that are not (1) funded by funds on deposit in the Restart Account that have been funded by cash deposits from sources other than Base Equity Commitments, the DFS Funding Commitment (unless such Cost Overruns are DFS Campaign Costs), Advances, Michigan Grant proceeds, Operating Revenues or amounts deposited into the Extraordinary Proceeds Account that are required to be applied for purposes other than such Cost Overruns, (2) backstopped by an Acceptable Letter of Credit, in an aggregate amount sufficient to cover the full amount of such Cost Overruns, and/or (3) covered by the DFS Funding Commitment (to the extent such Cost Overruns are DFS Campaign Costs).

(j) Bankruptcy; Insolvency; Dissolution.

(i) Involuntary Bankruptcy; Etc. The commencement of an Insolvency Proceeding against any Borrower Entity or any Major Project Participant and such proceeding continues undismissed for thirty (30) days.

(ii) Voluntary Bankruptcy; Etc. The institution by any Borrower Entity or any Major Project Participant of any Insolvency Proceeding, or the admission by it in writing of its inability to pay its Indebtedness generally as it becomes due or its general failure to pay its Indebtedness as it becomes due, or any other event has occurred that under any Applicable Law would have an effect analogous to any of those events listed above, or any action is taken by any such Person for the purpose of effecting any of the foregoing; unless the Borrower replaces any such Major Project Participant in a manner satisfactory to DOE within forty-five (45) days of such event.

(iii) Dissolution. The dissolution of any Borrower Entity or any Major Project Participant.

(iv) Attachment. An attachment or analogous process is levied or enforced upon or issued against any of the assets of any Borrower Entity is in excess of ten million Dollars ($10,000,000) (or, in the case of Sponsor, fifty million Dollars ($50,000,000)) or has or could reasonably be expected to have a Material Adverse Effect.

(k) Judgments. One or more Governmental Judgments (or equivalent judgment of an arbitral or similar tribunal) shall be entered: (i) against any Borrower Entity and such Governmental Judgments (or other similar judgments) have not been vacated, discharged or stayed or bonded pending appeal for any period of forty-five (45) days, and the aggregate amount of all such Governmental Judgments (or other similar judgments) outstanding at any time (except to the extent any applicable insurer(s) have acknowledged liability therefor) exceeds for such Borrower Entity ten million Dollars ($10,000,000) (or, in the case of Sponsor, fifty million Dollars ($50,000,000)); (ii) such Governmental Judgment (or other similar judgment) against any Borrower Entity is in the form of an injunction or similar form of relief that is not satisfied or discharged for any period of forty-five (45) days requiring suspension or abandonment of operation of the Project; or (iii) such Governmental Judgment (or other similar judgment) against any Borrower Entity would have a material adverse impact on such Borrower Entity’s ability to timely perform its obligations under any Transaction Document to which it is a party.

(l) Restart and Operation. Any of the following occurs:

(i) COD shall have not occurred by the COD Long-stop Date;

(ii) the Project Completion Date shall not have occurred by the Project Completion Long-stop Date;

(iii) the Project shall have failed to achieve any Project Milestone on the date set out for such Project Milestone in the Summary Project Milestone Schedule – Threshold Plan (or such other date approved in writing by DOE) and the Borrower shall have failed to deliver to DOE, within thirty (30) days of the failed milestone date, a plan satisfactory to DOE to achieve the relevant milestone, or failed to implement or comply with such plan to the satisfaction of DOE;

(iv) the Project shall fail to satisfy mechanical, technical and operational specifications resulting in material underperformance of the Project as against assumptions set out in the Base Case Financial Model;

(v) the Borrower shall: (i) cease to have the right to possess or use the Project; (ii) cease, in any material respects, to have the right to possess or use any portion of the Project Site or any rights granted to the Project Site under any of the Real Property Documents; or (iii) lose a material right of way, easement or other right of use or access to land necessary for the Project;

(vi) prior to the Project Completion Date, restart activities for the Project shall be suspended for reasons other than an Event of Force Majeure for a period of forty-five (45) consecutive days or ninety (90) days in the aggregate;

(vii) from and after the Project Completion Date, other than as a result of a scheduled refueling outage, the Project suspends operations or otherwise ceases to operate for a period of forty-five (45) consecutive days or ninety (90) days in the aggregate during any rolling twelve (12)-month period (including as a result of any unscheduled outage);

(viii) the Borrower shall abandon, or suspend, agree in writing to abandon or suspend, or make any public statements regarding its intention to abandon, or suspend, the Project, or take any action that could be deemed an “abandonment,” or “suspension;” or

(ix) the Independent Engineer shall decline to certify any Monthly Restart Progress Report and the Borrower fails to deliver to DOE, within thirty (30) days of the Independent Engineer’s notification that it declines to certify such draft report (together with an explanation of the reasons therefor), a plan satisfactory to DOE to rectify the shortcomings identified by the Independent Engineer, or failed to implement or comply with such plan to the satisfaction of DOE.

(m) Environmental Matters.

(i) Any Governmental Judgment imposing restrictions on restart or operations of the Project is issued relating to any violation of Environmental Law, violation of the terms or conditions or any Required Approval issued under any Environmental Law or restricting the use of any such Required Approval, in each case, in any material respect, and such Governmental Judgment is not: (x) dismissed within forty-five (45) days of institution, including as a result of satisfaction of any judgment or settlement of any claim that does not otherwise result in an Event of Default hereunder; or (y) diligently contested or appealed by the applicable Borrower Entity in accordance with Permitted Contest Conditions for a period of up to three hundred and sixty (360) days (or such longer period as DOE may approve in writing); provided, that to benefit from the cure periods described above, in either case, the Borrower shall have timely notified DOE of any Adverse Proceeding leading to the Governmental Judgment and consulted in good faith with DOE with respect to its intended response.

(ii) Any Borrower Entity, or any Major Project Participant in performance of its obligations with respect to the Project, breaches or violates in any material respect any Environmental Law.

(n) Event of Loss. All or any material portion of the Project is destroyed or becomes permanently inoperative as a result of a material Event of Loss, and is not covered by insurance, or not repaired or restored with Loss Proceeds within any time periods required under Section 7.04 (Event of Loss).

(o) Force Majeure. An Event of Force Majeure shall occur and continue for a period of at least one hundred eighty (180) consecutive days, in a manner that materially inhibits progress towards Project Completion.

(p) Changes in Ownership. Any Change of Control shall have occurred without the prior written consent of DOE.

(q) Prohibited Person. The Borrower, any Borrower Entity, any Major Project Participant or any Person that Controls any of the foregoing Persons shall be or shall have become a Prohibited Person; provided that in the case of any such Major Project Participant, the Borrower shall be allowed 45 days to replace such Major Project Participant in a manner satisfactory to DOE.

(r) ERISA Events. An ERISA Event shall have occurred that, individually or when aggregated with any other then existing ERISA Event, results in or could reasonably be expected to result in liability to any Borrower Party or ERISA Affiliate in excess of ten million Dollars ($10,000,000).

(s) Certain Governmental Actions. Any Governmental Authority shall: (i) lawfully condemn or assume custody of all of the property or assets (or a substantial part thereof) of any Borrower Party; or (ii) take lawful action to displace the management of any Borrower Party.

(t) Compliance with Laws; International Compliance Directives and Anti-Money Laundering Laws.

(i) The making of any Advances or the use of the proceeds thereof shall violate or cause any Person, including any Secured Party, to violate any International Compliance Directives or Anti-Money Laundering Laws or other applicable Anti-Corruption Laws.

(ii) Any (A) violation by any Borrower Entity or any Major Project Participant of any International Compliance Directives or Anti-Money Laundering Laws and (B) any material violation by any Borrower Entity or any Major Project Participant of any Applicable Laws related to corporate governance; provided, that, in each case involving a Major Project Participant, the Borrower shall be allowed forty-five (45) days to replace such Major Project Participant in a manner satisfactory to DOE, provided, further that the Borrower is diligently pursuing such replacement of the Material Project Participant during the cure period.

(u) PTC Qualification. The Borrower shall fail to qualify for or receive the PTCs in accordance with the most recent Base Case Financial Model approved by DOE, including loss of eligibility through future publishing of any final, proposed, or temporary regulations, notices, revenue rulings, and revenue procedures by the U.S. Department of Treasury or the Internal Revenue Service in connection with the “Production Tax Credit” under the Code.

(v) Material Adverse Effect. Any event or condition that has had or could reasonably be expected to have a Material Adverse Effect shall occur and be continuing.

(w) Michigan Grant. Any event of recission, claw-back or reduction of any portion of the Michigan Grant.

(x) Federal Funding. The Borrower shall use any other Federal Funding to pay any Project Costs or to repay the Guaranteed Loan after the Execution Date (including the use of other funds guaranteed by the Federal Government); provided that the Borrower’s receipt of PTCs and application of such PTCs or any monetization thereof to repay the Guaranteed Loan or pay any other expenses of the Borrower in accordance with the terms of the Financing Documents shall not be deemed a violation of this Section 10.01(x) (Federal Funding).

(y) Eligible Project. Any Borrower Entity takes, or fails to take, any action that would cause the Project not to be an Eligible Project.

(z) Reserve Accounts. The Borrower shall fail to maintain the Reserve Accounts up to their then-applicable Account Funding Requirement which failure has not been cured within five (5) Business Days.

(aa) Remediation Plan. DOE has given written notice to Borrower of its determination that Borrower has failed to comply with any remediation plan delivered to DOE pursuant to Section 8.06 (Remediation Plan) in any material respect.

For the avoidance of doubt, each clause of this Section 10.01 (Events of Default) shall operate independently, and the occurrence of any such event shall constitute an Event of Default.

Section 10.02 Remedies; Waivers.

(a) Upon the occurrence of and during the continuance of an Event of Default, DOE or the Collateral Agent may exercise any one or more of the rights and remedies set forth below:

(i) declare all or any portion of the indebtedness and obligations of every type or description owed by any Borrower Entity to DOE and FFB under this Agreement and each other Financing Document to be immediately due and payable, and the same shall thereupon be immediately due and payable;

(ii) exercise any rights and remedies available under the Financing Documents, including DOE’s right to prevent access to or prevent the operation by any Borrower Party of the Project or any of the Collateral;

(iii) take whatever action at law or in equity as may appear necessary or desirable in its judgment to collect the amounts then due and thereafter to become due under the Financing Documents or to enforce performance of any obligation of any Borrower Entity under the Financing Documents;

(iv) (A) refuse, and the Secured Parties shall not be obligated, to make any further Advances; and (B) reduce the remaining Guaranteed Loan Commitment Amount to zero Dollars ($0);

(v) take those actions necessary to perfect and maintain the Liens of the Security Documents pursuant to which assets have been pledged as collateral for the repayment under the Financing Documents;

(vi) set off and apply such amounts to the satisfaction of the Secured Obligations under all of the Financing Documents, including any moneys of the Borrower Parties on deposit with any Secured Party; and/or

(vii) without limiting or being limited by any of the foregoing, draw upon any Acceptable Letter of Credit issued pursuant to any Financing Document in accordance with its terms, or make demand on the Sponsor Debt Guarantee in accordance with the Sponsor Support Agreement, and in either case apply such funds to the payment of the Secured Obligations.

(b) Upon the occurrence of an Event of Default referred to in Section 10.01(j) (Bankruptcy; Insolvency; Dissolution) with respect to any Borrower Entity: (i) all remaining Guaranteed Loan Commitment Amounts shall automatically be reduced to zero Dollars ($0); and (ii) each Advance made under any FFB Note, together with interest accrued thereon and all other amounts due under such FFB Note, this Agreement and the other Financing Documents, shall immediately mature and become due and payable, without any other presentment, demand, diligence, protest, notice of acceleration, or other notice of any kind, all of which the Borrower hereby expressly waives on behalf of itself and each other Borrower Party.

(c) Unless otherwise expressly provided, no remedy herein conferred upon or reserved is intended to be exclusive of any other available remedy, but each remedy shall be cumulative and shall be in addition to other remedies given under the Financing Documents or existing at law or in equity. No delay or failure to exercise any right or power accruing under any Financing Document upon the occurrence and during the continuance of any Event of Default or otherwise shall impair or delay any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.

(d) In order to entitle the Secured Parties to exercise any remedy reserved to the Secured Parties in this Agreement or any other Financing Document, it shall not be necessary to give any notice, other than such notice as may be required in this Agreement, any other Financing Document or under Applicable Law.

(e) If any proceeding has been commenced to enforce any right or remedy under this Agreement, and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to DOE or FFB, then, in every such case, subject to any determination in such proceeding: (i) the parties hereto shall be restored to their respective former positions hereunder; and (ii) thereafter, all rights and remedies of DOE or FFB, as the case may be, shall continue as though no such proceeding had been instituted.

(f) DOE shall have the right, to be exercised (or not) in its complete discretion, to waive any covenant, Default or Event of Default by a writing setting forth the terms, conditions and extent of such waiver signed by DOE and delivered to the other parties hereto. Any such waiver may be effected only in a writing duly executed by DOE, and no other course of conduct shall constitute a waiver of any provision hereof. Unless such writing expressly provides to the contrary, any waiver so granted shall extend only to the specific event or occurrence so waived and not to any other similar event or occurrence that occurs subsequent to the date of such waiver.

(g) In the event that the Borrower fails to procure or maintain (or cause to be procured and maintained) the Required Insurance, DOE or the Collateral Agent may (but shall not be obligated to) procure the Required Insurance and pay the premiums in connection therewith. All amounts so paid by DOE or the Collateral Agent shall become an additional FFB Note Obligation and a Secured Obligation owed by the Borrower to DOE or the Collateral Agent (as applicable), and the Borrower shall forthwith pay any such amounts to DOE, together with interest on such amounts at the Late Charge Rate from the date so paid.

Section 10.03 Accelerated Advances. Upon the delivery of a notice of acceleration, the accelerated amount due and payable under the FFB Notes shall be the Prepayment Price (as defined in and determined pursuant to the FFB Notes) under the FFB Notes.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Waiver and Amendment.

(a) No failure or delay by DOE or the other Secured Parties in exercising any right, power or remedy shall operate as a waiver thereof or otherwise impair or delay any rights, powers or remedies of the Secured Parties. No single or partial exercise of any such right, power or remedy shall preclude any other or further exercise thereof or the exercise of any other legal right, power or remedy.

(b) The rights, powers or remedies provided for herein are cumulative and are not exclusive of any other rights, powers or remedies provided by law or in any other Transaction Document. The assertion or employment of any right, power or remedy hereunder, or otherwise, shall not prevent the concurrent assertion of any other right, power or remedy.

(c) Except as otherwise provided herein, neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing and executed by the Borrower and DOE.

(d) Any amendment to or waiver of this Agreement or any other Transaction Document or any provision hereof or thereof that constitutes a “modification” (as defined in Section 502(9) of FCRA) that increases the amount of the Credit Subsidy Cost (as calculated in accordance with FCRA and OMB Circulars A-11 and A-129) shall be subject to the availability to DOE of funds appropriated by the U.S. Congress or, to the extent permitted by Applicable Law, payment by the Borrower, to meet any such increase in the Credit Subsidy Cost.

Section 11.02 Right of Set-Off. In addition to any rights now or hereafter granted under Applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Secured Party is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other Indebtedness at any time held or owing by such Secured Party (including by any branches and agencies of such Secured Party wherever located) or in the case of DOE any other agency or instrumentality of the United States government, to or for the credit or the account of the Borrower against and on account of the Secured Obligations and liabilities of the Borrower to such Secured Party under this Agreement or any other Financing Document. Each of DOE, FFB and each subsequent holder of any FFB Note or any portion thereof shall promptly notify the Borrower after any such set-off and application made by it; provided, that the failure to give such notice shall not affect the validity of such set-off and application. Solely for the purposes of this Section 11.02 (Right of Set-off), and without otherwise limiting any rights that DOE and the United States government may have, DOE and the United States government shall not have the right pursuant of this Section 11.02 (Right of Set-off) to set off or reduce its liability to the Borrower or any Borrower Party for recoveries as a result of Borrower’s Cost or Fee Recovery Litigation.

Section 11.03 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Financing Documents and in any document, certificate or statement delivered pursuant hereto or thereto or in connection herewith or therewith (including any Advance Request) shall survive the execution and delivery of this Agreement and the making of the Advances under the FFB Documents.

Section 11.04 Notices. Except to the extent otherwise expressly provided herein or as required by Applicable Law, any communications, including any notices, between or among the parties to the Financing Documents shall be provided using the addresses listed in Schedule 11.04 (Notices), and shall be in writing and shall be considered as properly given: (a) if delivered in person; (b) if sent by overnight delivery service for domestic delivery or international courier for international delivery; (c) in the event overnight delivery service or international courier service is not readily available, if mailed by first class mail (or airmail for international delivery), postage prepaid, registered or certified with return receipt requested; or (d) if transmitted by electronic mail, to the electronic mail address set forth in Schedule 11.04 (Notices). Notice so given shall be effective upon delivery to the addressee, except that communication or notice so transmitted by other direct written electronic means shall be deemed to have been validly and effectively given on the day (if a Business Day and, if not, on the following Business Day) on which it is validly transmitted if transmitted before 5:00 p.m. (District of Columbia time), recipient’s time, and if transmitted after that time, on the next following Business Day. Any party has the right to change its address for notice under any of the Financing Documents to any other location by giving prior written notice to each of the other parties in the manner set forth hereinabove.

Section 11.05 Severability. In case any one or more of the provisions contained in any Financing Document should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the parties hereto shall engage the parties to the Financing Documents to enter into good faith negotiations to replace the invalid, illegal or unenforceable provision.

Section 11.06 Judgment Currency. The Borrower shall, to the fullest extent permitted under Applicable Law, indemnify DOE and FFB and the other Secured Parties against any loss incurred by any of them as a result of any judgment or order being given or made for any amount due to such Secured Party hereunder or under any other Financing Document and such judgment or order being expressed and to be paid in a currency (the “Judgment Currency”) other than Dollars (the “Currency of Denomination”) and as a result of any variation between: (a) the rate of exchange at which amounts in the Currency of Denomination are converted into Judgment Currency for the purpose of such judgment or order; and (b) the rate of exchange at which the applicable Secured Party would have been able to purchase the Currency of Denomination with the amount of the Judgment Currency actually received by the applicable Secured Party, had such applicable Secured Party utilized the amount of Judgment Currency so received to purchase the Currency of Denomination as promptly as practicable upon receipt thereof. The foregoing indemnity shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant Currency of Denomination that are documented and reasonable in light of market conditions at the time of such conversion.

Section 11.07 Indemnification.

(a) In addition to any and all rights of reimbursement, indemnification, subrogation or any other rights pursuant to this Agreement or under law or in equity, the Borrower shall pay, and shall protect, indemnify and hold harmless DOE, FFB, each other governmental agency and instrumentality of the United States, each other holder of any FFB Note or any portion thereof, each Secured Party, and each of their respective officers, directors, employees, representatives, attorneys, agents, advisors and contractors (each, an “Indemnified Party”), on an after-tax basis, from and against (and shall reimburse each Indemnified Party as the same are incurred) any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements incurred by any of them (each, an “Indemnified Liability”), to which such Indemnified Party may become subject arising out of or relating to any or all of the following: (i) the execution or delivery of this Agreement, the Term Sheet, any Transaction Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby; (ii) the enforcement or preservation of any rights under this Agreement, any Transaction Document or any agreement or instrument prepared in connection herewith or therewith; (iii) any Guaranteed Loan or the use or proposed use of the proceeds thereof; (iv) any actual or alleged presence or Release of Hazardous Substance, on, under or originating from any property owned, occupied or operated by the Borrower or any of its Affiliates in connection with the Project, or any environmental liability related in any way to the Borrower or any of its Affiliates and their respective owned, occupied, or operated properties arising out of or relating to the Project; or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by any third party or by the Borrower or any of its Affiliates or otherwise, and regardless of whether any Indemnified Party is a party thereto, such items (i) through (v) including, to the extent permitted by Applicable Law, the fees, disbursements and other charges of counsel and third-party consultants to such Indemnified Party incurred in connection with any investigation, litigation or other proceeding or in connection with enforcing the provisions of this Section 11.07 (Indemnification); provided, that the Borrower shall not have any obligation under this Section 11.07 (Indemnification) to any Indemnified Party with respect to Indemnified Liabilities to the extent they arise from the bad faith, gross negligence or willful misconduct of such Indemnified Party (as determined pursuant to a final, Non-Appealable judgment by a court of competent jurisdiction). Any claims under this Section 11.07 (Indemnification) in respect of any Indemnified Liabilities are referred to herein, collectively, as “Indemnity Claims”.

(b) All sums paid and costs incurred by any Indemnified Party with respect to any matter indemnified hereunder shall: (i) be immediately due and payable on demand; (ii) be added to the Secured Obligations; and (iii) be secured by the Security Documents. Each such Indemnified Party shall promptly notify the Borrower in a timely manner of any such amounts payable by the Borrower hereunder, provided, that any failure to provide such notice shall not affect the Borrower’s obligations under this Section 11.07 (Indemnification).

(c) Each Indemnified Party within ten (10) Business Days after the receipt by it of notice of the commencement of any action for which indemnity may be sought by it, or by any Person controlling it, from the Borrower on account of the agreements contained in this Section 11.07 (Indemnification), shall notify the Borrower in writing of the commencement thereof, but the failure of such Indemnified Party to so notify the Borrower of any such action shall not release the Borrower from any liability that it may have to such Indemnified Party.

(d) To the extent that the undertaking in the preceding clauses of this Section 11.07 (Indemnification) may be unenforceable because it is violative of any law or public policy, and to provide for just and equitable contribution in the event of any such unenforceability (other than due to application of this Section 11.07 (Indemnification)), the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of such undertakings.

(e) The provisions of this Section 11.07 (Indemnification) shall survive the Release Date, the foreclosure under the Security Documents and satisfaction or discharge of the Secured Obligations and shall be in addition to any other rights and remedies of any Indemnified Party.

(f) Any amounts payable by the Borrower pursuant to this Section 11.07 (Indemnification) shall be payable within the later to occur of: (i) ten (10) Business Days after the Borrower receives an invoice for such amounts from any applicable Indemnified Party; and (ii) five (5) Business Days prior to the date on which such Indemnified Party expects to pay such costs on account of which the Borrower’s indemnity hereunder is payable, and if not paid by such applicable date shall bear interest at the Late Charge Rate from and after such applicable date until paid in full.

(g) The Borrower shall be entitled, at its expense, to participate in the defense of any Indemnity Claim; provided, that such Indemnified Party shall have the right to retain its own counsel, at the Borrower’s expense, and such participation by the Borrower in the defense thereof shall not release the Borrower of any liability that it may have to the applicable Indemnified Party. Any Indemnified Party against whom any Indemnity Claim is made shall be entitled, after consultation with the Borrower and upon consultation with legal counsel wherein such Indemnified Party is advised that such Indemnity Claim is meritorious, to compromise or settle any such Indemnity Claim. The Borrower shall have no liability with respect to any settlement or compromise of any claim or proceeding effected without its prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

(h) Upon payment of any Indemnity Claim by the Borrower pursuant to this Section 11.07 (Indemnification), the Borrower, without any further action, shall be subrogated to any and all claims that the applicable Indemnified Party may have relating thereto, and such Indemnified Party shall at the request and expense of the Borrower cooperate with the Borrower and give at the request and expense of the Borrower such further assurances as are necessary or advisable to enable the Borrower vigorously to pursue such claims.

(i) Notwithstanding any other provision of this Section 11.07 (Indemnification), the Borrower shall not be entitled to: (i) notice; (ii) participation in the defense of; (iii) consent rights with respect to any compromise or settlement or (iv) subrogation rights, in each case except as otherwise provided for pursuant to this Section 11.07 (Indemnification) with respect to any action, suit or proceeding against the Borrower or any other Borrower Entity.

(j) No Indemnified Party shall be obligated to pursue first any recovery under any other indemnity or reimbursement obligation before seeking recovery under the indemnification and reimbursement obligations of the Borrower under this Agreement.

Section 11.08 Limitation on Liability. No claim shall be made by the Borrower or any of its Affiliates against any Secured Party or any of their Affiliates, directors, employees, attorneys or agents, including the Secured Party Advisors, for any special, indirect, consequential or punitive damages (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Agreement or the other Financing Documents or any act or omission or event occurring in connection therewith; and the Borrower hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 11.09 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

(a) The Borrower may not assign or otherwise transfer (whether by operation of law or otherwise) any of its rights or obligations under this Agreement or under any other Financing Document without the prior written consent of DOE and/or FFB, in the case of any FFB Document, FFB.

(b) FFB may assign any or all of its rights, benefits and obligations under the Financing Documents and with respect to the Collateral in accordance with the provisions of the FFB Documents; provided, that upon any such assignment of rights, benefits or obligations to any third party that is not the United States or any governmental agency or instrumentality thereof, FFB shall provide the Borrower with notice of such assignment; provided, further, that such assignee, by accepting the benefits of this Agreement and the Financing Documents: (i) hereby irrevocably designates and appoints DOE to act as its agent hereunder and under the Financing Documents; (ii) hereby irrevocably authorizes DOE to take such action on its behalf under the provisions of this Agreement and the other Financing Documents and to exercise such powers and perform such duties as are necessary or appropriate, as determined by DOE, under the Financing Documents; and (iii) hereby authorizes DOE to enter into all such amendments or modifications of any Financing Document on behalf of such assignee and grant all waivers as are necessary or appropriate, as determined by DOE, under the Financing Documents (other than amendments to any FFB Note, which amendments shall also require the consent of such assignee); provided, further, that: (A) neither DOE nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be: (I) liable to any assignee for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Financing Document; or (II) responsible in any manner to any assignee for any recitals, statements, representations or warranties made by the Borrower, or other Borrower Entity or any of their respective officers contained in this Agreement or any other Financing Document or in any certificate, report, statement or other document referred to or provided for in, or received by DOE under or in connection with, this Agreement or any other Financing Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Document or for any failure of the Borrower or any other Borrower Party, to the extent it is a party hereto or thereto, to perform its obligations hereunder or thereunder; and (B) DOE may conclusively rely upon information supplied by FFB or such assignee in taking any action, or exercising any rights, in accordance with the terms of this Section 11.09 (Successors and Assigns).

Section 11.10 FFB Right to Sell Loan. If FFB has: (a) fully funded the Guaranteed Loan; or (b) partially funded the Guaranteed Loan and the Availability Period has expired, in each case, FFB shall have the right to sell all or any portion of any FFB Note without the prior written consent of the Borrower, and upon any such sale, any reimbursement obligations of the Guaranteed Loan by DOE shall automatically terminate and be of no further force and effect. For any such sale prior to the end of the applicable Availability Period until FFB has funded the Guaranteed Loan, the Borrower, DOE and FFB shall enter in agreements satisfactory to them in respect of FFB’s right to sell the FFB Notes and delegate its obligations under the FFB Note Purchase Agreement.

Section 11.11 Further Assurances and Corrective Instruments.

(a) The Borrower shall execute and deliver, or cause to be executed and delivered, to DOE such additional documents or other instruments and shall take or cause to be taken such additional actions as DOE may require or reasonably request in writing to: (i) cause the Financing Documents to be properly executed, binding and enforceable in all relevant jurisdictions; (ii) perfect and maintain the priority of the Secured Parties’ security interest in all Collateral; (iii) enable the Secured Parties to preserve, protect, exercise and enforce all other rights, remedies or interests granted or purported to be granted under the Financing Documents; and (iv) otherwise carry out the purposes of the Transaction Documents.

(b) Borrower may submit to DOE written requests for the parties to enter into, execute, acknowledge and deliver amendments or supplements hereto; it being understood that DOE shall be permitted to approve or reject all such requests in its discretion.

Section 11.12 Reinstatement.. Where any discharge is made in whole or in part, or any arrangement is made on the faith of, any payment, security or other disposition which is avoided or must be repaid, whether upon the insolvency or bankruptcy of the Borrower, any other Borrower Entity party to a Financing Document, or otherwise, this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Borrower’s obligations hereunder, or any part thereof, is, pursuant to Applicable Laws, rescinded or reduced in amount, or must otherwise be restored or returned by any Secured Party. In the event that any payment or any part thereof is so rescinded, reduced, restored or returned, such obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 11.13 Governing Law; Waiver of Jury Trial.

(a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE FEDERAL LAW OF THE UNITED STATES. TO THE EXTENT THAT FEDERAL LAW DOES NOT SPECIFY THE APPROPRIATE RULE OF DECISION FOR A PARTICULAR MATTER AT ISSUE, IT IS THE INTENTION AND AGREEMENT OF THE PARTIES TO THIS AGREEMENT THAT THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES (EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW)) SHALL BE ADOPTED AS THE GOVERNING FEDERAL RULE OF DECISION.

(b) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS.

Section 11.14 Submission to Jurisdiction; Etc. By execution and delivery of this Agreement, the Borrower irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding against it arising out of or in connection with this Agreement or any other Financing Document, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of (i) the courts of the United States for the District of Columbia; (ii) the courts of the United States in and for the Southern District of New York sitting in New York County; (iii) any other federal court of competent jurisdiction in any other jurisdiction where it or any of its property may be found; (iv) the courts of the State of New York in and for the County of New York, (v) the courts of Washington, D.C. and (vi) appellate courts from any of the foregoing;

(b) consents that any such action or proceeding may be brought in or removed to such courts, and waives any objection, or right to stay or dismiss any action or proceeding, that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) confirms that is has irrevocably designated and appointed Corporation Service Company (CSC) with an office on the date hereof at 251 Little Falls Drive, Wilmington, DE 19808 as its agent for service of process under this Agreement and any other Financing Document to which it is a party, with respect to any legal process, writ, judgment, summons, notice and document that may be served in any action or proceeding arising out of this Agreement or any other Financing Document. It agrees that service of process, writ, judgment, summons or other notice of legal process upon said agent shall be deemed and held in every respect to be effective personal service upon it. It shall maintain such appointment (or that of a successor satisfactory to DOE) continuously in effect at all times while it is obligated under this Agreement;

(d) agrees that nothing herein shall: (i) affect the right of any Secured Party to effect service of process in any other manner permitted by law; or (ii) limit the right of any Secured Party to commence proceedings against or otherwise sue the Borrower or any other Person in any other court of competent jurisdiction nor shall the commencement of proceedings in any one or more jurisdictions preclude the commencement of proceedings in any other jurisdiction (whether concurrently or not) if, and to the extent, permitted by the Applicable Laws; and

(e) agrees that judgment against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment or otherwise as provided by law, a certified or exemplified copy of which judgment shall be conclusive evidence of the fact and amount of the Borrower’s obligation.

Section 11.15 Entire Agreement. This Agreement, including any agreement, document or instrument attached to this Agreement or referred to herein, integrates all the terms and conditions mentioned herein or incidental to this Agreement and supersedes all prior oral negotiations, agreements and understandings of the parties to this Agreement in respect to the subject matter of this Agreement made prior to the date hereof.

Section 11.16 Benefits of Agreement. Nothing in this Agreement or any other Financing Document, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors and permitted assigns hereunder or thereunder, any benefit or any legal or equitable right or remedy under this Agreement. FFB is an intended third party beneficiary of, with enforceable rights and remedies under this Agreement, in respect of those provisions in Section 1.04 (Conflict with FFB Documents), ARTICLE II (Funding), ARTICLE III (Payments; Prepayments), Section 7.36 (Investment Earnings) and ARTICLE XI (Miscellaneous) that refer to rights of or payments to FFB; provided, that in the event of any conflict between any provision of this Agreement and any FFB Note or the FFB Note Purchase Agreement, the rules of construction in Section 1.04 (Conflict with FFB Documents) will apply.

Section 11.17 Headings. Paragraph headings have been inserted in the Financing Documents as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of the Financing Documents and shall not be used in the interpretation of any provision of the Financing Documents.

Section 11.18 Counterparts; Electronic Signatures.

(a) This Agreement may be executed in one or more duplicate counterparts and when executed by all of the parties shall constitute a single binding agreement. Each party hereto agrees to deliver a manually executed original promptly following such electronic submission.

(b) Delivery of an executed signature page of this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Except to the extent Applicable Law would prohibit the same, would make the same unenforceable or affirmatively requires a manually executed counterpart signature: (i) the delivery of an executed counterpart of a signature page of this Agreement by emailed .pdf or any other electronic means approved by DOE in writing (which may be via email) that reproduces an image of the actual executed signature page shall be as effective as the delivery of a manually executed counterpart of this Agreement; and (ii) if agreed by DOE in writing (which may be via email) with respect to this Agreement, the delivery of an executed counterpart of a signature page of this Agreement by electronic means that types in the signatory to a document as a “conformed signature” from an email address approved by DOE in writing (which may be via email) shall be as effective as the delivery of a manually executed counterpart of this Agreement. In furtherance of the foregoing, the words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. As used herein, “Electronic Signature” has the meaning assigned to it by 15 USC §7006, as it may be amended from time to time.

Section 11.19 No Partnership; Etc. The Secured Parties and the Borrower intend that the relationship between them shall be solely that of creditor and debtor. Nothing contained in this Agreement or in any other Financing Document shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by, between or among the Secured Parties and the Borrower or any other Person. The Secured Parties shall not be in any way responsible or liable for the indebtedness, losses, obligations or duties of the Borrower or any other Person with respect to the Project or otherwise. All obligations to pay Real Property or other taxes, assessments, insurance premiums, and all other fees and expenses in connection with or arising from the ownership, operation or occupancy of the Project or any other assets and to perform all obligations under the agreements and contracts relating to the Project or any other assets shall be the sole responsibility of the Borrower.

Section 11.20 Independence of Covenants. All covenants hereunder and under the other Financing Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 11.21 Marshalling. Neither DOE nor FFB nor any other Secured Party shall be under any obligation to marshal any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Secured Obligations.

[NO FURTHER TEXT ON THIS PAGE; SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, all as of the day and year first above mentioned.

HOLTEC PALISADES, LLC, as Borrower

By:	/s/ Kelly Trice
Name:	Kelly Trice
Title:	President

[Signature Page to Loan Guarantee Agreement]

U.S. DEPARTMENT OF ENERGY, an agency of the Federal Government of the United States of America, in its own capacity and in its capacity as Guarantor and Loan Servicer

By:	/s/ Jigar Shah
Name:	Jigar Shah
Title:	Director, Loan Programs Office

[Signature Page to Loan Guarantee Agreement]

ANNEX A

DEFINITIONS

“Acceptable Bank” means a bank or financial institution or branch office thereof in New York, New York organized under or licensed as a branch under the laws of the United States or any state thereof, which has (a) a combined capital and surplus in excess of $1,000,000,000, and (b) a rating for its long-term unsecured and unguaranteed Indebtedness of “A-”/Stable outlook or higher by S&P or Fitch or A3 or higher by Moody’s, using the lowest rating of the aforementioned three rating firms.

“Acceptable Credit Support” has the meaning provided in the Sponsor Support Agreement.

“Acceptable Delivery Method” means, with respect to any certificate, document or other item required to be delivered by an Acceptable Delivery Method hereunder:

(a) transmission, by an Authorized Transmitter, of such certificate, document or other item in Electronic Format, together with the Transmission Code;

(b) delivery of a manually executed original of such certificate, document or other item; or

(c) such other delivery method as the Borrower and DOE shall mutually agree.

“Acceptable Insurer” means:

(d) any insurance company or international reinsurance company (i) authorized to do business in Michigan if required by law or regulation; and (ii) with a rating for its long-term unsecured and non-credit-enhanced debt obligations of: (A) A or higher by S&P or Fitch; (B) A2 or higher by Moody’s; (C) A- or better by AM Best’s Insurance Guide and Key Ratings and a financial size category of VII or higher; or (D) a comparable rating from an internationally recognized credit rating agency; or

(e) any other insurance company acceptable to DOE.

“Acceptable Letter of Credit” means an unconditional, irrevocable standby letter of credit, in form and substance satisfactory to the Collateral Agent (acting on the instructions of DOE) issued by an Acceptable Bank, payable in New York in Dollars, substantially in the form of Exhibit S (Form of Letter of Credit) or otherwise on terms satisfactory to DOE and meeting the following requirements:

(a) the initial expiration date thereof shall be at least twelve (12) months beyond the date of issuance, and shall automatically renew upon its expiration (which renewal period shall be at least twelve (12) months) unless, at least sixty (60) days prior to any such expiration, the issuer shall provide the Collateral Agent and DOE with a notice of non-renewal of such letter of credit;

(b) upon receipt of any non-renewal notice, or ten (10) Business Days after the issuer ceases to be an Acceptable Bank, the Collateral Agent shall be entitled to draw the entire face amount of such letter of credit (unless the Collateral Agent shall have received a replacement Acceptable Letter of Credit in accordance with the terms of the relevant Financing Document(s) or amounts have been deposited in the applicable Project Account such that the amount on deposit therein, when aggregated with the face amount available to be drawn under any other applicable Acceptable Letter of Credit then outstanding is equal to or greater than the amount required to be on deposit in the relevant Project Account pursuant to the Financing Documents);

(c) the Collateral Agent shall be named sole beneficiary under such letter of credit and entitled to draw amounts thereunder pursuant to its terms;

(d) with respect to any Acceptable Letter of Credit delivered in connection with any Project Account, such letter of credit shall be drawable in all cases in which the Accounts Agreement provides for a transfer of funds from such Project Account;

(e) there shall be no conditions to any drawing thereunder other than the submission of a drawing request substantially in the form attached to such letter of credit;

(f) no agreement, instrument or document executed in connection with any Acceptable Letter of Credit shall: (i) obligate the Borrower or any Secured Party to make any reimbursement or any other payment to the issuer thereof or otherwise with respect to such Acceptable Letter of Credit; or (ii) provide the issuer thereof or any other Person with any claim, subrogation right or other right or remedy against or other recourse to the Borrower, any Secured Party or against any Collateral or other Property of any thereof, whether for costs of issuance or maintenance, reimbursement of amounts drawn under such Acceptable Letter of Credit or otherwise;

(g) such letter of credit shall be subject to International Standby Practices 1998, International Chamber of Commerce Publication No. 590, as amended, modified or supplemented and in effect from time to time and as to any matter not governed thereby, governed by and construed in accordance with the laws of the State of New York; and

(h) if, as of any date, the issuer of an Acceptable Letter of Credit is no longer an Acceptable Bank (such date, the “Downgrade Date”), the entire amount available to be drawn under such Acceptable Letter of Credit may be drawn in accordance with the terms thereof by DOE, unless within ten (10) Business Days of the Downgrade Date a substitute Acceptable Letter of Credit satisfying the applicable requirements of this Agreement is issued by an Acceptable Bank, and/or (to the extent permitted under this Agreement) cash collateral from a source other than cash of the Borrower is provided, in replacement thereof.

“Account Bank” means Citibank, N.A., in its capacity as account bank, or any successor account bank appointed from to time to time pursuant to the Accounts Agreement.

“Account Funding Requirement” has the meaning given to such term in the Accounts Agreement.

“Accounts Agreement” means the Collateral Agency and Accounts Agreement entered into as of the Execution Date by and among the Borrower, DOE, the Collateral Agent and the Account Bank.

“Actual Covenant Coverage Ratio” means (x) the sum of (1) actual Cash Flow Available for Debt Service for the 12 months ending on (and including) the Calculation Date and (2) the actual Debt Service Reserve Account balance as of the Calculation Date, divided by (y) actual Debt Service for the 12 months ending on (and including) the Calculation Date.

“Additional Project Document” means any contract entered into by any Borrower Party subsequent to the Execution Date that is necessary for or material to the restart and operation of the Project.

“Advance” means an advance of funds by FFB to the Borrower under an FFB Note as may be requested by the Borrower from time to time during the Availability Period.

“Advance Date” means the date on which FFB makes any Advance to the Borrower.

“Advance Ratio” means, for any Advance Request, the pro rata percentage of each FFB Note when aggregated together, which shall be a ratio of seventy-eight point two three five percent (78.235%) of the Advance requested under Note 1 and twenty-one point seven six five percent (21.765%) of the Advance requested under Note 2.

“Advance Request” has the meaning given to such term in Section 2.03(a) (Advance Requests).

“Advance Request Approval Notice” means the written notice from DOE located at the end of an Advance Request advising FFB that such Advance Request has been approved by or on behalf of DOE.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration at law or in equity, or before or by any Governmental Authority, domestic or foreign or other regulatory body or any arbitrator.

“Affiliate” means, as applied to any Person: (a) any other Person directly or indirectly controlling, controlled by, or under common control with, that Person; and (b) in addition, in the case of any Person that is an individual, each member of such Person’s immediate family, any trusts or other entities established for the benefit of such Person or any member of such Person’s immediate family and any other Person controlled by any of the foregoing. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power: (i) to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such Person; or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent Fee Letter” means the fee letter agreement dated March 19, 2024, between the Borrower and Citibank, N.A. (including any of its successors), as the same may be amended from time to time.

“Agents” means the Collateral Agent, the Account Bank, the insurance advisor and any other agency agent duties and functions Citibank, N.A. (including any of its successors) are required to provide pursuant to the Agent Fee Letter.

“Aggregate Capitalized Interest” means, with respect to any requested Advance and all Advances previously made, the aggregate amount of interest that has been capitalized and will be capitalized under all FFB Notes outstanding (including, for the avoidance of doubt, such requested Advance) as determined in accordance with the FFB Notes.

“Aggregate Maximum Capitalized Interest Amount” means, together, the Note 1 Maximum Capitalized Interest Amount and the Note 2 Maximum Capitalized Interest Amount.

“Aggregate Maximum Guaranteed Loan Amount” means, together, the Note 1 Maximum Guaranteed Loan Amount and the Note 2 Maximum Guaranteed Loan Amount.

“Aggregate Maximum Principal Amount” means, together, the Note 1 Maximum Principal Amount and the Note 2 Maximum Principal Amount.

“Agreed-Upon Procedures Report” means a report, in substantially the form of the document titled “Agreed-Upon Procedures Report”, prepared by the Independent Auditor, as such form may be revised from time to time by the Borrower and the Independent Auditor with the consent of DOE, which consent shall not be unreasonably withheld.

“Agreement” has the meaning given to such term in the preamble to this Agreement.

“ALTA” means the American Land Title Association headquartered in Washington, D.C.

“Amortization Schedule” means the amortization schedule for each FFB Note as set out in Schedule 3.02 (Amortization Schedule).

“Annual Omnibus Report” has the meaning given to such term in Section 8.02(a) (Annual Omnibus Reports).

“Annual Reporting Date” has the meaning given to such term in Section 8.02(a) (Annual Omnibus Reports).

“Anti-Corruption Laws” means all laws concerning or relating to anti-bribery, anti-corruption, and anti-kickback matters in the public or private sector, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any similar laws.

“Anti-Money Laundering Laws” means the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the Patriot Act, the Anti-Money Laundering Act of 2020, the Money Laundering Control Act, the rules and regulations thereunder, applicable Executive Orders and any similar Applicable Laws relating to money laundering, terrorist financing, or financial recordkeeping and recording requirements administered or enforced by any United States of America governmental agency, or any other jurisdiction in which the Borrower operates or conducts business.

“Applicable Law” means, with respect to any Person, any constitution, statute, law, rule, regulation, code, ordinance, treaty, judgment, order or any published directive, guideline, requirement or other governmental rule or restriction which has the force of law, by or from a court, arbitrator or other Governmental Authority having jurisdiction over such Person or any of its properties, whether in effect as of the date of this Agreement or as of any date hereafter.

“Applicable Regulations” means the final regulations with respect to Title XVII, at 10 CFR Part 609, and any other applicable regulations from time to time promulgated to implement Title XVII.

“Application” has the meaning given to such term in the preliminary statements.

“Approved Restart Changes” means:

(a) any change, reallocation, amendment, modification, or supplement in any material respect of any provisions (or plans) of the then-applicable Project Budgets and Plans that: (i) has been submitted in writing by the Borrower to DOE (including an explanation in reasonable detail of the reasons for such change); and (ii) has received a written approval from DOE;

(b) any changes to the Restart Budget that do not result in the allocation of Budgeted Contingency in excess of the aggregate threshold provided in Section 5.04(p) (Restart Budget) or

(c) any increase to the unallocated Budgeted Contingency in the Restart Budget, provided that (i) the aggregate of allocated and unallocated “Contingency” in the Restart Budget does not exceed the line item for “Contingency” included in the Maximum Case Budget, such line item being six hundred nineteen million, thirty-eight thousand, two hundred fifty-one Dollars ($619,038,251) and (ii) such increase is reflected in the Base Case Financial Model, which demonstrates compliance with the Debt Sizing Parameters.

“Authorized Transmitter” means, with respect to delivery of documentation: (a) by any Borrower Entity to DOE, the list of individuals designated as Authorized Transmitters set forth in the relevant certificate delivered pursuant to Section 5.01(g) (Organizational Documents), Section 5.01(d) (Transaction Documents) and Section 5.04(h) (Independent Engineers Certificate), as applicable, delivered by such Borrower Entity to DOE prior to the Execution Date, as updated or modified, with the consent of DOE, from time to time; and (b) to FFB, each of the individuals listed on the Certificate Specifying Authorized Borrower Officials.

“Availability Period” means the period commencing on the date all conditions precedent set forth in Section 5.03 (Conditions Precedent to First Advance Date) and Section 5.04 (Advance Approval Conditions Precedent) herein shall have been satisfied or waived in full until and including the earliest of:

(a) the Availability Period End Date;

(b) the First Advance Long-stop Date if the First Advance Date has not occurred on or before such date;

(c) the date that the Guaranteed Loan Commitment Amount is fully disbursed;

(d) the date on which Project Completion occurs; and

(e) the date of termination of obligations to disburse any undisbursed amounts of the Guaranteed Loan following the occurrence of any Event of Default.

“Availability Period End Date” means June 15, 2027.

“Average Debt Service Coverage Ratio” means, for any period of calculation, the ratio of: (a) the sum of Cash Flow Available for Debt Service during such period, to (b) aggregate Debt Service payable during such period, in each case, as applicable, based on amounts projected in the Base Case Financial Model, as adjusted for actual interest rates and any factors known as of the date of determination as agreed between the Borrower and DOE.

“Balch Regulatory Memo” has the meaning provided in Section 5.01(r)(iv) (Legal Opinions).

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq, as amended.

“Base Case Financial Model” means a mechanically sound financial model prepared by the Borrower in good faith, showing financial projections and underlying assumptions, in Excel form and otherwise in accordance with the Transaction Documents and Applicable Law, that are set forth on a monthly basis, to a date falling no sooner than twenty-four (24) months after the Maturity Date, which (a) projections are: (i) consistent with the then-applicable Project Budgets and Plans and Tax Credit Transfer Plan, reflective of the current and anticipated performance levels of the Project; and (ii) designed to demonstrate, among other things, compliance with the Debt Sizing Parameters and all other relevant financial covenants set out herein; and (b) includes an Operating Forecast. References to “Base Case Financial Model” refer to the ‘Base Case’ scenario (and not to the ‘Maximum Case’ scenario) of the Execution Date Base Case Financial Model or any updated Base Case Financial Model as approved by DOE.

“Base DSRA Amount” has the meaning given to such term in the Accounts Agreement.

“Base Equity Account” has the meaning provided in the Accounts Agreement.

“Base Equity Commitment” has the meaning provided in the Sponsor Support Agreement.

“Base Equity Contributions” means equity contributions made by the Sponsor to the Borrower in satisfaction of the Sponsor’s Base Equity Commitment under and in accordance with the Sponsor Support Agreement.

“BDO” means BDO USA, P.C.

“Big Rock Point” means the NRC-licensed Big Rock Point site, an independent spent fuel storage installation which was a 240 MWt (75 MWe) GE-designed boiling water reactor located in Charlevoix County, Michigan. Big Rock Point permanently ceased operations in 1997 and has previously been decommissioned.

“Big Rock Point NRC Operating Fund” means the deposit account maintained by the Borrower and funded by the Sponsor, pursuant to NRC commitments, to pay the annual operating costs of Big Rock Point as they come due.

“Big Rock Point NRC Support Agreement” means that certain Support Agreement between the Sponsor and the Borrower, dated June 28, 2022, pursuant to which the Sponsor has committed to provide funds to the Borrower to maintain the Big Rock Point NRC Operating Fund in accordance with the terms thereof and NRC spent fuel management funding requirements in 10 CFR 50.54(bb).

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” has the meaning given to such term in the preamble to this Agreement.

“Borrower Advance Date Certificate” has the meaning given to such term in Exhibit A (Form of Advance Request).

“Borrower Entity” means each of:

(a) Each Borrower Party;

(b) the Sponsor;

(c) the Direct Parent;

(d) Holtec Power, Inc., a Delaware corporation;

(e) HMI; and

(f) Holtec Security International, LLC, a Delaware limited liability company.

“Borrower Equity Pledge Agreement” means the Equity Pledge Agreement entered into as of the Execution Date between the Direct Parent and the Collateral Agent in respect of the Equity Interests in the Borrower.

“Borrower Party” means each of the Borrower, OpCo and (until the transfer of the Project Operating License to OpCo) HDI.

“Borrower Security Agreement” means the Security Agreement entered into as of the Execution Date by the Borrower in favor of the Collateral Agent for the benefit of the Secured Parties.

“Broker’s Letter of Undertaking” means each letter delivered or to be delivered by the Borrower’s insurance broker to DOE, substantially in the form set out in Exhibit V (Form of Broker’s Letter of Undertaking) to Schedule 7.03 (Insurance) or any other form acceptable to DOE.

“Budgeted Contingency” means the line item for “Contingency” included in the Restart Budget, as such “Contingency” amount may be updated in the Restart Budget from time to time in accordance with this Agreement, provided that the aggregate of allocated and unallocated “Contingency” is not to exceed the line item for “Contingency” included in the Maximum Case Budget, such line item being six hundred nineteen million, thirty-eight thousand, two hundred fifty-one Dollars ($619,038,251).

“Business Continuity Plan” means a detailed plan of the Borrower’s systems and strategies in place to prevent or rapidly recover from a significant disruption to operations or other material events, to include such matters as: (a) succession plans for key management positions at the Borrower Parties; (b) resiliency and redundancy plans for information technology and intellectual property; and (c) emergency management plans and procedures.

“Business Day” means any day on which FFB and the Federal Reserve Bank of New York are both open for business.

“Calculation Date” means June 30 and December 31 of each calendar year.

“Capital Expenditures” means all expenditures that should be capitalized in accordance with the Designated Standards.

“Capital Lease” means, for any Person, any lease of (or other agreement conveying the right to use) any property of such Person that would be required, in accordance with the Designated Standards, to be capitalized and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under the Designated Standard, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with the Designated Standard.

“Cargo Preference Act” means the Cargo Preference Act of 1954.

“Cash Flow Available for Debt Service” means for any period, the sum of Project revenue (excluding non-cash items and other extraordinary revenues, but including revenue from PTCs and business interruption insurance received during such period for an event that occurred during such period) received during such period, plus releases from the Refueling Outage Escrow Account, plus releases from the Major Maintenance Reserve Account used to pay for Major Maintenance Costs, plus releases from the Note 2 Sinking Fund that are transferred to the Revenue Account, minus (without duplication in any of the following items) (a) cash operating and maintenance expenses (including O&M Expenses); (b) taxes paid with cash; (c) Major Maintenance Costs; (d) Capital Expenditures; (e) required periodic decommissioning or restoration contributions paid or payable as required under the Financing Documents; (f) deposits into the PPA Escrow Account(s); (g) required contributions made to the Refueling Outage Escrow Account; and (h) required contributions made to the Major Maintenance Reserve Account.

“Certificate Specifying Authorized Borrower Officials” has the meaning given to such term in the FFB Note Purchase Agreement.

“Change of Control” means:

(a) any failure of the Sponsor to Control the Borrower or the Direct Parent;

(b) prior to COD, any failure of the Sponsor to own and Control, directly or indirectly, one hundred percent (100%) of the voting and economic securities of the Borrower, the Direct Parent and any Borrower Entity (excluding the Sponsor); and (ii) after COD, any failure of the Sponsor to own and control, directly or indirectly, one hundred percent (100%) of the voting and economic securities of the Borrower, the Direct Parent or any other Borrower Entity (excluding the Sponsor); provided that the Sponsor may not transfer, or the cause the issuance of, any economic or voting securities in any other Borrower Entity to a Prohibited Person;

(c) any member of the board of directors of any Borrower Entity (other than the Sponsor) being nominated or appointed by any person other than the Sponsor, the Sponsor’s wholly-owned subsidiaries or board members nominated by the Sponsor;

(d) any failure of the Direct Parent to directly own one hundred percent (100%) of the voting and economic securities of the Borrower;

(e) as of the date a person (other than a Qualified Public Company Shareholder or a person holding interests through a Qualified Investment Fund) first acquires direct or indirect ownership of ten percent (10%) or more of the voting or economic interests in the Borrower and such person is a Prohibited Person; or

(f) any event that results in the Sponsor being Controlled by any person or affiliated group of persons other than Dr. Krishna Pal Singh; provided that a Change of Control resulting from an individual’s death or disability will not result in an Event of Default so long as Borrower and Sponsor promptly notify DOE and provide information and commitments reasonably satisfactory to DOE regarding the successor to such individual as Controlling person of the Sponsor and such successor’s contractual commitment to maintain the commitments of Borrower and Sponsor under the Financing Documents.

“Change Order” means any change order or variation order, amendment, supplement or modification in respect of any Restart Contract.

“Closing Certificate” has the meaning given to such term in Section 5.01(h) (Closing Certificates).

“COD” means the satisfaction of each of the conditions precedent set forth in Part II of Schedule 5.03 (Technical Definitions), as determined by DOE in its sole discretion.

“COD Date” means the date, after the Substantial Completion Date, on which COD occurs as confirmed by DOE.

“COD Long-stop Date” means March 1, 2027.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all real and personal property (including IP Collateral) of all Borrower Parties, Direct Parent, and Holtec Power, Inc., in each case, which is subject, from time to time, to any Lien granted, or purported or intended to have been granted, pursuant to any Security Document to which such Borrower Party, Direct Parent, or Holtec Power, Inc. is a party; provided that in no event will Collateral include (a) the Decommissioning Trusts, (b) the NRC Operating Funds, (c) the NRC Support Agreements, or (d) the Entergy Cost Recovery Litigation or any recoveries therefrom.

“Collateral Agent” means Citibank, N.A., in its capacity as collateral agent for the benefit of the Secured Parties, or any successor collateral agent appointed from time to time pursuant to the Accounts Agreement.

“Community Benefits Plan and Justice40 Annual Report” has the meaning given to such term in Section 8.02(c)(iii) (Labor Reporting and Justice40 Initiative Reporting Requirements).

“Compliance Certificate” has the meaning given to such term in Section 8.01(c) (Compliance Certificates).

“Comptroller General” means Comptroller General of the United States.

“Contest Claim” means any Tax or any Lien or other claim or payment of any nature.

“Contingent Obligations” means, as to any Person, any obligation of such Person with respect to any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, as a guarantee or otherwise:

(a) for the purchase, payment or discharge of any such primary obligation;

(b) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, including the obligation to make take or pay or similar payments;

(c) to advance or supply funds;

(d) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor;

(e) to purchase property, securities or services primarily for the purpose of assuring the holder of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or

(f) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof, including with respect to letter of credit obligations, swap agreements, foreign exchange contracts and other similar agreements (including agreements relating to derivative instruments), provided, that: (i) the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the Ordinary Course of Business; and (ii) the amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the power, directly or indirectly, to direct or cause the direction of the management or business or policies of a Person (whether through the ownership of voting securities or partnership or other ownership interests, by contract, or otherwise); and the words “Controlling,” “Controlled,” and similar constructions shall have corresponding meanings.

“Controlled Affiliate” means, as applied to any Person, any Affiliate that is Controlled by such Person.

“Copyrights” means any and all (a) copyright rights in any work subject to copyright laws of the United States or any other jurisdiction, whether as author, assignee, transferee or otherwise, including Mask Works (as defined under 17 U.S.C. § 901 of the U.S. Copyright Act) (in each case, whether registered or unregistered); (b) registrations and applications for registration of any such copyrights, including registrations, extensions, renewals recordings, supplemental registrations and pending applications for registration in the United States Copyright Office or any foreign equivalent office; and (c) other Copyrights as defined in the IP Security Agreement (if applicable).

“Cost or Fee Recovery Litigation” means any action brought by the Borrower against the United States alleging DOE’s breach of the Standard Contract for Disposal of Spent Nuclear Fuel and/or High-Level Radioactive Waste (including the Entergy Cost Recovery Litigation), or any settlement of the same, including but not limited to recoveries pursuant to administrative claims under DOE settlement agreements.

“Cost Overrun” means, for any period prior to Project Completion, all actual and projected aggregate Project Costs in accordance with the Restart Budget and Base Case Financial Model that are:

(a) Eligible Project Costs in excess of the aggregate Eligible Project Costs in the Maximum Case Budget (such aggregate costs, including contingency, being one billion, nine-hundred million Dollars ($1,900,000,000)), including but not limited to (i) any liquidated damages payable by the Borrower under any Project Document; (ii) all debt service and other costs and expenses under the Financing Documents; and (iii) all other Eligible Project Costs incurred as a result of any delay in achieving Project Completion;

(b) Ineligible Project Costs (excluding DFS Campaign Costs) in excess of the aggregate Ineligible Project Costs (excluding DFS Campaign Costs) included in the Maximum Case Budget (such costs in the Maximum Case Budget being three hundred twelve million, three hundred eighty-nine thousand, four hundred forty-four Dollars ($312,389,444)), to the extent not covered by funds remaining under the Base Equity Commitment; and

(c) DFS Campaign Costs in excess of the aggregate DFS Campaign Costs included in the Maximum Case Budget (such DFS Campaign Costs in the Maximum Case Budget being one hundred sixteen million, five hundred eight thousand, eight hundred fifty-three Dollars ($116,508,853)).

“CPA Goods” means any equipment, materials or commodities procured, contracted or obtained for the Project, the cost of which has been or is projected to be paid or reimbursed with proceeds of any Advance, and that may be transported by ocean vessel.

“Credit Subsidy Cost” means the “cost of a loan guarantee,” as defined in Section 502(5)(B) of FCRA, as amended.

“Currency of Denomination” has the meaning given to such term in Section 11.06 (Judgment Currency).

“Data Protection Laws” means any and all foreign or domestic (including U.S. federal, state and local) Applicable Laws relating to the privacy, security, notification of breaches, Processing of any data or information that identifies or can be used to identify an individual, household or device, whether directly or indirectly, in each case, in any manner applicable to any Borrower Entity or any of its Subsidiaries.

“Davis-Bacon Act” means Subchapter IV of Chapter 31 of Part A of Subtitle II of Title 40 of the United States Code, including and as implemented by the regulations set forth in Parts 1, 3 and 5 of title 29 of the Code of Federal Regulations.

“Davis-Bacon Act Covered Contract” means any contract, agreement or other arrangement for the construction, alteration or repair (within the meaning of Section 276a of the Davis-Bacon Act and 29 C.F.R. 5.2) of all or any portion of the Project.

“Davis-Bacon Act Requirements” means the requirement that all laborers and mechanics employed by contractors and subcontractors in the performance of construction work financed in whole or in part by the Guaranteed Loan shall be paid wages at rates not less than those prevailing on projects of a character similar in the locality as determined by the Secretary of Labor in accordance with the Davis-Bacon Act, and all regulations related thereto, including those set forth in 29 CFR 5.5, and all notice, reporting and other obligations related thereto as required by DOE, including the obligations under Section 7.16 (Davis-Bacon Act) and the inclusion of the provisions substantially in the form of Exhibit G (Davis-Bacon Act Contract Provisions) and the appropriate wage determination(s) of the Secretary of Labor in each Davis-Bacon Act Covered Contract.

“DBA Compliance Matter” means any deviation from compliance with the applicable Davis-Bacon Act Requirements.

“DBA Compliance Matter Contractor” means the DBA Contract Party that is party to the Davis-Bacon Act Covered Contract giving rise to the DBA Compliance Matter.

“DBA Contract Party” means any contractor, subcontractor (including any lower tier subcontractor) or other Person (other than any Borrower Entity but including, HMI) that is party to a Davis-Bacon Act Covered Contract.

“DBA Holdback Account” has the meaning given to such term in the Accounts Agreement.

“DBA Holdback Amount” means the sum of: (a) the aggregate amount of back wages determined from time to time by DOL, or any office thereof, as being due and payable to any employees of DBA Contract Parties as a result of any violation of the Davis-Bacon Act Requirements, whether or not such determination has become final, and which back wages have not been paid in full to such employees or determined by a final action of DOL to not be payable to such employees; and (b) any other amount otherwise required to be withheld in accordance with Exhibit G (Davis-Bacon Act Contract Provisions).

“Debarment Regulations” means all of the following: (a) Subpart 9.4 (Debarment, Suspension, and Ineligibility) of the Federal Acquisition Regulations, 48 C.F.R. 9.400–9.409; (b) Subpart 909.4 (Debarment, Suspension, and Ineligibility) of the Department of Energy Acquisition Regulation, 48 C.F.R. 909.400-909.407-3 and (c) the Government-wide Debarment and Suspension (Non-procurement) regulations (Common Rule), 2 C.F.R. 200.214 implementing Executive Orders 12549 and 12689, and 2 C.F.R. Part 180, as supplemented by 2 C.F.R. Part 901.

“Debt Service” means, with respect to any period, the sum of: (a) scheduled principal payments, mandatory prepayments pursuant to Section 3.05(c)(i)(J) (Mandatory Prepayments), interest, fees and other amounts paid or to be paid under the Financing Documents; and (b) all other payments made or to be made with respect to other Indebtedness for Borrowed Money of the Borrower.

“Debt Service Coverage Ratio” means: (a) the Historical Debt Service Coverage Ratio; or (b) the Projected Debt Service Coverage Ratio, as applicable.

“Debt Service Reserve Account” has the meaning given to such term in the Accounts Agreement.

“Debt Sizing Parameters” has the meaning as set out in Section 2.07 (Determination of Advance Amounts).

“Debt to Eligible Project Costs Ratio” means, as of any Requested Advance Date, after giving effect to the Advance, the sum of:

(w)

the aggregate outstanding principal amount of all Advances then made to the Borrower under all FFB Notes outstanding (including, for the avoidance of doubt, the principal amount of such requested Advance), plus

(x)	the Aggregate Capitalized Interest,

shall	not exceed eighty percent (80%) of the sum of:

(y)

the amount of Eligible Project Costs (excluding all interest for such purposes) incurred and paid on or prior to the relevant Requested Advance Date (or, with respect to the final Advance, reasonably anticipated to be paid within one hundred and twenty (120) days (or such other period acceptable to DOE) after such Requested Advance Date), and

(z)	the Aggregate Capitalized Interest.

“Debt to Equity Ratio” means, as of any determination date, the ratio calculated as: (a) the aggregate principal amount of all Advances made as of such date; to (b) the aggregate amount of Base Equity Contributions (excluding any cash payment of interest pursuant to Section 3.04(a)(iii) (Interest Amount and Interest Computations)) made, as of such date.

“Decommissioning Operating Fund” means a deposit account maintained by the Borrower to hold decommissioning funds dispersed from the Decommissioning Trusts or provided by the Sponsor to fund any decommissioning expenses associated with the Project Site or Big Rock Point in accordance with the NRC licensing and regulatory requirements.

“Decommissioning Trust Agreements” means (i) the Master Nuclear Decommissioning Trust Fund Agreement for Palisades Nuclear Generation Station, dated as of January 2, 2024, between the Borrower and Northern Trust Company and (ii) the Master Nuclear Decommissioning Trust Fund Agreement for Big Rock Point, dated as of January 2, 2024, between the Borrower and Northern Trust Company.

“Decommissioning Trusts” means (a) the nuclear decommissioning trust maintained by Borrower dedicated to the decommissioning of the Palisades Nuclear Generating Station under a decommissioning trust agreement with an independent fiduciary trustee and (b) the nuclear decommissioning trust maintained by Borrower dedicated to the decommissioning of the Big Rock Point Nuclear Generating Station under a decommissioning trust agreement with an independent fiduciary trustee.

“Default” means any event or circumstance that with the giving of notice, the lapse of time, or both would become an Event of Default.

“Designated Standard” means:

(a) with respect to the Borrower, GAAP or IFRS (provided, that unless such standards are GAAP, any Financial Statements prepared in accordance therewith shall include a reconciliation to GAAP, certified by the Independent Auditor); and

(b) with respect to any Person other than the Borrower, any of GAAP, IFRS or other applicable and appropriate generally accepted accounting principles to which such Person is subject and that may be applicable thereto from time to time.

“DFS Campaign Costs” has the meaning provided in the Sponsor Support Agreement.

“DFS Funding Commitment” has the meaning provided in the Sponsor Support Agreement.

“Direct Agreement” means each direct agreement entered into between a Major Project Participant and the Collateral Agent in respect of each Major Project Document.

“Direct Parent” means Nuclear Asset Management Company, LLC.

“Disclosed Adverse Proceedings” means each of (a) the Cost or Fee Recovery Litigation and (b) each other Adverse Proceeding disclosed in Schedule 6.08 (Disclosed Adverse Proceedings) and certified as true, correct, and complete by the Borrower (as such schedule may be periodically updated by mutual agreement) and, in each case, which DOE has determined (in its discretion) will not prevent the conditions precedent to the Execution Date or the making of an Advance, as applicable, from being satisfied.

“Disclosure Form to Report Lobbying” has the meaning given to such term in Section 5.01(dd) (Lobbying Certification).

“Disposition” means, with respect to any property or assets, any single or series of related sales, transfers, conveyances, leases, licenses or other dispositions thereof, and the terms “Dispose” and “Disposed of” shall have correlative meanings; provided, that the term “Disposition” shall not include the creation or existence of any Permitted Lien, so long as no ownership is transferred to any party pursuant thereto.

“DOE” has the meaning given to such term in the preamble to this Agreement.

“DOE Default Interest Rate” has the meaning given to such term in Section 4.01(d) (Reimbursement and Other Payment Obligations).

“DOE Extraordinary Expenses” means, in connection with any technical, financial, legal or other difficulty experienced by the Project (e.g., engineering failure or financial workouts) that requires DOE to incur time or expenses (including third party expenses) beyond the costs and expenses DOE typically incurs in connection with monitoring and administration of the Financing Documents, in accordance with Section 1702(h) of Title XVII, the amounts that DOE determines are required to: (a) reimburse DOE’s additional internal administrative costs (including any costs to determine whether an amendment or modification would be required that could constitute a “modification” (as defined in Section 502(9) of FCRA)); and (b) any related fees and expenses of the Secured Party Advisors to the extent not paid directly by or on behalf of the Borrower.

“DOE Guarantee” means the guarantee issued by DOE in favor of FFB pursuant to the FFB Note Purchase Agreement.

“DOE Guarantee Payment” has the meaning given to such term in Section 4.01(c)(i) (Reimbursement and Other Payment Obligations).

“DOL” means the United States Department of Labor.

“Dollars” or “USD” or “$” means the lawful currency of the United States.

“Downgrade Date” has the meaning given to such term in the definition of “Acceptable Letter of Credit”.

“Drawstop Notice” has the meaning given to such term in Section 2.04(b) (Drawstop Notices).

“Electronic Certified Payroll System” means any electronic certified payroll reporting software that is compliant with the certified payroll requirements outlined in 29 CFR 5.5(a)(3)(ii).

“Electronic Format” means an unalterable electronic format (including Portable Document Format (.pdf)) with a reproduction of signatures where required or such other format as shall be mutually agreed between the Borrower and DOE.

“Electronic Signature” has the meaning given to such term in Section 11.18 (Counterparts; Electronic Signatures).

“Eligibility Effective Date” means January 1, 2023.

“Eligible Applicant” has the meaning given to such term in the Applicable Regulations. “Eligible Project” has the meaning given to such term in the Applicable Regulations.

“Eligible Project Costs” means Project Costs that satisfy each of the following conditions: (a) DOE has determined the Project Costs to be “eligible costs” in accordance with Section 609.2 and 609.10 of the Applicable Regulations; (b) the Project Costs have not been paid and are not expected to be paid any time after the Execution Date with (i) any federal grants, assistance, or loans (excluding the Guaranteed Loan); or (ii) other funds guaranteed by the Federal Government; (c) the Project Costs are identified in the Restart Budget; (d) Cost Overruns do not constitute Eligible Project Costs; (e) the Project Costs were incurred after the Eligibility Effective Date; and (f) the Project Costs were incurred no later than one hundred twenty (120) days after the COD Date (it being understood that Project Costs incurred during such one hundred twenty (120) day period after the COD Date shall be required to comply with all of the foregoing conditions and as such may not necessarily constitute Eligible Project Costs).

“Emergency” means an unforeseeable event, circumstance or condition (including as a result of an Event of Loss), that in the good faith judgment of the Borrower (and subsequently confirmed by the Independent Engineer using information and facts that were available to the Borrower at the time that the applicable mitigation measures were implemented) necessitates the taking of immediate measures to prevent or mitigate a life threatening situation, safety, environmental or regulatory non-compliance concern, including breach of any Applicable Law.

“Emergency O&M Expenses” means those amounts required to be expended in order to prevent or mitigate an Emergency; provided, that such expenditures are either: (a) payable under an insurance policy (in an aggregate amount not to exceed twenty million Dollars ($20,000,000) in any twelve (12) month period); (b) payable by insurance or a warranty provided under any Project Document (in an aggregate amount not to exceed twenty million Dollars ($20,000,000) in any twelve (12) month period); or (c) in an amount that does not exceed twenty million Dollars ($20,000,000) in any twelve (12) month period.

“Emergency Operating Facility Lease” means that certain Office Lease dated October 1, 2009, between Blue Star 1 LLC, and Entergy Nuclear Palisades, LLC.

“Employee Benefit Plan” means, collectively: (a) all “employee benefit plans” (as defined in Section 3(3) of ERISA) including any Multiemployer Plans which are or at any time have been maintained or sponsored by any Borrower Entity or ERISA Affiliate or to which any Borrower Entity or ERISA Affiliate has ever made, or been obligated to make, contributions or with respect to which any Borrower Entity or ERISA Affiliate has incurred or is likely to incur any liability or obligation; (b) all Pension Plans; and (c) all Qualified Plans.

“Environmental Claim” means any and all obligations, liabilities, losses, abatements, administrative, regulatory or judicial actions, suits, demands, decrees, claims, liens, judgments, notices of noncompliance or violation, investigations, proceedings, clean-up, removal or remedial actions or orders, or damages (foreseeable and unforeseeable, including consequential and punitive damages) or penalties relating in any way to any Environmental Law or any Governmental Approval issued under any such Environmental Law, including (a) any and all Indemnity Claims by any Governmental Authority for enforcement, clean-up, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Indemnity Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances, the violation or alleged violation of any Environmental Law or the violation or alleged violation of any Governmental Approval issued thereunder, or arising from alleged injury or threat of injury to human health, safety or the environment.

“Entergy Cost Recovery Litigation” has the meaning given to such term in Schedule 6.08 (Disclosed Adverse Proceedings).

“Environmental Laws” means any and all foreign, Federal, state, provincial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Applicable Law (including common law) regulating, relating or imposing liability or standards of conduct concerning (i) protection of human health or safety, the environment or natural resources; or (ii) the presence, Release or threatened Release, generation, use, management, handling, transportation, treatment, storage, or disposal of Hazardous Substances, in each case of clause (i) and (ii), as now or may at any time hereafter be in effect.

“Environmental Site Assessment” means any Phase I or II Environmental Site Assessment for the Project Site, which shall be performed pursuant to the Standards for Phase I and II Environmental Site Assessments published by the American Society for Testing and Materials (ASTM) to include: (i) ASTM E1527-21, Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process; and (ii) ASTM E1903-19, Standard Practice for Environmental Site Assessments: Phase II Environmental Site Assessment Process.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests, including partnership interests, limited liability interests and trust beneficial interests, in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing and all rights (including, but not limited to, voting rights), and interests with respect to or derived from such equity interest.

“Equity Owner” means, with respect to any Person, another Person holding Equity Interests in such first Person.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person, trade or business (whether or not incorporated) that would be deemed at any relevant time to be: (a) a single employer with a Borrower Entity under Section 414(b), (c), (m) or (o) of the Code; or (b) under common control with a Borrower Entity under Section 4001 of ERISA.

“ERISA Event” means:

(a) a reportable event as defined in Section 4043 of ERISA with respect to a Pension Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event. Notwithstanding the foregoing, the existence of a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Pension Plan shall be a reportable event for the purposes of this paragraph (a) regardless of the issuance of any waiver;

(b) a withdrawal by any Borrower Entity or ERISA Affiliate from a Pension Plan or the termination of any Pension Plan resulting in liability under Sections 4063 or 4064 of ERISA;

(c) the withdrawal of any Borrower Entity or ERISA Affiliate in a complete or partial withdrawal (within the meaning of Sections 4201, 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any liability with respect to such withdrawal, or the receipt by any Borrower Entity or ERISA Affiliate of notice from any Multiemployer Plan that it is insolvent within the meaning of Section 4245 of ERISA;

(d) the filing of a notice of intent to terminate any Pension Plan, or the treatment of a plan amendment as a termination, or the termination of any Pension Plan under Section 4041 or 4042 of ERISA, or the termination of any Multiemployer Plan under Section 4041A of ERISA; or the commencement of proceedings by the PBGC to terminate, or to appoint a trustee to administer, a Pension Plan or Multiemployer Plan;

(e) the present value of all non-forfeitable accrued benefits under any Pension Plan (using the actuarial assumptions utilized by the PBGC upon termination of an employee pension benefit plan subject to Title IV of ERISA) (in the opinion of DOE) materially exceeding the fair market value of the Pension Plan’s assets allocable to such benefits, all determined as of the most recent valuation date for each such Pension Plan;

(f) the imposition of liability on any Borrower Entity or ERISA Affiliate pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA;

(g) the failure by the Borrower or an ERISA Affiliate to make any required contribution under Section 412 or 430 of the Code to an Employee Benefit Plan, the failure to meet the minimum funding standard of Section 302 of ERISA or Section 412 of the Code with respect to any Pension Plan (whether or not waived), the failure to make by its due date a required installment under Section 303(j) of ERISA or Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan under Section 304 of ERISA or Section 431 of the Code;

(h) an event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan;

(i) the imposition of any liability under Title I or Title IV of ERISA (other than PBGC premiums due but not delinquent under Section 4007 of ERISA) upon any Borrower Entity or ERISA Affiliate;

(j) an application for a funding waiver under Section 302(c) of ERISA or Section 412(c) of the Code with respect to any Pension Plan;

(k) the imposition of any lien on any of the rights, properties or assets of any Borrower Entity or ERISA Affiliate, or the posting of a bond or other security by of such entities, in either case pursuant to Title I or IV of ERISA or to Section 412, 430, or 436 of the Code;

(l) the making of any amendment to any Pension Plan that could directly result in the imposition of a lien or the posting of a bond or other security;

(m) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA);

(n) the determination that an Employee Benefit Plan’s qualification or tax-exempt status under Section 401(a) of the Code has been or could be revoked;

(o) a determination that any Employee Benefit Plan is, or is expected to be, in “at risk” status (within the meaning of Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code);

(p) the receipt by any Borrower Entity or ERISA Affiliate of any notice of the imposition of withdrawal liability or of a determination that a Multiemployer Plan is, or is expected to be, in “endangered”, “critical” or “critical and declining” status within the meaning of Section 305 of ERISA or Section 432 of the Code; or

(q) the occurrence of any Foreign Plan Event.

“Event of Default” has the meaning given to such term in Section 10.01 (Events of Default).

“Event of Force Majeure” means an event or circumstance beyond the reasonable control of, and not the result of the fault or negligence of, the Borrower, and that could not have been prevented by the exercise of reasonable diligence by the Borrower, including any act of God, fire, flood, severe weather, epidemic, equipment failure, failure or delay in issuance of Governmental Approvals (but which Governmental Approval Borrower must be using commercially reasonable efforts to obtain) or other acts or inaction of Governmental Authorities (but which act or inaction the Borrower must be using commercially reasonable efforts to contest or reverse), change in Applicable Law, default by suppliers or contractors, quarantine restriction, explosion, sabotage, strike or other material labor disruption, act of war, act or threat of terrorism or riot or civil commotion.

“Event of Loss” means any condemnation, expropriation or taking (including by any Governmental Authority) of any portion of the Project or Collateral, or any other event that causes any portion of the Project or the Collateral to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, including through a failure of title (or defect therein) or any damage, destruction or loss of such property.

“Excess Advance Amount” means, on any date of determination with respect to any Advance under the FFB Notes, an amount equal to the total proceeds of such Advance that were (a) applied by the Borrower to reimburse itself for applicable Project Costs incurred and paid but which did not constitute Eligible Project Costs relating to the FFB Notes for which such Advance was requested; or (b) not applied by the Borrower to pay Eligible Project Costs incurred and invoiced relating to the FFB Notes for which such Advance was requested.

“Excess Guaranteed Loan Amount” means the (a) amount by which the aggregate principal amount of all Advances made under the FFB Notes exceeds the Maximum Note Commitment Amount, (b) amount by which the aggregate principal amount of all Advances made under Note 1 exceeds the Note 1 Maximum Principal Amount, (c) amount by which the aggregate principal amount of all Advances made under Note 2 exceeds the Note 2 Maximum Principal Amount or (d) aggregate amount of Advances otherwise is inconsistent with the Debt Sizing Parameters.

“Execution Date” means the date on which all of the conditions precedent set out in Section 5.01 (Conditions Precedent to the Execution Date) have been satisfied or waived and the Guaranteed Loan is fully executed and delivered by all parties thereto.

“Execution Date Base Case Financial Model” has the meaning given to such term in Section 5.01(k) (Base Case Financial Model).

“Execution Date Conditions Precedent” means the conditions precedent to DOE’s obligation to deliver to FFB the FFB Secretary’s Instruments as set forth in Section 5.01 (Conditions Precedent to the Execution Date).

“Experienced Nuclear Operator” means an entity, acceptable to DOE, that is operating at least one nuclear power plant of 800MW or larger.

“Extraordinary Proceeds Account” has the meaning given to such term in the Accounts Agreement.

“Facility Fee” means an amount equal to six tenths of one percent (0.60%) of the Aggregate Maximum Guaranteed Loan Amount net of the Aggregate Maximum Capitalized Interest Amount.

“FCRA” means the Federal Credit Reform Act of 1990, P.L. 101-508, 104 Stat. 1388-609 (1990), as amended by P.L. 105-33, 111 Stat. 692 (1997).

“Federal Funding” means any funds obtained from the United States or any agency or instrumentality thereof, including funding under any other loan program, but excluding allowable Federal tax benefits.

“FERC” means the Federal Energy Regulatory Commission and any successor entity performing similar functions.

“FFB” means the Federal Financing Bank, an instrumentality of the United States government created by the Federal Financing Bank Act of 1973 that is under the general supervision of the Secretary of Treasury.

“FFB Borrower’s Instruments” means the “Borrower’s Instruments” as defined in Section 3.2 (Borrower Instruments) of the FFB Note Purchase Agreement.

“FFB Document” means each of:

(a) the FFB Program Financing Agreement;

(b) the FFB Note Purchase Agreement;

(c) the DOE Guarantee;

(d) the FFB Notes;

(e) the FFB Borrower’s Instruments;

(f) the FFB Secretary’s Instruments; and

(g) any other documents, certificates, and instruments required in connection with the foregoing.

“FFB Note Installment” has the meaning given to such term in Section 3.02(b) (Payments).

“FFB Note Obligations” means, collectively, the unpaid principal of and interest on Advances made under the FFB Notes, the FFB Note Reimbursement Obligations and all other obligations and liabilities of the Borrower (including interest accruing at the then applicable rate provided in the FFB Documents after maturity of the relevant Advances and Reimbursement Obligations and Post-Petition Interest) to DOE or FFB or any subsequent holder or holders of such FFB Notes (on any portion thereof), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the FFB Notes, the FFB Note Purchase Agreement, the FFB Program Financing Agreement, the Security Documents, or any other document made, delivered or given in connection with any of the foregoing, in each case, whether on account of principal, interest, charges, expenses, fees, attorneys’ or other Secured Party Advisors’ fees and disbursements, reimbursement obligations, prepayment premiums, indemnities, costs, or otherwise (including all fees and Advances made with respect to the FFB Notes of DOE or FFB or any subsequent holder or holders of such FFB Notes (or any portion thereof) that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).

“FFB Note Purchase Agreement” means the FFB Note Purchase Agreement entered into between the Borrower, the Secretary of Energy and FFB prior to the Execution Date.

“FFB Note Reimbursement Obligations” means any Reimbursement Obligations of the Borrower to DOE arising under, out of, pursuant to or in connection with the FFB Notes.

“FFB Notes” means each promissory note to be issued by the Borrower in favor of FFB in accordance with other FFB Documents to induce FFB to advance funds thereunder to the Borrower, as such note may be amended, supplemented, substituted and restated from time to time in accordance with its terms. Note 1 and Note 2 are FFB Notes.

“FFB Program Financing Agreement” means the Program Financing Agreement, dated as of September 16, 2009, between FFB and the Secretary of Energy.

“FFB Secretary’s Instruments” means the “Secretary’s Instruments” as defined in Section 3.3 (Secretary’s Instruments) of the FFB Note Purchase Agreement.

“Final Debt-to-Equity True Up” has the meaning given to such term in clause (e) of the definition of Permitted Restricted Payments.

“Final Order” means any action taken or approval entered or issued by relevant Governmental Authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended as of the Execution Date or the date of such Advance, as applicable.

“Financial Advisor” means Greengate LLC or such other advisor appointed by DOE.

“Financial Officer” means, with respect to any Person, the general manager, any director, the chief financial officer, the controller, the treasurer or any assistant treasurer, any vice president of finance or any assistant vice president of finance or any other vice president or assistant vice president with significant responsibility for the financial affairs of such Person.

“Financial Statements” means, with respect to any Person, for any period, the balance sheet of such Person as at the end of such period and the related statements of income, stockholders’ equity and cash flows for such period and for the period from the beginning of the then-current Fiscal Year to the end of such period, together with all notes thereto, with comparable figures for the corresponding period of the previous Fiscal Year, each prepared (except where otherwise noted herein) in accordance with the Designated Standard.

“Financing Document” means each of:

(a) this Agreement;

(b) each FFB Document;

(c) each Michigan Grant Agreement;

(d) the Sponsor Support Agreement;

(e) each Security Document;

(f) each Acceptable Letter of Credit, if any, delivered pursuant to any Financing Document;

(g) each agreement between any Secured Party and any holder of Equity Interests in the Borrower or any Borrower Party regarding certain obligations, conditions, representations or covenants in relation to the Borrower, such Borrower Party or the Project, as applicable; and

(h) each other certificate, document, instrument or agreement executed and delivered by any Borrower Party for the benefit of any Secured Party in connection with any of the foregoing.

“Financing Document Amounts” means any amounts payable or allegedly payable by the Borrower to FFB under any provision of any Financing Document, other than Section 4.01 (Reimbursement and Other Payment Obligations).

“First Advance” means the first Advance of the Guaranteed Loan occurring on the First Advance Date.

“First Advance Date” means the date on which the first Advance of the Guaranteed Loan has been made in accordance with this Agreement.

“First Advance Debt-to-Equity True Up” has the meaning given to such term in clause (d) of the definition of Permitted Restricted Payments.

“First Advance Long-stop Date” means February 28, 2025.

“First Interest Payment Date” means December 15, 2027.

“First Principal Payment Date” means December 15, 2027.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien:

(a) has been validly created and perfected under all Applicable Law;

(b) is the only Lien to which such Collateral is subject, other than any Permitted Lien; and

(c) is the most senior Lien on such Collateral other than Permitted Liens.

“Fiscal Quarter” means the three (3)-month periods ending on March 31, June 30, September 30 and December 31 of each Fiscal Year.

“Fiscal Year” means with respect to:

(a) the Borrower, the period beginning on January 1 and ending on December 31; and

(b) any other Person, such Person’s financial year.

“Fitch” means Fitch Ratings Ltd.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement not subject to ERISA or Section 4975 of the Code, including any defined benefit pension plan maintained, contributed to or sponsored by the Borrower or any of its Subsidiaries for the benefit of employees employed outside the United States, other than any such plan, program, policy, arrangement or agreement that is funded through a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Plan Event” means, with respect to any Foreign Plan:

(a) the existence of unfunded liabilities in excess of the amount permitted under any Applicable Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority;

(b) the failure to make the required contributions or payments, under any Applicable Law, on or before the due date for such contributions or payments;

(c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan, or alleging the insolvency of any such Foreign Plan;

(d) the incurrence of liability by the Borrower or any of its Subsidiaries under Applicable Law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein; or

(e) the occurrence of any transaction that is prohibited under any Applicable Law and that would reasonably be expected to result in the incurrence of any liability to the Borrower or any of its Subsidiaries, or the imposition on the Borrower or any of its Subsidiaries of any fine, excise tax or penalty resulting from any non-compliance with any Applicable Law.

“Form of Advance Request” has the meaning given to such term in Section 2.03(a) (Advance Requests).

“Fund Parties” means, with respect to an investment fund, such fund’s general partner, managing member, investment manager and/or fund administrator, as applicable.

“Funds Withdrawal/Transfer Certificate” has the meaning given to such term in the Accounts Agreement.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Approval” means any approval, consent, authorization, license, permit, order, certificate, qualification, waiver, exemption, or variance, or any other action of a similar nature, of or by a Governmental Authority, including any of the foregoing that are or may be deemed given or withheld by failure to act within a specified time period.

“Governmental Authority” means any federal, state, county, municipal, or regional authority, or any other entity of a similar nature, exercising any executive, legislative, judicial, regulatory, or administrative function of government.

“Governmental Judgment” means, with respect to any Person, any judgment, order, decision or decree, or any action of a similar nature, of or by a Governmental Authority having jurisdiction over such Person or any of its properties.

“Guarantee” means, as to any Person, obligations, contingent or otherwise (including a Contingent Obligation), guaranteeing or having the economic effect of guaranteeing any Indebtedness of another Person in any manner, whether directly or indirectly, and including any obligation:

(a) to purchase or pay any Indebtedness or to purchase or provide security for the payment of any Indebtedness;

(b) to purchase or lease property, securities or services for the purpose of assuring the payment of any Indebtedness;

(c) to maintain working capital, equity capital or any other financial statement condition or liquidity of any other Person; or

(d) in respect of any letter of credit, letter of guaranty or bond issued to support any obligation or Indebtedness,

except	that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business.

“Guaranteed Loan” has the meaning given to such term in Section 2.01(a) (Purchase of the FFB Notes).

“Guaranteed Loan Commitment Amount” means the aggregate of the amounts identified as “Maximum Principal Amount” in all FFB Notes, as such amount may be reduced or cancelled from time to time in accordance with this Agreement.

“Guarantor” means the United States Department of Energy.

“Hazardous Substance” means any substances, chemicals, materials or wastes defined, listed, classified or regulated as hazardous, toxic, radioactive or a pollutant or contaminant in, or for which standards are imposed by any Governmental Authority or under, any applicable Environmental Laws, including: (a) any petroleum or petroleum by products (including gasoline, crude oil or any fraction thereof), flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, per and polyfluoroalkyl substances, and polychlorinated biphenyls, noise, odor, and vibration; and (b) any other chemical, material or substance of which the import, storage, transport, use, Release, or disposal of, or exposure to, is prohibited, limited or otherwise regulated under any Environmental Law.

“HDI” means Holtec Decommissioning International, LLC, a Delaware limited liability company.

“HDI Security Agreement” means the Security Agreement entered into as of the Execution Date by HDI in favor of the Collateral Agent for the benefit of the Secured Parties.

“Hedging Agreement” means any agreement or instrument (including a cap, swap, collar, option, forward purchase agreement or other similar derivative instrument) relating to the hedging of any interest under any Indebtedness, including any foreign currency trading or other speculative transactions.

“Historical Debt Service Coverage Ratio” means, as of any Calculation Date, the ratio of: (a) actual Cash Flow Available for Debt Service for the immediately preceding twelve (12) month period, to (b) aggregate actual Debt Service payable during such period.

“Historical Financial Statements” means as of the Execution Date, the audited Financial Statements of the Sponsor for the Fiscal Years ending 2021, 2022 and 2023, the unaudited Financial Statements of Sponsor for the quarter ended March 31, 2024, and the unaudited balance sheet and income statement of Holtec Security International, LLC & HDI for the Fiscal Year ended 2023.

“HMI” means Holtec Maintenance and Modification International, LLC, a Nevada limited liability company.

“IFRS” means the International Financial Reporting Standards, adopted by the International Accounting Standards Board, as in effect from time to time.

“In-Service Conditions Date” means the date when each of the conditions in clauses (i) through and including (vi) of the definition of “In-Service Date” in each PPA have been satisfied, as confirmed in writing by the Borrower.

“Indebtedness” means, with respect to any Person, without duplication:

(a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind;

(b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;

(d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the Ordinary Course of Business and obligations in respect of the funding of plans under ERISA);

(e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;

(f) all Guarantees by such Person;

(g) all Capital Lease Obligations of such Person;

(h) all obligations, contingent or otherwise (including Contingent Obligations), of such Person as an account party in respect of letters of credit and letters of guaranty or as a purchaser counterparty to a put agreement or such other similar agreement relating to the purchase of preferred stock of any of its Subsidiaries;

(i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; and

(j) all obligations of such Person to redeem or purchase its preferred stock that are classified as indebtedness under the Designated Standard,

(k) provided, that the Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indebtedness for Borrowed Money” means, as to any Person, without duplication: (a) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services (other than any deferral: (i) in connection with the provision of credit in the Ordinary Course of Business by any trade creditor or utility; or (ii) of any amounts payable under the Project Documents); or (b) the aggregate amount required to be capitalized under any Capital Lease under which such Person is the lessee.

“Indemnified Liability” has the meaning given to such term in Section 11.07 (Indemnification).

“Indemnified Party” has the meaning given to such term in Section 11.07 (Indemnification).

“Indemnity Claims” has the meaning given to such term in Section 11.07 (Indemnification).

“Independent Auditor” means RSM US LLP or such other firm of independent certified public accountants of nationally recognized standing as may be appointed by the Borrower from time to time with the prior written approval of DOE.

“Independent Engineer” means Lummus Consultants International, LLC, or such other Person appointed from time to time by DOE to act as technical advisor engineer in connection with the Project.

“Ineligible Project Costs” means all Project Costs that are not Eligible Project Costs.

“Initial Base Equity Commitment” has the meaning provided in the Sponsor Support Agreement.

“Initial Loan Amount” means one billion Dollars ($1,000,000,000).

“Insolvency Proceeding” means any one or more of the following under any Applicable Law, in any jurisdiction and whether voluntary or involuntary:

(a) any bankruptcy, insolvency, liquidation, company reorganization, restructuring, controlled management, suspension of payments or scheme of arrangement with respect to the Borrower or any other Borrower Entity, including the Bankruptcy Code;

(b) any appointment of a provisional or interim liquidator, receiver, trustee, administrative receiver or other custodian for all or any substantial part of the property of the Borrower or any other Borrower Entity;

(c) any notification, resolution or petition for winding up or similar proceeding with respect to any Borrower Entity; or

(d) any issuance of a warrant or attachment, execution or similar process against all or any substantial part of the property of any Borrower Entity.

“Insurance Consultant” means Willis Towers Watson Northeast, Inc, or such other Person appointed from time to time by DOE to act as insurance consultant in connection with the Project.

“Intellectual Property” means any and all rights, priorities and privileges with respect to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including any and all of the following, as they exist anywhere in the world, whether registered or unregistered and including all registrations, issuances and applications therefor (whether or not any such applications are modified, withdrawn, abandoned or resubmitted) and all extensions and renewals thereof:

(a) Patents;

(b) Trademarks;

(c) Copyrights;

(d) Software;

(e) trade secrets and other confidential or proprietary information, including know- how, inventions, processes, procedures, algorithms, Source Code, databases, concepts, ideas, research or development information, techniques, technical information and data, specifications, methods, discoveries, modifications, extensions, and customer and supplier lists, in each case, whether or not reduced to a written or other tangible form (collectively, “Trade Secrets”);

(f) domain names, registrations and Internet addresses;

(g) design registrations, and rights in databases and data compilations; and

(h) all other intellectual property or industrial property rights and all rights corresponding thereto throughout the world.

“Intended Prepayment Date” means the date identified in the Prepayment Election Notice as the particular date on which the Borrower intends to make the prepayment specified therein, which date must be a Business Day and shall not be on a Payment Date or the last day of any Fiscal Quarter.

“Interconnection Agreement” means that certain Amended and Restated Generator Interconnection Agreement dated January 7, 2011, by and among Energy Nuclear Palisades, LLC, Michigan Electric Transmission Company, LLC and the Midwest Independent Transmission System Operator, Inc., filed with and accepted by FERC in Docket No. ER11-2693-000, as assigned and transferred to HDI under that certain Assignment Agreement dated June 26, 2022, between Energy Nuclear Palisades, LLC and HDI.

“Interest Expense” means, for any period, total interest expense (including that attributable to Capital Leases) net of total interest income of the Borrower for such period with respect to all outstanding Indebtedness of the Borrower (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing in respect of interest rates to the extent that such net costs are allocable to such period).

“International Compliance Directives” means all:

(a) Anti-Corruption Laws; and

(b) Sanctions.

“Investment” means, for any Person:

(a) the acquisition (whether for cash, property, services or securities or otherwise) or holding of Equity Interests, bonds, notes, debentures, partnership or other ownership interests or other securities of or in any other Person;

(b) the making of any deposit with, or advance, loan or any other extension of credit to, any other Person or any guarantee of, or other Contingent Obligation with respect to, any Indebtedness or other liability of any other Person and (without duplication) any amount committed to be deposited, advanced, lent or extended to, or guaranteed on behalf of, any other Person; and

(c) the acquisition of any similar property, right or interest of or in any other Person.

“Investment Company Act” means the United States Investment Company Act of 1940.

“IP Collateral” means all: (a) all of Borrower’s rights, title and interests in or to the Project IP, the Project IP Agreements and other licensing agreements or similar arrangements in and to Patents, Copyrights, Trademarks, Trade Secrets or Software; (b) rights to sue or otherwise recover for past, present and future infringements or other violations of the foregoing; and (c) income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect to any of the foregoing, including damages and payments for such infringements and other violations.

“IP Security Agreement” means each intellectual property security agreement (if any) necessary or appropriate to create or perfect the Secured Parties’ Lien in the Intellectual Property owned by, or registered Copyrights exclusively licensed to, the Borrower and applied for, registered or issued in the United States.

“Issuance Proceeds” means any proceeds from: (a) any incurrence or issuance of any Indebtedness (other than Permitted Indebtedness); and (b) any issuance or granting of Equity Interests of the Borrower.

“IT Systems” has the meaning given to such term in Section 6.41(a) (Information Technology; Cyber Security).

“Judgment Currency” has the meaning given to such term in Section 11.06 (Judgment Currency).

“Justice40 Initiative Guidance” means that certain General Guidance for Justice40 Implementation by DOE to the Justice40 Initiative established pursuant to Executive Order 14008, Tackling the Climate Crisis at Home and Abroad, issued on January 27, 2021, as amended, modified or supplemented from time to time.

“Key Persons Replacement Standards” means any individual that (x) has adequate expertise and credentials for the relevant position which is comparable to the expertise and credentials of the person identified on the Key Persons Schedule being replaced (and Borrower shall deliver evidence of such expertise and credentials to DOE) and such individual is approved by DOE, or (y) is otherwise acceptable to DOE.

“Key Persons Schedule” means Schedule 7.29 (Key Persons Schedule).

“Knowledge” means, with respect to:

(a) any Borrower Party, the actual knowledge of any Principal Persons of the Borrower or such Borrower Party or any knowledge that should have been obtained by any Principal Person of the Borrower or such Borrower Party upon reasonable investigation and inquiry; and

(b) any other Person, the actual knowledge of any such Person or any knowledge that should have been obtained by such Person upon reasonable investigation and inquiry.

“KYC Parties” has the meaning given to such term in Section 5.01(b)(ii) (KYC Requirements).

“Late Charge” has the meaning given to such term in the FFB Notes.

“Late Charge Rate” has the meaning given to such term in the FFB Notes.

“Lease” means any agreement that would be characterized in the Designated Standards as an operating lease.

“Lender Force Majeure Event” means any act, event or circumstance that is beyond the control of any Secured Party or such party’s respective agents, including any act or provision of any present or future law or regulation of any Governmental Authority (other than FFB or DOE, unless DOE or FFB, as the case may be, is issuing such regulation in compliance with Applicable Law), any act of God, fire, flood, severe weather, epidemic, quarantine restriction, explosion, sabotage, strike or other material labor disruption, act of war, act of terrorism, riot, civil commotion, lapse of the statutory authority of the United States Department of the Treasury to raise cash through the issuance of Treasury debt instruments, the unavailability of the Federal Reserve Bank wire, disruption or failure of the Treasury Financial Communications System or facsimile or other wire or communication facility, closure of the federal government, unforeseen or unscheduled closure or evacuation of such Secured Party’s office or any other similar event.

“Licensing Basis”: is the set of NRC requirements applicable to a specific plant and a licensee’s written commitments for ensuring compliance with and operation within applicable NRC requirements and the plant-specific design basis (including all modifications and additions to such commitments over the life of the license) that are docketed and in effect. The Licensing Basis includes the applicable NRC regulations contained in 10 CFR Parts 2, 19, 20, 21, 26, 30, 40, 50, 51, 54, 55, 70, 72, 73, 100 and appendices thereto; orders; license conditions; exemptions; and technical specifications. It also includes the plant-specific design-basis information defined in 10 CFR 50.2 as documented in the most recent final safety analysis report (FSAR) as required by 10 CFR 50.71 and the licensee’s commitments remaining in effect that were made in docketed licensing correspondence such as licensee responses to NRC bulletins, generic letters, and enforcement actions, as well as licensee commitments documented in NRC safety evaluations or licensee event reports.

“Lien” means, with respect to any asset:

(a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, license, charge or security interest in, on or of such asset;

(b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; and

(c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Life Coverage Ratio” means as of the First Principal Payment Date, the ratio of: (x) the sum of (i) the present value of future Cash Flow Available for Debt Service through the Maturity Date, discounted at a rate equal to the weighted average of the interest rates of all Advances, and (ii) one hundred fifty million Dollars ($150,000,000) (being the amount required to be applied as a Mandatory Prepayment pursuant to Section 3.05(c)(i)(I) (Mandatory Prepayments – Subsequent License Renewal)), to (y) the outstanding balance of the Guaranteed Loan.

“Loan Servicer” means the United States Department of Energy.

“Loss Proceeds” means all proceeds (other than any proceeds of business interruption insurance, delay in start-up insurance and proceeds covering liability of the Borrower to third parties) resulting from an Event of Loss.

“Maintenance Fee” means a maintenance fee in respect of DOE’s administrative expenses in servicing and monitoring the Project and the Financing Documents during the restart, commissioning and operation of the Project in an amount per year equal to three hundred thousand Dollars ($300,000), payable annually over the term of the Guaranteed Loan.

“Major Maintenance Costs” means labor, materials and other direct capital expenditures associated with significant repair or replacement for the Plant that would exceed recurring normal maintenance capital expenditures for the Plant, excluding refueling costs. For the avoidance of doubt, no costs associated with the development or installation of any advanced nuclear reactor (including any small modular reactor or micro modular reactor) on or adjacent to the Project Site would be considered Major Maintenance Costs.

“Major Maintenance Plan” means a written plan, in form and substance satisfactory to DOE (in consultation with the Independent Engineer), addressing the Project’s major maintenance activities (if any).

“Major Project Document” means:

(a) each contract identified on the Major Project Documents Schedule;

(b) each Real Property Document;

(c) each Additional Project Document (or series of related Additional Project Documents), if any, under which (i) the Borrower is reasonably expected to have aggregate obligations or liabilities in excess of fifty million Dollars ($50,000,000) (as such amount shall be adjusted by inflation) over any rolling twelve (12) month period during its term; or (ii) the breach, non-performance, cancellation or early termination of which has, or could reasonably be expected to materially and adversely affect the Borrower or the Project;

(d) any contract for the sale of PTCs (excluding any agreements memorializing spot market sales), whether entered into by the Borrower or any other Borrower Entity;

(e) any other Project Document if, but only if, the Borrower and DOE agree that such document shall be treated as a “Major Project Document”; and

(f) any material support instrument provided in connection with any of the preceding.

“Major Project Documents Schedule” means Schedule 7.35 (Major Project Documents).

“Major Project Participants” means each party (other than the Borrower) to any Major Project Document.

“Mandatory Prepayment” means the prepayment of any outstanding Guaranteed Loan, in whole or in part, pursuant to Section 3.05(c) (Mandatory Prepayments).

“Mandatory Prepayment Amounts” has the meaning given to such term in Section 3.05(c)(i) (Mandatory Prepayments).

“Mandatory Prepayment Event” has the meaning given to such term in Section 3.05(c)(i) (Mandatory Prepayments).

“Market Consultant” means ICF International Inc., or such other Person appointed from time to time by DOE to act as market consultant in connection with the Project.

“Material Adverse Effect” means, as determined by DOE as of any date, a material and adverse effect on:

(a) the business, operations, assets, property or condition (financial or otherwise) of any Borrower Entity or any Major Project Participant;

(b) the Project or the Project Site;

(c) the ability of any Borrower Entity or any Major Project Participant to perform and comply with its payment obligations or any of its material obligations in a timely manner under any Transaction Document to which it is a party;

(d) the validity or enforceability of any provision under any Transaction Document;

(e) any right, remedy or benefit available to or conferred upon DOE or the other Secured Parties under the Financing Documents; or

(f) the validity, priority, perfection or enforceability of the Secured Parties’ security interests in and liens on the Collateral or the ability of any Secured Party to exercise its rights and obligations in respect of the Collateral.

“Maturity Date” means December 15, 2045.

“Maximum Case Budget” means the budget provided as of the Execution Date (for the avoidance of doubt, not subject to updates thereafter), in the form of the Restart Budget, reflecting the Project Costs that would be projected to be incurred under the scenario where, for each of the Notes, Advances are made in the Maximum Note Commitment Amount and interest is capitalized in the Maximum Note Capitalized Interest Amount.

“Maximum Debt to Equity Ratio” has the meaning given to such term in Section 5.04(f) (Debt to Equity Ratio).

“Maximum Note Capitalized Interest Amount” means, with respect to (a) Note 1, the Note 1 Maximum Capitalized Interest Amount, and (b) Note 2, the Note 2 Maximum Capitalized Interest Amount.

“Maximum Note Commitment Amount” means, with respect to (a) Note 1, the Note 1 Maximum Principal Amount, and (b) Note 2, the Note 2 Maximum Principal Amount.

“Maximum Principal Amount” means the amount set forth under the heading “Maximum Principal Amount” on the FFB Notes.

“Maximum Supplemental Base Equity Commitment” has the meaning provided in the Sponsor Support Agreement.

“Michigan Grant” means the funding made available, in an aggregate total amount of three hundred million Dollars ($300,000,000), pursuant to the Michigan Grant Agreements.

“Michigan Grant Agreements” means each of (i) the Michigan Economic Development Corporation Grant Agreement with Holtec Palisades, LLC between the Borrower and the Michigan Economic Development Corporation, dated as of May 7, 2024 (Case – 400490) and (ii) the Michigan Economic Development Corporation Grant Agreement with Holtec Palisades, LLC between the Borrower and the Michigan Economic Development Corporation, dated as of July 30, 2024 (Case – 418658).

“Minimum Cash Balance Requirement” has the meaning provided in Section 9.04(a)(vi) (Restricted Payments).

“Monthly Restart Progress Report” means a monthly summary restart report, certified by the Borrower as correct and not misleading in any material respect and certified by the Independent Engineer, which shall include:

(a) a detailed assessment of the Project’s performance in comparison with the most recently approved Restart Budget and Project Milestone Schedule, in each case, then in effect for such period, including:

(i) basic data relating to restart of the Project;

(ii) a description and explanation of any Event of Loss, Adverse Proceedings or other material disputes between the Borrower and any Person; and

(iii) any material non-compliance with any Required Approval then in effect;

(b) an updated Project Milestone Schedule, Summary Project Milestone Schedule – Working Plan and Restart Budget, reflecting any Approved Restart Changes (or certification that no changes or updates are then required);

(c) a statement that the Borrower is on schedule to achieve: (i) COD no later than the Scheduled COD Date; and (ii) the Project Completion Date by the Scheduled Project Completion Date;

(d) a statement that the aggregate amount budgeted for each category of costs in the then-current Restart Budget does not exceed the aggregate amount budgeted for such cost shown in the Restart Budget delivered on the Execution Date, except for (i) Approved Restart Changes and (ii) the reallocation of cost savings from any category of costs in the then-current Restart Budget to any other category of costs in the Restart Budget; and

(e) to the extent not covered above, the matters described in Section 8.02(d)(i) (Monthly Certificate).

“Months Post In-Service Date” has the meaning given to such term in Schedule 3.05 (Target Balance Schedule).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means the Mortgage by the Borrower in favor of the Collateral Agent on behalf of the Secured Parties dated on or prior to the Execution Date.

“Multiemployer Plan” means a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) that is subject to Title IV of ERISA which any Borrower Entity or ERISA Affiliate contributes to or participates in, or with respect to which any Borrower Entity or ERISA Affiliate has or in the past has had any liability or other obligation (whether accrued, absolute, contingent or otherwise).

“NEPA” means the National Environmental Policy Act, 42 U.S.C. 4321 et seq. and all regulations promulgated thereunder, as either amended or modified from time to time.

“Net Amount” means, with respect to any proceeds received by the Borrower, the total amount of such proceeds minus: (a) any Taxes paid or payable in connection with such proceeds; and (b) any documented external legal fees and filing fees incurred to obtain such proceeds (and excluding any amount paid or payable to any Affiliate of the Borrower).

“Non-Appealable” means, with respect to any Required Approval, unless otherwise agreed by DOE: (a) such Required Approval is not subject to any pending appeal, intervention or similar proceeding or any unsatisfied condition which may result in modification or revocation; and (b) all applicable appeal periods have expired (except for any Required Approval which does not have any limit on an appeal period under Applicable Law).

“Note 1” means the FFB Note designated as “Note 1” on its face.

“Note 1 Maximum Capitalized Interest Amount” has the meaning given to such term in Section 2.01(a) (Purchase of the FFB Notes).

“Note 1 Maximum Guaranteed Loan Amount” has the meaning given to such term in Section 2.01(a) (Purchase of the FFB Notes).

“Note 1 Maximum Principal Amount” has the meaning given to such term in Section 2.01(a) (Purchase of the FFB Notes).

“Note 1 Prepayment Amount” has the meaning given to such term in Schedule 3.05 (Target Balance Schedule).

“Note 1 Prepayment Date” has the meaning given to such term in Schedule 3.05 (Target Balance Schedule).

“Note 1 Prepayment Price” means, as of the applicable Note 1 Prepayment Date, the Prepayment Price (calculated under and as defined in Note 1) corresponding to the Note 1 Prepayment Amount.

“Note 2” means the FFB Note designated as “Note 2” on its face.

“Note 2 Maximum Capitalized Interest Amount” has the meaning given to such term in Section 2.01(a) (Purchase of the FFB Notes).

“Note 2 Maximum Guaranteed Loan Amount” has the meaning given to such term in Section 2.01(a) (Purchase of the FFB Notes).

“Note 2 Maximum Principal Amount” has the meaning given to such term in Section 2.01(a) (Purchase of the FFB Notes).

“Note 2 Sinking Fund” has the meaning given to such term in the Accounts Agreement.

“NRC” means the Nuclear Regulatory Commission.

“NRC Operating Funds” means the Big Rock Point NRC Operating Fund, the Palisades NRC Operating Fund, and the Decommissioning Operating Fund.

“NRC Required Approvals” has the meaning specified on Schedule 6.07 (Required Approvals Schedule).

“NRC Support Agreements” means the Big Rock Point NRC Support Agreement and the Palisades NRC Support Agreement.

“NSRO” means has the meaning provided in Section 5.01(cc) (Credit Rating Requirement).

“O&M Agreements” means the agreements between Borrower and each of HDI and OpCo.

“O&M Budget” means, initially, the operating and maintenance budget delivered in connection with the achievement of COD, and thereafter for any Fiscal Year, the then-current monthly operating and maintenance budget delivered and approved (or deemed accepted) pursuant to Section 7.27 (O&M Budget). Each O&M Budget will be in a form to be agreed between DOE and the Borrower after the Execution Date, and such agreed form will be appended as Exhibit Q (Form of O&M Budget). Each O&M Budget will also be consistent with the Operating Forecast and the Operating Plan for the relevant period. DOE and the Borrower will endeavor in good faith to agree on Exhibit Q (Form of O&M Budget) on or before December 31, 2024 provided that such date will automatically be extended up to (but no later than) the COD Date for so long as DOE and the Borrower are engaged in good faith collaboration on finalizing such Exhibit.

“O&M Expenses” means all amounts paid (or projected to be paid) by the Borrower for the administration, management and operation and maintenance of the Project, including any sustaining capital expenditures and any fees set forth in the Agent Fee Letter.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Certificate” has the meaning given to such term in Exhibit C (Form of Officer’s Certificate).

“OMB” means the Office of Management and Budget of the Executive Office of the President of the United States.

“OpCo” means Palisades Energy, LLC, a Delaware limited liability company.

“OpCo Equity Pledge Agreement” means the Equity Pledge Agreement entered into as of the Execution Date between Holtec Power, Inc. and the Collateral Agent in respect of the Equity Interests in OpCo.

“OpCo Security Agreement” means the Security Agreement entered into as of the Execution Date by OpCo in favor of the Collateral Agent for the benefit of the Secured Parties.

“Operating Account” has the meaning given to such term in the Accounts Agreement.

“Operating Forecast” means a periodic forecast incorporated into the Base Case Financial Model and prepared by the Borrower (on an annual and month-by-month basis) in connection with the operation of the Project, which shall:

(a) be the Borrower’s good faith projections at such time taking into account all facts and circumstances then existing and assumptions believed by the Borrower to be reasonable on the date made, complete, fair and accurate estimates of all Operating Revenues reasonably expected to be received and all O&M Expenses (by category) reasonably expected to be incurred;

(b) reflect Debt Service due during each period, and pro forma Cash Flow Available for Debt Service projections for each period;

(c) include such other information as may be reasonably requested by DOE or the Independent Engineer; and

(d) be prepared on a basis consistent from period to period and consistent with the Operating Plan, in sufficient detail to permit meaningful comparisons, and shall include a statement of the assumptions on which it is based.

“Operating Plan” means the periodic operating plan for the Project prepared by the Borrower in connection with the operation of the Project over the next three (3) years and consistent with the O&M Budget and the Operating Forecast, at an agreed level of detail with DOE and the Independent Engineer, and a list of NRC licensing actions planned for the next three (3) years.

“Operating Revenues” means all cash receipts (or projected receipts) of the Borrower deposited in the Project Accounts, including revenues from:

( a) the PPAs;

(b) proceeds from business interruption and delay in start-up insurance policies;

(c) delay liquidated damages payable under any Restart Contract or any other Project Document; and

(d) interest and other income earned and received on the Project Accounts,

provided, that, Operating Revenues shall not include proceeds (i) from casualty and Event of Loss insurance; or (ii) that are subject to a Mandatory Prepayment pursuant to Section 3.05(c) (Mandatory Prepayments).

“Operator” means OpCo or any replacement or successor operator of the Project or any portion thereof appointed by the Borrower and approved by DOE.

“Opinion of Borrower’s Counsel re: Borrower Instruments” has the meaning given to such term in the FFB Note Purchase Agreement.

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice (or as contemplated by such Person’s business plan or ordinary nuclear industry practice) and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Financing Document.

“Organizational Documents” means, with respect to:

(a) any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended;

(b) any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended;

(c) any general partnership, its partnership agreement, as amended; and

(d) any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.

“Original Financial Projections” means the projections attached as Schedule 5.01(j) (Original Financial Projections).

“Overdue Amount” means any amount owing under any FFB Note that is not paid when and as due.

“Palisades NRC Operating Fund” means a fund established by the Borrower to hold any amounts provided by the Sponsor to the Borrower under the Palisades NRC Support Agreement.

“Palisades NRC Support Agreement” means that certain Support Agreement between Sponsor and Borrower, to be entered into upon consummation of the transfer of operational authority under the Project Operating License from HDI to OpCo, pursuant to which the Sponsor has committed to provide funds to the Borrower in accordance with the terms thereof and NRC operational funding requirement in 10 CFR 50.33(f)(2).

“Patents” means any and all: (a) patents, certificates of invention, and other patent or similar industrial property rights, all registrations and recordings thereof, and all applications for patents of the United States or any other jurisdiction, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any foreign equivalent office; (b) reissues, reexaminations, continuations, divisionals, continuations-in-part, renewals, interferences or extensions thereof, and the inventions or designs disclosed or claimed therein (including the right to make, use, offer to sell, sell and/or import such inventions or designs); and (c) other Patents as defined in the IP Security Agreement (if applicable).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Pub. L. 107-56).

“Payment Date” means each June 15 and December 15, or, in each case, if such day is not a Business Day, the next Business Day.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan that is or was:

(a) at any time maintained or sponsored by any Borrower Entity or ERISA Affiliate or to which any Borrower Entity or ERISA Affiliate has ever made, or was obligated to make, contributions or has or could have any liability; and

(b) subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Permitted Big Rock Transfer” means transfer to an Affiliate of the Borrower of Big Rock Point, the Decommissioning Trust for Big Rock Point, the Big Rock Point NRC Operating Fund, a partial assignment of the Standard Contract for Disposal of Spent Nuclear Fuel and/or High-Level Radioactive Waste and related cost recovery rights; provided that such transfer is on terms and conditions satisfactory to DOE including at a minimum satisfactory evidence that (x) there will be no adverse impact on the Project in any material respect (including impacts that could arise from litigation related thereto), (y) the Borrower will not be exposed to any material liability as a result of the transfer, and (z) all liens on the Collateral continue to be First Priority Liens, and provided that, if these conditions are satisfied, DOE’s consent to this transfers will not be unreasonably withheld, conditioned or delayed.

“Permitted Capital Expenditures” means:

(a) any Capital Expenditure contemplated by the Restart Budget or the then-applicable O&M Budget, that correspond to Approved Restart Changes, or as permitted by Section 7.27 (O&M Budget), as applicable;

(b) any Capital Expenditures made from funds on deposit in the Extraordinary Proceeds Account in accordance with Section 7.04 (Event of Loss);

(c) any Capital Expenditures paid for with funds in the Restricted Payment Account, with funds provided under the Palisades NRC Support Agreement, or other voluntary commitment of funds to the Borrower; provided, that in each such case DOE has received, prior to (or in the case of an Emergency, promptly after) the consummation and payment of such activities, a Self-Funded Costs Notice setting out in reasonable detail the relevant Capital Expenditures, the total funding committed and available to the Borrower, and that consummation of and payment for such work will not result in or constitute a breach or default under any Transaction Document; and

(d) any Capital Expenditures that are not Project Costs and that in an aggregate in any Fiscal Year are not in excess of twenty five million Dollars ($25,000,000).

“Permitted Contest Conditions” means a contest, pursued in good faith, challenging the enforceability, validity, interpretation, amount or application of any Applicable Law, Contest Claim, or other matter (legal, contractual or other) by appropriate proceedings timely instituted if: (a) the applicable Borrower Entity diligently pursues such contest; (b) the applicable Borrower Entity establishes adequate reserves with respect to the contested claim to the extent required by the Designated Standard; (c) in the case of any contested claim relating to a Major Project Document, the parties to such Major Project Document continue to perform their respective obligations thereunder during the contest period unless any suspension of performance could not reasonably be expected to (i) adversely impact the ability of the Project to achieve COD by no later than the Threshold COD Date, achieve Project Completion by the Scheduled Project Completion Date, (ii) result in costs or expenses outside of the then-applicable Restart Budget or O&M Budget (unless covered in a Self-Funded Costs Notice), or (iii) otherwise result in a Default or an Event of Default; and (d) such contest: (i) could not reasonably be expected to have a Material Adverse Effect; (ii) does not involve any material risk or danger of any criminal or unindemnified civil liability being incurred by any Secured Party; and (iii) does not involve the risk of foreclosure, sale, forfeiture or loss of, or imposition of a Lien (other than a Permitted Lien) on the Project, the Project Site or any other Collateral or the impairment or delay of the use, operation or maintenance of the Project or the Project Site.

“Permitted Costs” means, with respect to Phase I or Phase II, as applicable, the Project Costs identified in Schedule 2.04(d) (Permitted Costs).

“Permitted Disposition” means:

(a) any transaction permitted under the Transaction Documents, including any Disposition of energy, capacity or related attributes under the PPAs and any sale of PTCs consistent with the Tax Credit Transfer Plan;

(b) any Disposition of Permitted Investments in accordance with the Accounts Agreement;

(c) the Permitted Big Rock Transfer;

(d) any Disposition of any equipment or property of the Borrower that is:

(i) obsolete; or

(ii) no longer used or useful in the operation of the Project;

provided, that in each case under this clause (d): (A) such Dispositions are valued at not more than twenty-five million Dollars ($25,000,000) on an aggregate basis over any rolling twelve (12) month period; (B) the Borrower has received consideration in an amount equal to the value that would have been obtained in an arm’s length transaction with an unaffiliated third party (unless such assets have only scrap value); and (C) the proceeds thereof are applied in accordance with Section 3.05(c)(i)(I) (Mandatory Prepayments – Subsequent License Renewal);

(e) any Disposition of any equipment or property of the Borrower in the Ordinary Course of Business that is replaced by other equipment of reasonably equal value and utility; and

(f) transfer, to an Affiliate of the Borrower, of approximately 20 acres of land at the Project Site for development of a small modular nuclear reactor; provided that such transfer is terms and conditions satisfactory to DOE including at a minimum satisfactory evidence that (x) there will be no adverse impact on the Project in any material respect (including impacts that could arise from litigation related thereto), (y) the Borrower will not be exposed to any material liability as a result of the transfer, and (z) all Liens on the Collateral continue to be First Priority Liens, and provided that, if these conditions are satisfied, DOE’s consent to this transfers will not be unreasonably withheld, conditioned or delayed.

“Permitted Indebtedness” means:

(a) Indebtedness incurred under the Financing Documents;

(b) Indebtedness in respect of amounts due to trade creditors and accrued expenses, in each case arising in the Ordinary Course of Business, to the extent such amounts and expenses are not unpaid more than ninety (90) days past the due date therefor or are being contested in accordance with Permitted Contest Conditions;

(c) Indebtedness comprised of purchase money obligations or leases for discrete items of property and equipment not comprising an integral part of the Project, the amount of which does not exceed the cost of the equipment so financed in an aggregate amount not to exceed ten million Dollars ($10,000,000);

(d) Permitted Leases and any replacements thereof;

(e) Indebtedness in respect of any bankers’ acceptances, letters of credit, warehouse receipts or similar facilities, in each case, incurred in the Ordinary Course of Business;

(f) to the extent constituting Indebtedness, indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course or other cash management services in the Ordinary Course of Business;

(g) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(h) contingent liabilities incurred in the Ordinary Course of Business, including the acquisition or sale of goods, services, supplies or merchandise in the normal course of business, the endorsement of negotiable instruments received in the normal course of business and indemnities provided under any of the Project Documents; and

(i) to the extent constituting Indebtedness, obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, indemnification obligations, obligations to pay insurance premiums, take-or-pay obligations contained in supply agreements and similar obligations incurred in the Ordinary Course of Business.

“Permitted Investments” means any of the following, to the extent owned by the Borrower free and clear of all Liens (other than Liens created under the Security Documents):

(a) direct obligations of the United States (including obligations issued or held in book-entry form on the books of the United States Department of the Treasury) or obligations, the timely payment of principal and interest of which is fully guaranteed by the United States maturing not more than one hundred eighty (180) days from the date of the creation thereof;

(b) obligations, debentures, notes or other evidence of Indebtedness issued or guaranteed by any agency or instrumentality of the United States maturing not more than one hundred eighty (180) days from the date of the creation thereof;

(c) interest-bearing demand or time deposits (including certificates of deposit) that are held in banks with a general obligation rating of not less than “A-” by S&P or the equivalent rating by Moody’s, or if not so rated, secured at all times, in the manner and to the extent provided by law, by Collateral described in clause (a) or (b) of this definition, of a market value of no less than the amount of moneys so invested maturing not more than one hundred eighty (180) days from the date of the creation thereof;

(d) commercial paper rated (on the date of acquisition thereof) at least “A-1” or “P-1” or equivalent by S&P or Moody’s, respectively (or an equivalent rating by another nationally recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating commercial paper), maturing not more than ninety (90) days from the date of creation thereof;

(e) money market funds, so long as such funds are rated “Aaa” by Moody’s and “AAA” by S&P;

(f) any Advances, loans or extensions of credit or any stock, bonds, notes, debentures or other securities as DOE may from time to time approve; and

(g) investment of funds held in the Decommissioning Trusts.

“Permitted Leases” means the Emergency Operating Facility Lease, and any other leases of office space, office equipment or motor vehicles with respect to which the aggregate lease payments do not exceed one million Dollars ($1,000,000) per Fiscal Year.

“Permitted Liens” means:

(a) any Liens securing the Secured Obligations;

(b) Liens for any tax, assessment or other governmental charge that is (i) not yet due or (ii) being diligently contested in accordance with the Permitted Contest Conditions and by appropriate proceedings timely instituted, so long as (A) such proceedings shall not involve any danger of the sale, forfeiture or loss of the Project, (B) such tax, assessment or other governmental charge is not more than thirty (30) days delinquent and (C) a bond, adequate reserves or other security acceptable to DOE has been posted or provided in such manner and amount as to assure DOE that any taxes, assessments or other charges determined to be due will promptly be paid in full when such contest is determined;

(c) Liens in favor of materialmen, workers or repairmen, warehousemen, carriers, contractors, sub-contractors or other like Liens arising in the Ordinary Course of Business or in connection with the restart of the Project, and are either for amounts not yet due or for amounts being diligently contested in accordance with the Permitted Contest Conditions and by appropriate proceedings timely instituted so long as: (i) such proceedings shall not involve any danger of the sale, forfeiture or loss of any part of the Project; (ii) a bond or other security acceptable to DOE has been posted or provided in such manner and amount as to assure DOE that any amounts determined to be due will promptly be paid in full when such contest is determined; and (iii) the aggregate amount of such Liens being contested does not exceed twenty million Dollars ($20,000,000) in the aggregate at any time;

(d)Liens identified in the ALTA survey or in Lender’s title policy insuring the Mortgage;

(e) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Project Site that do not and will not materially impair the development, restart, operation, or use by (or for the benefit of) the Borrower for the Project;

(f) covenants, conditions, restrictions, easements and other similar matters of record as of the Execution Date affecting title to the Project Site, or that are specifically identified in any land purchase agreement to be recorded against the Project Site, which in either case do not and will not materially impair or delay the development, restart, operation, access to or use by (or for the benefit of) the Borrower of the Project Site for the Project;

(g) any other Lien affecting the Project Site the existence of which does not and will not impair or delay in any material respect the development, restart, operation, access to or use by (or for the benefit of) the Borrower of the Project Site for the Project;

(h) Liens (not securing Indebtedness) of depository institutions and securities intermediaries (including rights of set-off or similar rights) with respect to deposit accounts or securities accounts;

(i) Liens securing: (i) judgments for the payment of money that do not constitute an Event of Default; or (ii) appeals and the other surety bonds related thereto;

(j) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business;

(k) Liens securing Permitted Indebtedness described in clause (c) (purchase money obligations) of the definition of Permitted Indebtedness;

(l) For Borrower Parties other than the Borrower, Liens or deposits made in the ordinary course of business to secure payment of worker’s compensation (or to participate in any fund in connection with workers’ compensation), unemployment insurance, old-age pensions or other social security programs; and

(m) Any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this definition, provided that (i) such Indebtedness is not secured by any additional assets and (ii) the amount of such Indebtedness secured by any such Lien is not increased, provided, that notwithstanding the foregoing, Permitted Liens shall not include any Lien on any Equity Interests of the Borrower (other than any Lien in favor of the Secured Parties).

“Permitted Restricted Payments” means:

(a) Restricted Payments made with proceeds of recoveries by the Borrower as a result of successful Cost or Fee Recovery Litigation to the extent of any Project or Big Rock Point expenses covered by such recovery that were funded by means other than Advances (as demonstrated to DOE’s satisfaction at the time the recovery proceeds are received), subject to any other restrictions on the Borrower’s use or distribution of such recoveries under Applicable Law or agreements between the Borrower and any Governmental Authorities (other than the Financing Documents);

(b) following Subsequent License Renewal and receipt by the Borrower of Escrow Funds (under and as defined in each PPA) released pursuant to Section 8.2(a)(iv)(B) of each PPA, release of the amount (if positive) equal to (x) the aggregate total amount so released under the PPAs minus (y) the amount of the Mandatory Prepayment set forth in Section 3.05(c)(i)(I) (Mandatory Prepayments – Subsequent License Renewal) (but disregarding, in the case of this clause (y), the amount (if any) of such Mandatory Prepayment paid with voluntary equity contributions (and not with released Escrow Funds or any other source));

(c) release of funds on deposit in any Reserve Account or from the Base Equity Account upon posting of Acceptable Credit Support in lieu of cash, to the extent that such Reserve Account or Base Equity Account, as applicable, was funded by proceeds other than Advance proceeds;

(d) reimbursement to the Sponsor through the Borrower with First Advance proceeds (which will be advanced only after satisfaction of all conditions precedent in ARTICLE V (Conditions Precedent)) up to an amount equal to the lesser of (x) the total amount of Eligible Project Costs previously incurred and paid prior to the date of the first Advance Request, as evidenced by invoices and other documentation as requested by DOE and payment confirmations satisfactory to DOE, and as verified by the Independent Engineer, and (y) the total amount of Project Costs previously incurred and paid prior to the date of the first Advance Request, as evidenced by invoices and other documentation as requested by DOE and payment confirmations satisfactory to DOE, and as verified by the Independent Engineer, plus (i) the amount on deposit in the Restart Account on the date immediately prior to the date of the first Advance Request, minus (ii) one hundred fifty million Dollars ($150,000,000) (representing the Initial Base Equity Commitment required to be contributed prior to the First Advance Date in accordance with Section 2.01(b) (Base Equity Commitment) of the Sponsor Support Agreement), minus (iii) three hundred million Dollars ($300,000,000) (representing the full amount of Michigan Grant proceeds required to be received by the Borrower prior to the First Advance Date in accordance with Section 5.03(c)(ii) (Base Equity Commitment; Michigan Grant; Adequate Project Funding)), minus (iv) amounts paid or deposited to fund DFS Campaign Costs in accordance with Section 5.01(k) (Affirmative Covenants) of the Sponsor Support Agreement, provided that, if the amount in this clause (y) is less than zero then the First Advance Debt-to-Equity True Up amount is zero; provided further that, in the case of this clause (d), after giving effect to such reimbursement to the Sponsor, the Maximum Debt to Equity Ratio continues to be satisfied and the Borrower shall continue to be in compliance with the Debt Sizing Parameters (the Permitted Restricted Payment described in this clause (d), the “First Advance Debt-to-Equity True Up”);

(e) reimbursement to the Sponsor through the Borrower with final Advance proceeds up to an amount equal to Eligible Project Costs previously paid and not reimbursed by the First Advance Debt-to-Equity True Up, as evidenced by invoices and other documentation as requested by DOE and payment confirmations satisfactory to DOE, and as verified by the Independent Engineer; provided that, in the case of this clause (e), (i) after giving effect to such reimbursement to the Sponsor, the Maximum Debt to Equity Ratio continues to be satisfied and the Borrower shall continue to be in compliance with the Debt Sizing Parameters, and (ii) there are no remaining Project Costs to be paid to achieve Project Completion (the Permitted Restricted Payment described in this clause (e), the “Final Debt-to-Equity True Up”); and

(f) distribution of any funds withdrawn from the Decommissioning Trusts as repayment for Sponsor funds provided to the Borrower to satisfy the DFS Funding Commitment or other costs that are not Project Costs, subject to the compliance with the applicable Decommissioning Trust Agreement and Applicable Law of the NRC related to such costs.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, trust company, unincorporated organization or Governmental Authority.

“Personal Information” means any data or information that is subject to: (a) Data Protection Laws; or (b) any Contractual Obligations, or privacy notices or policies, binding on the Borrower relating to the Processing of any data or information that identifies or can be used to identify an individual, household or device, whether directly or indirectly.

“Phase I” has the meaning given to such term in Section 5.01(ee)(i) (Compliance with NEPA; Environmental Reports).

“Phase II” has the meaning given to such term in Section 5.04(ee) (NEPA).

“Plant” has the meaning given to such term in the preliminary statements.

“PMO” has the meaning given to such term in Section 5.01(vv)(i) (Project Management Organization).

“Post-Petition Interest” means all interest (or entitlement to fees or expenses or other charges) accruing or that would have accrued after the commencement of any Insolvency Proceeding, irrespective of whether a claim for post-filing or petition interest (or entitlement to fees or expenses or other charges) is allowed in any such Insolvency Proceeding.

“PPA Escrow Accounts” means the Escrow Fund under and as defined in each PPA.

“PPAs” means each agreement identified as Power Purchase Agreement on the Major Project Documents Schedule.

“Practice” means to practice Intellectual Property in any way, including to use, reproduce, distribute, modify, improve, make, display, perform, create derivative works of, access and utilize.

“Prepayment Election Notice” means a notification meeting the requirements of a “Prepayment Election Notice” under and as defined in the FFB Notes and otherwise in form and substance satisfactory to DOE and FFB.

“Prepayment Price” has the meaning given to such term in the FFB Notes.

“Principal Persons” means any executive officer, director, or other Person with primary management or supervisory responsibilities with respect to any Borrower Entity or other Major Project Participant.

“Process” means any operation or set of operations that are performed on data or on sets of data, whether or not by automated means, including creation, receipt, maintenance, access, acquisition, use, disclosure, transmission, storage, retention, processing, destruction, modification or transfer (including cross-border transfer), and the words “Processing” and similar constructions shall have corresponding meanings.

“Program Requirements” means all of the following:

(a) Title XVII;

(b) the Applicable Regulations;

(c) and all other applicable laws and regulations.

“Prohibited Jurisdiction” means any country, territory or jurisdiction that:

(a) at any time, is itself the target of comprehensive country-wide or territory-wide Sanctions (including, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the region called Donetsk People’s Republic, and the region called Luhansk People’s Republic), including any general export, import, financial or investment embargo under Sanctions;

(b) has been designated by the Secretary of Treasury under Section 311 or 312 of the Patriot Act, as warranting special measures due to money laundering concerns; or

(c) has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization of which the U.S. is a member, such as the Financial Action Task Force on Money Laundering, and with which designation the U.S. representative to the group or organization continues to concur.

“Prohibited Person” means any Person:

(a) named, identified, or described on the list of “Specially Designated Nationals and Blocked Persons” (Appendix A to 31 CFR chapter V) as published by OFAC at its official website, https://sanctionssearch.ofac.treas.gov/, or at any replacement website or other replacement official publication of such list;

(b) named, identified or described on any other blocked persons list, denied persons list, designated nationals list, entity list, debarred party list, unverified list, sanctions list or other list of designated individuals or entities with whom transactions by U.S. persons or otherwise involving the U.S. are in any way prohibited or restricted, published or maintained by any agency or instrumentality of the United States, including lists published or maintained by OFAC, the U.S. Department of Commerce, and the U.S. Department of State;

(c) organized, resident, domiciled, or located in a Prohibited Jurisdiction;

(d) that is or constitutes the government of, or any Person owned or Controlled by the government of, a Prohibited Jurisdiction;

(e) of which fifty percent (50%) or more is owned or Controlled by, or acting for or on behalf of, any persons described in clauses (a) to (d);

(f) owned or Controlled by, or acting on behalf of, any Person that is the subject or target of any Sanctions;

(g) that is otherwise the subject or target of Sanctions;

(h) that is debarred, suspended, proposed for debarment with a final determination still pending or declared ineligible or voluntarily excluded (as such terms are defined in any of the Debarment Regulations) from contracting with the U.S. government, any U.S. department or agency or instrumentality thereof or otherwise participating in procurement or non-procurement transactions with any U.S. government or any department or agency or instrumentality thereof, including pursuant to any of the Debarment Regulations;

(i) that has been indicted, convicted or has had a Governmental Judgment rendered against it for any of the offenses listed in any of the Debarment Regulations;

(j) that is subject to a “statutory disqualification”, as defined in Section 3(a)(39) of the Securities Exchange Act of 1934, as amended; or

(k) whose direct or indirect owners of ten percent (10%) or more of its Equity Interests, by value or vote, include any Prohibited Person listed above.

“Project” has the meaning given in the Recitals.

“Project Accounts” has the meaning given to such term in the Accounts Agreement, which, for avoidance of doubt, shall not include the NRC Operating Accounts.

“Project Budgets and Plans” means each of the Restart Budget, the O&M Budget, the Operating Plan, the Major Maintenance Plan, the Project Milestone Schedule, the Summary Project Milestone Schedule – Working Plan and the Project Execution Plan, each as then in effect.

“Project Completion” means the satisfaction of each of the conditions precedent set forth in Part III of Schedule 5.03 (Technical Definitions), as determined by DOE in its sole discretion.

“Project Completion Date” means the date on which Project Completion occurs as confirmed by DOE.

“Project Completion Long-stop Date” means June 15, 2029.

“Project Costs” means all costs incurred or are expected to be incurred in connection with restarting the Project through the Project Completion Date, including:

(a) amounts payable under the Restart Contracts;

(b) interest, fees and expenses payable under the Financing Documents prior to the end of the applicable Availability Period;

(c) costs to acquire title or use rights to the Project Site, necessary easements and other Real Property interests;

(d) costs and expenses of legal, engineering, accounting, restart management and other advisors or Secured Party Advisors incurred in connection with the Project;

(e) fees, commissions and expenses payable to the Secured Parties in connection with the Project;

(f) development and procurement costs to the extent permitted to be paid under the Financing Documents;

(g) insurance premiums for Required Insurance obtained prior to the COD Date;

(h) the Borrower’s labor costs and general and administrative costs prior to the Project Completion Date;

(i) costs incurred under the Project Documents and in the Base Case Financial Model;

(j) initial funding of Reserve Accounts in accordance with the Accounts Agreement; and

(k) such other costs or expenses approved by DOE, including those related to testing and commissioning of the Project,

but excluding all O&M Expenses (regardless of when incurred) and any Capital Expenditures incurred more than one hundred twenty (120) days after the COD Date and, for the avoidance of doubt, any costs associated with Big Rock Point.

“Project Document” means each agreement necessary or appropriate for the Project, including:

(a) each Major Project Document;

(b) each Restart Contract;

(c) each Additional Project Document; and

(d) any material support instrument provided in connection with any of the preceding.

“Project Execution Plan” has the meaning provided in Section 5.01(rr) (Project Execution Plan), as updated, amended or supplemented from time to time pursuant to the terms hereof.

“Project IP” means all Intellectual Property that at any relevant time is: (a) used in, material or necessary for the development, design, engineering, procurement, restart, commissioning, ownership, operation or maintenance of the Project; (b) necessary to complete the activities designated to be completed to achieve Project Completion; or (c) necessary to exercise the Borrower’s rights and perform its obligations under the Major Project Documents, as applicable, at the relevant time, but excluding any Software that: (i) has not been modified or customized for the Borrower; (ii) is readily commercially available; and (iii) is licensed under standard terms and conditions.

“Project IP Agreement” means each agreement granting or document evidencing the Borrower’s exclusive ownership of or rights to use all Project IP (including assignment agreements) or rights to use Project IP.

“Project Milestone” has the meaning given to such term in the Summary Project Milestone Schedule – Working Plan or, as it pertains to Section 10.01(l) (Restart and Operation), the meaning given to such term in the Summary Project Milestone Schedule – Threshold Plan.

“Project Milestone Schedule” means the level 2 project schedule as updated from time to time and included in the Monthly Restart Progress Report.

“Project Operating License” means Facility Operating License No. DPR-20, issued by NRC for Palisades Nuclear Plant.

“Project Participant” means any party to any Project Document or any party to a Financing Document other than the Secured Parties.

“Project Site” means the Real Property on which the Project is or is intended to be situated, as further described in Schedule 6.15 (Project Site), as the same may be updated pursuant to Section 6.15(c) (Project Site).

“Projected Covenant Coverage Ratio” means (x) the sum of (1) Cash Flow Available for Debt Service for the twelve (12) months following the Calculation Date and (2) the Debt Service Reserve Account balance as of the Calculation Date, divided by (y) Debt Service for the twelve (12) months following the Calculation Date, in each case based on amounts projected in the Base Case Financial Model, as adjusted for actual interest rates and any factors known as of the date of determination as agreed between the Borrower and DOE.

“Projected Debt Service Coverage Ratio” means, as of any date of determination, the ratio of: (a) Cash Flow Available for Debt Service for the next succeeding twelve (12) month period to (b) aggregate Debt Service scheduled for such period, in each case based on amounts projected in the Base Case Financial Model, as adjusted for actual interest rates and any factors known as of the date of determination as agreed between the Borrower and DOE.

“Property” means any present or future right or interest in, to or under any assets, equipment, facilities, contracts, leaseholds, business, receivables, revenues, accounts, or other property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible (including Intellectual Property).

“Prudent Industry Practice” means those practices, methods, equipment, specifications, and standards of safety and performance, as are commonly accepted in the nuclear power industry as good, safe, prudent and commercial practices in connection with the design, restart, operation, maintenance, repair and use of the Project.

“PTC” means production tax credits for which the Project qualifies under Section 45Y of the Code.

“PTC Proceeds Period” means the period of time when the Borrower is projected to receive payments for the transfer of PTCs, in a manner consistent with the Tax Credit Transfer Plan.

“PTC Sales Undertaking Agreement” means the PTC Sales Undertaking Agreement, entered into by and among Holtec Power, Inc., the Borrower, the Collateral Agent and DOE on or about the date hereof.

“Punch List Items” means items listed on the restart punch list that are certified in writing by the Borrower and agreed by DOE (in consultation with the Independent Engineer).

“Qualified Investment Fund” means an investment fund in relation to which:

(a) such fund and each of its Fund Parties have provided all requested documentation and other information related to, and has otherwise satisfied, the “know your customer” due diligence requirements of each Secured Party pursuant to its policies; and

(b) the relevant Fund Parties have certified in writing, to the satisfaction of DOE, that:

(i) due diligence on the fund’s limited partners, members, or shareholders has been performed in accordance with the fund’s anti-money laundering and “know your customer” policies that are consistent with applicable legislation, regulations, or industry guidelines;

(ii) the Fund Parties have developed and will maintain due diligence policies and procedures for prospective members or shareholders in accordance with the fund’s anti-money laundering and “know your customer” policies that are consistent with applicable legislation, regulations, or industry guidelines;

(iii) the Fund Parties being reviewed is not a Prohibited Person; and

(iv) no ultimate beneficial owner in such Fund Party, together with its Controlled Affiliates, owns in the aggregate ten percent (10%) or more of the direct or indirect equity interests in the Borrower.

“Qualified Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is intended to be tax-qualified under Section 401(a) of the Code and which is or at any time was maintained or sponsored by any Borrower Entity or ERISA Affiliate or to which any Borrower Entity or ERISA Affiliate has ever made, or been obligated to make, contributions or with respect to which any Borrower Entity or ERISA Affiliate has incurred or is likely to incur any liability or obligation.

“Qualified Public Company Shareholder” means each Person that holds, directly or indirectly, shares in a company, which shares are not restricted or closely held, but are freely available to the public for trading on any national securities exchange approved by or registered with the competent securities regulator of the relevant country.

“Quarterly Certificate” has the meaning given to such term in Section 8.02(b) (Quarterly Certificate).

“Quarterly Reporting Date” has the meaning given to such term in Section 8.02(b) (Quarterly Certificate).

“Real Property” means, with respect to any Person, all right, title and interest of such Person in and to any and all parcels of real property owned, leased or encumbered by such Person, together with all improvements and appurtenant fixtures, equipment, easements and other property and rights incidental to the ownership, lease or operation thereof, including the Project Site.

“Real Property Document” means each of:

(a) the Emergency Operating Facility Lease; and

(b) each other document evidencing the Borrower’s ownership leasehold interest or other right and entitlement to use Real Property.

“Refueling Outage Escrow Account” has the meaning provided in the Accounts Agreement.

“Reimbursement Amounts” has the meaning given to such term in Section 4.01(c)(i) (Reimbursement and Other Payment Obligations).

“Reimbursement Obligation” means the obligation of the Borrower to reimburse DOE pursuant to Article IV (Payment Obligations; Reimbursement).

“Release” means, with respect to Hazardous Substances, any disposing, discharging, injecting, spilling, leaking, leaching, dumping, pumping, pouring, emitting, escaping, emptying, seeping, placing, or migrating into, through or upon the natural or human-made environment (including any land, water or air and the abandonment or discarding of barrels, containers, and other closed receptacles containing Hazardous Substances), and “Released” shall have a corresponding meaning.

“Release Date” means the date on which all of the Secured Obligations (other than inchoate indemnity obligations) have been paid in full and the Guaranteed Loan Commitment Amount has been reduced to zero Dollars ($0).

“Requested Advance Date” means, for any Advance Request, the date requested by the Borrower for FFB to make an Advance under the FFB Notes.

“Required Approvals” means all Governmental Approvals and other consents and approvals of third parties necessary or required under Applicable Law or any Contractual Obligation for:

(a) the due execution, delivery recordation, filing or performance by any Borrower Entity or Major Project Participant of any Transaction Document to which such Person is a party and in the case of the Borrower, any FFB Document, in each case, to which it is, or is intended to be, a party;

(b) the issuance of the FFB Notes and the borrowings under the FFB Documents, the use of the proceeds thereof and the Reimbursement Obligations;

(c) the grant of all Liens granted pursuant to the Security Documents;

(d) the perfection or maintenance of all Liens created under the Security Documents (including the First Priority nature thereof);

(e) the exercise by any Secured Party of its rights under any of the Financing Documents or the remedies in respect of the Collateral pursuant to the Security Documents;

(f) the development, restart, operation or maintenance of the Project; or

(g) the Borrower’s ownership of the Project.

“Required Approvals Schedule” means Schedule 6.07 (Required Approvals Schedule), as updated or otherwise supplemented pursuant to Section 6.07 (Required Approvals) and approved in writing by DOE, setting out in Part A all Required Approvals, including NRC Required Approvals, required for the ownership, commencement, development and restart of the Project that have been obtained prior to the Execution Date; and (B) setting out in Part B a schedule of obtaining all Required Approvals not yet received as of the Execution Date.

“Required Insurance” means each of the contracts of insurance taken out or maintained (or required to be taken out or maintained) by each Borrower Party in accordance with Schedule 7.03 (Required Insurance).

“Reserve Accounts” has the meaning given to such term in the Accounts Agreement.

“Responsible Officer” means:

(a) with respect to any Person:

(i) that is a corporation, the chairman, chief executive officer, president, vice president, assistant vice president, treasurer, assistant treasurer, any Person holding equivalent positions in such corporations, or any other Financial Officer of such Person;

(ii) that is a partnership, each general partner of such Person or the chairman, chief executive officer, president, vice president, assistant vice president, treasurer, assistant treasurer, any Person holding equivalent positions in such corporations, or any other Financial Officer of a general partner of such Person; or

(iii) that is a limited liability company, the manager, managing partner or duly appointed officer of such Person, the individuals authorized to represent such Person pursuant to the Organizational Documents of such Person, or the chairman, chief executive officer, president, vice president, assistant vice president, treasurer, assistant treasurer, or any Person holding equivalent positions in such corporations, or any other Financial Officer of the manager or managing member of such Person; and

(b) with respect to any Borrower Entity, only those individuals holding any of the foregoing positions whose names appear on the relevant certificate of incumbency delivered pursuant to Section 5.01(h) (Closing Certificates), in each case, as such certificate of incumbency may be amended from time to time to identify the individuals then holding such offices and the capacity in which they are acting.

“Restart Account” has the meaning given to such term in the Accounts Agreement.

“Restart Budget” means the budget for the costs to complete the restart of the Plant from inception to Project Completion in the form of Exhibit F (Form of Restart Budget), as updated, amended or supplemented from time to time pursuant to the terms hereof that (a) sets forth, on a monthly basis (or, for any period where the only budgeted expense is capitalized interest, quarterly basis) in an acceptable level of detail in DOE’s determination, all actual and projected Project Costs necessary to design, develop, and restart the Project through Project Completion (including the amount of any Project Costs paid through the date of such Restart Budget); (b) shows actual and projected sources of funds to pay Project Costs on a monthly basis (or, for any period where the only budgeted expense is capitalized interest, quarterly basis); and (c) specifies on a line item and aggregate basis for all Project Costs, (i) the portions of any Project Costs that constitute Eligible Project Costs under each of Phase I and Phase II; (ii) the portion of Project Costs that are Permitted Costs under each of Phase I and Phase II; and (iii) the amount of any Budgeted Contingency.

“Restart Contract” means, each of:

(a) the agreements identified as Restart Contracts in the certificate delivered by the Borrower pursuant to Section 5.01(d)(iv) (Transaction Documents), and any additional agreements identified as Restart Contracts in a Monthly Restart Progress Report;

(b) any other contracts, agreements and other documents, including all material sub- contracts and all related guarantees or other credit support instruments, necessary or appropriate for the restart of the Project;

(c) to the extent applicable, one or more restart interface contracts executed by material contractors governing the interface of restart activities on the Project Site and corresponding risk/liability allocation; and

(d) any other document designated as a Restart Contract by the Borrower and DOE.

“Restricted Payment” means any action by the Borrower to (i) reduce its Share Capital (other than as required by the Designated Standards); (ii) declare, make or authorize any dividend or any other payment or distribution of cash or property to any Equity Owner, any other Borrower Entity or any Affiliate of any of the foregoing, on account of any Equity Interests of the Borrower; (iii) redeem, retire, purchase or otherwise acquire any of the Equity Interests of any Borrower Party; (iv) make any payment with respect to principal or interest on or purchase, redeem, retire or defease any Indebtedness owed to or for the benefit of any Affiliate of the Borrower; (v) make any other payment (including with respect to any development, management or operation fee) to any Affiliate of the Borrower except for payments pursuant to any Major Project Document existing on the Execution Date or entered into with the consent of DOE in accordance with the terms of this Agreement; or (vi) set aside any funds for any of the foregoing (other than by way of collection or deposit in the Restricted Payment Suspense Account).

“Restricted Payment Account” has the meaning provided in the Accounts Agreement.

“Restricted Payment Conditions” has the meaning given to such term in Section 9.04(a) (Restricted Payments).

“Restricted Payment Suspense Account” has the meaning provided in the Accounts Agreement.

“Revenue Account” has the meaning given to such term in the Accounts Agreement.

“Safety Audit” means a safety audit of the Project in a manner satisfactory to DOE that focuses on compliance with the regulations implementing the Occupational Safety and Health Act, and addresses the following general occupational safety and health compliance items: management commitment and employee involvement; worksite analysis; hazard prevention and control; training for employees, supervisors, and managers; incident reporting and information posting.

“Safety Report” means a written report, in form satisfactory to DOE, addressing the most recent Safety Audit.

“SAM” means the System for Award Management electronic database administered by the United States General Services Administration, found at www.sam.gov.

“Sanctions” means (a) any economic, financial, and trade sanctions laws and export controls, Applicable Laws, regulations, embargoes or restrictive measures administered or enforced by the United States government, including OFAC, the U.S. Department of State, and the U.S. Department of Commerce; (b) any U.S. Executive Orders imposing economic or financial sanctions on any individuals, entities, countries or regimes; and (c) any multilateral economic or trade sanctions in which the United States participates.

“Scheduled COD Date” means, as of the Execution Date, any day in the month of October 2025, or after the Execution Date such later date as approved by DOE in writing in connection with approving a change in the date identified as the “Commercial Operations Date” in the Base Case Financial Model and corresponding changes in the Restart Budget and the Project Execution Plan.

“Scheduled Project Completion Date” means January 15, 2029.

“Secretary of Energy” means as of any date, the then-current secretary of the U.S. Department of Energy or, in their absence, the person discharging their duties or exercising their prerogatives in accordance with applicable law.

“Secretary of Labor” means as of any date, the then-current secretary of the U.S. Department of Labor or, in their absence, the person discharging their duties or exercising their prerogatives in accordance with applicable law.

“Secretary of Treasury” means as of any date, the then-current secretary of the U.S. Department of Treasury or, in their absence, the person discharging their duties or exercising their prerogatives in accordance with applicable law.

“Secured Obligations” means, at any time, all FFB Note Obligations and all other amounts owed to DOE or any other Secured Party under the Financing Documents, including accrued interest thereon, fees, Secured Party Expenses, penalties and indemnity obligations.

“Secured Parties’ License” means the right for the Secured Parties to use, on equivalent terms to those granted to the Borrower, for no additional consideration, the Borrower’s rights in and to Project IP under a Project IP Agreement (effective as of the Execution Date or, if acquired later, upon such acquisition date, but enforceable: (a) during the continuance of an Event of Default; (b) upon an enforcement and transfer of ownership in the Borrower; or (c) upon any bankruptcy or insolvency action involving the Borrower).

“Secured Party” means each of:

(a) DOE;

(b) FFB;

(c) the Agents; and

(d) any other holder of any Secured Obligations outstanding at any time.

“Secured Party Advisor” means each of:

(a) the Independent Engineer;

(b) the Insurance Consultant;

(c) the Market Consultant;

(d) the Environmental Consultant;

(e) the Financial Advisor;

(f) Norton Rose Fulbright US LLP, as New York legal counsel to DOE;

(g) Nukelaw, LLC, as special nuclear regulatory legal counsel to DOE; and

(h) each other advisor, legal counsel or consultant retained by DOE from time to time in connection with the Guaranteed Loan, the Project or the Transaction Documents.

“Secured Party Expenses” means any out-of-pocket costs, expenses and other amounts paid or incurred by or on behalf of any Secured Party from time to time in connection with or otherwise related to this Agreement, the Transaction Documents and the transactions contemplated hereunder and thereunder, including any of the following:

(a) recordation and other costs, fees and charges in connection with the execution, delivery, filing, registration, or performance of the Transaction Documents or the perfection of the security interests in the Collateral;

(b) fees, charges, and expenses of any Secured Party Advisors;

(c) commissions, charges, costs and expenses for the conversion of currencies;

(d) other fees, charges, expenses and other amounts from time to time due to any Secured Party under or in connection with the Financing Documents;

(e) fees and expense of the legal counsel, consultants and advisors of any Secured Party with respect to any of the foregoing; and

(f) DOE Extraordinary Expenses.

“Security Document” means each of:

(a) the Accounts Agreement;

(b) the Borrower Security Agreement;

(c) the OpCo Security Agreement;

(d) until the transfer of operational authority under the Project Operating License to OpCo, the HDI Security Agreement;

(e) the Borrower Equity Pledge Agreement;

(f) the OpCo Equity Pledge Agreement;

(g) each Direct Agreement;

(h) any IP Security Agreement;

(i) the Mortgage;

(j) PTC Sales Undertaking Agreement;

(k) all subordination, attornment and non-disturbance agreements with landlords and sub-landlords;

(l) each other security document, agreement or instrument hereafter delivered to any Secured Party from time to time granting, or purporting to grant, a Lien on any property, rights and assets of any Person to secure any of the Secured Obligations; and

(m) such other documents, certificates, filings and instruments that may be required by the Secured Parties in connection with the foregoing.

“Self-Funded Costs Notice” means either a certificate of a Responsible Officer of the Borrower or an update included in any monthly certificate delivered pursuant to Section 8.02(d)(iii) (Monthly Certificate), providing, as applicable, the requisite details and certifications set out in Section 7.04(h) (Event of Loss), Section 7.27(d) (O&M Budget), Section 9.01(d)(ii) (Commissions), or paragraph (c) of the definition of Permitted Capital Expenditures.

“Sensitive Information” means: (a) any information that is subject to Data Protection Laws; (b) any Trade Secrets or other information in which the Borrower Entities have confidential Intellectual Property rights (including any relevant Project IP owned by the Borrower Entities); and (c) any information with respect to which the Borrower Entities have contractual non-disclosure obligations.

“Share Capital” means shall mean, with respect to any Person, any and all shares, interests, quotas, participations or ownership or partnership interests or rights in or other equivalents of or in (however designated, whether voting or non-voting, ordinary or preferred) the equity or capital of such Person, now or hereafter outstanding, and any and all rights, warrants or options exchangeable for or convertible into any thereof.

“Similar Law Plan” has the meaning given to such term in Section 6.27(h) (ERISA).

“Software” means any and all: (a) computer programs and software implementations of algorithms, models and methodologies, in each case, whether in Source Code, object code or any other form; (b) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, firmware, development tools, configurations, interfaces, platforms and applications; (c) data, databases and compilations; and (d) documentation supporting or related to any of the foregoing (including training materials). Software shall include “software” as such term is defined in the UCC and computer programs that may be construed as included in the definition of “goods” in the UCC, including any licensed rights to Software, and all media that may contain Software or recorded data of any kind.

“Source Code” means, with respect to any Software, the human-readable form of such Software.

“Sponsor” means Holtec International, a Delaware corporation.

“Sponsor Debt Guarantee” has the meaning provided in the Sponsor Support Agreement.

“Sponsor Support Agreement” means the Sponsor Support Agreement, dated as of the date hereof, between the Sponsor, Borrower and DOE.

“Standard & Poor’s” or “S&P” means S&P Global Ratings, a division of S&P Global Inc.

“Subsequent License Renewal” means the second renewal by the NRC of the Project Operating License in accordance with 10 CFR Part 54.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with the Designated Standard as of such date, as well as any other corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Substantial Completion” means the satisfaction of each of the conditions precedent set forth in Part III of Schedule 5.03 (Technical Definitions), as determined by DOE in its sole discretion.

“Substantial Completion Date” means the date on which Substantial Completion occurs as confirmed by DOE.

“Summary Project Milestone Schedule – Working Plan” means Schedule 6.16-A (Summary Project Milestone Schedule – Working Plan), as updated from time to time and delivered pursuant to Section 8.02(d)(i) (Monthly Certificate).

“Summary Project Milestone Schedule – Threshold Plan” means Schedule 6.16-B (Summary Project Milestone Schedule – Threshold Plan).

“Supplemental Base Equity Commitment” has the meaning provided in the Sponsor Support Agreement.

“Supplemental Loan Amount” means three hundred fifty-one million, three hundred forty-eight thousand, four hundred four Dollars ($351,348,404).

“Target Balance Amount” has the meaning given to such term in Schedule 3.05 (Target Balance Schedule).

“Tax Certificate” has the meaning given to such term in Section 5.01(h)(ii) (Closing Certificates).

“Tax Credit Transfer Plan” means the plan so identified and attached to the PTC Sales Undertaking Agreement.

“Taxes” means all taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, penalties or additions thereto imposed in respect thereof.

“Term Sheet” means the Summary Terms and Conditions for Loan Guarantee under U.S. Department of Title XVII Loan Program, dated March 4, 2024.

“Threshold COD Date” means the date for COD in the Summary Project Milestone Schedule – Threshold Plan (or such other date approved in writing by DOE).

“Threshold Event of Loss” has the meaning given to such term in Section 7.04(a)(ii) (Event of Loss).

“Title XVII” has the meaning given to such term in the preliminary statements.

“Trade Secrets” has the meaning given to such term in the definition of “Intellectual Property”.

“Trademarks” means any and all: (a) trademarks, trade names, business names, trade styles, service marks, trade dress, designs, fictitious business names, logos and other source or business identifiers (in each case, whether registered or unregistered); (b) registrations and applications for registration in the United States Patent and Trademark Office or any similar offices in any State of the United States or any political subdivision thereof or any other jurisdiction, and recordations renewals and extensions thereof; and (c) other Trademarks as defined in the IP Security Agreement (if applicable), and in each case, together with all goodwill associated therewith and any other Trademarks as defined in the IP Security Agreement.

“Transaction Document” means each Financing Document and each Major Project Document.

“Transfer” means, with respect to any Equity Interest, any direct or indirect issuance, sale, assignment, exchange, conveyance or other transfer thereof, whether by agreement, operation of law or otherwise (and the verb “Transfer” and the nouns “Transferor” and “Transferee” shall be construed accordingly).

“Transmission Code” means the code delivered by DOE to each of the Authorized Transmitters of the Borrower.

“Transmission Provider” means the Midcontinent Independent System Operator, Inc. or any successor entity performing similar functions.

“UCC” means the Uniform Commercial Code as adopted and in effect in the State of New York.

“Unfunded Pension Liabilities” means the excess of an Employee Benefit Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that plan’s assets, determined in accordance with the assumptions used for funding the Employee Benefit Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.